As filed with the Securities and Exchange Commission on December 15, 2006.

Registration No. 333-138178

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDALEX HOLDINGS FINANCE, INC.*

(Exact name of registrant as specified in its charter)

Delaware	3350	20-4065041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
75 Tri-State International, Suite 450 Lincolnshire, IL 60069 Telephone: (847) 810-3000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Timothy R.J. Stubbs President and Chief Executive Officer Indalex Holdings Finance, Inc. 75 Tri-State International, Suite 450 Lincolnshire, IL 60069 Telephone: (847) 810-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe
Carol Anne Huff
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

*       The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Indalex Holding Corp.	3350	Delaware	20-4064833
Indalex Inc.	3350	Delaware	94-3157362
Caradon Lebanon Inc.	3350	Tennessee	62-0681208
Dolton Aluminum Company, Inc.	3350	Wisconsin	36-3332781

*                    The address for each of the Additional Registrants is c/o Indalex Holdings Finance, Inc., 75 Tri-State International, Suite 450, Lincolnshire, IL 60069.

The name, address, including zip code, of the agent for service for each of the Additional Registrants is Timothy R.J. Stubbs, President and Chief Executive Officer of Indalex Holdings Finance, Inc., 75 Tri-State International, Suite 450, Lincolnshire, IL 60069, telephone: (847) 810-3000.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

INDALEX HOLDING CORP.

a direct subsidiary of

INDALEX HOLDINGS FINANCE, INC.

Exchange Offer for
$270,000,000
11 1/2% Second-Priority Senior Secured Notes due 2014, Series B

and the guarantees thereof

We are offering to exchange:

up to $270,000,000 of our new 11 1/2% Second-Priority Senior Secured Notes due 2014, Series B
and the guarantees thereof
for
a like amount of our outstanding 11 1/2% Second-Priority Senior Secured Notes due 2014
and the guarantees thereof.

Material Terms of Exchange Offer

•   The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933 and the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•   The exchange notes will be wholly and unconditionally guaranteed on a joint and several basis by Indalex Holdings Finance, Inc., our parent company, and by each of our domestic subsidiaries on a senior basis.

•   The exchange notes and related guarantees will be senior obligations secured by second-priority liens on substantially all of the assets directly owned by the Issuer and the guarantors to the extent such assets secure the borrowings under our revolving credit facility and by a second-priority pledge of 100% of the Issuer’s and its domestic subsidiaries’ capital stock and 65% of the capital stock of our foreign subsidiaries directly owned by the Issuer or any guarantor, limited to the extent that the market value or book value of the capital stock of each such entity that is pledged has a value equal to or greater than 20% of the aggregate principal amount of the notes.

•   There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•   You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•   Based upon interpretations by the Staff of the SEC, we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•   The exchange offer expires at 5:00 p.m., New York City time, on                        , 2007, unless extended.

•   The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•   The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•   We will not receive any proceeds from the exchange offer.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 20 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    , 2006

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                  , 2007, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

This prospectus incorporates business and financial information about Indalex that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: Indalex Holdings Finance, Inc., 75 Tri-State International, Suite 450, Lincolnshire, IL 60069; Attention: Chief Financial Officer (telephone (847) 810-3000).

Industry and Market Data

An alloy is a material made up of two or more metals. Aluminum alloy used for extrusion contains aluminum and small amounts of other elements which are added to enhance the natural properties of aluminum with certain specific characteristics. The different types of aluminum alloy are characterized using a four-digit system. Aluminum alloy in the 1000 series, which has no other elements, aluminum alloy in the 3000 series, which is typically alloyed with manganese, and aluminum alloy in the 6000 series, which is typically alloyed with magnesium and silicon, are referred to as “soft alloy.” Soft alloy is heat treatable and has a good strength to weight ratio and corrosion resistance. Aluminum alloy in the 2000 and 7000 series, which is typically alloyed with copper and zinc, respectively, is referred to as “hard alloy.” Hard alloy

i

is heat treatable and has very high strength characteristics. Hard alloy aluminum extrusions are commonly used in the aerospace industry. All of our extrusions are soft alloy extrusions and all references in this prospectus to aluminum extrusions are to soft alloy aluminum extrusions only.

Unless otherwise indicated, information contained in this prospectus concerning the aluminum extrusion industry and its end-user markets and segments and our market position within them are based on management estimates. These estimates are derived from publicly available information released by third-party sources, including our competitors’ reports filed with the Commission, as well as data from our own internal research and assumptions we have made based on that data and our knowledge of the aluminum extrusion industry and its end-user markets and segments, which we believe to be reasonable. References to the “Aluminum Association” are to The Aluminum Association, an industry trade association for producers of primary aluminum, recyclers and producers of rolling, casting and extrusion products, as well as suppliers, and references to data compiled by the Aluminum Association are to data included in the “Aluminum Statistical Review for 2005” report dated October 2006 and other data compiled by the Aluminum Association. References to data compiled by the “Aluminum Extruders Council”, an international trade association that promotes the use of aluminum extrusion products, are to data  included in the “Shapemakers 2006 Buyers’ Guide.” None of the independent industry publications was prepared on our or our affiliates’ behalf and the Aluminum Association and the Aluminum Extruders Council have not consented to the inclusion of any data from its reports, nor have we sought their consent. Our internal research and other sources have not been verified by any independent source, and we have not independently verified any third-party information. Estimates of historical growth rates in the markets in which we operate are not necessarily indicative of future growth rates in those markets. While we are not aware of any misstatements regarding the industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

References to an “independent” aluminum extruder refer to an aluminum extruder that does not have an aluminum smelting operation; references to the “aluminum extrusion market” refer to the soft alloy aluminum extrusion market and not to the hard alloy aluminum extrusion market; and references to “United States and Canada” refer to the United States market and the Canada market collectively and not individually, unless the context otherwise requires.

ii

Summary

This summary highlights material information about our business and about participating in the exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this entire prospectus, including the section entitled “Risk Factors” and the combined financial statements and related notes. In this prospectus, references to “Indalex,” “we,” “us,” and “our” are to Indalex Holdings Finance, Inc. and its subsidiaries, references to “Holdings” are to Indalex Holdings Finance, Inc., exclusive of its subsidiaries, and references to the “Issuer” are to Indalex Holding Corp., exclusive of its subsidiaries. Pro forma data in this prospectus give pro forma effect to the Honeywell Acquisition and the Transactions, as defined below, as if they had occurred at the beginning of the periods presented for statement of income (loss) purposes. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Our Company

We are the second largest aluminum extruder, and the largest independent aluminum extruder, in the United States and Canada, based on shipment volume data compiled by the Aluminum Association, the Aluminum Extruders Council and management estimates. As an independent aluminum extruder, we are not involved in aluminum mining, refining or smelting. In 2005, approximately 94% of our products were customized, made-to-order aluminum extrusions for use in a wide array of end-user markets. In addition to aluminum extrusion, we also offer a broad range of services, including fabrication, painting and anodizing. For the year ended December 31, 2005, our net sales and income from operations were $1,021.4 million and $11.1 million, respectively, and our net income was $24.0 million. For the nine months ended October 1, 2006, our net sales and income from operations were $990.0 million and $11.6 million, respectively, and our net loss was $11.4 million.

We serve over 3,500 customers, including a broad spectrum of national, regional and local accounts, with our largest customer accounting for approximately 6% of our net sales in 2005 and approximately 6% of our net sales in the nine months ended October 1, 2006. We offer a wide range of products that are sold into a wide array of end-user markets, none of which represented more than 31% of our shipment volume in the nine months ended October 1, 2006. The following chart identifies the percentage of our shipment volume and the principal products sold in each of the end-user markets we serve.

End-user markets served	Principal products	Percent of Shipment Volume in the nine months ended October 1, 2006	Percent of 2005 Shipment Volume
Transportation (exclusive of automotive)	Components used in truck trailers, trucks and recreational vehicles	30%	30%
Residential building and construction	Components used in windows, doors, sunrooms and skylights	29%	28%
Distribution channel	Products sold in other end-user markets through distributors	14%	14%
Electric and cable	Components used in heat sinks, cable sheathing, electrical fixtures and conduit	6%	7%
Commercial building and construction	Components used in commercial windows, store fronts and railings	6%	7%

End-user markets served	Principal products	Percent of Shipment Volume in the nine months ended October 1, 2006	Percent of 2005 Shipment Volume
Consumer durables	Components used in office furniture, refrigerators and pleasure boats	6%	6%
Machinery and equipment	Components used in ladders, scaffolds and industrial equipment such as conveyors	5%	6%
Automotive	Components used in passenger cars and light trucks	2%	2%

At the end of 2005, according to data compiled by the Aluminum Association, the Aluminum Extruders Council and management estimates, we held the number one market position in the residential building and construction end-user market and the number two market position in the transportation (inclusive of automotive) end-user market. The transportation (inclusive of automotive) and the residential building and construction end-user markets each represented approximately 27% and 26%, respectively, of the aluminum extrusion industry’s annual shipment volume in 2005 in the United States and Canada according to data compiled by the Aluminum Association and management estimates. We believe we offer a very attractive value proposition to our customers, and believe we have grown our market share in the U.S. and Canadian aluminum extrusion market, measured by shipment volume, from approximately 13% in 2001 to approximately 15% in 2005 according to data compiled by the Aluminum Association and management estimates.

Aluminum extrusion is the process of shaping aluminum billet into product or component parts by heating it and forcing it to flow through a shaped die at the end of an extrusion press. The principal raw materials in the aluminum extrusion process are aluminum billets and ingot, which represented approximately $596.2 million or 63% of our cost of sales in 2005 and approximately $606.3 million or 66% of our cost of sales in the nine months ended October 1, 2006. We manage the risk of base aluminum price increases through one of four pricing mechanisms and through several hedging programs. The “base aluminum” price consists of two components: the price quoted for primary aluminum ingot on the London Metals Exchange, or the “LME,” and the Midwest Transaction Premium, or the “MWP,” a market price for the cost of aluminum shipping and warehousing. On approximately 90% of our shipment volume, we are insulated from base aluminum price volatility or specifically hedge the cost of base aluminum that is charged to our customers. Our four pricing mechanisms and our estimate of the shipment volume attributable to each are as follows:

•       Approximately 65% of our shipment volume is priced by a formula pricing mechanism based on the prior month’s base aluminum price plus a conversion margin for our services. We use hedge instruments to mitigate our exposure to changes in the base aluminum price for the time period between our purchase of aluminum billet and when we process it for a customer order.

•       For approximately 20% of our shipment volume, we enter into contracts for a specified period to provide customers with a fixed price for the aluminum. We use hedge instruments traded on the LME to specifically hedge our exposure under fixed price contracts.

•       Approximately 5% of our shipment volume is made through tolling arrangements in which customers provide aluminum ingot to us for extrusion and separately pay for our aluminum extrusion and other services.

•       The remaining 10% of our shipment volume is based on a spot price set by us. We review the spot price monthly and adjust the spot price periodically for changes in the base aluminum price.

We operate an extensive network of manufacturing facilities in the United States and Canada, consisting of 15 facilities and two casting facilities with approximately 750 million pounds of annual production capacity. From the beginning of 2000 to the end of 2005, we rationalized our operations, reducing the number of our facilities from 23 to 17. We believe that as a result of these restructuring activities we are well positioned to react to changes in market demand, with sufficient available capacity to benefit from an increase in demand for our products without significantly increasing our fixed operating costs. At the same time, we believe that opportunities exist to further rationalize operations by combining facilities or expanding our outsourcing relationships into other countries with lower production costs as necessary to react to changing market conditions.

Since 2000, we have imported aluminum extrusions from China to take advantage of the lower cost structure of Chinese extruders and to provide additional capacity during periods of peak demand. Through our “Asia Secure” program, we are able to offer our customers security of supply by committing our facilities as a backup producer if the Chinese supply chain were to be disrupted by external factors. We currently import aluminum extrusions from five suppliers in China, although the majority of our imports from China comes from Asia Aluminum Group (“AAG”), a large aluminum extruder operating five production facilities in China, in which we have an approximately 25% ownership interest. We have a non-exclusive supply agreement with AAG that provides for arms-length pricing. We are entitled to receive an annual cash dividend equal to our pro rata share of at least 40% of the net realized profits of AAG. We have agreed not to engage in any competing aluminum extrusion activities in China so long as we have an ownership interest in AAG.

Honeywell acquired our former parent company, Novar plc, on March 31, 2005, which we refer to in this prospectus as the “Honeywell Acquisition.” The Honeywell Acquisition was accounted for under the purchase method of accounting and resulted in a new entity for financial reporting purposes. An affiliate of Sun Capital Partners, Inc. acquired the Indalex entities on February 2, 2006, which we refer to in this prospectus as the “Holdings Acquisition,” and, together with the related financing transactions, the “Transactions.”  The Holdings Acquisition was accounted for under the purchase method of accounting and resulted in a new entity for financial reporting purposes. We refer to the combined results for the Indalex entities prior to the Honeywell Acquisition as “Predecessor 1,” the combined results for the Indalex entities following the Honeywell Acquisition and prior to the Transactions as the “Predecessor 2” and the consolidated results of Indalex Holdings Finance, Inc. after the Transactions as “Successor.”

Our fiscal year consists of a 52-week period ending on the Sunday closest to December 31. The fiscal years presented in this prospectus for 2003, 2004 and 2005 are for the 52-week periods ending December 31, 2003, December 31, 2004 and December 31, 2005, respectively. We refer to our results for the 39 weeks ended October 2, 2005 and October 1, 2006 as the “nine months ended October 2, 2005” and the “nine months ended October 1, 2006,” respectively.

Corporate Information

Indalex Holding Corp. was incorporated in the State of Delaware on September 12, 2005. Our corporate headquarters is located at 75 Tri-State International, Suite 450, Lincolnshire, IL 60069. Our website is www.indalex.com. Information on our website is not a part of this prospectus and is not incorporated in this prospectus by reference.

Risk Factors

Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before participating in the exchange offer.

The Transactions

On February 2, 2006, the Issuer acquired all of the outstanding capital stock of Indalex Inc. and Indalex Limited, subsidiaries of Honeywell International Inc., for a total purchase price of approximately $419.1 million in cash ($425.0 million less a $5.9 million post-closing working capital adjustment) (the “Holdings Acquisition”). The Issuer is a holding company that is a wholly-owned direct subsidiary of Holdings, which is beneficially owned by affiliates of Sun Capital Partners, Inc., or the “equity sponsor,” and certain other investors and members of our management team, whom we collectively refer to as the “equity investors.”

Concurrently with the closing of the Holdings Acquisition, the following events occurred. We refer to these events, together with the Holdings Acquisition and the use of the financing proceeds as the “Transactions”:

•       certain of the equity investors contributed $111.3 million in cash in the form of an equity investment in Holdings, which was contributed to the Issuer;

•       the Issuer and Indalex Limited entered into a five-year senior first-priority secured asset-based revolving credit facility providing for borrowings of up to $200.0 million, up to $80.0 million of which is available under a Canadian sub-facility (the “revolving credit facility”);

•       the Issuer issued $270.0 million of the outstanding notes, which includes $15.0 million of notes issued to Sun Capital Securities Offshore Fund, Ltd., an affiliate of the equity sponsor (the $15.0 million of notes were subsequently sold to unaffiliated purchasers on July 18, 2006); and

•       the Issuer paid approximately $21.7 million of fees and expenses incurred in connection with the Transactions.

The following table summarizes the sources and uses of funds from the Transactions, including the offering of the outstanding notes.

(Dollars in thousands)

Sources:		Uses:
Revolving credit facility(1)	$68,839	Acquisition consideration(3)	$425,000
Outstanding notes(2)	266,563	Fees and expenses(4)	21,652
Cash equity contribution(3)	111,250
Total sources of funds	$446,652	Total uses of funds	$446,652

(1)   Initial borrowings under the revolving credit facility were $68.8 million, including $28.0 million under the Canadian sub-facility. We had $101.0 million in availability as of October 1, 2006, after deducting $10.4 million of outstanding undrawn letters of credit, which reduce availability. For a description of our borrowing base formula under our revolving credit facility, see “Description of Certain Indebtedness—Borrowing Base.”

(2)   Represents $270.0 million of notes, net of unamortized discount of $3.4 million.

(3)   The aggregate purchase price of $425.0 million was reduced by a post-closing adjustment of approximately $5.9 million based on the extent to which working capital previously estimated to be transferred differed from the actual amount of working capital transferred as of the closing date of the Holdings Acquisition. On June 26, 2006, Honeywell paid us $6.1 million to settle the adjustment. This amount included accrued interest of approximately $0.2 million. On July 18, 2006, we paid 25% of this amount, or $1.5 million, to our stockholders as a dividend, which was permitted under the indenture governing the notes and the agreement governing the revolving credit facility. We used the balance of the working capital adjustment to repay outstanding borrowings under the revolving credit facility (without reducing commitments).

(4)  Fees and expenses related to the Transactions included $5.1 million of legal and accounting fees, $6.3 million of discounts and commissions related to the notes, $4.4 million of underwriting fees in connection with the revolving credit facility, $5.5 million of transaction fees and expenses payable to affiliates of Sun Capital in connection with the Holdings Acquisition and $0.3 million of other fees and expenses. See “Certain Relationships and Related Transactions—Management Services Agreement” and “—Purchase of Notes by Sun Capital Securities Offshore Fund, Ltd.” In addition, we paid $2.4 million in transaction costs after the closing of the Transactions.

Corporate Structure

The Issuer and Holdings are holding companies that conduct substantially all of their operations through Indalex Inc. and Indalex Limited and their respective subsidiaries. The following chart summarizes our corporate structure and principal indebtedness as of October 1, 2006:

Equity Sponsor

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt and other investments in companies that can benefit from its in-house operating professionals and experience.

Sun Capital’s experience in the metals industry is primarily attributable to its prior acquisitions of ALSCO Metals Corporation in May 2003 and Horsehead Corporation in December 2003. ALSCO, which Sun Capital sold in October 2005, is the largest supplier of residential aluminum siding, soffits, trim and gutter systems in North America, with products sold through an extensive network of building product distributors in the United States and Canada, along with smelting and converting capabilities. Horsehead is a leading U.S. producer of zinc oxide and prime western zinc, as well as a leading recycler of zinc-bearing materials.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding notes on February 2, 2006 to Credit Suisse First Boston LLC, Robert W. Baird & Co. Incorporated, ABN AMRO Incorporated, Comerica Securities, Inc., NatCity Investments, Inc., Piper Jaffray & Co. and Greenwich Capital Markets, Inc. We refer to these parties in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on February 2, 2006 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•  the exchange notes are being acquired in the ordinary course of your business;

•  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•  you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2006.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2007, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes

If you wish to tender your outstanding notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•  an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•  if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•  a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•  if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2007.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes. This statement represents the opinion of Kirkland & Ellis LLP, counsel to the registrants.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Indalex Holding Corp., a Delaware corporation.
Securities	$270,000,000 in principal amount of 11 1/2% second-priority senior secured notes due 2014, Series B.
Maturity	The notes will mature on February 1, 2014.
Interest	The exchange notes will accrue interest at a rate of 11 1/2% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2007.
Guarantees

The exchange notes will be guaranteed on a second-priority senior secured basis jointly and severally by Holdings and, subject to limited exceptions, each of our existing and future domestic subsidiaries that incurs indebtedness, and each of our foreign subsidiaries that enters into a guarantee of any of our senior indebtedness (other than indebtedness incurred by another foreign subsidiary). On the Closing Date, each of our domestic subsidiaries and none of our foreign subsidiaries will guarantee the notes.

Ranking

The exchange notes will be second-priority senior secured obligations of the Issuer and will rank:

•  senior in right of payment to all of the Issuer’s future subordinated indebtedness;

•  equally in right of payment with any of the Issuer’s existing and future senior indebtedness; and

•  effectively junior in right of payment to any of the Issuer’s first-priority secured indebtedness, including any indebtedness under our revolving credit facility, and effectively equal in right of payment to any of the Issuer’s second-priority secured indebtedness, in each case, to the extent of the value of the assets securing such indebtedness, and effectively junior to all of the liabilities and obligations in respect of preferred stock of any of the Issuer’s subsidiaries which do not guarantee the notes.

Similarly, the guarantee of each guarantor of the exchange notes will rank:

•  senior in right of payment to all of such guarantor’s future subordinated indebtedness;

•  equally in right of payment with any existing and future senior indebtedness of such guarantor; and

•  effectively junior in right of payment to any of such guarantor’s first-priority secured indebtedness, including indebtedness or guarantees under our revolving credit facility, and effectively equal in right of payment to any of such guarantor’s second-priority secured indebtedness, in each case, to the extent of the value of the assets securing such indebtedness, and effectively junior to all of the existing and future liabilities and obligations in respect of preferred stock of any of such guarantor’s subsidiaries that do not guarantee the notes.

As of October 1, 2006:

•  the Issuer’s senior indebtedness was approximately $361.8 million, all of which was secured indebtedness. This secured indebtedness consists of $88.6 million of first-priority secured indebtedness consisting of the Issuer’s borrowings under our revolving credit facility and its guarantee of borrowings by Indalex Limited under our revolving credit facility; $6.4 million in capital lease obligations; and $270.0 million ($266.8 million net of $3.2 million of unamortized discount) of second-priority secured indebtedness consisting of the notes;

•  the senior indebtedness of the guarantors of the notes was approximately $361.8 million, all of which was secured indebtedness. This secured indebtedness consists of $88.6 million of first-priority secured guarantees of the Issuer’s and Indalex Limited’s borrowings under our revolving credit facility, $6.4 million in capital lease obligations and $270.0 million ($266.8 million net of $3.2 million of unamortized discount) of second-priority secured guarantees of the notes; and

•  the subsidiaries of the Issuer which are not guarantors of the notes had approximately $272.0 million of total indebtedness and other liabilities outstanding, including trade payables and $12.8 million of borrowings by Indalex Limited under our revolving credit facility and had a total of approximately $295.4 million of assets.

On a pro forma basis after giving effect to the Honeywell Acquisition and the Transactions, the subsidiaries of the Issuer which are not guarantors of the notes would have had:

•  net sales of $376.0 million or 36.8% of our consolidated net sales for the year ended December 31, 2005 and net sales of $352.6 million or 35.6% of our consolidated net sales for the nine months ended October 1, 2006; and

•  Operating income of $4.8 million or 47% of our consolidated operating income for the year ended December 31, 2005 and operating income of $7.0 million or 35.3% of our operating income for the nine months ended October 1, 2006.

As of October 1, 2006, there was $101.0 million of additional availability under our revolving credit facility, after deducting outstanding undrawn letters of credit of $10.4 million, which reduce availability.

Optional Redemption

We may redeem some or all of the exchange notes at our option at any time on and after February 1, 2010, at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to February 1, 2009, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of certain equity offerings at a redemption price equal to 111 1/2% of the aggregate principal amount of the exchange notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional Redemption.”

We may redeem the exchange notes, in whole or in part, prior to February 1, 2010, at 100% of their principal amount, plus a “make-whole” premium, together with accrued and unpaid interest.

Change of Control

Upon the occurrence of a change of control (as defined in this prospectus) each holder of exchange notes will have the right to require the Issuer to repurchase such holder’s exchange notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase. See “Description of the Notes—Change of Control.”

Excess Cash Flow Offer

If our consolidated total debt ratio as of the end of a fiscal year exceeds a specified consolidated total debt ratio, we may be required to use a portion of our excess cash flow to prepay borrowings outstanding under our senior credit facility and offer to purchase exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase. See “Description of the Notes—Excess Cash Flow Offer.”

Collateral

The exchange notes and the guarantees will be secured by second-priority liens on:

•  substantially all of the property and assets directly owned by the Issuer and the guarantors to the extent that such assets secure the borrowings under our revolving credit facility; and

•  100% of the Issuer’s and its domestic subsidiaries’ capital stock and 65% of the capital stock of our foreign subsidiaries directly owned by the Issuer or any guarantor (in each case, subject to the limitations described under “Description of the Notes—Security for the Notes and Note Guaranties—Limitations on Stock Collateral”). As of October 1, 2006 the net book value of the assets securing the notes was $88.5 million.

The liens securing the exchange notes will be junior in priority to the liens securing our revolving credit facility. See “Risk Factors—There may not be sufficient collateral to pay all or any of the notes.”

Intercreditor Agreement

Pursuant to an intercreditor agreement entered into on the closing date, the liens securing the exchange notes will be expressly second in priority to all liens that secure our revolving credit facility and any future indebtedness permitted to be incurred and secured by a first-priority lien in accordance with the terms of the indenture governing the exchange notes and the credit agreement governing our revolving credit facility. Pursuant to the intercreditor agreement, the second-priority liens securing the exchange notes may not be enforced at any time when the obligations secured by the first-priority liens are outstanding, subject to certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens on the same collateral, subject to certain exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of the Notes—Security for the Notes and Note Guaranties—Security Documents and Intercreditor Agreement.”

Certain Covenants

The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains certain covenants applicable to the Issuer and its restricted subsidiaries. Holdings is not subject to these covenants. These covenants, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

•  incur additional indebtedness;

•  pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•  enter into agreements that restrict distributions from restricted subsidiaries;

•  sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•  enter into transactions with affiliates;

•  create or incur liens;

•  enter into sale/leaseback transactions; and

•  merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data

The following table sets forth our summary historical and unaudited pro forma condensed combined financial data for the periods ended and at the dates indicated below. We have derived the summary historical combined financial data as of December 31, 2003 and for the year ended December 31, 2003 from our audited combined financial statements and related notes, which are included elsewhere in this prospectus. We have derived the summary historical combined financial data as of December 31, 2004, and December 31, 2005 and for the year ended December 31, 2004 and the periods from January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005 from our audited financial statements and related notes, which are included elsewhere in this prospectus. We have derived the summary historical financial data as of October 1, 2006 and for the period from January 1, 2006 to February 1, 2006 and from February 2, 2006 to October 1, 2006 from our historical unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of management, such unaudited condensed combined financial data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The combined results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The unaudited pro forma condensed combined financial data set forth below gives effect to the Honeywell Acquisition and the Transactions, including the offering of the exchange notes, and the application of the net proceeds therefrom, as if they had occurred at the beginning of the periods presented for statement of income purposes. The pro forma condensed combined financial data are unaudited, are for informational purposes only and are not necessarily indicative of what our results of operations or financial condition would have been had the Honeywell Acquisition and the Transactions been completed as of the dates indicated and do not purport to represent what our results of operations or financial condition might be for any future period.

The summary historical and pro forma condensed combined financial data should be read in conjunction with “Selected Historical Combined Financial and Operating Data,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor 1			Predecessor 2		Successor	Pro Forma(14)
			Fiscal Year Ended December 31, 2005		Nine Months Ended October 1, 2006

(Dollars and pounds in thousands)	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2004	Period from January 1, 2005 to March 31, 2005	Period from April 1, 2005 to December 31, 2005	Period from January 1, 2006 to February 1, 2006	Period from February 2, 2006 to October 1, 2006	Fiscal Year Ended December 31, 2005	Nine Months Ended October 1, 2006
Statement of income data:
Net sales	$748,468	$932,696	$239,849	$781,521	$100,019	$890,008	$1,021,370	$990,027
Costs and expenses:
Cost of sales(1)	684,043	854,386	221,542	727,799	95,127	819,839	945,507	907,203
Selling, general and administrative	47,450	52,619	15,282	35,933	5,548	40,479	52,542	46,199
Management fees to affiliates(2)	2,902	2,771	—	1,131	—	1,345	1,255	1,445
Amortization of intangibles assets	—	—	—	8,282	920	7,812	11,570	8,776
Impairment of long-lived assets	—	—	—	—	—	3,009	—	3,009
Other (income) expense(3)	8,129	10,437	1,794	(557)	195	1,402	1,237	854
Mark-to-market on derivatives(4)	(4,167)	(3,638)	285	(1,200)	(3,619)	6,420	(915)	2,801
Total costs and expenses	738,357	916,575	238,903	771,388	98,171	880,306	1,011,196	970,287
Income from operations	10,111	16,121	946	10,133	1,848	9,702	10,174	19,740
Other income (expense):
Interest to affiliates—net(5)	(8,717)	(8,637)	(1,208)	(3,712)	—	—	—	—
External interest—net	58	50	—	(189)	(24)	(25,926)	(36,728)	(29,011)
Deferred financing costs	—	—	—	—	—	(1,616)	(2,424)	(1,818)
Income from equity method investment in AAG(6)	7,869	14,807	1,557	9,380	643	5,236	10,937	5,879
Affiliated acquisition fees	—	—	—	—	—	(5,475)	—	(5,475)
Dividend income from affiliates(7)	12,728	15,102	9,077	—	—	—	—	—
Income (loss) before income taxes	22,049	37,443	10,372	15,612	2,467	(18,079)	(18,041)	(10,685)
Income tax (benefit) provision	(2,295)	(5,808)	9	1,912	703	(4,964)	(13,488)	(2,537)
Income (loss) from continuing operations	24,344	43,251	10,363	13,700	1,764	(13,115)	(4,553)	(8,148)
Discontinued operations(8)	2,540	1,126	(50)	—	—	—	—	—
Net income (loss)	$ 26,884	$44,377	$ 10,313	$ 13,700	$ 1,764	$ (13,115)	$ (4,553)	$(8,148)

	Predecessor 1						Predecessor 2				Successor
					Fiscal Year Ended December 31, 2005				Nine Months Ended October 1, 2006

(Dollars and pounds in thousands)	Fiscal Year Ended December 31, 2003		Fiscal Year Ended December 31, 2004		Period from January 1, 2005 to March 31, 2005		Period from April 1, 2005 to December 31, 2005		Period from January 1, 2006 to February 1, 2006		Period from February 2, 2006 to October 1, 2006
Balance sheet data (at end of period):
Cash and cash equivalents	$18,550		$23,522		$17,775		$9,366		$1,192		$5,090
Working capital(9)	74,483		110,982		124,326		96,623		90,168		35,574
Total assets	885,910		895,278		658,903		618,392		622,453		674,545
Total debt	276,981		147,725		6,000		3,869		3,766		361,807
Total stockholders’ equity	439,123		561,852		431,501		423,106		412,764		96,728
Other financial and operating data:
Capital expenditures	$21,480		$33,275		$8,770		$20,228		$3,006		$16,492
Cash flows provided by (used in) operating activities(10)	35,327		47,363		(31,198)		58,032		3,346		(1,932)
Cash flows provided by (used in) investing activities(10)	(20,684)		873		(8,032)		(18,189)		(3,006)		(439,706)
Cash flows provided by (used in) financing activities(10)	2,821		(37,028)		30,596		(46,480)		(8,487)		446,513
Cash dividends received from AAG(11)	3,152		—		4,602		—		—		4,891
EBITDA(12)	67,518		79,845		19,483		52,738		6,232		39,331
Ratio of earnings to fixed charges(13)	2.60	x	3.07	x	8.63	x	2.11	x	9.74	x	0.36	x
Pounds shipped	532,000		617,088		154,698		470,887		52,456		472,274

(1)

The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories, which approximated 66%, 48%, 63% and 59% of total inventory at December 31, 2003 and 2004, March 31, 2005 and December 31, 2005, respectively.

(2)

Represents the amount of shared corporate services allocated to us by Novar plc, Honeywell and Sun Capital, as applicable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Transactions—Stand Alone Company.”

(3)

Includes (i) for 2003, restructuring charges of $2,897; losses on fixed assets of $3,817; and other losses of $1,415; (ii) for 2004, restructuring charges of $6,086; non-cash impairment charges of $2,728; gains on fixed assets of $675; and other losses of $2,298; (iii) for the period from January 1, 2005 to March 31, 2005, restructuring charges of $694; non-cash impairment charges of $381; gains on fixed assets of $274; and other losses of $993; (iv) for the period from April 1, 2005 to December 31, 2005, a reversal of restructuring charges of $222; non-cash impairment charges of $636; gains on fixed assets of $146; and other gains of $825; and (v) for the period ending February 1, 2006 and the period ending October 1, 2006, gains and losses in the ordinary course of business..

(4)	Represents non-cash unrealized gains and losses on the mark-to-market of foreign currency contracts and aluminum hedges.
(5)	Represents interest on notes payable to affiliates arising from intercompany financing arrangements with Novar plc.
(6)	Consists of our approximately 25% investment in AAG, which is accounted for under the equity method.
(7)	Consists of dividends on non-voting preferred shares of other indirect wholly owned subsidiaries of Novar plc. These preferred shares were redeemed in connection with the Honeywell Acquisition.
(8)

For 2003 and 2004 and for the periods from January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005, represents the operations of Brampton, which was sold in February 2004, and ITI, which was sold in July 2004.

(9)	Working capital means current assets minus current liabilities.
(10)	Cash flows from operating activities include the cash dividends received from AAG.
(11)

Represents cash dividends received from AAG. Under the stockholders agreement governing our investment in AAG, AAG is required to distribute not less than 40% of its net realized profits to AAH and us. We are therefore entitled to receive cash dividends equal to our approximately 25% share of at least 40% of the net realized profits of AAG. However, cash dividends declared in respect of a fiscal period are sometimes paid in a subsequent period. Due to this timing difference, dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2004 were not paid until 2005 and dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2005 were not paid until 2006. Cash dividends from AAG for 2004 are therefore reflected in our 2005 statement of cash flows, and cash dividends from AAG for 2005 are reflected in our 2006 statement of cash flows. The dividends presented here are also included in operating or investing cash flows as noted in footnote (13) above.

(12)

“EBITDA” is earnings before interest, taxes, depreciation and amortization. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance and value of our business. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA as an analytical tool is limited because it does not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our management believes EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA presented in this prospectus are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of EBITDA to net income (loss):

	Predecessor 1			Predecessor 2		Successor	Pro Forma (14)
			Fiscal Year Ended December 31, 2005		Nine Months Ended October 1, 2006
(Dollars in thousands)	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2004	Period from January 1, 2005 to March 31, 2005	Period from April 1, 2005 to December 31, 2005	Period from January 1, 2006 to February 1, 2006	Period from February 2, 2006 to October 1, 2006	Fiscal Year Ended December 31, 2005	Nine Months Ended October 1, 2006
Net income	$26,884	$44,377	$10,313	$13,700	$1,764	$ (13,115)	$(4,553)	$(8,148)
Interest expense (income), net	8,659	8,587	1,208	3,901	24	25,926	36,728	29,011
Income tax (benefit) provision	(2,295)	(5,808)	9	1,912	703	(4,964)	(13,488)	(2,537)
Depreciation and amortization	34,270	32,689	7,953	33,225	3,741	31,484	45,353	35,342
EBITDA	$67,518	$79,845	$19,483	$52,738	$6,232	$39,331	$64,040	$ 53,668

(13)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expense. Earnings before fixed charges were inadequate to cover fixed charges by $18,424 in the period from February 2, 2006 to October 1, 2006.

(14)

Pro forma condensed combined financial data was derived by applying pro forma adjustments to the historical year-end and historical interim combined financial statements of Indalex included elsewhere in this prospectus. The unaudited pro forma condensed combined statements of income data for the periods presented give effect to The Honeywell Acquisition and the Transactions, including the offering of the notes, and the application of the net proceeds therefrom, as if the Honeywell Acquisition and the Transactions had occurred at the beginning of the periods presented. Please see page 53 “Unaudited Pro Forma Condensed Combined Financial Data” for additional information.

Risk Factors

An investment in the notes is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this prospectus when deciding whether to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•       the liquidity of any trading market that may develop;

•       the ability of holders to sell their exchange notes; or

•       the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risk Factors Related to the Exchange Notes

Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the exchange notes.

We are a highly leveraged company, and our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the notes. The aggregate amount of our outstanding indebtedness was $361.8 million as of October 1, 2006. Our substantial indebtedness, combined with our other financial obligations and contractual commitments could have other important consequences to you as a holder of the notes. For example, it could:

•       make it more difficult for us to satisfy our obligations with respect to our indebtedness, including under the notes, and any failure to comply with the obligations of any of our debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indenture governing the notes or under the agreements governing our other indebtedness which, if not cured or waived, could result in the acceleration of our indebtedness under the revolving credit facility and under the notes;

•       make us more vulnerable to adverse changes in general economic, industry and competitive conditions and to adverse changes in government regulation;

•       require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including any indebtedness we may incur in the future, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•       increase our interest expense if interest rates in general increase because all of our indebtedness under our revolving credit facility bears interest at floating rates;

•       limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•       place us at a competitive disadvantage compared to our competitors that have less debt; and

•       limit our ability to borrow additional amounts or to sell capital stock for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

Any of the above listed factors could materially adversely affect our business, cash flows, financial condition and results of operations.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

We may not generate sufficient cash to satisfy our debt service obligation. After giving pro forma effect to the Transactions, our cash interest expense for the year ended December 31, 2005 and the nine months ended October 1, 2006 would have been $36.7 million and $29.0 million, respectively. Our ability to make payments on and to refinance our indebtedness, including our revolving credit facility and the notes, and to fund our operations, working capital, capital expenditures and acquisitions will principally depend upon our ability to generate cash flow from operations in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. In addition, all of our indebtedness under our revolving credit facility bears interest at floating rates, and therefore if interest rates increase, our debt service requirements will also increase.

If we do not generate sufficient cash flow from operations or if future borrowings under our revolving credit facility or from other sources are not available to us in an amount sufficient to satisfy our debt service obligations, including payments on the notes, or to fund our other liquidity needs, we may have to take actions, such as refinancing or restructuring our indebtedness, including the notes, selling assets, reducing or delaying capital expenditures and acquisitions or seeking to raise additional capital, any of which could have a material adverse effect on our operations. Additionally, we cannot assure you that we will be able to effect any of these actions, if necessary, on commercially reasonable terms, or at all. Our ability to restructure or refinance our indebtedness, including our revolving credit facility and the notes, will depend on the condition of the capital markets and our financial condition at such time.

Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the credit agreement governing our revolving credit facility and the indenture governing the notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

Although covenants under the credit agreement governing our revolving credit facility and the indenture governing the notes limit our ability and the ability of our present and future subsidiaries to incur additional indebtedness, the terms of the credit agreement and the indenture permit us to incur significant additional indebtedness, including unused availability under our revolving credit facility, which could further exacerbate the risk that we may be unable to meet our debt service obligations. As of October 1, 2006, we had $101.0 million available for additional borrowing under our revolving credit facility (after giving effect to $88.6 million of borrowings and $10.4 million of outstanding undrawn letters of credit), all of which was first-priority secured, and therefore, effectively senior to the notes. In addition, neither the credit agreement nor the indenture prevent us from incurring obligations that do not constitute indebtedness as defined in those documents. See “Description of Certain Indebtedness” and “Description of the Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, would increase.

The Issuer is a holding company, and therefore our ability to repay our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries and their ability to make distributions to the Issuer.

In the event that we do not receive distributions from our subsidiaries, or to the extent that the earnings from, or other available assets of, our subsidiaries are insufficient, we may be unable to make required principal and interest payments on our indebtedness, including the notes. The Issuer is a holding company with no significant operations or material assets other than the capital stock of its subsidiaries. As a result, its ability to repay its indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose.

Further, while Holdings and each of our domestic subsidiaries unconditionally guarantee the notes and the guarantees are secured on a second-priority basis by substantially all of the guarantors’ assets, such guarantees and the related security interests could be rendered unenforceable for the reasons described below. In the event that such guarantees and security interests were rendered unenforceable, the holders of the notes would lose their direct claim against the entities holding substantially all of our operating assets.

In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. For example, under the indenture governing the notes, the Issuer’s foreign subsidiaries are permitted to incur indebtedness in an aggregate amount not to exceed $15 million and the terms of such indebtedness may include, among other things, restrictions on their ability to make distributions to their parent entities and the Issuer’s foreign subsidiaries are permitted to incur purchase money indebtedness, subject to the limits described under “Description of the Notes,” that limits their ability to transfer the assets being financed.

In addition, Holdings also guarantees the notes. However, Holdings is also a holding company whose entire operating income and cash flow is derived from the Issuer and whose only material asset is the capital stock of the Issuer. Therefore, you should not place undue reliance on Holdings’ guarantee in evaluating whether to invest in the notes.

There may not be sufficient collateral to pay all or any of the notes.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may be insufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the first-priority lien obligations and any other obligations secured by a first-priority lien on the collateral. Indebtedness under the U.S. portion of our revolving credit facility, guarantees by the guarantors of the notes of the indebtedness under the Canadian revolving credit sub-facility and obligations in respect of hedging obligations or certain cash management services are secured by (i) a first-priority lien on substantially all of the assets directly owned by the Issuer and each guarantor and (ii) a first-priority pledge of 100% of the capital stock of the Issuer and the Issuer’s domestic subsidiaries and of 65% of the capital stock of the Issuer’s foreign subsidiaries directly owned by the Issuer or any of its domestic subsidiaries. In addition, indebtedness under the Canadian revolving credit sub-facility is secured by substantially all of the assets of the Issuer, each guarantor of the notes and certain foreign subsidiaries of the Issuer and by a first-priority pledge of 100% of the capital stock of the

Issuer, each guarantor of the notes and all foreign subsidiaries of the Issuer. The notes are secured by a second-priority lien on the assets directly owned by the Issuer and each guarantor to the extent such assets secure the borrowings under our revolving credit facility and a second-priority pledge of 100% of the Issuer’s and its domestic subsidiaries’ capital stock and 65% of the capital stock of our foreign subsidiaries directly owned by the Issuer or any domestic subsidiary (in each case, subject to the limitations described under “Description of the Notes—Security for the Notes and Note Guaranties—Limitations on Stock Collateral”). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any existing or future domestic subsidiary, the assets and capital stock that are pledged as shared collateral securing the first-priority lien obligations and the notes must be used first to pay the applicable first-priority lien obligations in full before making any payments on the notes.

As of October 1, 2006, the Issuer’s senior indebtedness was $361.8 million, all of which was secured. Of the $361.8 million in secured indebtedness, $6.4 million were capital lease obligations, and $88.6 million were first-priority lien obligations and, therefore, effectively senior in right of payment to the notes. In addition, the credit agreement governing our revolving credit facility and the indenture governing the notes allow us to incur a significant amount of additional first-priority lien obligations, including the remaining availability of our revolving credit facility, and additional second-priority secured indebtedness in an amount that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the second-priority lien of the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

The assets owned by our foreign subsidiaries are not part of the initial collateral securing the notes but certain of such assets do, as of the closing date, secure the Canadian Borrower’s borrowings under the Canadian revolving credit sub-facility. As of October 1, 2006, our foreign subsidiaries had $295.4 million of total assets and $272.0 million of total indebtedness and other liabilities, including trade payables. Our foreign subsidiaries are permitted to incur substantial indebtedness in compliance with the covenants under our revolving credit facility and the indenture governing the notes. Although the notes are secured by a second-priority pledge of 65% of the capital stock of the Issuer’s foreign subsidiaries directly owned by the Issuer or any of its domestic subsidiaries, in the event of a liquidation, bankruptcy or similar proceeding, the holders of notes would not receive any amounts with respect to the notes from the assets of such foreign subsidiary until after the payment in full of such foreign subsidiaries’ creditors, including preferred stockholders, and the lenders under our revolving credit facility. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes are effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the first-priority lien obligations first look to these excluded assets before foreclosing, selling, or otherwise acting upon the collateral shared with the notes.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.

The holders of the first-priority lien obligations control substantially all matters related to the collateral securing the first-priority lien obligations and the notes. To the extent shared collateral is released from securing the first-priority lien obligations, the second-priority liens securing the notes will also automatically be released. JPMorgan Chase Bank, N.A., the intercreditor agent under the intercreditor agreement and the collateral agent under the first-lien security agreements, is one of the principal lenders under our revolving credit facility. The holders of the first-priority lien obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. In addition, the security documents generally provide that, so long as the first-priority lien obligations are in effect, the holders of the first-priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. See “Description of the Notes—Security for the Notes and Note Guaranties—Security Documents and Intercreditor Agreement.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second-priority lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. In addition, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets which would not constitute collateral, the holders of the notes would not receive a security interest in such assets purchased.

The capital stock securing the notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for the Issuer or any of its subsidiaries.

Rule 3-16 of Regulation S-X promulgated by the SEC requires financial statements of an entity to be provided if the capital stock or other securities of such entity constitute collateral for a class of registered securities and if the greatest of the par value, book value or market value of such capital stock or securities equals 20% or more of the principal amount of the secured class of securities. As a result, the indenture governing the notes and the security documents provide that, to the extent that separate financial statements of the Issuer or any of its subsidiaries would be required by the rules of the SEC (or any other governmental agency) due to the fact that the Issuer’s or such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of notes, to the extent necessary to release the second-priority liens on such capital stock or securities. The book value and market value of the capital stock of each of the Issuer and Indalex Inc. currently exceeds 20% of the aggregate principal amount of the notes. As a result, as of the date the registration statement of which this prospectus forms a part is filed with the SEC, the pledge of the capital stock and other securities of these entities with respect to the notes is limited such that the percentage of the capital stock of each such entity that is pledged has a value of less than 20% of the aggregate principal amount of the notes. As of December 1, 2006 the net book value of the assets securing the notes was $88.5 million.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Consequently, your rights as a holder of notes in the collateral may be adversely affected by bankruptcy proceedings. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval.

Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtors bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. The failure to perfect the security interest in after-acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may fail to monitor our future acquisition of property and rights that constitute collateral, and the necessary action may not be taken to properly perfect the security interest in such after-acquired collateral.

Restrictive covenants in the credit agreement governing our revolving credit facility and the indenture governing the notes may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

Our credit agreement governing the revolving credit facility and the indenture governing the notes contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. Our credit agreement and the indenture, among other things, limit our ability to:

•       incur additional indebtedness and guarantee indebtedness;

•       pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•       enter into agreements that restrict distributions from restricted subsidiaries;

•       sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•       enter into transactions with affiliates;

•       create or incur liens;

•       enter into sale/leaseback transactions;

•       merge, consolidate or sell substantially all of our assets;

•       make investments and acquire assets;

•       make certain payments on indebtedness;

•       amend certain material agreements;

•       issue certain preferred stock or similar equity securities; and

•       change our fiscal year.

Also, the credit agreement governing our revolving credit facility requires us to maintain compliance with a fixed charge coverage ratio if either an average borrowing availability over a three-calendar-month period (or twelve-calendar-week period, as the case may be) or actual borrowing availability for four consecutive business days falls below $25.0 million. Our ability to comply with this ratio may be affected by events beyond our control, and we cannot assure you that we will meet this ratio.

The restrictions contained in the credit agreement governing the revolving credit facility and in the indenture governing the notes could adversely affect our ability to:

•       finance our operations;

•       make needed capital expenditures;

•       make strategic acquisitions or investments or enter into alliances;

•       withstand a future downturn in our business or the economy in general;

•       engage in business activities, including future opportunities, that may be in our interest; and

•       plan for or react to market conditions or otherwise execute our business strategies.

A breach of the restrictive covenants in the credit agreement governing our revolving credit facility or the indenture governing the notes, or our inability to comply with the fixed charge coverage ratio in the credit agreement, would have adverse consequences to you as a holder of the notes.

A breach of any of the restrictive covenants or our inability to comply with the fixed charge ratio if either an average borrowing availability over a three-calendar-month period (or twelve-calendar-week period, as the case may be) or actual borrowing availability for four consecutive business days falls below $25.0 million could result in an event of default under the credit agreement governing the revolving credit facility. If an event of default occurs that is not cured or waived, the lenders under the revolving credit facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the indenture governing the notes and could result in a cross default under any of our other material debt agreements.

If, when required, we are unable to repay or refinance our indebtedness under, or amend the covenants contained in, the credit agreement governing the revolving credit facility, or if a default otherwise occurs that is not cured or waived, the lenders under the revolving credit facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable or institute foreclosure proceedings against those assets that secure the borrowings under the revolving credit facility. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event. See “Description of the Notes—Ranking” and “Description of the Notes—Certain Covenants.”

Not all of our subsidiaries are guarantors and therefore the notes are structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes.

The guarantors include only Holdings and our existing and future domestic subsidiaries that incur indebtedness (subject to certain exceptions), and each of our foreign subsidiaries that enters into a guarantee of any of our senior indebtedness (other than indebtedness incurred by another foreign subsidiary). In addition, any subsidiary that we properly designate as an unrestricted subsidiary under the indenture governing the notes, will not provide guarantees of the notes. On the closing date of the Transactions, each of our domestic subsidiaries and none of our foreign subsidiaries guaranteed the notes.

The claims of creditors of any entity that does not guarantee the notes, including Indalex Limited and our foreign subsidiaries that guarantee the Canadian sub-facility portion of our revolving credit facility, will be required to be paid before the holders of the notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including preferred stockholders, of such subsidiary.

On a pro forma basis, after giving effect to the Honeywell Acquisition and the Transactions, the aggregate net sales and operating income of our non-guarantor subsidiaries were $376.0 million and $4.8 million, respectively, for the year ended December 31, 2005 and $352.6 million and $7.0 million, respectively, for the nine months ended October 1, 2006, and their total assets at October 1, 2006 was $295.4 million. As of October 1, 2006, our non-guarantor subsidiaries had $272.0 million of total indebtedness and other liabilities, including trade payables.

We may not be able to repurchase the notes upon any change of control as required by the indenture governing the notes, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of a “change of control”, as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest, and additional interest, if any, to the date of repurchase. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our credit agreement governing our revolving credit facility may not allow that repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes and, in turn, under our credit agreement.

In addition, the credit agreement governing our revolving credit facility provides that certain change of control events, including a change of control under the indenture governing the notes, will constitute an event of default. Such a default under our credit agreement would result in a default under the indenture governing the notes if the administrative agent or the lenders accelerate the debt under our revolving credit facility. In addition, any future credit agreement or other agreements relating to our indebtedness to which we become a party would likely contain similar provisions.

If we experience a change of control, we could seek to obtain a waiver of such default from the lenders or you as a holder of the notes or seek to refinance the indebtedness under our revolving credit facility and the notes. We cannot assure you, however, that we would be able to obtain a waiver or to refinance our indebtedness on commercially reasonable terms, if at all, and in the event we are unable to obtain such a waiver or to refinance our indebtedness on commercially reasonable terms, if at all, such default could result in all amounts outstanding under our revolving credit facility and the notes being declared due and payable.

You may not be able to determine when a change of control has occurred.

Under the indenture, within 30 days following the date on which a change of control occurs, we are required to send you and the trustee a notice of the offer to repurchase your notes.  In some cases, such as, for example, a sale of substantially all of our assets, you may not be able to determine when a change of control giving rise to your right to have us repurchase notes has occurred, which may adversely affect your ability to enforce this provision of the indenture.

The terms of the exchange notes may not protect you if we enter into transactions including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the indenture.

We may enter into transactions including acquisitions, refinancings, recapitalizations or other highly leveraged transactions.  Such a transaction may not be included in the definition of change of control in the indenture or otherwise restricted by the terms of the indenture but could increase the amount of indebtedness outstanding or otherwise affect our capital structure or credit ratings and may substantially impair our ability to repay the notes.  In such an event, the indenture will not afford you protection from any adverse aspects of such transaction.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and security interests, subordinate claims in respect of the guarantees and security interests and require noteholders to return payments received from the guarantors.

The notes are guaranteed by Holdings and, subject to limited exceptions, each of the Issuer’s existing and future domestic subsidiaries that incurs indebtedness, and each of our foreign subsidiaries that enters into a guarantee of any of our senior indebtedness (other than indebtedness incurred by another foreign subsidiary). On the closing date of the Transactions, each of our domestic subsidiaries and none of our foreign subsidiaries guaranteed the notes on a second-priority secured basis. The issuance of the guarantees and the related security interest by any guarantor may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of such guarantor. Under the federal bankruptcy laws and comparable provision of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guarantee or the related security interest, subordinate such guarantee to the guarantor’s existing and future indebtedness or take other action detrimental to the noteholders. While the relevant laws may vary from state to state, a court might do so if it found, among other things, that when the guarantor entered into its guarantee and the related security agreements or, in some states, when payments became due under such guarantee, the guarantor received less than reasonably equivalent value or fair consideration and either:

•       the guarantor was insolvent, or rendered insolvent, by reason of such incurrence;

•       the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•       the guarantor intended to incur, or believed or reasonably should have believed that the guarantor would incur debts beyond such guarantor’s ability to pay such debts as they mature.

The court might also void a guarantee or the related security interest of a guarantor without regard to any of the above factors, if the court found that the guarantor entered into its guarantee or the related security interest with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guarantee and the related security interest if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes and the applicable guarantee and security interest thereunder. If a court were to void a guarantee and the related security interest, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•       the sum of its existing debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•       the present fair saleable value of all of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•       it cannot pay its debts as they become due.

The indenture governing the notes limits the liability of each subsidiary guarantor on its guarantee to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee and the related security interest will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer attack or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes when due.

To the extent a court voids any of the guarantees and the related security interest as fraudulent transfers or holds any of the guarantees or security agreements unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s liabilities before its remaining assets, if any, could be applied to the payment of the notes.

Risk Factors Related to our Business

The aluminum extrusion industry is cyclical and highly dependent on economic conditions of end-user markets in the United States and Canada, and the cyclicality and volatility of these markets could adversely affect us.

Our profitability depends in part on the varying economic and other conditions of the end-user markets we serve. All of the end-user markets we serve, including our two largest markets, the transportation and residential building and construction end-user markets, are subject to volatility and, as a result, our customers’ demand for our products may change due to changes in general and regional economic conditions, consumer confidence, the housing market, fuel and energy prices and availability, employment and income growth trends and interest rates, each of which are beyond our control. In the event of an economic downturn in any of the end-user markets we serve, our customers may delay purchase orders, extend seasonal shutdowns or discontinue operations at certain of their manufacturing facilities and otherwise reduce production levels. Any of these events would adversely affect our profitability and cash flows.

For example, in 2001, the 22% decline in shipment volume in the United States and Canada aluminum extrusion market had a negative impact on our net sales, which dropped 21%, and on our plant operating earnings, which dropped by more than half, compared to 2000. A significant portion of our net sales in the transportation end-user market is to manufacturers of truck trailers, which experienced shipment volume declines of 48% in the U.S. in 2001 from 2000, which was greater than the overall industry volume decline during the same period. The downturn from 2000 to 2001 was the most significant single year downturn since 1975, when our industry experienced a decline of approximately 31% in shipment volume compared to the prior year. There have been a few less significant single year downturns since 1975. Declines in shipment volume can have a disproportionate impact on our results of operations due to the fixed operating cost requirements inherent in our operations.

In the event of an economic downturn, we would also experience a higher level of bad debts that usually accompany a downturn. Any decrease in demand within one or more of our end-user markets may be significant and may last for a lengthy period of time. We cannot provide any assurance that future downturns in the economy will not adversely affect our profitability and as a result of the volatility in any of the end-user markets we serve, we may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other end-user markets when one or more of our end-user markets is experiencing a decline. In addition, we are not able to predict the timing, extent and duration of the economic cycles in any of the end-user markets in which we operate.

Our industry historically experiences a seasonally driven slow down, and we experience lower net sales from November through February. This slow down is largely due to the seasonal nature of the businesses for a large portion of our customer base, slower manufacturing during the holiday period, reduced year end inventory and slow ramp up by our customers. Cold weather during the winter months causes slow downs in the residential and commercial building and construction industry in Canada and the northern United States. As a result, quarter to quarter comparisons of our net sales, operating results and cash flows should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of expected results for a full year.

The markets for our products are highly competitive, and our inability to compete effectively in the aluminum extrusion industry could result in the loss of customers, which would have an adverse effect on our net sales, results of operations and cash flows.

The aluminum extrusion industry is fragmented and we face intense competition from regional, national and global companies in each of the end-user markets we serve. This competition could have an adverse effect on our net sales, results of operations and cash flows. Depending on the size of our customer and the type of product we sell, we compete on the basis of product quality, on-time delivery performance and price, with price representing a more important factor for our larger customers and for sales of standard aluminum extrusions. Our competitors include other independent aluminum extruders as well as certain vertically integrated aluminum companies that participate in the extrusion industry. Some of our competitors have greater financial and other resources than we do, and vertically integrated aluminum extruders may be able to obtain aluminum billet at lower prices than we can. Our competitors may foresee the course of market development more accurately than we do, produce similar products at a lower cost than we can or adapt more quickly to new technologies or industry and customer requirements.

We operate in a marketplace that is becoming more global, and the threat of lower cost imports is increasing. For example, imports of extrusions from China now represent approximately 8% of the United States and Canada aluminum extrusion market based on shipment volume, up from less than 1% in 2000. Chinese extrusions are typically good quality products that are priced lower than those manufactured in the United States and Canada. In the future, Chinese aluminum extruders may develop new ways of packaging and transporting aluminum extrusions that could mitigate the freight cost and other shipping limitations that we believe currently limit their ability to more fully penetrate the U.S. and Canadian aluminum extrusion market. If our customers in any of the end-user markets we serve shift their production outside the United States and Canada, then those customers would likely source aluminum extrusions overseas, and, as a result, our net sales and results of operations would be adversely affected.

If we are not able to continue to differentiate ourselves in ways other than by reducing prices, we may lose market share and suffer reduced profit margins. If our competitors lower their prices, it could inhibit our ability to compete for customers with higher value-added sales. If our product mix changed as a result of competitive pricing, it could have an adverse impact on our gross margins and profitability. In addition, our competitive position with the global aluminum extrusion industry may be affected by, among other things, the recent trend towards consolidation among our competitors. We cannot assure you that we will be able to compete successfully or that competition will not have a material adverse effect on our business.

The willingness of our customers to accept substitutes for our products could adversely affect our financial condition and results from operations.

Aluminum competes with other materials, such as vinyl, steel, plastics and glass, among others, for various applications in our end-user markets. In the past, customers have demonstrated a willingness to substitute other materials for aluminum. For example, over the past decade, vinyl, with its penetration of the residential window and door market, has been the most commonly used substitute for aluminum extrusions. Steel may be another substitute for aluminum if aluminum costs rise to such an extent that steel becomes a viable economic alternative for certain manufacturing needs, especially in the transportation market. If steel prices fall or if aluminum prices increase, steel could become more attractive to our customers than aluminum. The steel industry has responded to the increased use of aluminum as a substitute for steel by developing lighter weight steel products. Lighter weight steel products, lower steel costs or higher aluminum costs could slow or reverse the rate at which aluminum is used as a substitute for steel. An increase in the use of substitutes for aluminum extrusions could have a material adverse effect on our financial condition, cash flows and results from operations.

Equipment failures, delays in deliveries or catastrophic loss at any of our facilities could lead to production or service curtailments or shutdowns, which would have an adverse effect on our sales and results from operations.

We have 15 manufacturing facilities and two casting facilities in the United States and Canada. An interruption in production or service capabilities at any of these facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our net sales and results from operations. In the event of a stoppage in production at any of our facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations, could result in damage to our reputation or permanent loss of customers that seek out alternative suppliers. Furthermore, because many of our customers are, to varying degrees, dependent on deliveries from our facilities, customers that have to reschedule their own production due to our missed deliveries could pursue financial claims against us.

Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, adverse weather conditions or other events. We have experienced, and may experience in the future, periods of reduced production as a result of extrusion press failures, delays in aluminum billet deliveries, prolonged power outages, work stoppages or paint fires. If any of these events occur in the future, they could have a material adverse effect on our business, financial condition or results from operations. While we maintain insurance policies covering, among other things, physical damage, business interruptions and product liability, these policies may not cover all of our losses and we could incur uninsured losses and liabilities arising from such events. We have four facilities which each contribute from 10% to 25% of our plant operating earnings from manufacturing, and loss of or reduction in production at any of these facilities would have a material adverse effect on our results of operations. These facilities are located in Gainesville, Georgia; Girard, Ohio; Burlington, North Carolina; and Elkhart, Indiana.

We rely on electricity and natural gas to produce our products, and rising costs or shortages of electric power and natural gas could adversely affect our results from operations and cash flows.

As part of the extrusion process, aluminum billets are heated by electric and gas heaters which require a large and continuous supply of electricity and natural gas. In addition, our two cast houses, which provide us with approximately 20% of our aluminum billets, use significant amounts of natural gas during the billet production process. Interruptions of electricity supply can result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress. In extreme cases, interruptions of electricity supply can also cause damage to or destruction of our equipment and facilities. We do not maintain back-up generators or other sources of secondary power supply at any of our facilities. Electricity and natural gas costs were approximately $25.9 million in 2005, and approximately $24.4 million for the nine months ended October 1, 2006. While we have hedging arrangements that insulate us in the short term from the recent increases in natural gas prices, if the recent increases in natural gas prices continue, our financial results and cash flow will be significantly impacted. We do not have electricity contracts at some of our facilities, we do not have a guaranteed supply and we have experienced rolling power outages in the past. In addition, increases in fuel oil costs have a corresponding increase on our freight costs. Shortages of electrical generating capacity in our facilities or increases in energy costs could have a significant impact on our results of operations.

Rising costs of aluminum and disruptions in our aluminum supply could adversely impact our financial results.

The primary raw material in the manufacturing of aluminum extrusions is aluminum billets and ingot, which represented 63% of our cost of sales in 2005 and 66% of our costs of sales for the nine months ended October 1, 2006. We have entered into several long-term contracts with metal suppliers to purchase aluminum billet at the market price of base aluminum plus a negotiated billet premium. If our aluminum supply is disrupted, or if the cost of aluminum increases, our financial results could be adversely impacted. We cannot assure you that we will be able to renew these contracts when they expire, on terms that are favorable to us or at all.

We are subject to the short-term commodity risk of carrying aluminum in our inventory which we attempt to mitigate through the use of hedge instruments. Although we seek to time our hedges to coincide with the period we expect to carry our inventory, we may not accurately predict the timing in all cases. If we experience delays in production or shipments and the market price of base aluminum declines, we could experience a loss if we have not hedged our exposure to price increases correctly. In addition, because changes in base aluminum prices are generally passed through to our customers, but our customer billings are carried as receivables for a period of time, increases or decreases in base aluminum prices cause corresponding increases and decreases in reported net sales and fluctuations in working capital that are unrelated to the level of business activity. As base aluminum prices rise, which causes sales dollars to increase, our customer receivables and raw material inventory carrying value increase, having a negative impact on working capital, and, conversely, as prices and net sales fall, our working capital decreases. We expect that the recent increases in natural gas prices will affect the billet premiums charged by our suppliers, and since we do not pass the billet premium directly to our customers any unwillingness by our customers to accept higher prices for our products would have an adverse affect on our results of operations.

Recently, producers of base aluminum have incurred increased costs of production due to the rising price of energy and alumina, which have increased the price of base aluminum. Aluminum prices on the LME reached an eighteen-year high of $3,240 per metric ton as of May 11, 2006. To the extent we are not able to pass the full cost of base aluminum to customers and we are not able to effectively hedge our exposure to offset the effects of higher base aluminum costs, the increasing price of primary aluminum could materially affect our financial results. As a result of our increased leverage, our hedge counterparties may cease to trade aluminum futures with us or may choose not to offer credit to us. An inability to hedge our base aluminum price risk would have a negative impact on our financial results. We are subject to Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Statement Activities,” as amended, which requires us to record our hedge instruments at current market value, known as “mark to-market,” in our financial statements. The rules require us to recognize all derivative instruments on the balance sheet at fair value, while the physical position which created the need for the derivative, is not marked to market value. Due to volatile market prices of base aluminum, this mark-to-market adjustment can result in a material positive or negative adjustment to our operating earnings.

Any major disruption in the availability of aluminum may cause a shortage of aluminum billets and could adversely affect the billet premium we pay. For example, during 2004, a shortage of aluminum billets in the United States and Canada caused some of our competitors to have disruptions in supply which resulted in production outages, and we may face similar circumstances in the future. Furthermore, we purchased approximately 11% of our aluminum billet requirements from South America and the Middle East in 2005, and we intend to increase that percentage in the near future. We expect to purchase approximately 20% of our aluminum billet requirements from South America and the Middle East in 2006. Shipping billet from overseas suppliers increases transportation risk, and we may not be able to easily replace billet from our suppliers in South America or the Middle East with billet from other sources. Unexpected delays or losses in the delivery of foreign-sourced billet due to factors such as weather, work stoppages, theft, customs issues or war could cause one or more of our facilities to run out of billet. A shortage of aluminum billets or an increase in the billet premium could result in temporary or permanent facility shutdowns or higher costs that we may not be able to pass on to our customers, which would have a significant adverse impact on our financial results.

We have restructured our operations from time to time in the past, and expect to continue to do so from time to time in the future.  The charges associated with these restructurings could materially and adversely affect our earnings and liquidity in future periods.

We have closed, consolidated or idled five plants since 1999.  We have also worked to centralize our administrative and processing functions and have eliminated a significant number of administrative positions since 2000.  As a result of these actions, we incurred restructuring charges of $2.9 million, $6.1 million, $0.5 million, and $0.5 million in 2003, 2004, 2005 and the nine months ended October 1, 2006, respectively.  We currently employ over 3,000 employees and currently operate 15 extrusion facilities and two secondary remelt facilities, and within those facilities, operate 39 extrusion presses, nine paint lines and significant processing equipment.  There is considerable variation in the age of our equipment and the

productivity of our plants and presses.  Some of our facilities also have overlapping customer bases and geographic coverage.   As a result, we expect to continue to restructure our operations from time to time in an ongoing effort to make our operations more productive and more profitable.  While restructurings are designed to improve our operating results over time, restructuring charges may be incurred before the benefits, if any, are realized.  As a result, we may incur material restructuring costs that adversely impact our profitability and liquidity in future periods.  We expect to incur restructuring charges in excess of $1 million for the year ended December 31, 2006.  We have not finalized any restructuring plans for 2007, but expect to incur restructuring charges in 2007 within the range of charges that we have incurred over the past four years.  Future restructurings may not be successful, and future restructuring charges may have a material adverse impact on our earnings and liquidity.

Our operations are subject to numerous complex and increasingly stringent environmental laws and regulations, and the costs of complying with environmental laws and regulations, including participation in assessments and cleanups of sites, are significant and will continue to be so for the future.

We are subject to a wide variety of federal, state and local environmental laws and regulations, including those governing air emissions, wastewater discharges, the generation, storage, handling, use and transportation of hazardous materials, and employee health and safety. From time to time, we are subject to fines or penalties assessed for alleged violations of environmental laws and to claims and litigation based upon those laws. For example, we paid an $80,000 penalty to the EPA in January 2005 to settle allegations that our facility in Modesto, California had failed to accurately report certain chemicals handled at that facility. As an owner of real property and a generator of hazardous wastes, we are also subject to laws imposing liability for the cleanup of contaminated property, including our currently and formerly owned or operated properties as well as offsite locations to which we have sent our wastes for disposal. Hazardous substances have been detected at some of our current and former properties, as well as at sites to which we have sent wastes for disposal. As part of our environmental management program, we are currently involved in investigatory or remedial actions at certain of these properties.

For example, we are currently conducting investigatory actions at our owned and operating facility in Watsonville, California and at a property that we formerly owned and operated as a manufacturing facility in Dayton, New Jersey. We have established a reserve in the amount of $1,288,000 to cover the cost of cleaning up contamination at these and certain other current and former properties. We have also been identified as a potentially responsible party under CERCLA with respect to approximately nineteen offsite locations to which we sent waste materials for disposal in the past. We have established a reserve totaling $475,000 to cover our anticipated liabilities at certain of these sites. The total cost of environmental assessment and remediation depends on a variety of regulatory, technical and factual issues, some of which cannot be anticipated. While we believe that our reserves are adequate to cover presently identified environmental liabilities, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in additional costs. We cannot assure you that reserved amounts will be adequate to cover the ultimate costs of these liabilities or the costs of environmental liabilities that may arise or be identified in the future.

Furthermore, future environmental regulations are expected to impose stricter compliance requirements on the aluminum industry. For example, by the end of 2006, certain of our manufacturing facilities, including the facilities in Gainesville, Georgia; Modesto, California; and Girard, Ohio, may be required to comply with more stringent air emission regulations applicable to metal parts coating operations. We currently estimate the cost in 2006 of operational upgrades and other actions needed to comply with these regulations to be approximately $225,000. However, we cannot estimate the precise effect of these or other future changes to laws and regulations, and compliance with these or other future requirements may make it necessary, at costs which may be substantial and in excess of our estimates, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation and disposal of by-products and wastes. We are not a party to any judicial or administrative proceedings relating to environmental issues.

We have liabilities and expenses for pensions and other postretirement benefits and could be required to make unexpected contributions to our defined benefit plans as a result of adverse changes in interest rates and the capital markets, or if our assumptions relating to our employee workforce are inaccurate.

We provide a number of qualified and non-qualified and registered defined benefit pension and other postretirement benefit arrangements to certain union, non-union and executive employees in the United States and Canada and we could be required to make unexpected contributions to these plans. Based on our valuation as of December 31, 2005, the qualified and non-qualified and registered defined benefit pension had an unfunded liability of approximately $42.5 million on a projected benefit obligation basis. In addition, our unfunded benefit obligation with respect to other postretirement benefit obligations, was approximately $5.3 million as of December 31, 2005. In 2005, we made cash payments of $9.9 million and in 2006, we expect to make cash payments of $8.6 million for these unfunded benefit obligations, prior to allocations of liabilities to Honeywell. Our estimates of liabilities and expenses for pensions and other postretirement benefits incorporate a number of significant assumptions including the rate used to discount our future estimated liability, the long-term rate of return on plan assets and several assumptions relating to our employee workforce, including salary increases, medical costs, retirement age and mortality. Our results of operations, liquidity or stockholders’ equity in a particular period could be adversely affected because of additional required contributions to the pension and other postretirement benefit plans as a result of capital market returns that are less than their assumed long-term rate of return, by a decline in the interest rate used to discount our future estimated liability, increased funding requirements or other changes mandated by law or by changes in employee workforce assumptions. In addition, if we are required to make unexpected cash contributions to our pension plans in the future, we would be prevented from using such cash for other purposes, which may adversely affect our business.

We may be adversely impacted by work stoppages and other labor matters.

As of October 1, 2006, we had approximately 3,400 employees, approximately 2,150, or 63%, of whom were covered under union contracts. The contract at our Mountaintop, Pennsylvania facility expired on March 1, 2006. Despite reaching an agreement with the union bargaining committee, the employees did not ratify the agreement, and the employees at this facility went on strike effective May 1, 2006. We finalized an agreement on May 5, 2006, and the employees at this facility went back to work that day. The contract covering our Vancouver plant expired at the end of September 2006. The Vancouver contract has been extended, and negotiations are continuing. The contract covering our Niles, Ohio facility will expire on December 31, 2006. Three more contracts will expire in 2007, including expirations of our contracts covering our Watsonville, California facility, which terminates on March 31, 2007, and our Burlington, North Carolina and Calgary, Alberta facilities, which each expire on April 30, 2007. We may be unable to resolve any of these contract negotiations without work stoppages or significant increases in costs, which could have a material adverse effect on our financial condition, cash flows and operating results. We have experienced four work stoppages in the last ten years, including the one described above, and prior to that, a one-week work stoppage in Mississauga, Ontario in 2003. We cannot assure you that our relationships with our employees and their unions will be satisfactory or that we will not encounter further strikes, unionization efforts or other types of conflicts with labor unions or our employees. Further, existing union agreements may not prevent a strike or work stoppage at any of our facilities in the future.

We depend on the service of key individuals, the loss of whom could materially harm our business.

Our success will depend, in part, on the efforts of our executive officers and other key employees, including Timothy R.J. Stubbs, our Chief Executive Officer. Although we do not anticipate that we will have to replace any of our executive officers in the near future, the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition.

We are controlled by our principal equityholder, which has the power to take unilateral action.

Affiliates of Sun Capital own 90.4% of our common stock and 100% of our voting common stock, and, as a result, control our business affairs and policies. Three of our directors are employed by affiliates of Sun Capital. Circumstances may occur in which the interests of affiliates of Sun Capital could be in conflict with the interests of the holders of the exchange notes. In addition, affiliates of Sun Capital may pursue acquisitions, divestitures or other transactions that may, in their judgment, enhance their equity investment, even though such transactions might involve risks to holders of the exchange notes. See “Certain Relationships and Related Transactions” and “Security Ownership and Certain Beneficial Owners.”

Our investment in and relationship with AAG may face uncertainties.

We have an approximately 25% ownership interest in Asia Aluminum Group Limited, or “AAG” by virtue of an investment by a prior owner. Any decrease or loss in the dividend we receive from AAG would negatively impact our cash flow. Our principal investment partner, Asia Aluminum Holdings Limited, or “AAH” was founded in 1992, and was a publicly traded company listed on the Main Board of the Stock Exchange of Hong Kong, until it was privatized in 2006. AAG is currently investing significant capital in a new facility in mainland China, and the significant cash requirement associated with this investment may decrease or eliminate AAG’s excess cash, which may decrease or eliminate cash available for payment of the annual dividend we would otherwise be entitled to receive. We do not have the ability to exercise any control over the day-to-day operations of AAG through our minority ownership interest. However, so long as we retain at least a 10% ownership interest of AAG, certain specified actions by AAG require our prior approval. If a disagreement arises between us and AAH with respect to any action requiring our consent, and we are unable to resolve this disagreement, we will have the right to sell our entire ownership interest in AAG to AAH. In the event we exercise this right, AAH will purchase our shares of AAG at a price agreed upon by us and AAH, or in the absence of such agreement, at a price determined by an independent international firm of accountants in accordance with the terms of the AAG shareholders agreement. If we were to sell our investment in AAG, we would lose our right to the annual cash dividend.

The operations of AAG are subject to the risks inherent in the aluminum extrusion industry, which may include: dependence on economic conditions of end-user markets; seasonal slowdowns in the end-user markets; the highly competitive nature of the aluminum extrusion industry; willingness of customers to accept substitutes for extrusions; equipment failures or catastrophic loss at any of our facilities; rising costs or shortages of electricity and natural gas; rising costs or shortages of aluminum billet; and labor stoppages. As a result of these factors, AAG’s profits may be reduced, which would eliminate cash available to pay the annual dividend or may adversely affect the ability of AAG to fund its operations through its cash flows from operations.

In addition, our investment in AAG is subject to risks and uncertainties inherent in international investments, which include, among other things:

•       fluctuations in currency valuation;

•       currency inconvertibility;

•       expropriation and confiscatory taxation;

•       laws relating to foreign investment;

•       regulation or requirements for governmental approvals, permits and licenses; and

•       political instability.

We may be required to guarantee certain indebtedness of AAG.

Pursuant to the AAG shareholders agreement, we agreed in certain limited circumstances upon the request of AAG’s lenders to provide guarantees of certain borrowings of AAG that were outstanding on June 8, 2001, the date we entered into the AAG shareholders agreement, in proportion to our approximately 25% equity ownership in AAG in the event that any of such borrowings are cancelled by a lender or are required by a lender to be restructured or renewed. We have not guaranteed or been asked to guarantee any borrowings of AAG under this provision since the execution of the AAG shareholders agreement on June 8, 2001. The aggregate U.S. dollar equivalent (based on exchange rates at December 31, 2005) of the borrowings we potentially could have been required to guarantee at the time we entered into the AAG shareholders agreement was our approximately 25% share of approximately $71.6 million, or approximately $17.9 million. Based on the information we have received from AAG to date, we believe that the borrowings have been cancelled, repaid, restructured or refinanced. Based on our interpretation of the AAG shareholders agreement, we believe that our potential obligation to guarantee any item of the specified borrowings applies only to the first such cancellation, restructuring or renewal thereof and is thereafter extinguished. As a result, based on the information we have received from AAG to date, we do not believe we could be required to guarantee any amounts outstanding as of the date hereof. We received a communication from the controller of the majority shareholder of AAG that suggests that the majority shareholder may disagree with our interpretation of the AAG shareholders agreement and may believe that our obligation to guarantee the specified borrowings is not extinguished upon the first cancellation, restructuring or renewal thereof. Based on this interpretation of the AAG shareholders agreement by the majority shareholder and based on information we have received from AAG to date, we believe the maximum U.S. dollar equivalent (based on exchange rates at December 31, 2005) of the borrowings we potentially could be required to guarantee at this time is our approximately 25% share of approximately $88.3 million, or approximately $22.1 million. While we believe that we have correctly interpreted the AAG shareholders agreement, the AAG shareholders agreement and our interpretation thereof are not free from doubt and, accordingly, we cannot assure you that the majority shareholder will not challenge our interpretation of the AAG shareholders agreement. If we were required to guarantee indebtedness of AAG and AAG were to default on such indebtedness, it could have a material negative impact on our liquidity position.

AAG and our other China sources are subject to risks which could affect our ability to effectively outsource aluminum extrusions from them.

Through our supply arrangement with AAG, we use AAG for approximately 90% of our total import volume, which amounted to approximately 2.5% of our shipment volume in 2005. AAG and our other China sources are subject to the risks of China’s political, social and economic environment, and these risks could affect our ability to effectively outsource aluminum extrusions from AAG and our other China sources. The role of the Chinese government in the Chinese economy is significant, and its policies toward economic liberalization could change, resulting in greater restrictions on the ability of AAG and other China sources to do business with us. The Chinese government could reduce its export subsidies, which would make it more costly for us to outsource aluminum extrusions to China. Aluminum extrusions from AAG and our other China sources are also subject to shipping and other transportation delays and risks, and there may be production disruptions as a result of construction or other delays at AAG’s new facility. If our China sources are unable to provide us with extrusions or if their shipments were to experience prolonged delays or suffer damages while in transit, we cannot assure you that we would be able to produce an equivalent shipment volume in our United States and Canada facilities. Our supply agreement with AAG does not require AAG to supply us with any specified quantity of extrusions. If the volume of extrusions AAG is willing to supply us were to decrease, we may not be able to enter into new supply arrangements with other suppliers in a timely manner to provide a sufficient volume of quality products at prices that are satisfactory to us.

Fluctuations in currency exchange rates may significantly impact our results of operations recorded in U.S. dollars and may materially adversely affect the comparability of our results between financial periods.

We have operations in Canada. Approximately 13% of our net sales in 2005 were made in Canadian dollars. We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. The U.S. dollar to Canadian dollar exchange rate may vary from the time we invoice the shipment and the time we are paid, which could result in a realized currency loss in our results of operations if we have not hedged our exposure to currency fluctuations correctly. In addition, we may set prices for our Canadian business in U.S. dollars and if these prices are not adjusted for changes in the relative values of the currencies, we could experience reduced operating margins. The U.S. dollar value of our sales in Canada varies with currency exchange rate fluctuations between the U.S. dollar and the Canadian dollar. The results of the operations and the financial position of our Canadian subsidiaries are reported in Canadian dollars and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements. We report our results in U.S. dollars and our financial results are impacted by currency fluctuations between the U.S. dollar and the Canadian dollar. Changes in currency exchange rates could have an adverse effect on our reported results of operations. Upon consummation of the Transactions, we will have Canadian-dollar borrowings under our revolving credit facility. To the extent the U.S. dollar declines against the Canadian dollar, our interest expense for our Canadian dollar-denominated indebtedness will increase for financial reporting purposes. For a description of our indebtedness, see “Capitalization.”

We may experience difficulties operating as a stand alone company.

We have historically operated as a business unit of Novar plc and subsequently Honeywell. Prior to February 2, 2006, we had not operated as a stand-alone company, and we may experience difficulty operating as a stand-alone company. We received financial support and technical and administrative services from Novar plc and Honeywell, including certain risk management, tax, legal and treasury services. Although we believe we will be able to perform all of these services internally or through arrangements with third parties, we may not be able to obtain these services at comparable costs after February 2, 2006.

Because we have been able to leverage our structural integration with Novar plc and Honeywell in the past, the historical financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of Novar plc and Honeywell, as applicable, for the periods presented, and are not necessarily indicative of our future results of operations, financial position and cash flows.

In connection with this exchange offer, we will incur substantial ongoing costs to comply with federal securities law requirements.

In connection with this exchange offer, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our management, systems and resources and cause us to incur substantial ongoing costs. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns. Upon issuance of the exchange notes, we will begin to incur substantial ongoing costs as a result of having to comply with the Exchange Act and the Sarbanes-Oxley Act. We currently estimate that we will incur approximately $1.0 million of costs in each of 2006 and 2007 and approximately $0.2 million of costs in 2008 as a result of having to comply with the Sarbanes-Oxley Act. We currently estimate that we will incur approximately $0.5 million of costs annually as a result of having to comply with the Exchange Act.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

We may, from time to time, consider acquiring complementary companies or businesses. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•       the diversion of our capital and our management’s attention from other business issues and opportunities;

•       difficulties in successfully integrating companies or businesses that we acquire, including personnel, financial systems and operations;

•       material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations; and

•       the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include, but are not limited to:

•       the cyclicality of the aluminum extrusion industry in the United States and Canada as a result of its dependence on economic conditions of end-user markets in the United States and Canada, which has caused fluctuations in our shipment volume;

•       seasonal slowdowns in the end-user markets we serve;

•       competition in the markets for our products, and the risk we will be unable to compete effectively in the aluminum extrusion industry, which could result in the loss of customers;

•       the risk that our customers will accept substitutes for our products;

•       the risk of equipment failures, delays in deliveries or catastrophic loss at any of our facilities;

•       the risk of rising costs or shortages of electricity and natural gas;

•       the risk of rising costs or shortages of aluminum billet;

•       the costs of complying with environmental laws and regulations, including participation in assessments and cleanups of sites;

•       the risk that we may be required to make unexpected contributions to our defined benefit plans;

•       employee workforce factors including the hiring and retention of key executives, collective bargaining agreements with union employees or labor stoppages;

•       the risk that the interests of our principal equityholder could be in conflict with your interests as a holder of the notes;

•       uncertainties regarding our investment in and relationship with AAG;

•       the risk that we may be required to guarantee indebtedness of AAG;

•       the risk that fluctuations in currency exchange rates will impact our results of operations;

•       the risk that we will face difficulties operating as a stand alone company;

•       the costs of complying with federal securities laws and regulations; and

•       the risk that future acquisitions will have a negative impact on us.

All forward-looking statements attributable to Indalex or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors.”

Exchange Offer

Purpose and Effect of the Exchange Offer

We, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on February 2, 2006. Under the registration rights agreement, we have agreed that we will:

•       use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (the “exchange notes”) (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

•       keep the exchange offer open for at least 20 business days after the date we mail notice of such exchange offer to holders; and

•       file and use our reasonable best efforts to cause to become effective a shelf registration statement for the resale of outstanding notes in certain circumstances.

We will pay additional interest on the notes for the periods described below if the exchange offer with respect to the Notes is not completed on or before the date that is 270 days after the issue date of the outstanding notes (or, if required, the shelf registration statement is not declared effective on or before the date that is 240 days after the issue date of the outstanding notes). Where there is a registration default, the annual interest rate borne by the outstanding notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum additional interest rate of 1.00% per annum thereafter until the exchange offer is completed or the shelf registration statement is declared effective.

Registration Default

We are in a registration default that started on October 31, 2006.  As a result, on the next interest payment date, holders will receive additional interest on our notes accrued from October 31, 2006 through but not including the date on which the exchange offer is completed, and if the exchange offer is not completed prior to the next interest payment date, holders will continue to receive additional interest on our notes, payable on regularly scheduled interest payment dates, through but not including the date on which the exchange offer is completed.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•       the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•       the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•       the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $270,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                    , 2006 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                    , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under
“—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on February 1, 2007. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each February 1 and August 1, commencing on February 1, 2007.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offer, each holder will be required to make the following representations to us:

•       Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•       At the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes in violation of the Securities Act.

•       The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•       If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•       If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•       The holder is not a broker-dealer tendering outstanding notes directly acquired from us for its own account.

•       The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1.                the tender is made through a member firm of the Medallion System;

2.                prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3.                the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

1.                specify the name of the person having deposited the outstanding notes to be withdrawn;

2.                identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.                be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

4.                specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus, if:

1.                any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

2.                any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

3.                any governmental approval has not been obtained, which approval we, in our sole judgment, believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see

“—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	Facsimile Transmission: (651) 495-8097 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any immediate gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to interest expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

1.                to us upon redemption thereof or otherwise;

2.                so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.                outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

4.                pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Use of Proceeds

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

The gross proceeds from the offering was $266.6 million ($270.0 million net of $3.4 million of original issue discount) before deducting estimated discounts to the initial purchasers and the fees and expenses of the offering of the outstanding notes. We used the net proceeds from the offering, together with borrowings under the revolving credit facility and the proceeds from the cash equity contribution, to pay the consideration for the Holdings Acquisition and the related fees and expenses.

The following table summarizes the sources and uses of funds from the Transactions, including the offering of the outstanding notes.

(Dollars in thousands)

Sources:		Uses:
Revolving credit facility(1)	$68,839	Acquisition consideration(3)	$425,000
Outstanding notes(2)	266,563	Fees and expenses(4)	21,652
Cash equity contribution(3)	111,250
Total sources of funds	$446,652	Total uses of funds	$446,652

       (1) The revolving credit facility consists of a five-year asset based revolving credit facility providing for borrowings of up to $200.0 million, up to $80.0 million of which is available under a Canadian sub facility. Initial borrowings under the revolving credit facility were $68.8 million, including $28.0 million under the Canadian sub-facility. We had $101.0 million in availability as of October 1, 2006, after deducting $10.4 million of outstanding undrawn letters of credit, which reduce availability. For a description of our borrowing base formula under our revolving credit facility, see “Description of Certain Indebtedness—Borrowing Base.”

       (2) Represents $270.0 million of notes, net of unamortized discount of $3.4 million.

       (3) The aggregate purchase price of $425.0 million was reduced by a post-closing adjustment of approximately $5.9 million based on the extent to which working capital previously estimated to be transferred differed from the actual amount of working capital transferred as of the closing date of the Holdings Acquisition. On June 26, 2006, Honeywell paid us $6.1 million to settle the adjustment. This amount included interest of approximately $0.2 million. On July 18, 2006, we paid 25% of this amount, or $1.5 million, to our stockholders as a dividend, which was permitted under the indenture governing the notes and the agreement governing the revolving credit facility. We used the balance of the working capital adjustment to repay outstanding borrowings under the revolving credit facility (without reducing commitments).

       (4) Fees and expenses related to the Transactions included $5.1 million of legal and accounting fees, $6.3 million of discounts and commissions related to the notes, $4.4 million of underwriting fees in connection with the revolving credit facility, $5.5 million of transaction fees and expenses payable to affiliates of Sun Capital in connection with the Holdings Acquisition and $0.3 million of other fees and expenses. See “Certain Relationships and Related Transactions—Management Services Agreement” and “—Purchase of Notes by Sun Capital Securities Offshore Fund, Ltd.” In addition, we paid $2.4 million in transaction costs after the closing of the Transactions.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of October 1, 2006. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes appearing elsewhere in this prospectus.

As of October 1, 2006
(unaudited)
(Dollars in thousands)
Cash and cash equivalents	$5,090
Debt:
Revolving credit facility(1)	$88,606
Outstanding notes(2)	266,849
Other debt(3)	6,352
Total debt	361,807
Stockholders’ equity	96,728
Total capitalization	$458,535

       (1) In connection with the Transactions, we entered into a new revolving credit facility, which consists of a five-year asset-based revolving credit facility providing for borrowings of up to $200.0 million, up to $80.0 million of which is available under a Canadian sub-facility. Initial borrowings under the revolving credit facility were $68.8 million, including $28.0 million under the Canadian sub-facility. We had $101.0 million in availability as of October 1, 2006, after deducting $10.4 million of outstanding undrawn letters of credit, which reduce availability. For a description of our borrowing base formula under our revolving credit facility, see “Description of Certain Indebtedness—Borrowing Base.”

       (2) Represents $270.0 million of notes, net of unamortized discount of $3.2 million.

       (3) On December 1, 2005, we converted an existing operating lease for our extrusion press in Mississauga, Ontario into a capital lease with a principal amount of approximately C$4.5 million ($3.9 million at exchange rates as of December 1, 2005). The annual operating lease expense was approximately $2.6 million. Amounts have been translated into U.S. dollars using a rate of $1.00 = C$1.1687, the noon nominal rate published by the Bank of Canada on December 1, 2005. On March 1, 2006, we converted an existing operating lease for our extrusion press in Elkhart, Indiana into a capital lease with a principal amount of approximately $3.2 million. The annual operating lease expense was approximately $1.8 million.

Unaudited Pro Forma Condensed Combined Financial Data

We derived the following unaudited pro forma condensed combined financial data by applying pro forma adjustments to the historical year-end and historical interim combined financial statements of Indalex included elsewhere in this prospectus. The unaudited pro forma condensed combined statements of operations data for the periods presented give effect to the Honeywell Acquisition and the Transactions, including the offering of the outstanding notes, and the application of the net proceeds therefrom, as if the Honeywell Acquisition and the Transactions had occurred at the beginning of the periods presented. We describe the assumptions underlying the pro forma adjustments in the accompanying notes which should be read in conjunction with these unaudited pro forma condensed combined financial statements. The pro forma balance sheet as of October 1, 2006 is not presented, because the Transactions are already reflected in the balance sheet as of October 1, 2006.

In order to provide a comparison for purposes of the discussion of our results of operations for the fiscal year ended December 31, 2005 and for the nine months ended October 1, 2006, the results of Predecessor 1 for the period from January 1, 2005 to March 31, 2005 have been combined with the results of Predecessor 2 for the period from April 1, 2005 to December 31, 2005 and the results of Predecessor 2 for the period from January 1, 2006 to February 1, 2006 have been combined with the results of Successor for the period from February 2, 2006 to October 1, 2006. Because Predecessor 1, Predecessor 2 and Successor are different reporting entities, this information should be considered as supplemental information only.

Although we have provided these combined results in order to provide a comparison for purposes of the discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the application of the purchase method of accounting in connection with the Honeywell Acquisition and the Holdings Acquisition.

The Honeywell Acquisition was accounted for under purchase accounting. As a result, a portion of the total cost of the Honeywell Acquisition was allocated to our assets and liabilities based upon their fair value as of March 31, 2005, the date of the Honeywell Acquisition. The pro forma adjustments for the Honeywell Acquisition give effect to these purchase accounting adjustments as of the first day of the periods presented. We have also accounted for the Holdings Acquisition under the purchase method of accounting. The pro forma adjustments related to the purchase price allocation in connection with the Holdings Acquisition are subject to finalization of the tax indemnification and based on information obtained to date. The actual purchase accounting adjustments described in the accompanying notes may differ from those reflected in these unaudited pro forma condensed combined financial statements. The actual amounts that we record based on our final allocation of the purchase price, after giving effect to the tax indemnification, may differ materially from those recorded in our unaudited pro forma condensed combined financial data.

The unaudited pro forma condensed combined financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Honeywell Acquisition or the Transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period. The unaudited pro forma condensed combined financial data should be read in conjunction with the information contained in “Selected Historical Combined Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Indalex historical combined financial statements and accompanying notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statements of
Operations for the Nine Months Ended October 1, 2006
(Dollars in thousands)

	Predecessor 2	Successor
	January 1, 2006 to	February 2, 2006 to	Nine Months Ended October 1, 2006
	February 1, 2006	October 1, 2006	Transactions Adjustments		Pro Forma
Net sales	$100,019	$890,008	—		$990,027
Costs and expenses:
Cost of sales	95,127	819,839	$(7,767)	(a)	907,203
			(4)	(b)
			8	(c)
Selling, general and administrative	5,548	40,479	(1)	(b)	46,199
			70	(c)
			103	(d)
Management fees to affiliates	—	1,345	100	(e)	1,445
Amortization of intangible assets	920	7,812	44	(f)	8,776
Impairment of long-lived assets	—	3,009	—		3,009
Other expense	195	1,402	(743)	(g)	854
Mark-to-market on derivatives	(3,619)	6,420	—		2,801
Total costs and expenses	98,171	880,306	(8,190)		970,287
Income from operations	1,848	9,702	8,190		19,740
Other income (expense):
External interest expense	(24)	(25,926)	(3,061)	(h)	(29,011)
Deferred financing costs	—	(1,616)	(202)	(i)	(1,818)
Income from equity method investment in AAG	643	5,236	—		5,879
Affiliated acquisition fees	—	(5,475)	—		(5,475)
Dividend income from affiliates	—	—	—		—
Income (loss) before income taxes	2,467	(18,079)	4,927		(10,685)
Income tax (benefit) provision	703	(4,964)	1,724	(j)	(2,537)
Income (loss) from continuing operations	$1,764	$(13,115)	$3,203		$(8,148)

Unaudited Pro Forma Condensed Combined Statement of
Income for the Fiscal Year Ended December 31, 2005
(Dollars in thousands)

	Predecessor 1	Predecessor 2	Fiscal Year Ended December 31, 2005
	January 1, 2005 to March 31, 2005	April 1, 2005 to December 31, 2005	Transaction Adjustments		Pro Forma
Net sales	$239,849	$781,521	—		$1,021,370
Costs and expenses:
Cost of sales	221,542	727,799	$(4,427)	(k)	945,507
			572	(b)
			21	(c)
Selling, general and administrative	15,282	35,933	117	(b)	52,542
			177	(c)
			1,033	(d)
Management fees to affiliates	—	1,131	124	(e)	1,255
Amortization of intangibles assets	—	8,282	3,288	(f)	11,570
Other (income) expense	1,794	(557)	—		1,237
Mark-to-market on derivatives	285	(1,200)	—		(915)
Total costs and expenses	238,903	771,388	905		1,011,196
Income from operations	946	10,133	(905)		10,174
Other income (expense):
Interest to affiliates—net	(1,208)	(3,712)	4,920	(l)	—
External interest—net	—	(189)	189	(l)	—
			(36,728)	(h)	(36,728)
Deferred financing costs	—	—	(2,424)	(i)	(2,424)
Income from equity method investment in AAG	1,557	9,380	—		10,937
Dividend income from affiliates	9,077	—	(9,077)	(m)	—
Income (loss) before income taxes	10,372	15,612	(44,025)		(18,041)
Income tax (benefit) provision	9	1,912	(15,409)	(j)	(13,488)
Income (loss) from continuing operations	$10,363	$13,700	$(28,616)		$(4,553)

Notes to the Unaudited Pro Forma Condensed Combined
Statement of Operations
(Dollars in thousands)

(a)           To eliminate the effect of the write-up of inventory to fair value in connection with purchase accounting for the Transactions.

(b)          To reflect an increase in depreciation expense related to an increase in the value of fixed assets as part of the purchase price allocation for the Transactions for periods prior to February 2, 2006.

(c)           To reflect the elimination of amortization of unrecognized investment loss on pension assets related to employees retained by Honeywell.

(d)          To eliminate stock option expense related to options to purchase stock of Novar plc, and to reflect estimated stock option expense related to the Indalex Holdings Finance stock option plan.

(e)                        To reflect elimination of management fees paid to Novar plc and affiliates, and to reflect management fees payable to an affiliate of Sun Capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Transactions—Stand Alone Company.”

(f)   To reflect the increase in amortization expense related to an increase in value of trademark and customer lists as part of the purchase price allocation for the Transactions for periods prior to February 2, 2006.

(g)                           To reflect the elimination of  costs related to the Transactions paid directly by Indalex.

(h)                       To record additional interest expense and unamortized discount on the notes, excluding amortization of deferred financing costs, as follows:

	Principal Amount		Interest Rate		Fiscal Year Ended December 31, 2005	Nine Months Ended October 1, 2006
Interest on notes	$270,000		11.500%		$31,050	$2,588
Interest on revolving credit facility	68,839	(1)	6.94	(2)%	4,778	398
Undrawn facility fee for revolving credit facility	N/A		0.375%		492	41
Cash interest adjustment					36,320	3,027
Amortization of notes discount	N/A		N/A		408	34
Adjustment					$36,728	$3,061

(1)         Includes outstanding revolving credit facility as of February 2, 2006, including $28.0 million of borrowings under the Canadian sub-facility portion of the revolving credit facility.

(2)         Represents 1 year LIBOR plus 2.0%. LIBOR is assumed to be 4.94% (based on 1 year LIBOR as of January 6, 2006). A 0.125% variance in the actual interest rate on our revolving credit facility would cause a corresponding increase or decrease in our annual interest expense of $0.1 million and, assuming an effective tax rate of 35%, in our annual net income of $0.1 million.

(i)          To reflect amortization of deferred financing costs on debt incurred in connection with the Transactions.

(j)       To reflect changes in the income tax (benefit) provision based on an assumed effective tax rate of 35%.

(k)  To eliminate the effect of the write-up of inventory to fair value in connection with purchase accounting for the Honeywell Acquisition.

(l)             To reflect the elimination of interest expense on indebtedness repaid by Honeywell on the closing date.

(m)           To eliminate dividend income from affiliates of Novar plc.

Selected Historical Combined Financial and Operating Data

The following table sets forth selected historical combined financial data for the periods ended and at the dates indicated below. We have derived the selected historical combined financial data as of December 31, 2003 and for the year ended December 31, 2003 from our audited combined financial statements and related notes, which are included elsewhere in this prospectus. We have derived the selected historical combined financial data as of December 29, 2002 and for the year ended December 29, 2002 from our audited combined financial statements. The selected historical combined financial data for the year ended December 30, 2001 is unaudited. We have derived the summary historical combined financial data as of December 31, 2004, and December 31, 2005 and for the year ended December 31, 2004 and the periods from January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005 from our audited financial statements and related notes, which are included elsewhere in this prospectus. We have derived the summary historical financial data as of October 1, 2006 and for the period from January 1, 2006 to February 1, 2006 and from February 2, 2006 to October 1, 2006 from our historical unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited condensed combined financial data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The combined results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical combined financial data should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor 1					Predecessor 2	Predecessor 1	Predecessor 2		Successor
					Fiscal Year Ended		Nine Months Ended		Nine Months Ended
					December 31, 2005		October 2, 2005		October 1, 2006
					Period	Period	Period	Period	Period	Period
					from	from	from	from	from	from
					January 1,	April 1,	January 1,	April 1,	January 1,	February 2,
	Fiscal Year Ended				2005 to	2005 to	2005 to	2005 to	2006 to	2006 to
	December 30, 2001	December 29, 2002	December 31, 2003	December 31, 2004	March 31, 2005	December 31, 2005	March 31, 2005	October 2, 2005	February 1, 2006	October 1, 2006
Statement of income data:

Net sales	$705,641	$734,312	$748,468	$932,696	$239,849	$781,521	$239,849	$535,168	$100,019	$890,008
Costs and expenses:
Cost of sales(1)	639,173	75,588	684,043	854,386	221,542	727,799	221,542	499,620	95,127	819,839
Selling, general and administrative	79,951	75,576	47,450	52,619	15,282	35,933	15,282	24,235	5,548	40,479
Management fees to affiliates(2)	5,864	4,382	2,902	2,771	—	1,131	—	764	—	1,345
Restructuring charges(3)	7,757	2,467	2,897	6,086	694	(222)	694	—	—	—
Impairment of long-lived assets(4)	6,042	389	—	2,728	381	636	381	370	—	3,009
(Gain) loss on disposal of assets(5)	2,398	515	3,817	(675)	(274)	(146)	(274)	—	—	—
Amortization of intangibles	12,149	—	—	—	—	8,282	—	5,521	920	7,812
Other (income) expense	(668)	—	1,415	2,298	993	(825)	993	(1,555)	195	1,402
Mark-to-market on derivatives(6)	32	(2,505)	(4,167)	(3,638)	285	(1,200)	285	3,567	(3,619)	6,420
Total costs and expenses	752,698	722,627	738,357	916,575	238,903	771,388	238,903	532,522	98,171	880,306
Income from operations	(47,057)	11,685	10,111	16,121	946	10,133	946	2,646	1,848	9,702
Other income (expense):
Interest to affiliates—net(7)	(21,300)	(10,152)	(8,717)	(8,637)	(1,208)	(3,712)	(1,208)	(2,662)	—	—
External interest—net	(909)	(248)	58	50	—	(189)	—	125	(24)	(25,926)
Deferred financing costs	—	—	—	—	—	—	—	—	—	(1,616)
Income from equity method investment in AAG(8)	—	6,005	7,869	14,807	1,557	9,380	1,557	4,345	643	5,236
Affiliated acquisition fees	—	—	—	—	—	—	—	—	—	(5,475)
Dividend income from affiliates(9)	—	14,724	12,728	15,102	9,077	—	9,077	—	—	—
Income before income taxes	(69,266)	22,014	22,049	37,443	10,372	15,612	10,372	4,454	2,467	(18,079)
Income tax (benefit) provision	(27,621)	1,522	(2,295)	(5,808)	9	1,912	9	127	703	(4,964)
Income from continuing operations	(41,645)	20,492	24,344	43,251	10,363	13,700	10,363	4,327	1,764	(13,115)
Discontinued operations(10)	10,574	3,945	2,540	1,126	(50)	—	(50)	(339)	—	—
Net income (loss)	$(31,071)	$24,437	$26,884	$44,377	$10,313	$13,700	$10,313	$3,988	$1,764	$(13,115)
Balance sheet data (at end of period):
Cash and cash equivalents	$1,219	$—	$18,550	$23,522	$17,775	$9,366	$17,775	$14,706	$1,192	$5,090
Working capital(11)	57,022	34,898	74,483	110,982	124,326	96,623	124,326	113,280	90,168	35,574
Total assets	800,242	869,470	885,910	895,278	658,903	618,392	658,903	649,692	622,453	674,545
Total debt	307,227	332,647	276,981	147,725	6,000	3,869	6,000	6,000	3,766	577,817
Total stockholders’ equity	349,151	365,771	439,123	561,852	431,501	423,106	431,501	433,286	412,764	96,728
Other financial and operating data:
Capital expenditures		$26,772	$21,480	$33,275	$8,770	$20,228	$8,770	$13,636	$3,006	$16,492
Cash flows provided by (used in) operating activities		64,242	35,327	47,363	(31,198)	58,032	(31,198)	23,406	3,346	(1,932)
Cash flows provided by (used in) investing activities		(60,071)	(20,684)	873	(8,032)	(18,189)	(8,032)	(11,646)	(3,006)	(439,706)
Cash flows provided by (used in) financing activities		(4,782)	2,821	(37,028)	30,596	(46,480)	30,596	(11,503)	(8,487)	446,513
Cash dividends received from AAG(12)		—	3,152	—	4,602	—	4,602	—	—	4,891
Ratio of earnings to fixed charges(13)	-1.91x	2.31x	2.60x	3.07x	8.63x	2.11x	8.63x	1.03x	9.74x	0.36x
Pounds shipped	477,436	520,039	532,000	617,088	154,698	470,887	154,698	320,990	52,456	472,274

(1)             The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories, which approximated 63%, 63%, 66%, 48%, 63% and 59% of total inventory at December 30, 2001, December 29, 2002, December 31, 2003 and 2004, March 31, 2005 and December 31, 2005, respectively.

(2)             Represents the amount of shared corporate services allocated to us by Novar plc and Honeywell and management fees payable to Sun Capital, as applicable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Transactions—Stand Alone Company.”

(3)       Represents restructuring charges: (i) for 2002, consisting primarily of severance costs related to two overhead reduction programs implemented in 2002; (ii) for 2003, severance and lease termination costs related to two overhead reduction programs implemented in 2003; (iii) for 2004, severance costs related to the 2003 overhead reduction program, severance costs related to an overhead reduction program implemented in 2004, and additional costs relating to the September 2004 closure of our Berlin, Connecticut facility, consisting primarily of severance costs; (iv) for the period from January 1, 2005 to March 31, 2005, $525 in severance costs and $169 in additional costs relating to our July 2005 closure of our Fostoria, Ohio facility; and (v) for the period from April 1, 2005 to December 31, 2005, a reversal of $222 of the accrual for the Fostoria closure, as better information became available, enabling us to reduce the charge.

(4)       Represents non-cash impairment charges: (i) for 2002 relating to the write down of machinery and equipment at our Ahoskie, North Carolina facility; (ii) for 2004, a write-off of long-lived fixed assets associated with the closure of our Berlin, Connecticut facility and the sale of our Ahoskie, North Carolina facility; (iii) for the period from January 1, 2005 to March 31, 2005, relating to our July 2005 closure of our Fostoria, Ohio facility; (iii) for the period from April 1, 2005 to December 31, 2005, relating to our Ahoskie, North Carolina facility, and (iv) for the period from February 2, 2006 to October 1, 2006, a write-down of our Winton, North Carolina plant resulting from the sale of that facility.

(5)       Represents non-cash gains and losses on disposals of fixed assets: (i) in 2002, a loss of $515 resulting from the sale of a portion of the acreage surrounding our City of Industry, California facility; (ii) for 2003, a loss of $3,366 resulting from our donation of extrusion and casting property at our Dolton, Illinois facility to the village of Dolton and a loss of $451 resulting from the sale of an extrusion press; (iii) for 2004, a gain of $1,225 resulting from the exchange of our Niles cast house for an extrusion facility in Connersville, Indiana and a loss of $556 resulting from the sale of an extrusion press and (iv) for the periods from January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005, gains in the normal course of business.

(6)       Represents non-cash unrealized gains and losses on the mark-to-market of foreign currency contracts and aluminum hedges.

(7)       Represents interest on notes payable to affiliates arising from intercompany financing arrangements with Novar plc.

(8)       Consists of our approximately 25% investment in AAG, which is accounted for under the equity method.

(9)                           Consists of dividends on non-voting preferred shares of other indirect wholly owned subsidiaries of Novar plc. These preferred shares were redeemed in connection with the Honeywell Acquisition.

(10)                     For 2001, 2002, 2003 and 2004 and for the periods from January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005, represents the operations of Brampton, which was sold in February 2004, and ITI, which was sold in July 2004.

(11)                     Working capital means current assets minus current liabilities.

(12)                     Represents cash dividends received from AAG. Under the stockholders agreement governing our investment in AAG, AAG is required to distribute not less than 40% of its net realized profits to AAH and us. We are therefore entitled to receive cash dividends equal to our approximately 25% share of at least 40% of the net realized profits of AAG. However, cash dividends declared in respect of a fiscal period are sometimes paid in a subsequent period. Due to this timing difference, dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2004 were not paid until 2005 and dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2005 were not paid until 2006. Cash dividends from AAG for 2004 are therefore reflected in our 2005 statement of cash flows. Cash dividends from AAG for 2005 are reflected in the 2006 statement of cash flows. The dividends presented here are also included in operating cash flows.

(13)                     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed or capitalized and the portion of rental expense we believe is representative of the interest component of rental expense. Earnings before fixed charges were inadequate to cover fixed charges by $69,266 in 2001, and by $18,424 in the period from February 2, 2006 to October 2, 2006.

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

The financial information of the Issuer contained in this prospectus is the combined financial information of Indalex Inc., Indalex America Inc., Indalex West Inc., Indalex Aluminum Solutions Inc. and Indalex Limited and each of their consolidated subsidiaries. On December 31, 2004, Indalex Aluminum Solutions Inc., Indalex West Inc. and Indalex America Inc. were merged with and into Indalex Inc. On March 31, 2005, Honeywell acquired our former parent company, Novar plc. On February 2, 2006, the Issuer acquired all of the outstanding capital stock of Indalex Inc. and Indalex Limited in connection with the Holdings Acquisition.

The following discussion and analysis of our results of operations covers periods before the Transactions in most cases and, in some cases, before the Honeywell Acquisition on March 31, 2005. Accordingly, the discussion and analysis of these periods does not reflect the subsequent impact that the Honeywell Acquisition and the Transactions have had on our financial condition, results of operations and cash flows, including, in the case of the Transactions, our significantly increased debt levels and liquidity requirements. You should read the following discussion and analysis in conjunction with the information set forth under “Unaudited Pro Forma Condensed Combined Financial Data” and “Selected Historical Combined Financial and Operating Data” and our combined financial statements and the notes to those statements included elsewhere in this prospectus.

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Historical Condensed Combined Financial Data” and our combined financial statements and related notes thereto included elsewhere in this prospectus. See “Forward-Looking Statements.”

Overview

We are the second largest aluminum extruder, and the largest independent aluminum extruder, in the United States and Canada, based on shipment volume data compiled by the Aluminum Association and management estimates. Our aluminum extrusion products are widely used throughout industrial, commercial and residential applications. Unlike a typical commodity metals business, extruded aluminum products are typically customized to meet end-user specific requirements and underlying commodity prices are passed on to the customer. As a result, we are largely insulated from aluminum price volatility. In addition to aluminum extrusion, we also offer a broad range of services, including fabrication, painting and anodizing. In 2005, approximately 94% of our products were customized, made-to-order aluminum extrusions for use in a wide array of end-user markets, including the transportation, residential building and construction, electric and cable, commercial building and construction, consumer durables and machinery and equipment end-user markets, as well as through distribution channels.

The Transactions

The Holdings Acquisition

On September 16, 2005, the Issuer, a wholly-owned subsidiary of Indalex Holdings Finance, Inc., entered into a stock purchase agreement pursuant to which it agreed to acquire all of the outstanding capital stock of Indalex Inc. and Indalex Limited, subsidiaries of Honeywell International Inc., for a total purchase price of approximately $425.0 million in cash (subject to a post-closing working capital adjustment of $5.9 million). The Issuer is a holding company that is a wholly-owned direct subsidiary of Holdings, which is beneficially owned by affiliates of Sun Capital Partners, Inc. and certain other investors and members of our management team.

On February 2, 2006, concurrently with the closing of the Holdings Acquisition, the following events occurred. We refer to these events, together with the Holdings Acquisition and the use of the financing proceeds, as the “Transactions”:

•       certain of the equity investors contributed approximately $111.3 million in cash in the form of an equity investment in Holdings, which was contributed to the Issuer;

•       the Issuer and Indalex Limited entered into a five-year senior first-priority secured asset-based revolving credit facility providing for borrowings of up to $200.0 million, up to $80.0 million of which is available under a Canadian sub-facility (the “revolving credit facility”);

•       the Issuer issued $270.0 million of the outstanding notes, which included $15.0 million of notes issued to Sun Capital Securities Offshore Fund, Ltd., an affiliate of the equity sponsor (the $15.0 million of notes were subsequently sold to unaffiliated purchasers on July 18, 2006); and

•       the Issuer paid approximately $21.7 million of fees and expenses incurred in connection with the Transactions.

The Holdings Acquisition was accounted for using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the Holdings Acquisition. The application of purchase accounting in connection with both the Holdings Acquisition and the Honeywell Acquisition (as defined below) resulted in new entities for reporting purposes. We refer to the Indalex entities prior to the Honeywell Acquisition as “Predecessor 1” and the Indalex entities following the Honeywell Acquisition and prior to the Holdings Acquisition as “Predecessor 2.” We refer to Indalex following the Holdings Acquisition as “Successor.”

As a result of the Transactions, we substantially increased our debt levels in comparison to historical periods. As a result, our interest expense will increase significantly in the periods following the consummation of the Transactions. As of October 1, 2006, we had $361.8 million of outstanding indebtedness (excluding unused availability of $101.0 million under our revolving credit facility). For the fiscal year ended December 31, 2005 and the nine months ended October 1, 2006, after giving pro forma effect to the Transactions, our pro forma cash interest expense would have been $36.7 million and $29.0 million, respectively. See “Risk Factors—Our substantial amount of indebtedness following this offering may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.”

The Honeywell Acquisition

Honeywell acquired our former parent company, Novar plc, on March 31, 2005. Historical financial data for the periods following the Honeywell Acquisition reflect the application of purchase accounting rules, which required Honeywell to allocate the total cost of the acquisition to the assets acquired and the liabilities assumed on the basis of their estimated fair values as of the closing date. For a description of the effects of purchase accounting related to the Honeywell Acquisition, see our audited combined financial statements included in this prospectus. The application of purchase accounting in connection with the Honeywell Acquisition resulted in a new entity for reporting purposes.

As a result of the Honeywell Acquisition, Indalex’s investment in preferred shares of affiliates was redeemed for proceeds of $161.2 million. Indalex recorded dividend income of $9.1 million related to the preferred shares. In conjunction with this transaction, the Company settled an intercompany loan to Novar of $30.4 million. Indalex also paid a dividend in the amount of $139.9 million to Novar plc.

Stand Alone Company

We have historically operated as a business unit of Novar plc and subsequently Honeywell. The financial statements included in this prospectus for periods prior to the Holdings Acquisition have been derived from the historical consolidated financial statements of Novar plc and, from March 31, 2005 through February 1, 2006, Honeywell, and include the assets, obligations and activities of indirect wholly-owned subsidiaries of Novar plc and Honeywell, as applicable. The historical financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of Novar plc or Honeywell for the periods presented, and may not be indicative of our future results of operations, financial position and cash flows. See our combined financial statements and related notes thereto included elsewhere in this prospectus.

The historical combined financial statements included in this prospectus include amounts specifically attributable to Indalex’s operations and a portion of Novar plc’s or Honeywell’s, as applicable, shared corporate general and administrative expenses, consisting of certain risk management, tax, legal and treasury services. In addition, a portion of Novar plc’s and Honeywell’s, as applicable, shared corporate general and administrative expenses that were not specifically identifiable to Indalex’s operations have been allocated to Indalex. Amounts allocated to Indalex are recorded in the income statements of Predecessor 1 and Predecessor 2 as “Management fees to affiliates.” Subsequent to the Holdings Acquisition, “Management fees to affiliates” reflects the management fee paid to Sun Capital as described below. In connection with the Holdings Acquisition, substantially all of the legacy corporate functions of Honeywell that were employed with respect to Indalex’s operations were retained by Honeywell. We now perform those services internally or through arrangements with third parties, and the costs are reflected in “Management fees to affiliates” and in additional “Selling, general and administrative expenses” in our income statements. The amounts allocated by Novar plc and Honeywell for 2003, 2004 and 2005 were $2.9 million, $2.8 million and $1.1 million, respectively.

In connection with this offer to exchange the notes, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. In anticipation of the issuance of the exchange notes, we have begun to incur substantial additional one time and ongoing costs as a result of having to comply with the Exchange Act and the Sarbanes-Oxley Act. See “Risk Factors—In connection with the offer to exchange the notes, we will incur substantial ongoing costs to comply with federal securities law requirements.” In addition, we will pay Sun Capital Partners Management III, LP, an affiliate of our equity sponsor, a management fee equal to the greater of (a) $1 million and (b) 2% of our EBITDA (as defined in the management services agreement) for a given fiscal year. We will also reimburse Sun Capital Partners Management III, LP for all reasonable out-of-pocket fees and expenses it incurs in performing financial and management consulting services under the management services agreement. See “Certain Relationships and Related Transactions—Management Services Agreement,” “Unaudited Pro Forma Condensed Combined Financial Data” and “Risk Factors—We may experience difficulties operating as a stand alone company.”

For all periods presented prior to February 2, 2006, Indalex’s operations, excluding Indalex Limited and its subsidiaries, were included in the consolidated income tax returns of Novar USA Holdings Inc. The respective state corporate tax returns of each subsidiary were filed on a separate or combined entity basis. However, in the historical combined financial statements included in this prospectus, income taxes have been provided based on a calculation of the income tax expense that would have been incurred if we had operated as a separate taxpayer. Indalex Limited and each of its subsidiaries filed separate tax returns. Income taxes have been provided for all items included in the combined statements of income included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. From February 2, 2006, Indalex will be filing taxes as a stand-alone company and taxes have been provided for accordingly.

AAG Investment

We own an approximately 25% interest in Asia Aluminum Group, an aluminum extruder in China, as a result of an investment made in 2001. Under the equity method of accounting, we recorded income from the investment in AAG of $7.9 million, $14.8 million, $10.9 million and $5.9 million in 2003, 2004, 2005 and the nine months ended October 1, 2006, respectively.

The dividends we receive from AAG have also benefited our cash flow. Pursuant to the shareholders agreement with AAG, we are entitled to receive dividends equal to our approximately 25% share of at least 40% of AAG’s net realized profits. Our proportionate share of these dividends was $3.1 million, $4.6 million and $4.9 million for AAG’s fiscal years ending June 30, 2003, 2004 and 2005, respectively. Cash dividends declared in respect of a fiscal period are sometimes paid in a subsequent period. We recognize these dividends in our cash flow statement in the period in which these dividends are received. Dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2004 were not paid until 2005 and dividends declared by AAG in respect of earnings for AAG’s fiscal year ended June 30, 2005 were not paid until the second quarter of 2006. Cash dividends from AAG for fiscal 2004 are therefore reflected in our 2005 statement of cash flows. We received the $4.9 million of dividends declared for AAG’s fiscal year ended June 30, 2005 in the second quarter of 2006.

Factors Affecting Our Results of Operations

End-User Market Demand

Our profitability depends in part on the varying economic and other conditions of the end-user markets we serve. All of the end-user markets we serve, including our two largest markets, the transportation and residential building and construction end-user markets, are subject to volatility and, as a result, our customers’ demand for our products may change due to changes in general and regional economic conditions, consumer confidence, weather, the housing market, fuel and energy prices and availability, employment and income growth trends and interest rates, each of which are beyond our control. These factors cause a significant increase or decrease in the demand for our products, which would impact our shipment volume and our operating profitability. No single end-user market drives our overall performance, and individual end-user markets are influenced by conditions in their respective industries.

Demand for our products in the transportation end-user market generally correlates positively with the overall economy. For example, during the economic downturn from 2000 to 2001, manufacturers of truck trailers experienced shipment volume declines of 48%, which caused a negative impact on our operating profitability. In the period of general economic recovery from 2001 to 2004, shipment volume to manufacturers of truck trailers grew by a compounded annual growth rate of 11%, and we believe that volume increased by 8% in 2005. Rising fuel costs have a positive impact on demand for aluminum extrusions in truck trailers, because it makes aluminum a desirable lightweight alternative to steel, although higher fuel costs tend to dampen demand in other transportation uses, such as recreational vehicles. Growth in imports from Asia has driven demand for truck trailers used to haul goods shipped from Asia from the coast to their destinations in manufacturing centers across the country. In other areas of the transportation end-user market, demographic trends can have an effect on the demand for our products. We expect the retirement of the aging “baby boom” generation to have a positive impact on demand for recreational vehicles.

Demand for our products in the residential building and construction end-user market is driven by new residential construction and remodeling activity, which are impacted by demographic trends, interest rate levels and overall economic conditions. In recent years, we have experienced strong demand in this end-user market due to strong new housing starts, the increasing size of new homes and increased remodeling and repair activity. A significant portion of our customers in this end-user market are in the Southeastern United States, where, according to U.S. Census data, population growth is faster than in the rest of the United States, and weather related rebuilding has also increased demand.

Pricing and Margin

The principal raw materials in the aluminum extrusion process are aluminum billets and ingot. Aluminum is a commodity and, as such, is valued based upon a variety of market driven factors The price of aluminum ingot is based on the base aluminum price, which consists of two components: the price quoted for primary aluminum ingot on the LME and the MWP. The price of aluminum billet is based upon the base aluminum price plus the “billet premium,” which is a cost that is added to the base aluminum price and represents the charge from the smelter for converting aluminum ingot to billet. We manage the risk of base aluminum price increases through one of four pricing mechanisms and through several hedging programs. Our four pricing mechanisms and our estimate of the percentage of our shipment volume attributable to each are as follows:

•       Approximately 65% of our shipment volume is priced by a formula pricing mechanism based on the prior month’s base aluminum price plus a conversion margin for our services. We use hedge instruments to mitigate our exposure to changes in the base aluminum price for the time period between our purchase of aluminum billet and when we process it for a customer order.

•       For approximately 20% of our shipment volume we enter into contracts for a specified period to provide customers with a fixed price for the aluminum. We use hedge instruments traded on the LME to specifically hedge our exposure under fixed price contracts.

•       Approximately 5% of our shipment volume is made through tolling arrangements in which customers provide aluminum ingot to us for extrusion and separately pay for our aluminum extrusion and other services.

•       The remaining 10% of our shipment volume is based on a spot price set by us. We review the spot price monthly and adjust the spot price periodically for changes in the base aluminum price.

We separately negotiate the billet premium we pay, and changes in the billet premium we pay affect our gross margins.

We charge our customers a “conversion price,” which is based upon our costs to produce, including non-aluminum raw materials costs, the billet premium we pay, shipping costs and what we charge for our services. We change the conversion price periodically to reflect changes in competitive pricing or escalating costs, or to enhance our operating margin, which can have a positive impact on our profitability. Conversion price adjustments were relatively infrequent until 2004. Since that time, increasing raw material, freight and energy costs have resulted in more frequent conversion price changes. Some of our conversion price increases have not been well-received by our customers. For example, in 2004, we raised our conversion prices due to billet shortages, and in 2005, we selectively scaled back some conversion prices in response to customer feedback. More recent price increases implemented in 2006 have been generally well accepted.

Our gross margin is also impacted by factors such as product mix, shipping costs, scrap rates and labor costs. Gross margins vary depending on the type of customer, shape complexity and the amount of additional services provided, such as painting, anodizing and fabrication, and the extent to which we outsource from China. In general, our margins improve as we increase the level of shape complexity and services provided. In addition, scrap rates are relatively high in our industry, and high scrap rates negatively impact our gross margins. Labor costs, which are difficult to reduce in the short term, are impacted by benefits, workers compensation and base wage rate changes as well as changes in productivity.

Hedging

The price of aluminum ingot is primarily set by supply and demand balance on the London Metal Exchange, and is subject to periodic short-term fluctuations. We are largely insulated from this price volatility because the cost of aluminum ingot is generally passed on to our customers based upon prices established on the LME. Aluminum price volatility impacts our working capital levels significantly. Some of our pricing mechanisms, such as spot pricing, can create short-term price risk on the base aluminum component of sales, which we seek to mitigate through the use of financial derivatives. Under accounting principles generally accepted in the United States, these derivatives are required to be marked to market monthly, which can have a significant short-term impact on our operating results, but does not have a corresponding effect on our cash flows.

We purchase natural gas used for heating during the extrusion process from a third party using 36-month forward purchase contracts that we enter into on a monthly basis. While this hedging program has insulated us from recent increases in natural gas prices, it could have the opposite impact if natural gas prices decline and our forward purchase price is higher than the market price in the month of purchase. We build higher energy costs into our conversion margin, but short terms fluctuations in fuel costs can affect our operating results by increasing our costs of sales. Because Indalex does not own the derivatives, we do not record mark-to-market gains and losses for natural gas.

Seasonality and Cyclicality

We have historically experienced increased demand for our products from March through October and reduced demand for our products and lower net sales from November through February. This slow down is largely due to the seasonal nature of the businesses for a large portion of our customer base, slower manufacturing during the holiday period, accompanied by reductions in year end inventory levels and slower ramp up by our customers. Cold weather during the winter months causes slow downs in the residential and commercial building and construction industry in Canada and the northern United States. As a result, we have excess plant capacity during this time, which usually results in reduced operating results during these months. However, during these months our working capital requirements decline.

Working capital typically declines during downturns as a result of lower levels of customer receivables. Reductions in working capital mitigate the cash impact of cyclical or seasonal downturns. Conversely, periods of strong demand require greater levels of working capital.

Globalization

Imports of extrusions from China currently represent approximately 8% of the United States and Canadian aluminum extrusion market, up from less than 1% in 2000. We believe Chinese suppliers have the ability to increase their market share in the U.S. and Canadian market by at least one percentage point per year. Increased direct participation in the U.S. and Canadian market by extruders in other countries would increase competition, which could adversely affect our operating results.

Globalization of the aluminum extrusion industry also represents an opportunity for us to outsource high volume labor-intensive extrusions to lower-cost providers. We currently outsource approximately 3% of our annual shipment volume to aluminum extruders in China. Outsourcing to China has increased our shipment volume of lower-margin products and has increased our total operating profit.

Restructuring

We incurred restructuring expense of $0.5 million related to an overhead restructuring program in the nine months ended October 1, 2006.

We have historically restructured our overhead and plant operations on an ongoing basis. Since 2002 we have closed two facilities, consolidated certain shared services organizations and scaled back our fixed administrative and plant overhead. Severance, relocation and other restructuring cost levels have been significant but provide for a lower cost structure going forward, positively impacting operating results. The driving rationale behind our closures is moving volume from less efficient operations to more cost effective facilities.

In July 2005, we closed our extrusion press in Fostoria, Ohio, after refurbishing a press in our Connersville, Indiana facility. Also during 2005, we relocated our Canadian credit and payables functions to Girard, Ohio, reducing overhead costs through lower staffing and lower average wages. We incurred cash restructuring charges of $0.5 million for the 2005 programs and carryover programs from prior years.

In October 2004, we closed our two-press Berlin, Connecticut extrusion operation after relocating one press to our Montreal, Quebec facility. Also in 2004, we relocated our U.S. credit and payables functions from Bannockburn, Illinois, to Girard, Ohio and significantly restructured our administrative management team resulting in large charges. In addition, we began the process of consolidating our customer service organization in order to reduce costs and enhance service by providing our customers with a “one-stop shop” for customer services related issues. We incurred cash restructuring charges of $6.1 million for the 2004 programs and carryover programs from prior years.

In 2003, we incurred cash restructuring charges of $2.9 million predominantly related to fixed overhead charges. In 2002, we incurred cash restructuring charges of $2.5 million related to fixed overhead charges and a small carryover of plant closure charges related to our Dolton, Illinois extrusion plant closure. For more information on our restructuring programs, please see footnote 6 to our audited combined financial statements and footnote 7 to our interim unaudited condensed combined financial statements.

Results of Operations

The following table sets forth the results of operations of Indalex for the years ended December 31, 2003 and 2004, and for the periods from January 1, 2005 to March 31, 2005, from April 1, 2005 to December 31, 2005, from January 1, 2006 to February 1, 2006 and from February 2, 2006 to October 1, 2006, which are included elsewhere in this prospectus. The data for the years ended December 31, 2003 and 2004 and for the period from January 1, 2005 to March 31, 2005 have been derived from the audited combined financial statements of Predecessor 1. The data for the periods from April 1, 2005 to December 31, 2005 and from January 1, 2006 to February 1, 2006 have been derived from the unaudited condensed combined financial statements for Predecessor 2. The data for the period from February 2, 2006 to October 1, 2006 have been derived from the unaudited condensed consolidated financial statements for Successor.

	Predecessor 1			Predecessor 2		Successor	Predecessor 1/		Predecessor 2/
			Fiscal Year Ended December 31, 2005		Nine Months Ended October 1, 2006		Predecessor 2 Combined		Successor Combined
	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2004	Period from January 1, 2005 to March 31, 2005	Period from April 1, 2005 to December 31, 2005	Period from January 1, 2006 to February 1, 2006	Period from February 2, 2006 to October 1, 2006	Fiscal Year Ended December 31, 2005(1)	Nine Months Ended October 2, 2005(1)	Nine Months Ended October 1, 2006(1)
Statement of income data:
Net sales	$748,468	$932,696	$239,849	$781,521	$100,019	$890,008	$1,021,370	$775,017	$990,027
Costs and expenses:
Cost of sales	684,043	854,386	221,542	727,799	95,127	819,839	949,341	721,162	914,966
Selling, general and administrative	47,450	52,619	15,282	35,933	5,548	40,479	51,215	39,517	46,027
Management fees to affiliates	2,902	2,771	—	1,131	—	1,345	1,131	764	1,345
Restructuring charges	2,897	6,086	694	(222)	—	—	472	—	—
Impairment of long-lived assets	—	2,728	381	636	—	3,009	1,017	751	3,009
(Gain) loss on disposal of assets	3,817	(675)	(274)	(146)	—	—	(420)	—	—
Amortization of intangibles	—	—	—	8,282	920	7,812	8,282	5,521	8,732
Other (income) expense	1,415	2,298	993	(825)	195	1,402	168	(142)	1,597
Mark-to-market on derivatives	(4,167)	(3,638)	285	(1,200)	(3,619)	6,420	(915)	3,852	2,801
Total costs and expenses	738,357	916,575	238,903	771,388	98,171	880,306	1,010,291	771,425	978,477
Income (loss) from operations	10,111	16,121	946	10,133	1,848	9,702	11,079	3,592	11,550
Other income (expense):
Interest to affiliates—net	(8,717)	(8,637)	(1,208)	(3,712)	—	—	(4,920)	(3,870)	—
External interest—net	58	50	—	(189)	(24)	(25,926)	(189)	125	(25,950)
Deferred financing costs	—	—	—	—	—	(1,616)	—	—	(1,616)
Income (loss) from equity method investment in AAG	7,869	14,807	1,557	9,380	643	5,236	10,937	5,902	5,879
Affiliated acquisition fees	—	—	—	—	—	(5,475)	—	—	(5,475)
Dividend income from affiliates	12,728	15,102	9,077	—	—	—	9,077	9,077	—
Income (loss) before income taxes	22,049	37,443	10,372	15,612	2,467	(18,079)	25,984	14,826	(15,612)
Income tax (benefit) provision	(2,295)	(5,808)	9	1,912	703	(4,964)	1,921	136	(4,261)
Income (loss) from continuing operations	24,344	43,251	10,363	13,700	1,764	(13,115)	24,063	14,690	(11,351)
Discontinued operations	2,540	1,126	(50)	—	—	—	(50)	(389)	—
Net income (loss)	$26,884	$44,377	$10,313	$13,700	$ 1,764	$(13,115)	$ 24,013	$14,301	$(11,351)
Other operating data:
Pounds shipped	532,000	617,088	154,698	470,887	52,456	472,274	625,585	475,688	524,730

      (1) In order to provide a comparison for purposes of the discussion of our results of operations for the fiscal year ended December 31, 2005 and for the nine months ended October 2, 2005 and October 2, 2006, the results of Predecessor 1 for the period from January 1, 2005 to March 31, 2005 have been combined with the results of Predecessor 2 for the period from April 1, 2005 to December 31, 2005, the results of Predecessor 1 for the period from January 1, 2005 to March 31, 2005 have been combined with the results of Predecessor 2 for the period from April 1, 2005 to October 1, 2005 and the results of Predecessor 2 for the period from January 1, 2006 to February 1, 2006 have been combined with the results of Successor for the period from February 2, 2006 to October 1, 2006. Because Predecessor 1, Predecessor 2 and Successor are different reporting entities, this information should be considered as supplemental information only.

Although we have provided these combined results in order to provide a comparison for purposes of the discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the application of the purchase method of accounting in connection with the Honeywell Acquisition and the Holdings Acquisition.

Results of Predecessor 2 for the period from January 1, 2006 to February 1, 2006

Net sales.   Net sales were $100.0 million for the period from January 1, 2006 to February 1, 2006, with shipments of 52.5 million pounds and an average selling price of $1.91 per pound.

Cost of sales.   Cost of sales was $95.1 million for the period from January 1, 2006 to February 1, 2006, with an average cost of $1.81 per pound shipped.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $5.5 million for the period from January 1, 2006 to February 1, 2006.

Results of Successor for the period from February 2, 2006 to October 1, 2006

Net sales.   Net sales were $890.0 million for the period from February 2, 2006 to October 1, 2006, with shipments of 472.3 million pounds and an average selling price of $1.88 per pound.

Cost of sales.   Cost of sales was $819.8 million for the period from February 2, 2006 to October 1, 2006, with an average cost of $1.74 per pound shipped.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $40.5 million for the period from February 2, 2006 to October 1, 2006.

Pro Forma Nine Months Ended October 1, 2006

The following presents an overview of our pro forma results for the nine months ended October 1, 2006, which includes the results for both Predecessor 2 and Successor. The pro forma income statement is not in accordance with GAAP as Predecessor 2 and Successor are separate accounting entities and use different bases for their assets. For more detailed information, see “Unaudited Pro Forma Condensed Combined Financial Data”.

Net sales.   Net sales were $990.0 million for the pro forma results for the nine months ended October 1, 2006, or 27.7% higher than the nine months ended October 2, 2005. This was due primarily to a 10.3% increase in volume, and a 34.3% increase in base aluminum prices, which are passed on to the customer.

Cost of sales.   Cost of sales for the pro forma nine months ended October 1, 2006 was $907.2 million or 25.8% higher than the nine months ended October 2, 2005. The increase was primarily due to higher base aluminum prices, higher volume, and, to a lesser extent, higher energy costs, partially offset by lower unit labor costs.

Selling, general and administrative expenses.   Selling, general and administrative expenses for the pro forma nine months ended October 1, 2006 was $46.2 million or 16.9% higher than the nine months ended October 2, 2005. The difference was due to the addition of $3.0 million in one-time costs related to the Transactions and the registration of the 11 1/2% Notes, an increase of $1.2 million in employee incentive compensation, and an additional $0.6 million in costs of being a stand alone company.

Management fees to affiliates.   Management fees to affiliates for the pro forma nine months ended October 1, 2006 were $1.4 million. Management fees to affiliates reflects expenses of $1.0 million annually, or 2% of our EBITDA, whichever is greater, payable to an affiliate of Sun Capital Partners.

Amortization of intangibles.   Amortization of intangibles for the pro forma nine months ended October 1, 2006 was $8.8 million. As a result of the Transactions, we acquired $89.0 million of intangibles, which are being amortized over their useful life using a declining balance method.

Impairment of long-lived assets.   Impairment of long-lived assets for the pro forma nine months ended October 1, 2006 was $3.0 million, as a result of an impairment charge of $2.5 million related to the sale of our Winton, North Carolina plant, and a charge of $0.5 million related to the closure of a press at our Connersville, Indiana plant.

Other (income)/expense.   Other expense for the pro forma nine months ended October 1, 2006 was $0.9 million, which included expenses related to foreign currency losses for certain of our Canadian assets and liabilities due to increases in the Canadian dollar versus the U.S. dollar, expenses related to general liability, and restructuring charges.

Mark-to-market on derivatives.   In accordance with FAS 133, we recorded a loss on our forward aluminum hedging contracts of $2.8 million for the pro forma nine months ended October 1, 2006 due to lower market prices in relation to the price at which we established our hedges.

Income from operations.   Income from operations for the pro forma nine months ended October 1, 2006 was $19.7 million, or $16.1 million higher than the nine months ended October 2, 2005, primarily as a result of the increased sales, combined with relatively lower increases in the cost of sales, and higher conversion margins.

Interest expense.   Interest expense for the pro forma nine months ended October 1, 2006 was $29.0 million, including interest expense on the 11 1/2% Notes and the revolving credit facility.

Deferred financing costs.   Amortization expense for deferred financing costs for the pro forma nine months ended October 1, 2006 was $1.8 million. As part of the Transactions, Indalex incurred $16.8 million in debt issue costs, which are being amortized using the straight line method over the life of the debt.

Income from equity method investment in AAG.   Equity income from AAG for the pro forma nine months ended October 1, 2006 was $5.9 million, the same as the nine months ended October 2, 2005. AAG’s volume was higher, but they still incurred costs related to the start up of their new facility during the period.

Affiliated acquisition fees.   Affiliated acquisition fees for the pro forma nine months ended October 1, 2006 were $5.5 million, as a result of fees paid to affiliates of Sun Capital Partners related to the Transactions.

Income tax (benefit) provision.   Income tax for the pro forma nine months ended October 1, 2006 was a benefit of $2.5 million, as interest expense more than offset income from operations, resulting in a loss before income taxes for the period.

Nine Months Ended October 1, 2006 Compared to Nine Months Ended October 2, 2005

The following presents an overview of our results for the nine months ended October 1, 2006, which includes the results for both Predecessor 2 and Successor, compared to the nine months ended October 2, 2005, which includes the result for both Predecessor 1 and Predecessor 2. The presentation is not in accordance with GAAP as Predecessor 1, Predecessor 2 and Successor are separate accounting entities and use different bases for their assets.

Net sales.   Net sales increased by $215.0 million, or 27.7%, from $775.0 million in the nine months ended October 2, 2005 to $990.0 million in the nine months ended October 1, 2006. Shipment volume grew 10.3% as a result of strong market demand, particularly in the Transportation, Residential Building and Construction, and Commercial Building and Construction end-user markets. Conversion margin was up 2.1 cents per pound in the nine months ended October 1, 2006 as compared to the prior year period. Net sales were positively impacted by higher average base aluminum prices that are largely passed on to our customers. Base aluminum prices increased on average by 34.3% in the nine months ended October 1, 2006 as compared to the nine months ended October 2, 2005. The increase in the relative value of the Canadian dollar versus the U.S. dollar resulted in a $21.2 million increase in net sales.

Cost of sales.   Cost of sales increased by $193.8 million, or 26.9%, from $721.2 million in the nine months ended October 2, 2005 to $915.0 million in the nine months ended October 1, 2006, due primarily to higher base aluminum prices, higher volume, and, to a lesser extent, higher fuel costs that resulted in higher freight costs, and higher natural gas costs, partially offset by lower unit labor costs. Cost of sales increased by $7.8 million in the nine months ended October 1, 2006 due to an increase in inventory valuation as a result of purchase accounting. Application of LIFO valuation to inventories resulted in a $6.9 million increase in cost of sales. We increased our conversion prices in 2005 and 2006 to counteract the higher freight and natural gas and electricity costs. Depreciation increased by $0.8 million, or 3.0%, in the nine months ended October 1, 2006, due to increased asset valuation as a result of the application of purchase accounting.

Selling, general and administrative expenses.   Selling, general and administrative expenses increased by $6.5 million, or 16.5%, from $39.5 million in the nine months ended October 2, 2005 to $46.0 million in the nine months ended October 1, 2006, primarily as a result of $3.0 million in one-time costs related to the Transactions and the registration of the 11 1/2% Notes, an increase of $1.2 million in employee incentive compensation, and an additional $0.6 million in costs of being a stand alone company in the nine months ended October 1, 2006.

Management fees to affiliates.   Management fees to affiliates increased by $0.6 million, or 76.0%, from $0.8 million in the nine months ended October 2, 2005 to $1.3 million in the nine months ended October 1, 2006, primarily because we did not incur a management fee in the first quarter of 2005, as a result of the pending acquisition of Novar by Honeywell. In addition, the 2006 management fee is based on EBITDA performance, while the 2005 management fee was determined by Honeywell.

Amortization of intangibles.   Amortization of intangibles increased by $3.2 million, or 58.2%, from $5.5 million in the nine months ended October 2, 2005 to $8.7 million in the nine months ended October 1, 2006 as a result of the application of purchase accounting in connection with the Honeywell Acquisition and the Indalex Holdings Acquisition, which resulted in an increase in the value of a trademark and our customer lists.

Impairment of long-lived assets.   In the nine months ended October 1, 2006, we recorded an impairment charge of $2.5 million related to our Winton, North Carolina plant and a charge of $0.5 million related to a press at our Connersville, Indiana plant. In the nine months ended October 2, 2005, we recorded an impairment charge of $0.4 million related to the closure of our Fostoria, Ohio facility and a charge of $0.4 million related to our Ahoskie, North Carolina facility.

Other (income) expense.   Other expense in the nine months ended October 1, 2006 was $1.6 million, which included expenses related to foreign currency losses of $0.5 million for certain of our Canadian assets and liabilities due to increases in the Canadian dollar versus the U.S. dollar, expenses of $0.5 million related to general liability; restructuring charges of $0.5 million, and $0.1 million in other miscellaneous expenses.

In the nine months ended October 2, 2005, other income was $0.1 million, which included expenses related to foreign currency losses of $1.0 million for certain of our Canadian assets and liabilities due to increases in the Canadian dollar versus the U.S. dollar, warranty and legal expense of $0.8 million relating to one of our previously divested non-extrusion businesses, restructuring charges of $0.7 million, an increase of $0.3 million in our environmental reserve, expenses of $0.3 million related to general liability, and $0.2 million in other miscellaneous expenses. These expenses were offset by a gain of $3.1 million related to a curtailment of post-retirement benefits, and gains on fixed assets of $0.4 million.

Mark-to-market on derivatives.   In accordance with FAS 133, we recorded a loss on our forward aluminum hedging contracts of $2.8 million in the nine months ended October 1, 2006 due to lower market prices in relation to the price at which we established our hedges. In the nine months ended October 2,

2005, we recorded a loss on our derivatives of $3.9 million due to lower market prices in relation to the price at which we established our hedges.

Income from operations.   Income from operations increased by $8.0 million, from $3.6 million in the nine months ended October 2, 2005 to $11.6 million in the nine months ended October 1, 2006, primarily as a result of the increase in sales, combined with relatively lower increases in the cost of sales and selling, general and administration expenses.

Interest expense.   Interest expense increased by $22.3 million, from $3.7 million in the nine months ended October 2, 2005 to $26.0 million in the nine months ended October 1, 2006 as a result of higher indebtedness following the Indalex Holdings Acquisition. Amortization expense for the bond discount of $0.3 million is included in interest expense in the nine months ended October 1, 2006.

Deferred financing costs.   Amortization expense for deferred financing costs of $1.6 million is included in deferred financing costs for the nine months ended October 1, 2006.

Income from equity method investment in AAG.   Income from our equity investment in AAG was $5.9 million in the nine months ended October 2, 2005 and in the nine months ended October 1, 2006 as their volume increased due to the ramp up of their new production facility.

Affiliated acquisition fees.   In the nine months ended October 2, 2006, we incurred affiliated acquisition expenses of $5.5 million related to the Transactions, payable to Sun Capital.

Dividend income from affiliates.   In the nine months ended October 2, 2005, we received dividend income of $9.1 million related to the liquidation of preferred shares in Novar affiliates. We received no dividend income in the nine months ended October 1, 2006.

Income tax (benefit) provision.   We recorded a tax benefit of $4.3 million in the nine months ended October 1, 2006 compared to a tax expense in the nine months ended October 2, 2005 of $0.1 million. Higher interest expense, partially offset by higher income from operations, explains the decrease in the income tax provision.

Discontinued operations.   We recorded losses from discontinued operations of $0.4 million in the nine months ended October 2, 2005, due to the operations of Brampton which was sold in February 2004. We recorded no losses from discontinued operations in the nine months ended October 1, 2006.

Results of Predecessor 1  for the period from January 1, 2005 to March 31, 2005

Net sales.   Net sales were $239.8 million for the period from January 1, 2005 to March 31, 2005, with shipments of 154.7 million pounds and an average selling price of $1.55 per pound.

Cost of sales.   Cost of sales was $221.5 million for the period from January 1, 2005 to March 31, 2005, with an average cost of $1.43 per pound.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $15.3 million for the period from January 1, 2005 to March 31, 2005.

Results of Predecessor 2 for the period from April 1, 2005 to December 31, 2005

Net sales.   Net sales were $781.5 million for the period from April 1, 2005 to December 31, 2005, with shipments of 470.9 million pounds and an average selling price of $1.66 per pound.

Cost of sales.   Cost of sales was $727.8 million for the period from April 1, 2005 to December 31, 2005, with an average cost of $1.55 per pound shipped.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $35.9 million for the period from April 1, 2005 to December 31, 2005.

Pro Forma Year Ended December 31, 2005

The following presents an overview of our pro forma results for the year ended December 31, 2005, which includes the results for both Predecessor 1 and Predecessor 2. The pro forma income statement is not in accordance with GAAP as Predecessor 1 and Predecessor 2 are separate accounting entities and use different bases for their assets. For more detailed information, see “Unaudited Pro Forma Condensed Combined Financial Data”.

Net sales.   Net sales were $1,021.4 million for the pro forma results for the year ended December 31, 2005, or 9.5% higher than the year ended December 31, 2004, as a result of an 8.4% increase in base aluminum prices, which are largely passed on to the customer, and a 1.4% increase in shipment volume.

Cost of sales.   Cost of sales for the pro forma year ended December 31, 2005 was $945.5 million, or 10.7% higher than the year ended December 31, 2004. The increase was primarily due to higher base aluminum prices, and to a lesser extent, higher aluminum billet premiums charged by our billet suppliers, higher energy costs, and higher direct labor costs per pound. We operated the Connersville, Indiana facility for six months in 2004, and all of 2005, which resulted in a $18.5 million increase in cost of sales.

Selling, general and administrative expenses.   Selling, general and administrative expenses for the pro forma year ended December 31, 2005 were $52.5 million, or $0.1 million lower than the year ended December 31, 2004.

Management fees to affiliates.   Management fees to affiliates for the pro forma year ended December 31, 2005 were $1.3 million. Management fees to affiliates reflects expenses of $1.0 million annually, or 2% of our EBITDA, whichever is greater, payable to an affiliate of Sun Capital Partners.

Amortization of intangibles.   Amortization of intangibles for the pro forma year ended December 31, 2005 was $11.6 million. As a result of the Transactions, we acquired $89.0 million of intangibles, which are being amortized over their useful life using a declining balance method. The 2005 expense reflects what the expense would have been, if the Transactions had occurred at the beginning of the period.

Other (income)/expense.   Other expense was $1.2 million for the pro forma year ended December 31, 2005, and included $1.5 million in foreign currency losses, $1.0 million of asset impairment charges related to the closures of our Fostoria, Ohio and Ahoskie, North Carolina facilities, $0.8 million in warranty and legal expenses related to one of our previously divested non-extrusion businesses, $0.5 million in restructuring charges, and $0.9 million in other miscellaneous expenses, partially offset by a gain of $3.1 million relating to the reversal of a retiree medical accrual as the program was restructured, and gains on disposal of assets of $0.4 million.

Mark-to-market on derivatives.   In accordance with FAS 133, we recorded a gain on our forward aluminum hedging contracts of $0.9 million for the pro forma year ended December 31, 2005 due to higher market prices in relation to the price at which we established our hedges.

Income from operations.   Income from operations for the pro forma year ended December 31, 2005 was $10.2 million, or $5.9 million lower than the year ended December 31, 2004, as higher volume, and lower restructuring charges were more than offset by higher cost of sales, and higher amortization expense.

Interest expense.   Interest expense for the pro forma year ended December 31, 2005 was $36.7 million, including pro forma interest expense on the 11 1/2% Notes and the revolving credit facility.

Deferred financing costs.   Amortization expense for deferred financing costs for the pro forma year ended December 31, 2005 was $2.4 million. As part of the Transactions, Indalex incurred $16.8 million in debt issue costs, which are being amortized using the straight line method over the life of the debt.

Income from equity method investment in AAG.   Equity income from AAG for the pro forma year ended December 31, 2005 was $10.9 million, $3.9 million lower than the year ended December 31, 2004, as AAG incurred higher costs related to the start up of their new facility during the period.

Income tax (benefit) provision.   Income tax for the pro forma year ended December 31, 2005 was a benefit of $13.5 million, as interest expense more than offset income from operations, resulting in a loss before income taxes for the period.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following presents an overview of our results for the year ended December 31, 2005, which includes the results for both Predecessor 1 and Predecessor 2, compared to the year ended December 31, 2004. The presentation is not in accordance with GAAP as Predecessor 1, Predecessor 2 and Successor are separate accounting entities and use different bases for their assets.

Net Sales.   Net sales increased by $88.7 million, or 9.5%, from $932.7 million in 2004 to $1,021.4 million in 2005. Shipment volume grew 1.4% as a result of strong shipment volume in the first quarter and fourth quarters of 2005, offset by reduced volumes in the second and third quarters from the prior period. Net sales were positively impacted by higher average base aluminum prices that are largely passed on to our customers. Base aluminum prices increased on average by 8.4% in 2005 as compared 2004. The increase in the relative value of the Canadian dollar versus the U.S. dollar resulted in a $17.6 million increase in sales. The sales from the Connersville, Indiana facility, which we only operated for the latter half of 2004, accounted for $17.2 million of the net sales increase in 2005. We operated the Connersville facility for six months in 2004 and for all of 2005.

Cost of sales.   Cost of sales increased by $95.0 million, or 11.1%, from $854.4 million in 2004 to $949.3 million in 2005, due primarily to higher base aluminum prices and, to a lesser extent, to higher aluminum billet premiums charged by our suppliers, higher fuel costs that resulted in higher freight costs, higher natural gas and electricity costs and higher direct labor costs per pound. Cost of sales increased by $4.4 million in 2005 due to an increase in inventory as a result of purchase accounting. Application of LIFO valuation to year-end inventories resulted in a $1.7 million increase in cost of sales. We operated the Connersville, Indiana facility for six months in 2004 and for the full year in 2005, which accounted for $18.5 million of the increase in cost of sales. The higher aluminum billet premiums were attributable to increased spot market billet premiums paid and increases in negotiated billet premiums on renewed contracts. We increased our conversion prices in 2005 to counteract the higher freight and natural gas and electricity costs, which has been well received by our customers. Depreciation increased by $0.2 million, or 0.6%, in 2005, primarily due to the addition of Connersville, and the completion of the capacity expansion project in that plant.

Selling, general and administrative expenses.   Selling, general and administrative expenses decreased by $1.4 million, or 2.7%, from $52.6 million in 2004 to $51.2 million in 2005, primarily due to lower stock-based compensation expense in 2005 as compared to 2004, due to an increase in the price of Novar’s common stock as the result of a takeover bid late in 2004.

Management fees to affiliates.   Management fees to affiliates decreased by $1.6 million, or 59.2%, from $2.8 million in 2004 to $1.1 million in 2005 primarily as a result of Novar plc’s decision not to charge us a fee during the first quarter of 2005, and a lower quarterly charge by Honeywell.

Restructuring charges.   Restructuring charges decreased by $5.6 million, or 92.2%, from $6.1 million in 2004 to $0.5 million in 2005. For a description of these restructuring charges, see “—Restructuring.”

Impairment of long-lived assets.   Impairment of long-lived assets decreased by $1.7 million, or 62.7%, from $2.7 million in 2004 to $1.0 million in 2005. Impairment charges during 2004 consisted of a $1.4 million charge for the write down of the Berlin, Connecticut facility and a $1.3 million charge for the write down of the closed Ahoskie, North Carolina casting facility. Impairment charges in 2005 consisted of a $0.4 million charge for the write down of the closed Fostoria, Ohio facility, and a $0.6 million charge for the write down of the Ahoskie, North Carolina facility.

(Gain) loss on disposal of assets.   Gains on disposal of assets decreased by $0.3 million, or 37.8%, from $0.7 million in 2004 to $0.4 million in 2005. In 2005, we sold an extrusion press from our closed Berlin, Connecticut facility for a gain of $0.3 million. In 2004, we swapped our Niles, Ohio casting facility for an extrusion facility in Connersville, Indiana and recorded a gain of $1.2 million, which was offset by a loss of $0.4 million in connection with the sale of an extrusion press from our closed Dolton, Illinois facility.

Mark-to-market on derivatives.   In accordance with FAS 133, we recorded a gain on our forward aluminum hedging contracts of $0.9 million in 2005 due to higher market prices in relation to the price at which we established our hedges. In 2004, we recorded a gain on our derivatives of $3.6 million to higher market prices in relation to the price at which we established our hedges.

Other (income) expense.   Other expense in 2005 was $0.2 million, which included $3.1 million of income relating to the reversal of a retiree medical accrual as the program was restructured, offset by expenses related to foreign currency losses of $1.5 million for certain of our Canadian assets and liabilities due to increases in the Canadian dollar versus the U.S. dollar, warranty and legal expense of $0.8 million relating to one of our previously divested non-extrusion businesses, an expense of $0.3 million related to an increase in our environmental reserve and other miscellaneous expenses of $0.6 million. In 2004, other expense included expenses related to foreign currency losses for certain of our Canadian assets and liabilities due to increases in the Canadian dollar versus the U.S. dollar, warranty and legal expense relating to one of our previously divested non-extrusion business and other miscellaneous expenses.

Amortization of intangibles.   We recognized amortization expense of $8.3 million in 2005 as a result of the application of purchase accounting in connection with the Honeywell Acquisition, which resulted in an increase in the value of a trademark and our customer lists.

Income from operations.   Income from operations decreased by $5.0 million, or 31.3%, from $16.1 million in 2004 to $11.1 million in 2005, as a result of the factors described above.

Interest expense.   Total interest expense (interest to affiliates plus external interest expense, less interest income) decreased by $3.5 million, or 40.5%, from $8.6 million in 2004 to $5.1 million in 2005 as a result of reduced intercompany indebtedness and lower interest rates.

Income from equity method investment in AAG.   Income from our equity investment in AAG decreased by $3.9 million, or 26.1%, from $14.8 million in 2004 to $10.9 million in 2005. The decrease in the 2005 period was due to significantly higher interest expense related to the financing of the construction of a new manufacturing facility in China and reduced gross margins. AAG continues to operate their existing facility but is incurring significant financing costs relating to the construction.

Dividend income from affiliates.   Dividend income from affiliates decreased by $6.0 million, or 39.9%, from $15.1 million in 2004 to $9.1 million in 2005. In 2005, the dividend income was related to the liquidation of preferred shares in Novar affiliates.

Income tax (benefit) provision.   Tax expense was $1.9 million in 2005 compared to a tax benefit in 2004 of $5.8 million. During 2004, the statute of limitations for tax years 1997 to 2000 expired. As a result, we reversed tax reserves of $6.8 million into income.

Discontinued operations.   We recorded a gain from discontinued operations of $1.1 million in 2004 and a loss of $0.1 million in 2005, respectively, due to the operations of Brampton, which was sold in February 2004, and ITI, which was sold in July 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net sales.   Net sales increased by $184.2 million, or 24.6%, from $748.5 million in 2003 to $932.7 million in 2004, primarily as a result of growth in shipment volume, higher base aluminum prices that are largely passed on to our customers and conversion price increases. Shipment volume increased 16% in 2004 compared to 2003, driven by overall growth in the aluminum extrusion industry of 10.1% during 2004 and improvement in our competitive position during that year. In addition, we implemented conversion price increases in the second half of 2004 to reflect the higher billet premiums in the market that contributed to our net sales increase. In June 2004, we exchanged a billet casting facility for an extrusion facility. Our net sales increased $11.3 million as a result of this transaction, which accounted for 1.5% of our net sales percentage increase.

Cost of sales.   Cost of sales increased by $170.3 million, or 24.9%, from $684.0 million in 2003 to $854.4 million in 2004 primarily as a result of a 16% increase in shipment volume together with higher base aluminum prices. These increases were partially offset by a reduction in variable extrusion costs of $0.009 per pound, driven by increases in productivity as a result of improved manufacturing processes and effective capital spending. These increases were also partially offset by the liquidation of LIFO inventory quantities earned at lower costs as compared with the cost of 2004 purchases, the effect of which decreased cost of sales by approximately $1.5 million and increased net income by approximately $0.9 million.

Selling, general and administrative expenses.   Selling, general and administrative expenses increased by $5.2 million, or 10.9%, from $47.5 million in 2003 to $52.6 million in 2004 primarily as a result of higher stock-based compensation expense, higher employee incentive compensation, and higher pension expenses.

Management fees to affiliates.   Management fees decreased by $0.1 million, or 4.5%, from $2.9 million in 2003 to $2.8 million in 2004. Management fees representing the total pool of North American corporate office expenses under Novar were pooled and allocated out to the operating subsidiaries at the discretion of Novar plc.

Restructuring charges.   Restructuring charges increased by $3.2 million, or 110.1%, from $2.9 million in 2003 to $6.1 million in 2004. For a description of these restructuring charges, see “—Restructuring.”

Impairment of long-lived assets.   Impairment of long-lived assets was $2.7 million in 2004 and consisted of a $1.4 million charge for the write down of the Berlin, Connecticut facility and a $1.3 million charge for the write down of the closed Ahoskie, North Carolina casting facility. In 2003, no impairment charges were recorded.

(Gain) loss on disposal of assets.   We recorded a gain on disposal of $0.7 million in 2004 and we recorded a loss of $3.8 million in 2003. During 2004, we swapped our Niles, Ohio casting facility for an extrusion facility in Connersville, Indiana and recorded a gain of $1.2 million in connection with the swap, which was offset by a loss of $0.4 million on the sale of an extrusion press. During 2003, we donated our Dolton, Illinois facility to the Village of Dolton for use as a community center, which resulted in a loss of $3.4 million. We also recorded a loss of $0.4 million on the sale of an idle extrusion press in 2003.

Mark-to-market on derivatives.   We recorded a mark to market gain of $3.6 million in 2004 primarily as a result of a $3.6 million increase in value of our forward aluminum hedging contracts. We recorded a mark to market gain of $4.2 million in 2003 primarily as a result of higher market prices in relation to the price at which we established our hedges.

Income from operations.   Operating income increased by $6.0 million, or 59.4%, from $10.1 million in 2003 to $16.1 million in 2004 as a result of the factors described above.

Interest expense.   Interest to affiliates decreased from $8.7 million in 2003 to $8.6 million in 2004 as a result of decisions by Novar plc with respect to the allocations of intercompany indebtedness and the interest rate applicable to such indebtedness.

Income from equity method investment in AAG.   Income from our equity investment in AAG increased by $6.9 million, or 88.2%, from $7.9 million in 2003 to $14.8 million in 2004. The increase was primarily attributable to higher profits at AAG.

Dividend income from affiliates.   Dividend income from affiliates increased by $2.4 million, or 18.7%, from $12.7 million in 2003 to $15.1 million in 2004.

Income tax (benefit) provision.   The income tax benefit increased $3.5 million, or 153.1%, from $2.3 million in 2003 to $5.8 million in 2004. The effective tax rate for each of the periods is substantially lower than the statutory tax rate of 35% primarily due to the receipt of nontaxable dividends from investments in preferred shares of UK affiliates, the reporting of the investment in AAG under the equity method of accounting and the release of tax liability provisions.

Liquidity and Capital Resources

Cash Flows

Cash flows from operating activities include cash dividends, if any, received from AAG. We are contractually entitled to receive dividends equal to our 25% share of at least 40% of AAG’s annual net realized profits. There is no requirement as to when these dividends may be paid but we have received the annual payment ranging from December to June. We recognize these dividends in our statements of cash flows in the period in which these dividends are received. These dividends represent a material portion of our annual cash flows from operations.

Cash flows from operating activities are materially impacted by movements in base aluminum costs which represent a high percentage of both our costs and selling price which also impacts accounts receivable and inventory.  Base aluminum costs have been very volatile over time and in 2006 will average the highest level in at least thirty years. We pass through these costs to our customers so they have little impact on our margins but price movements in base aluminum have a material impact on our working capital. For instance, in September 2006, base aluminum costs were 30 cents per pound higher than September 2005 (+35%). Each 1 cent per pound increase in base aluminum will have an approximate $700 thousand impact on our accounts receivable.  Inventory and accounts payable tend to offset each other.

Operating activities.   Net cash flow used in operations was $7.8 million in the nine months ended October 2, 2005 and net cash flow from operations was $1.4 million in the nine months ended October 1, 2006. The $9.2 million increase in cash flow is attributable primarily to a lower increase in working capital, driven primarily by higher accounts payable, partially offset by higher accounts receivable and inventories.

The increases in receivables, payables and inventories are due to higher sales volume and higher base metal costs.

Cash flow from operating activities was $26.8 million in 2005, down from $47.4 million in 2004. The $20.6 million reduction is attributable to $18.9 million of increased income taxes paid, reduction in dividends from affiliates of $15.1 million, the lower results from operations and a lower increase in working capital, partially offset by the receipt of the dividend from AAG of $4.6 million.

Net cash flow from operations was $35.3 million in 2003 and $47.4 million in 2004. Lower working capital requirements in 2004 was due to the reduction in current liabilities which more than offset an increase in accounts receivable. The increase in accounts receivable was primarily attributable to higher volumes, higher aluminum prices, an increase in accounts receivable and days sales’ outstanding, due to the acquisition of the Connersville facility. Cash flows from operations included a $3.2 million cash dividend from AAG in 2003.

Investing activities.   Net cash flow used in investing activities was $19.7 million in the nine months ended October 2, 2005 and net cash flow used in investing activities was $442.7 million in the nine months ended October 1, 2006. The Holdings Acquisition used $418.3 million in the nine months ended October 1, 2006 and $7.2 million was used in paying transaction costs. In the nine months ended October 1, 2006, capital expenditures were $19.5 million.

Net cash flow from investing activities was $0.9 million in 2004 and net cash flow used in investing activities was $26.2 million in 2005. Proceeds from the sale of fixed assets contributed $2.8 million in 2005. A redemption of investments in affiliates generated $32.9 million in 2004. Capital expenditures were $33.3 million in 2004 and $29.0 million in 2005.

Net cash used in investing activities was $20.7 million in 2003 and net cash flow from investing activities was $0.9 million in 2004. The redemption of preferred shares in affiliates accounted for the difference, and was partially offset by an increase in capital spending of $11.8 million. The increase in capital spending relates primarily to key strategic investments, including the installation of a press in Canada and capacity and efficiency upgrades at the Connersville facility.

Financing activities.   Net cash flow from financing activities was $19.1 million in the nine months ended October 2, 2005 and net cash flow from financing activities was $438.0 million in the nine months ended October 1, 2006. In the nine months ended October 1, 2006, borrowings on the Notes of $266.6 million, revolver borrowings of $87.8 million, and capital contributions of $111.3 million were the primary sources of cash, partially offset by transaction costs of $16.8 million, a dividend of $6.8 million paid to Honeywell and a dividend of $1.5 million during the period.

Net cash flow used in financing activities was $37.0 million in 2004 and net cash flow used in financing activities was $15.9 million in 2005, due to dividends and distributions  of $25.8 million and the repayment of industrial revenue bonds of $6.0 million. In 2004, Novar USA Holdings contributed capital in the amount of $151.5 million, which in turn was used to repay notes to affiliates, while capital redemptions of $40.6 million were the primary use of cash in financing activities.

Net cash flow from financing activities was $2.8 million in 2003 and net cash flow used in financing activities was $37.0 million in 2004. In 2004, Novar USA Holdings contributed capital in the amount of $151.5 million, which in turn was used to repay notes to affiliates, while capital redemptions of $40.6 million were the primary use of cash in financing activities.

The primary sources of liquidity for our business are cash flow generated from operations and borrowings under our revolving credit facility. We expect that our principal uses of cash will be debt service requirements, working capital and capital expenditures.

Debt and Commitments

We have significant debt service obligations. As of October 1, 2006, we had outstanding $361.8 million in aggregate indebtedness, with an additional $101.0 million of borrowing capacity available under our revolving credit facility, net of $10.4 million of outstanding letters of credit, which reduce availability. Our liquidity requirements are significant, primarily due to debt service requirements and the cyclicality of our business. On a pro forma basis giving effect to the Honeywell Acquisition and the Transactions, our cash interest expense on a combined basis for fiscal year ended December 31, 2005 and the nine months ended October 1, 2006 would have been $36.7 million and $29.0 million, respectively. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Revolving Credit Facility

We entered into the revolving credit facility on February 2, 2006. The revolving credit facility provides for a first-priority secured five-year asset-based revolving credit facility in an aggregate principal amount of up to $200.0 million, all of which is available in the form of loans denominated in U.S. dollars to the Issuer and up to $80.0 million of which is available as a revolving credit sub-facility in the form of loans denominated in Canadian dollars and loans denominated in U.S. dollars to Indalex Limited or bankers’ acceptances denominated in Canadian dollars, subject in each case to the borrowing base limitations described below. Up to an aggregate of $30.0 million will be available to the Issuer, Indalex Limited and subsidiaries of the Issuer, to the extent that the Issuer or Indalex Limited is a co-applicant, for the issuance of letters of credit. As of October 1, 2006, borrowings under the revolving credit facility bore interest at a weighted average rate of 8.1% per annum.

We used the borrowings under the revolving credit facility, together with the proceeds of the cash equity contribution and the proceeds of the offering of the 11 1/2% Notes, to pay the purchase price of the Holdings Acquisition, to pay the fees and expenses in connection with the Transactions and for general corporate purposes, including working capital.

The aggregate amount of loans permitted to be made to the Issuer under the revolving credit facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of the Issuer and its wholly owned domestic subsidiaries, subject to an aggregate total cap, when taken together with loans made to Indalex Limited, of $200.0 million.

The aggregate amount of loans permitted to be made to Indalex Limited under the Canadian revolving credit sub-facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of Indalex Limited and its wholly owned Canadian subsidiaries, subject to an aggregate sub-cap of $80.0 million and further subject to an aggregate total cap, when taken together with loans made to the Issuer, of $200.0 million.

Our obligations under the revolving credit facility are guaranteed on a first-priority secured basis by Holdings and each domestic subsidiary of the Issuer. The obligations of Indalex Limited under the Canadian revolving credit sub-facility will be guaranteed on a first-priority secured basis by Holdings, Indalex Holding Corp., each domestic subsidiary of the Issuer and certain foreign subsidiaries of the Issuer, other than Indalex Limited.

The Issuer’s obligations under the U.S. portion of the revolving credit facility and the guarantees thereof are secured by a first-priority lien on all of the tangible and intangible assets of Holdings, the Issuer and each domestic subsidiary of the Issuer, as well as 100% of the capital stock of the Issuer and our domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries directly owned by us or any of our domestic subsidiaries. The obligations of Indalex Limited under the Canadian revolving credit sub-facility and the guarantees thereof are secured by a first-priority lien on all of the tangible and intangible assets of Holdings, the Issuer, Indalex Limited, each domestic subsidiary of the Issuer and certain foreign subsidiaries of the Issuer, as well as 100% of the capital stock of the Issuer and its domestic subsidiaries and 100% of the capital stock of our foreign subsidiaries, including Indalex Limited.

The Issuer and Indalex Limited may, at their option, increase the aggregate commitments under the revolving credit facility by an additional $40.0 million, subject to the satisfaction of certain conditions precedent.

11 1/2% Second-Priority Senior Secured Notes due 2014

The Issuer issued the notes on February 2, 2006. The notes will mature in 2014 and are guaranteed on a second-priority secured basis by each of our domestic subsidiaries that incurs indebtedness, and each of our foreign subsidiaries that enters into a guarantee of any of our senior indebtedness (other than indebtedness incurred by another foreign subsidiary). On the closing date, the notes were guaranteed by each of our domestic subsidiaries and none of our foreign subsidiaries. Interest on the notes is payable semi-annually in cash.

The notes are secured by a second-priority lien on substantially all the Issuer’s and the guarantors’ assets to the extent that such assets secure the borrowings under our revolving credit facility and a second-priority pledge of 100% of the Issuer’s and its domestic subsidiaries’ capital stock and 65% of the capital stock of our foreign subsidiaries directly owned by the Issuer or any domestic subsidiary, in each case, subject to certain limitations, including the limitation that the capital stock will constitute collateral securing the notes only to the extent that such capital stock can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act requiring us to file separate financial statements with the SEC or any other governmental agency (the “collateral cutback provision”).

The collateral under the security documents includes the capital stock of the following companies: the Issuer, Indalex Inc., Indalex Limited, Dolton Aluminum Company, Inc. and Caradon Lebanon Inc.  In accordance with the collateral cutback provision, the collateral securing the notes and the related guarantees includes shares of capital stock only to the extent that the applicable value of such capital stock, determined on an entity-by-entity basis, is less than 20% of the principal amount of the notes outstanding.  The applicable value of the capital stock of any entity is deemed to be the greatest of its par value, book value or market value.  The book value of the capital stock of each of the Issuer and Indalex Inc. exceeded 20% of the principal amount of the notes as of October 1, 2006.  As a result, the pledge of the capital stock of these entities with respect to the notes is limited to capital stock of each such entity with an applicable value of less than 20% of the principal amount of the notes, or $54.0 million.

The capital stock of the following companies does not constitute collateral under the security documents: Indalex UK Limited, Indalex Holdings (B.C.) Ltd., 6326765 Canada Inc., Novar Inc. and Asia Aluminum Group Ltd.

As of October 1, 2006, the book value of each company whose capital stock constitutes collateral under the security documents is as follows:

•  the Issuer - $96.7 million.

•  Indalex Inc. - $106.7 million.

•  Indalex Limited - $23.4 million, of which 65%, or $15.2 million, constitutes collateral under the terms of the security documents.

•  Dolton Aluminum Company, Inc. - $0 million.

•  Caradon Lebanon Inc. - $0 million.

In the case of the Issuer and Indalex Inc., the applicable value capital stock that constitutes collateral under the security documents is limited to less than $54.0 million under the collateral cutback provision.

The Company determined the book value of each company whose capital stock constitutes collateral under the security documents based on the book value of the equity securities of each such company as carried on the Company’s balance sheet as of October 1, 2006 prepared in accordance with U.S. GAAP.  The Company has not determined the market value for each company whose capital stock constitutes collateral under the security documents because no quoted market prices exist for the Company’s investment in such subsidiaries.

The portion of the capital stock of the Issuer and the subsidiaries constituting collateral securing the notes and the related guarantees may decrease or increase as the applicable value of such capital stock changes.  As long as the applicable value of the capital stock of each of the Issuer and Indalex Inc. exceeds 20% of the principal amount of the notes, the value of the capital stock of each of those entities securing the notes and related guarantees will not change.  If the applicable value of the capital stock of any of the Issuer or Indalex Inc. falls below 20% of the principal amount of the notes, 100% of the capital stock of that entity will secure the notes and related guarantees.  As long as the applicable value of 65% of the capital stock of Indalex Limited is less than 20% of the principal amount of the notes, 65% of the capital stock of Indalex Limited will secure the notes and related guarantees.  If the applicable value of 65% of the capital stock of Indalex Limited exceeds 20% of the aggregate principal amount of the notes, the value of the capital stock of Indalex Limited securing the notes and related guarantees will be limited to less than 20% of the aggregate principal amount of the notes.  As long as the applicable value of the capital stock of each of Dolton Aluminum Company, Inc. and Caradon Lebanon Inc. is less than 20% of the principal amount of the notes, 100% of the capital stock of each of those entities will secure the notes and related guarantees.  If the applicable value of the capital stock of either Dolton Aluminum Company, Inc. or Caradon Lebanon Inc. exceeds 20% of the aggregate principal amount of the notes, the value of the capital stock of that entity securing the notes and related guarantees will be limited to less than 20% of the aggregate principal amount of the notes.

As of October 1, 2006, the book value of capital stock, as a percentage of the principal amount of the notes, of each entity whose capital stock constitutes collateral exceeding 10% of the principal amount of the notes was as follows:

•  the Issuer - ratio of (i) book value of the Company’s investment in the Issuer ($96.7 million) to (ii) principal amount of notes ($270.0 million) equals 35.8%.

•  Indalex Inc. - ratio of (i) book value of the Issuer’s investment in Indalex Inc. ($106.7 million) to (ii) principal amount of notes ($270.0 million) equals 39.5%.

The indenture governing the notes, among other things, limits the Issuer’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness; pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments; enter into agreements that restrict distributions from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; enter into transactions with affiliates; create or incur liens; enter into sale/leaseback transactions; and merge, consolidate or sell substantially all of our assets. These covenants are subject to important exceptions and qualifications.

Other

Industrial revenue bonds   In November 1998, the Hertford County Industrial Facilities and Pollution Control Financing Authority issued Industrial Development Revenue Bonds in the amount of $6 million and loaned the proceeds to Indalex to fund an expansion of Indalex’s Ahoskie, North Carolina, billet casting facility. The bonds were tax-exempt with interest at a variable rate, which repriced every seven days, and were secured by an irrevocable letter of credit in the amount of $6.1 million between Indalex and the bond-paying agent. As of December 31, 2004 and 2003, the interest rate on the bonds was approximately 1.8% and 1.4%, respectively. Interest was payable monthly and amounted to $0.1 million per year for 2003, 2004 and 2005. The bonds were scheduled to mature on November 1, 2013. However, due to the inactivity at the facility, Indalex was not in compliance with the original terms of the bonds, and the bonds were classified as a current liability as of December 31, 2004 and 2003. The bonds were repaid on November 1, 2005.

Indebtedness with affiliates   Indalex had notes payable to Novar plc and other affiliated companies totaling $141.7 million and $271.0 million at December 31, 2004 and 2003, respectively. Interest was payable quarterly based on the three-month U.S. dollar LIBOR rate at the beginning of the quarter, plus 2.0% in 2004, 2003 and 2002. Principal was due upon expiration of the commitment periods, which were through September 30, 2009. The following table summarizes the notes payable to Novar plc and other affiliated companies as of December 31, 2004:

December 31,
2004
(000’s)
Novar USA Holdings Inc.	$74,331
Novar plc	24,867
Security Printing	14,671
Novar Holdco	14,259
Novar Inc.	4,490
Novar Controls	4,063
Novar Marketing Inc.	1,964
Novar Link	3,080
Total notes payable to affiliates	$141,725

As of December 31, 2005, there were no notes payable to Novar plc or any of its affiliates outstanding. Any notes payable outstanding on the closing date were cancelled in connection with the closing of the Honeywell Acquisition.

Off-balance sheet arrangements   At December 31, 2005 and at October 1, 2006, we did not have any relationships with unconsolidated entities (other than AAG) or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Pursuant to the AAG shareholders agreement, we agreed in certain limited circumstances upon the request of AAG’s lenders to provide guarantees of certain borrowings of AAG that were outstanding on June 8, 2001, the date we entered into the AAG shareholders agreement, in proportion to our approximately 25% equity ownership in AAG in the event that any of such borrowings are cancelled by a lender or are required by a lender to be restructured or renewed. We have not guaranteed or been asked to guarantee any borrowings of AAG under this provision since the execution of the AAG shareholders agreement on June 8, 2001. The aggregate U.S. dollar equivalent (based on exchange rates at December 31, 2005) of the borrowings we potentially could have been required to guarantee at the time we entered into the AAG shareholders agreement was our approximately 25% share of approximately $71.6 million, or approximately $17.9 million. Based on the information we have received from AAG to date, we believe that the borrowings have been cancelled, repaid, restructured or refinanced. Based on our interpretation of the AAG shareholders agreement, we believe that our potential obligation to guarantee any item of the specified borrowings applies only to the first such cancellation, restructuring or renewal thereof and is thereafter extinguished. As a result, based on the information we have received from AAG to date, we do not believe we could be required to guarantee any amounts outstanding as of the date hereof. We received a communication from the controller of the majority shareholder of AAG that suggests that the majority shareholder may disagree with our interpretation of the AAG shareholders agreement and may believe that our obligation to guarantee the specified borrowings is not extinguished upon the first cancellation, restructuring or renewal thereof. Based on this interpretation of the AAG shareholders agreement by the majority shareholder and based on information we have received from AAG to date, we believe the maximum U.S. dollar equivalent (based on exchange rates at December 31, 2005) of the borrowings we potentially could be required to guarantee at this time is our approximately 25% share of approximately $88.3 million, or approximately $22.1 million. While we believe that we have correctly interpreted the AAG shareholders agreement, the AAG shareholders agreement and our interpretation thereof are not free from doubt and, accordingly, we cannot assure you that the majority shareholder will not challenge our interpretation of the AAG shareholders agreement. If we were required to guarantee indebtedness of AAG and AAG were to default on such indebtedness, it could have a material negative impact on our liquidity position.

Capital Expenditures

We made $19.5 million in capital expenditures in the nine months ended October 1, 2006. Our spending was for dies, quality and efficiency projects and replacement projects, and included $2.6 million in expenditures related to the addition of the powder coat line in Gainesville, Georgia as well as $1.6 million for a material handling system in our Burlington, North Carolina plant, and $1.2 million for an efficiency project in our Toronto, Ontario casting facility.

We made $29.0 million in capital expenditures in 2005 calendar year. Our spending supported a number of growth and cost savings initiatives, such as a powder coat line, a shipping expansion/line improvement in Vancouver and a packing line upgrade in Connersville, Indiana. The remaining spending was for dies, quality projects and replacement projects. We have budgeted approximately $25.8 million for capital expenditures in 2006, as we expect to have fewer growth-oriented projects.

We believe that funds generated from operations and anticipated borrowing capacity under our revolving credit facility will be adequate to fund debt service requirements, capital expenditures and working capital requirements. Our ability to continue to fund these items may be affected by general economic, financial, competitive, legislative and regulatory factors outside of our control.

Contractual Obligations Summary

The following table reflects our contractual obligations and commitments as of October 1, 2006.

Contractual Obligations and Commitments by Fiscal Year

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Letters of credit	$10.4	$—	$—	$—	$10.4
Revolving credit facility	88.6	—	—	88.6	—
Operating leases	4.6	0.5	3.1	0.6	0.4
Capital leases	7.3	0.4	5.2	1.7	—
Purchase obligations	661.6	136.0	525.6	—	—
Long-term debt	270.0	—	—	—	270.0
Fixed interest payments	248.5	31.1	62.1	62.1	93.2
Total	$1,291.0	$168.0	$596.0	$153.0	$374.0

The table above does not reflect variable rate interest payments on our revolving credit facility. Based on the weighted average interest rate of 8.1% and outstanding borrowings of $88.6 million as of October 1, 2006, our annual variable interest rate payments would be $7.2 million.

The table above does not reflect any potential guarantees of indebtedness of AAG. See “Risk Factors—We may be required to guarantee certain indebtedness of AAG.”

Quantitative and Qualitative Disclosure of Market Risks

Market risk represents the risk of changes in the value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and commodity prices.

Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are, or will be, exposed to commodity (i.e., aluminum), interest rate, and foreign currency risks. These risks primarily relate to purchases and sales of aluminum, changes in interest rates on long-term debt and changes in foreign currency exchange rates.

Commodity price risk   Aluminum is a commodity and, as such, is valued based upon a variety of market driven factors. Although the raw material cost of aluminum is largely passed through to our customers (based upon London Metal Exchange established rates), different selling methods can create short-term price risk on the aluminum component of sales. We hedge our exposure to protect margins from the volatility of the underlying aluminum price. We continuously monitor our position and the credit quality of counterparties, consisting primarily of major financial institutions, and do not anticipate nonperformance by any counterparty. At October 1, 2006, we had net financial instruments for 33.9 million pounds of aluminum billet at prices between $0.76 and $1.34. These financial instruments are scheduled to mature between October 2006 and June 2008.

The effect of a reduction of 10% in base aluminum prices on our aluminum forward contracts outstanding at October 1, 2006 would be to decrease our income from operations over the period ended October 1, 2006 by approximately $4.0 million. The effect of a 10% increase in base aluminum prices on our aluminum forward contracts outstanding at October 1, 2006 would be to increase our income from operations over the period ended October 1, 2006 by approximately $4.0 million. These results reflect a 10% reduction or increase from the three-month LME aluminum price of $2,587 per metric ton on September 29, 2006.

To mitigate our exposure to the volatility in prices of natural gas markets, we commit to purchase natural gas for up to 36 months going forward. A third party does the hedging on our behalf. As of October 1, 2006, we had commitments to purchase $22.5 million worth of natural gas.

Interest rate risk   Our obligations under our revolving credit facility have a floating interest rate, and thus will expose us to changes in short-term interest rates. As of October 1, 2006, our total debt was $361.8 million, of which $88.6 million was variable rate debt and $273.2 million was fixed rate debt. Our total pro forma cash interest expense for the fiscal year ended December 31, 2005 and the nine months ended October 1, 2006 would have been $36.7 million and $29.0 million, respectively. A 0.125% variance in the actual cash interest rate on our revolving credit facility would cause a corresponding increase or decrease in our annual interest expense of $0.1 million and, assuming an effective tax rate of 35%, in our annual net income of $0.1 million.

Foreign exchange risk   We consider the U.S. dollar to be the reporting currency for all of our entities. We have operations in Canada and approximately 13% of our net sales in 2005 were made in Canadian dollars. We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. The U.S. dollar to Canadian dollar exchange rate may vary from the time we invoice the shipment and the time we are paid, which could result in a realized currency loss in our results of operations if we have not hedged our exposure to currency fluctuations correctly. In addition, we may set prices for our Canadian business in U.S. dollars and if these prices are not adjusted for changes in the relative values of the currencies, we could experience reduced operating margins. The U.S. dollar value of our sales in Canada varies with currency exchange rate fluctuations between the U.S. dollar and the Canadian dollar. The results of the operations and the financial position of our Canadian subsidiaries are reported in Canadian dollars and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements. We report our results in U.S. dollars and our financial results are impacted by currency fluctuations between the U.S. dollar and the Canadian dollar. Changes in currency exchange rates could have an adverse effect on our reported results of operations. Upon consummation of the Transactions, we will have Canadian-dollar borrowings under our revolving credit facility. To the extent the U.S. Dollar declines against the Canadian dollar, our interest expense for our Canadian dollar-denominated indebtedness will increase for financial reporting purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and the impact of those events cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the financial statements.

We believe our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, our application of accounting policies has been appropriate, and actual results have not differed materially from those determined using necessary estimates.

The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Derivative Financial Instruments

Derivative financial instruments are used to hedge existing aluminum inventory and anticipated purchases of aluminum and natural gas and are, therefore, held for purposes other than trading. These instruments may involve elements of credit and market risk in excess of the amounts recognized in the financial statements. We monitor our positions and the credit quality of counterparties, consisting primarily of major financial institutions, and do not anticipate nonperformance by any counterparty.

To manage foreign currency exposure, we enter into foreign currency forward contracts. The contracts are reported in the combined financial statements at fair value using a mark to market valuation.

We account for financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities.

SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. In accordance with our risk management policy, derivatives are limited to futures, forwards, swaps and options, which are used to mitigate commodity price fluctuations specifically related to aluminum and natural gas. These hedging relationships do not qualify for hedge accounting as defined by SFAS No. 133. Therefore, the derivatives are marked to market through the income statement.

As of October 1, 2006, we had 263 contracts to purchase 53.3 million pounds of aluminum at prices per pound between $0.76 and $1.34. These purchase contracts are scheduled to mature between October 2006 and June 2008, and the notional amount was $56.7 million. As of October 1, 2006 we had 17 contracts to purchase 8.3 million pounds of the Midwest premium portion of aluminum at a price per pound of $0.07. The purchase contracts are scheduled to mature between October 2006 and June 2007 and the notional amount was $9.8 million. As of October 1, 2006, we had 48 contracts to sell 19.4 million pounds of aluminum at prices between $1.09 and $1.17. These sales contracts are scheduled to mature between October 2006 and March 2007, and the notional amount was $22.3 million.

We sell products manufactured in Canada to U.S. customers, which gives rise to a foreign exchange rate risk. The purpose of our foreign currency hedging activity is to protect us from the risk that the eventual U.S. dollar net cash outflows resulting from foreign purchases or net cash inflows denominated in foreign currency will be adversely affected by the changes in exchange rates. These hedging relationships do not qualify for hedge accounting as defined by SFAS No. 133. Therefore, the derivatives are marked to market through the income statement. As of October 1, 2006, we had no foreign currency hedges.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is determined by management based on the Company’s historical losses, specific customer circumstances, and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have failed.

Pension Obligations

We maintain various defined benefit pension plans which provide retirement benefits for certain employees including various supplemental executive retirement plans. The assets of the plans are invested primarily in bond-based funds, debt and equity securities, and short-term cash investments.

Pension costs are calculated using the accrued benefit model of actuarial valuation with projected earnings where appropriate. For accounting purposes, the pension plan is actuarially valued annually, with the measurement date being the last day of the fiscal year and adjustments resulting from these valuations are reflected in earnings over the expected average remaining service life of the relevant employee group.

The pension plans are valued using the projected unit credit method of actuarial valuation. Funding requirements are adjusted to reflect the results of plan actuarial valuations, which are done annually. For funding purposes, surpluses are offset against annual contributions until exhausted, while deficits are funded over periods prescribed by law.

In connection with the purchase of Indalex by Novar plc, we acquired the unfunded defined benefit plans, which provide health care and life insurance benefits upon retirement for substantially all salaried employees of Indalex. The extent of benefits provided is dependent upon the retiree’s years of service, compensation, age and retirement date.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was reflected as of January 1, 2004 assuming that Indalex, Inc. will continue to provide a prescription drug benefit to participants who retired prior to January 1, 2000 that is at least actuarially equivalent to Medicare Part D and that Indalex, Inc. will receive the federal subsidy. The prescription drug benefit for all other retirees is assumed to not meet the actuarial equivalence test (equivalent to Medicare part D) and therefore no subsidy savings is reflected. As a result of reflecting the effects of Medicare reform as of January 1, 2004, the accumulated pension benefit obligation at January 1, 2004 decreased by $0.8 million from $9.7 million to $8.9 million. The net periodic postretirement benefit cost decreased by $0.1 million from $0.9 million to $0.8 million.

We contributed $9.9 million to the pension plans during 2005. This includes contributions related to liabilities that will be retained by Honeywell ($1.9 million) and a one time contribution related to the sale of the Indal Technologies Inc. business ($0.6 million).

Our investment committee reviews our benefit obligations no less than annually with the objective of maintaining a fully funded status for both the accumulated benefit obligation and the projected benefit obligation. The performance goal set for the plans’ assets is to achieve a long-term rate of return no less than 8.0%.

For measurement purposes, an 11.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003, 2004 and 2005. The medical inflation rate is assumed to decrease by 1.0% for the first year and by 0.5% per year thereafter to an ultimate rate of 5.0%.

Environmental Remediation

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

We are subject to a wide variety of environmental laws, which continue to be adopted and amended. While the ultimate extent of our liability for pending or potential fines, penalties, remedial costs, claims and litigation relating to environmental laws and health and safety matters and future capital expenditures that may be associated with environmental laws cannot be determined at this time, management, with the assistance of outside environmental consultants, periodically assesses our environmental contingencies. As of October 1, 2006, we have established reserves in the amount of $1.8 million for anticipated cleanup costs at certain owned and operated properties, formerly owned and operated properties and offsite waste disposal locations. We are not a party to any judicial or administrative proceedings relating to environmental issues.

Accounting for the Impairment of Long-Lived Assets

We account for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. At least annually, we evaluate whether events and circumstances have occurred that indicate the remaining estimated useful lives of our long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. We use an estimate of the related undiscounted cash flows over the remaining life of the asset to measure whether the asset is recoverable. If the sum of the future cash flows is less than the carrying amount of the related asset, an impairment loss is recognized equal to the excess of the carrying amount of the asset over its fair value.

Restructurings

From time to time through the evaluation of our business operations, we execute certain restructuring plans. These plans could include actions such as closing facilities, consolidating shared services, scaling back fixed administrative and plant overhead. We account for these items by considering the net book value of the assets impacted, the payroll, severance and benefit costs and costs associated with holding the facility.

Other Reserves

We are involved in various legal proceedings, claims and litigation arising in the ordinary course of business. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on our combined financial position or on our combined results of operations or cash flows in a given year.

Recent Accounting Pronouncements

Accounting standards issued—In December 2004, the FASB issued SFAS No. 123-R, Share-Based Payment, which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The standard becomes effective for reporting periods beginning after January 1, 2006. SFAS No. 123-R was implemented in 2006 with the implementation of a stock option plan.

In December 2004, the FASB issued FASB Staff Position (“FSP”) 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities

Provided by the American Jobs Creation Act of 2004. This statement, which became effective upon issuance, provides that the tax deduction for income with respect to qualified domestic production activities, as part of the American Jobs Creation Act of 2004 that was enacted on October 22, 2004, will be treated as a special deduction as described in SFAS No. 109. As a result, this deduction had no effect on our deferred tax assets and liabilities existing at the date of enactment. Instead, the impact of this deduction, which is effective January 1, 2005, was reported in the period in which the deduction was claimed on our income tax returns.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4. This statement clarifies that the abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 had no impact on our combined financial position or results of operations.

In December 2004, the FASB issued FSP 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. This FSP, which became effective upon issuance, allows an enterprise additional time beyond the financial reporting period of enactment of the American Jobs Creation Act of 2004 to evaluate the effect of this act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The adoption of FSP 109-2 had no impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which was effective for fiscal periods beginning after June 15, 2005. The statement eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB 29 and replaces it with an exception for exchanges that do not have commercial substance. We have completed our evaluation of SFAS No. 153 and have determined that the statement does not have a material effect on our consolidated results of operations or consolidated financial position. We have applied the provisions of SFAS No. 153 as of January 1, 2006.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132. This standard revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions; No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. See Note 17, “Employee Benefit Plans,” to the combined financial statements for the related disclosures as required under this statement. Adoption of this statement had no material impact on our combined financial position, results of operations or cash flows.

On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Under this bill, postretirement plans with prescription drug benefits that are at least “actuarially equivalent” to the Medicare Part D benefit will be eligible for a 28% subsidy. In response to this bill, on January 12, 2004, the FASB issued FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-1”). FSP 106-1 addresses how to incorporate this subsidy into the calculation of the accumulated periodic benefit obligation (“APBO”) and net periodic postretirement benefit costs, and also allows plan sponsors to defer recognizing the effects of the bill in the accounting for its postretirement plan under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than

Pensions, until further authoritative guidance on the accounting for the federal subsidy is issued. As the measurement date for our postretirement benefit plan is December 31, 2003, the APBO and the net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the bill on the plan. In April 2004, FASB issued FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-2”). FSP 106-2 supersedes FSP 106-1 and provides companies with initial guidance on recognizing the effects of the prescription drug provisions of the Medicare Act. We adopted FSP 106-2 during 2004 with retroactive application to January 1, 2004. See Note 17 for more information.

In May 2003, the FASB issued EITF Issue No. 01-08, Determining Whether an Arrangement Contains a Lease, which requires capital lease treatment for arrangements containing an embedded lease, thereby conveying the right to control the use of property, plant or equipment (collectively, “property”) whether the right to control the use of the property is explicitly or implicitly specified. The right is conveyed if the purchaser (lessee) obtains physical or operational control of the underlying property or takes substantially all of its output. This pronouncement applies prospectively to new or modified arrangements beginning after May 28, 2003. Adoption of this standard had no impact on our combined financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 was issued in order to address some of the implementation issues about interpreting and applying the definition of a derivative, in particular, interpreting the meaning of (1) the phrase an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors and (2) the term underlying, as well as issues about how to discern the characteristics of a derivative that contains a financing component; incorporate some of the conclusions reached as part of the Derivatives Implementation Group (“DIG”) process that ultimately made it necessary to amend SFAS No. 133; and align SFAS No. 133 with the decisions that the FASB has reached in other FASB projects dealing with financial instruments. This statement is effective for contracts entered into or modified after June 30, 2003, and is effective for hedging relationships designated after June 30, 2003, except for certain transition and effective dates relating to other amendments that principally resulted from the DIG process. Adoption of this standard had no impact on our combined financial position, results of operations or cash flows.

Effective January 1, 2003, we adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which rescinds EITF No. 94-03, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity.

In January 2003 and December 2003, the FASB issued Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, and its revision, FIN No. 46-R, respectively. FIN No. 46 and FIN No. 46-R address the consolidation of entities whose equity holders have either not provided sufficient equity at risk to allow the entity to finance its own activities or do not possess certain characteristics of a controlling financial interest. FIN No. 46 and FIN No. 46-R require the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that is subject to a majority of the risk of loss from the VIEs’ activities, entitled to receive a majority of the VIEs’ residual returns, or both. FIN No. 46 and FIN No. 46-R are applicable immediately for financial statements of nonpublic entities that have interests in VIEs or potential VIEs referred to as special-purpose entities created after December 30, 2003. Application by nonpublic entities for all other types of entities is required in financial statements the first annual period beginning after December 31, 2004. Adoption of this standard did not have an impact on our combined financial statements or results of operation.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123. This statement amends SFAS No.123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have elected not to change to the fair value based method of accounting for stock-based employee compensation. We account for employee stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires certain guarantees to be recorded at fair value rather than the current practice of recording a liability only when a loss is probable and reasonably estimable and also requires a guarantor to make new guaranty disclosures, even when the likelihood of making any payments under the guarantee is remote. The accounting requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods after December 15, 2002. Adoption of this standard had no impact on our combined financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The standard is effective for the fiscal years beginning after June 15, 2007 however as required by the standard we will disclose, in the notes to the financial statements, a brief description of the standard and the date adoption is required.  We have not yet evaluated the impact of this standard.

In September 2006, the Securities and Exchange Commission (SEC) issued SAB 108, in which the SEC staff establishes an approach that requires quantification of financial statement errors based on the effects of the error on each of our financial statements and the related financial statement disclosures. The interpretations in this Staff Accounting Bulletin are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is effective on or before November 15, 2006. We have completed our evaluation of SAB 108 and have determined that this interpretation does not have a material effect on our consolidated results of operations or consolidated financial position.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Fin No. 48 is effective for fiscal years beginning after December 15, 2006. We have not yet evaluated the impact of this statement.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement applies to all voluntary changes in accounting principle or changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 had no impact on combined financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement is effective for the financial statements for fiscal years beginning after November 15, 2007. We have not yet evaluated the impact of this statement.

Business

Our Company

We are the second largest aluminum extruder, and the largest independent aluminum extruder, in the United States and Canada, based on shipment volume data compiled by the Aluminum Association, the Aluminum Extruders Council and management estimates. As an independent aluminum extruder, we are not involved in aluminum mining, refining or smelting. In 2003, approximately 94% of our products were customized, made-to-order aluminum extrusions for use in a wide array of end-user markets. In addition to aluminum extrusion, we also offer a broad range of services, including fabrication, painting and anodizing. For the year ended December 31, 2005, our net sales and income from operations were $1,021.4 million and $11.1 million, respectively, and our net income was $24.0 million. For the nine months ended October 1, 2006, our net sales and operating income were $990.0 million and $11.6 million, respectively, and our net loss was $11.4 million.

We serve over 3,500 customers, including a broad spectrum of national, regional and local accounts, with our largest customer accounting for approximately 6% of our net sales in 2005 and approximately 6% of our net sales in the nine months ended October 1, 2006. We offer a wide range of products that are sold into a wide array of end-user markets, none of which represented more than 31% of our shipment volume in the nine months ended October 1, 2006. The following chart identifies the percentage of our 2004 and 2005 shipment volume and the principal products sold in each of the end-user markets we serve.

End-user markets served	Principal products	Percent of Shipment Volume in the Nine Months ended October 1, 2006	Percent of 2005 Shipment Volume
Transportation (exclusive of automotive)	Components used in truck trailers, trucks and recreational vehicles	30%	30%
Residential building and construction	Components used in windows, doors, sunrooms and skylights	29%	28%
Distribution channel	Products sold in other end-user markets through distributors	14%	14%
Electric and cable	Components used in heat sinks, cable sheathing, electrical fixtures and conduit	6%	7%
Commercial building and construction	Components used in commercial windows, store fronts and railings	6%	7%
Consumer durables	Components used in office furniture, refrigerators and pleasure boats	6%	6%
Machinery and equipment	Components used in ladders, scaffolds and industrial equipment such as conveyors	5%	6%
Automotive	Components used in passenger cars and light trucks	2%	2%

At the end of 2005, based on shipment volume data compiled by the Aluminum Association, the Aluminum Extruders Council and management estimates, we held the number one market position in the residential building and construction end-user market and the number two market position in the transportation (inclusive of automotive) end-user market. The transportation (inclusive of automotive) and the residential building and construction end-user markets each represented approximately 27% and 26%, respectively, of the aluminum extrusion industry’s annual shipment volume in 2005 in the United States and Canada according to data compiled by the Aluminum Association and management estimates. We believe we offer a very attractive value proposition to our customers, and believe we have grown our market share in the U.S. and Canadian aluminum extrusion market, measured by shipment volume, from approximately 13% in 2001 to approximately 15% in 2005 according to data compiled by the Aluminum Association and management estimates.

Aluminum extrusion is the process of shaping aluminum billet into product or component parts by heating it and forcing it to flow through a shaped die at the end of an extrusion press. The principal raw materials in the aluminum extrusion process are aluminum billets and ingot, which represented approximately $596.2 million or 63% of our cost of sales in 2005 and approximately $606.3 million or 66% of our cost of sales in the nine months ended October 1, 2006. We manage the risk of base aluminum price increases through one of four pricing mechanisms and through several hedging programs. The “base aluminum” price consists of two components: the price quoted for primary aluminum ingot on the London Metals Exchange, or the “LME,” and the Midwest Transaction Premium, or the “MWP,” a market price for the cost of aluminum shipping and warehousing. On approximately 90% of our shipment volume, we are insulated from base aluminum price volatility or specifically hedge the cost of base aluminum that is charged to our customers. Our four pricing mechanisms and our estimate of the shipment volume attributable to each are as follows:

•       Approximately 65% of our shipment volume is priced by a formula pricing mechanism based on the prior month’s base aluminum price plus a conversion margin for our services. We use hedge instruments to mitigate our exposure to changes in the base aluminum price for the time period between our purchase of aluminum billet and when we process it for a customer order.

•       For approximately 20% of our shipment volume, we enter into contracts for a specified period to provide customers with a fixed price for the aluminum. We use hedge instruments traded on the LME to specifically hedge our exposure under fixed price contracts.

•       Approximately 5% of our shipment volume is made through tolling arrangements in which customers provide aluminum ingot to us for extrusion and separately pay for our aluminum extrusion and other services.

•       The remaining 10% of our shipment volume is based on a spot price set by us. We review the spot price monthly and adjust the spot price periodically for changes in the base aluminum price.

We operate an extensive network of manufacturing facilities in the United States and Canada, consisting of 15 facilities and two casting facilities with approximately 750 million pounds of annual production capacity. From the beginning of 2000 to the end of 2005, we rationalized our operations, reducing the number of our facilities from 23 to 17. We believe that as a result of these restructuring activities we are well positioned to react to changes in market demand, with sufficient available capacity to benefit from an increase in demand for our products without significantly increasing our fixed operating costs. At the same time, we believe that opportunities exist to further rationalize operations by combining facilities or expanding our outsourcing relationships into other countries with lower production costs as necessary to react to changing market conditions.

Since 2000, we have imported aluminum extrusions from China to take advantage of the lower cost structure of Chinese extruders and to provide additional capacity during periods of peak demand. Through our “Asia Secure” program, we are able to offer our customers security of supply by committing our facilities as a backup producer if the Chinese supply chain were to be disrupted by external factors. We currently import aluminum extrusions from five suppliers in China, although the majority of our imports from China comes from AAG, a large aluminum extruder operating five production facilities in China, in which we have an approximately 25% ownership interest. We have a non-exclusive supply agreement with AAG that provides for arms length pricing. We are entitled to receive an annual cash dividend equal to our pro rata share of at least 40% of the net realized profits of AAG. We have agreed not to engage in any competing aluminum extrusion activities in China so long as we have an ownership interest in AAG.

Our Competitive Strengths

We enjoy the following competitive strengths:

Leading industry position

We are the second largest aluminum extruder, and the largest independent aluminum extruder, in the United States and Canada, based on shipment volume data compiled by the Aluminum Association and management estimates, with approximately 750 million pounds of annual production capacity. We believe our leading industry position gives us the ability to attract and retain large national accounts that require extensive product and service capabilities not provided by many of our local and regional competitors.

Significant purchasing power

We believe we are the largest independent third-party buyer of aluminum billets, the raw material for the extrusion process, in the United States and Canada according to data compiled by the Aluminum Association, the Aluminum Extruders Council and management estimates. We purchased approximately 640 million pounds of aluminum billet in 2005, and we have a diversified supplier base of approximately 15 suppliers located in North America, South America and the Middle East, with no billet supplier representing more than 25% of our purchases in 2005. The cost of aluminum billet is based upon three components: the LME, the MWP and a “billet premium,” which is a cost that is added to the base aluminum price and represents the charge from the smelter for converting aluminum ingot to billet. We are generally able to negotiate favorable supply agreements with smelters for billet premiums that represent a discount to prevailing market prices. We believe we are the largest buyer of paint used in aluminum extrusions in the United States and Canada, providing us with a competitive advantage over smaller extruders with lower requirements for paint. In addition, we have successfully leveraged our purchasing power to obtain a lower cost pricing for extrusion dies by reducing our number of outside suppliers of dies from 26 to four over the last two years.

Customer solutions and centralized sales force

One of our business strategies is to focus on adding value for the customer rather than solely building shipment volume and supplying standard aluminum extrusions. We have a centralized sales force, with sales personnel designated to serving the needs of specific customers rather than to increasing production at any one of our manufacturing facilities. We believe that our solution-based approach and centralized sales force differentiates us from other large aluminum extruders and has enhanced our customer relationships. For example, our largest customer, Utility Trailer Manufacturing Co., has multiple locations throughout the United States. We have been able to provide a single point of contact for sales to facilitate ordering and fulfillment, to develop offshore sourcing solutions and to monitor routing of orders to the appropriate location. We believe that many of our smaller competitors are unable to provide these capabilities, which we believe are important to this customer.

Established and diversified customer base in a variety of end-user markets

We have long-standing relationships with large companies in a variety of end-user markets, including Utility Trailer Manufacturing Co. in the transportation market; Jeld-wen, Inc. in the residential building and construction market; and Ryerson Tull, Inc. in the distribution channel. Our top ten customers in 2005 have been purchasing our products for an average of more than 20 years. We serve over 3,500 customers across the United States and Canada, including a broad spectrum of national, regional and local accounts. Our top 10 customers represented approximately 28% of our net sales in 2005, with our largest customer representing approximately 6% of our net sales in that year, and our top 10 customers represented approximately 30% of our net sales in the nine months ended October 1, 2006, with our largest customer representing approximately 6% of our net sales in that period. We serve a variety of customers in the United States and Canada, including customers in the transportation, residential and commercial building and construction, electrical and cable, consumer durables and machinery and equipment end-user markets. Our broad customer base diversifies our revenue stream and reduces our exposure to downturns in any of the specific end-user markets we serve.

Insulation from base aluminum price volatility

Through various pricing mechanisms and hedging programs, we are generally able to insulate ourselves from increases in the price of base aluminum. Approximately 65% of our shipment volume is priced by a formula pricing mechanism based on the prior month’s base aluminum price plus a conversion margin for our services. We use hedge instruments to mitigate our exposure to changes in the base aluminum price for the time period between our purchase of aluminum billet and when we process it for a customer order. For approximately 20% of our shipment volume, we enter into fixed price contracts and specifically hedge our base aluminum price risk under those contracts. The remaining 15% of our shipment volume is through tolling arrangements or is based on spot prices, which we review monthly and adjust for changes in the base aluminum price periodically. Our ability to pass through the cost of base aluminum enables us to maintain our gross margins even when base aluminum prices increase. In addition, our in-house billet casting capabilities, which supply approximately 20% of our needs, enable us to recycle and reuse our production scrap in our extrusion business. We are able to achieve cost savings of approximately 20% by using aluminum billet produced from scrap from our extrusion business when compared to the billet premium that we would be charged by aluminum smelters.

Extensive manufacturing network

We maintain a network of 15 coordinated manufacturing facilities in the United States and Canada. Our geographic reach places us in close proximity to many of our customers, better ensuring on-time delivery and reducing our freight costs. Our ability to deliver products throughout the United States and Canada through a single customer contact is a key differentiator for large, geographically-dispersed customers. Through our coordinated manufacturing facilities, our ability to shift production among our 15 facilities, subject to the constraints of freight costs and disparities in the production capabilities of our facilities, and our centralized customer service organization, we are able to cost effectively serve national customers as they expand and to substantially reduce utilization disparities among our facilities.

Effective outsourcing strategy

Our volume of products imported from China has grown rapidly since 2000; in 2005 we imported approximately 3% of our volume from that country. We believe that the relationships we have developed in China and our experience in managing the supply chain positions us well to take advantage of the lower production cost structure in China. Using aluminum extruders from China such as AAG has enabled us to eliminate some of our more costly domestic operations while maintaining our shipment volume. In addition, our relationship with Chinese suppliers provides us incremental capacity to meet seasonal demands. Conversely, if demand for our products were to decline, we have the flexibility to limit the number of orders we outsource to China and fill more of our orders through our own manufacturing facilities because we typically maintain duplicate extrusion dies and have the manufacturing capabilities to produce most of the orders we import from China in our own facilities. We believe that we can use our supply model in other lower production cost countries and we are currently exploring various alternatives to supplement our existing Chinese sourcing strategy.

Experienced and committed management team

The nine members of our senior management team have an average of approximately 13 years of extrusion industry experience both with Indalex and other leading global industrial organizations. Led by Timothy R.J. Stubbs, who has 15 years of aluminum extrusion industry experience, the senior management team has been successful at focusing on customers, rationalizing operations and improving employee productivity. Our entire management team owns common stock and stock options representing approximately 9% of Holdings on a fully-diluted basis.

Our Business Strategy

We have identified several growth opportunities that we believe will allow us to continue to gain market share and increase net sales, cash flow and profitability.

Expand service offerings to existing customers

We intend to further penetrate our existing customer base through sales of higher value-added products. For example, in the transportation end-user market, where we have historically experienced strong sales, we have been able to expand our service offerings by providing fabrication and finishing services to existing customers that had historically purchased existing mill finish, or extrusion only, products. Only 43% of our shipment volume in 2005 and in the nine months ended October 1, 2006 underwent painting, anodizing or fabrication. We believe there is an opportunity for us to increase this percentage, and we intend to pursue opportunities to provide additional value-added services to our customers. We believe our strong customer relationships will facilitate additional sales to our existing customers.

Continued emphasis on rationalizing operations and enhancing productivity

We intend to continue to focus on efficiency and on increasing capacity utilization. From the beginning of 2000 to the end of 2005, we reduced the number of our facilities from 23 to 17, divested two non-core businesses and reduced overhead by approximately 300 employees, and through these reductions, together with the centralization of shared services, reduced our annual fixed costs, excluding depreciation, by approximately $5 million despite increases in insurance and benefits costs. During this same period, we increased our productivity per employee by approximately 40%, based on shipment volume per employee, and we increased our outsourced manufacturing as a percentage of shipment volume. In September 2004, we closed our Berlin, Connecticut facility and transferred its customers to our Montreal facility. We continue our review of future rationalization and overhead reduction programs, which may include closing higher cost facilities, combining facilities or expanding our outsourcing relationships into other countries with lower production costs. As a result of our efforts over the last few years, we believe that we are now better able to withstand an economic downturn than we were during the last downturn in 2001.

Target incremental growth in select end-user segments and regions

We intend to continue to pursue additional market share in targeted high growth segments of our end-user markets and in regions of the United States in which we do not have a significant presence. We are currently focusing on the transportation end-user market, particularly the truck trailer manufacturing segment, and the residential and commercial building and construction end-user markets, as well as on selling our products through distribution channels, because we believe these markets present a significant opportunity for growth. For example, from the beginning of 2002 to the end of 2005, our annual shipment volume to truck trailer manufacturers grew approximately 293%, from approximately 24 million pounds to approximately 94 million pounds. This segment is the second largest user of aluminum extrusion in the United States and Canada according to data compiled by the Aluminum Association. In the residential building and construction end-user market, we enhanced our paint capabilities by adding a powder paint line, which is more durable than wet paint and will permit our door and window customers to offer their customers longer product warranties at a lower price. We are also targeting incremental growth in regions of the country in which we do not have a significant presence, such as the Southwestern United States. We intend to pursue growth opportunities by selectively acquiring existing facilities, constructing new facilities or partnering with others to develop new operations.

Cultivate smaller OEM customers

We believe that substantial opportunities exist to increase sales to our smaller original equipment manufacturer, or “OEM,” accounts, which only accounted for approximately 10% of our net sales in 2005, and are focused in particular on the residential building and construction and machinery and equipment end-user markets. The smaller OEMs are primarily served by local owner-operated extrusion facilities or by independent distributors. These customers are typically more concerned with quality and on-time delivery, and tend to be less price-sensitive, and as a result, the profit margin on sales to these smaller customers tends to be greater than that for our larger customers. In 2004, we created a designated sales group focused on smaller OEM customers, which is targeting these customers for customized extrusion and value-added services in an effort to add incremental, high margin business. This program added 390 new accounts in 2005, and these new accounts represented additional shipment volume of approximately 4.4 million pounds in that year.

Selectively pursue acquisitions

We believe there are a select number of strategic acquisition opportunities. We regularly evaluate potential acquisition candidates that we believe could fit our business strategy, any of which may or may not be material in size and scope. We intend to apply a selective and disciplined acquisition strategy, which is focused on diversifying our customer base, adding manufacturing capabilities in low cost markets and further penetrating new geographic regions of the United States by leveraging our existing infrastructure. We continuously evaluate acquisition opportunities as they present themselves. At this time, we have not entered into a material agreement with any party.

Focus on cash flow management and debt reduction

In the past, we have successfully pursued organic and external growth opportunities and increased profitability while maintaining working capital and capital expenditure discipline. We intend to focus on generating cash and on pursuing opportunities to reduce the amount of working capital necessary to operate our business. For example, we hope to reduce our working capital needs through greater use of tolling arrangements, in which aluminum billet is provided by our customers, through shorter customer payment terms and through increased use of consignment inventory. We have historically used cash on hand to pay for our assets, and we expect to make greater use of leasing arrangements to manage the timing and amount of our cash outflows on our capital spending in the future.

Corporate History

The Indalex group of companies was first formed when Caradon plc, a U.K.-based conglomerate with an existing aluminum extrusion business, purchased Easco Inc., an Ohio-based aluminum products manufacturer, in September 1999. The acquisition of Easco Inc. gave Caradon a total of 15 extrusion facilities and three casting facilities in the United States. In May 2000, Caradon acquired the California aluminum extrusion businesses of Columbia Ventures Corporation, which provided Caradon with three extrusion facilities in California and one additional cast house. Caradon was renamed Novar plc in November 2000. In March, 2005, Honeywell International Inc. acquired Novar plc and announced its intention to sell the aluminum extrusion business. On February 2, 2006, the Issuer, a wholly-owned direct subsidiary of Holdings, an entity controlled by affiliates of Sun Capital Partners, Inc., acquired all of the outstanding capital stock of Indalex Inc. and Indalex Limited from Honeywell International Inc.

Processes

We offer a broad range of services, including aluminum extrusion, fabrication, painting and anodizing. In 2005, approximately 94% of our products were customized, made-to-order aluminum extrusions for use in a wide array of end-user markets.

The figure below illustrates the aluminum extrusion process. Our operations are represented by the area surrounded by a dashed line.

Aluminum extrusion.   Aluminum extrusion is the process of shaping aluminum into products or component parts by heating it and forcing it to flow through a shaped die at the end of an extrusion press. In the aluminum extrusion process, an aluminum billet is first heated to approximately 900 degrees Fahrenheit, placed into an extrusion press, and then forced, or extruded, through a uniquely shaped die to produce a piece of metal in the shape of the die. Most of the extrusions we produce for our customers have their own steel die designed according to their specifications. We currently have approximately 45,000 dies for our customers. Extrusions are then straightened by stretching and cut to the required lengths which range from a few inches to more than 50 feet. Most extrusions are hardened by aging in large ovens for approximately six to 12 hours where they are re-heated to a temperature of approximately 400 degrees Fahrenheit. These extrusions are then packaged and shipped, or receive one or more of the other services we provide, such as fabrication, painting or anodizing as specified by the customer. Typically, 75% of the results of the aluminum extrusion process are salable products, and the remaining 25% are aluminum scrap, which we either recast into aluminum billet in one of our two casting facilities or sell on the open market to metal dealers.

We offer both custom and standard aluminum extrusions in a wide variety of shapes, including solid, semi-hollow and hollow designs. These shapes are offered as elongated products or short parts cut from lengthy longer extrusions, and can be produced with considerable precision and tight tolerances. If a customer needs a customized shape, we have the capability to engineer a die that will meet the specified requirements, including parts that hinge, interlock or self-assemble.

We refer to both custom and standard aluminum extrusions that have not received any of our value-added services as “mill finish” extrusions. Mill finish extrusions represented approximately 57% of our shipment volume in 2005 and the nine months ended October 1, 2006. Approximately 43% of our shipment volume in 2005 and in the nine months ended October 1, 2006 underwent an additional fabrication, painting or anodizing process.

Fabricated components.   Once the aluminum billet has been shaped through the extrusion process, it is often fabricated to make the raw metal suitable for the end user. We use a variety of fabrication processes, including cutting, punching, notching, bending, drilling, tight tolerance cutting, computerized numerical control, machining and manual and robotic welding and assembly to serve a customized need or fit a certain use. We have the fabrication knowledge and facilities to transform extruded aluminum into precisely engineered components. Examples of fabricated products include a simple cut-to-length extrusion notched and punched for use as a door frame, a step assembly for a truck cab, a curved and fully formed trim cap for use on an office partition and components used in heat sinks for use in key electronics. Our fabrication capabilities range from assistance with concept design to the delivery of a finished, ready-to-assemble part. We believe our fabrication operations are attractive to customers interested in outsourcing certain manufacturing in order to better control operating costs, manage inventory or accommodate growth. Approximately 11% of our shipment volume in 2005 and in the nine months ended October 1, 2006 underwent a fabrication process.

Our mill finish extrusions and fabricated components can then be either painted or anodized.

Paint services.   We believe we are the leading painter of extruded aluminum in the United States and Canada according to Aluminum Extruders Council data and management estimates. We have nine wet paint lines in our facilities in the United States and Canada. The majority of our paint lines have multiple paint booths, providing quick throughput for multi-coat applications such as Kynar®, a high value-added wet paint used in commercial building and construction applications. We have the ability to supply small batches of custom color or high volume runs on standard colors, using a wide variety of types of liquid paint from acrylic to polyester to fluoropolymer finishers. Wet paint’s primary advantage is its ability to be custom made to meet the specific color and durability requirements of specific projects. Approximately

28% of our shipment volume in 2005 and 30% of our shipment volume in the nine months ended October 1, 2006 was painted in one of our painting facilities.

We have installed in our Gainesville, Georgia facility, what we believe to be one of the first vertical powder coat paint lines in the United States. Powder paint is more durable than wet paint and will permit our door and window customers to offer longer warranties at a lower price. In powder coating, a powdered paint is sprayed and bonded electrostatically. We have a purchase agreement with one of the leading global paint and coating manufacturers to supply us with powder paint. We are jointly developing and co-branding a specially formulated high-performance powder that requires only one coat compared to up to four coats for wet paints. Pursuant to the terms of our agreement, the supplier will co-invest in the powder paint line and their investment will be repaid quarterly over five years.

Anodizing services.   Anodizing is an electro-chemical process that converts aluminum surface into aluminum oxide, a ceramic-like material. We offer a range of anodizing capabilities, including basic etching, architectural anodizing and Bright Dip, a type of anodizing which provides a polished, mirrored finish in a variety of colors. We have four anodizing facilities in the United States, each with a range of capabilities. For high value-added sub-segments such as shower and tub enclosures, we produce numerous specialty finishes, such as chemical and mechanical buffing and polishing, and mechanical graining and sanding. We also produce a brushed nickel finish that replicates the popular look of stainless steel at a lower cost. Approximately 8% of our shipment volume in 2005 and 7% of our shipment volume in and the nine months ended October 1, 2006 underwent an anodizing process.

End Users

Our aluminum extrusions are sold to a wide array of end-users that use aluminum products in the transportation, residential and commercial building and construction, electric and cable, consumer durables and machinery and equipment industries.

End-user markets served	Primary customers	Principal products
Transportation (non-automotive)	Manufacturers of vehicles	Components used in truck trailers, trucks and
	and their suppliers	recreational vehicles
Residential building and construction	Manufacturers, assemblers	Components used in windows, doors,
	and contractors	sunrooms and skylights
Distribution channel	Distributors of aluminum	Products sold in other end-user markets
	extrusions	through distributors
Electric and cable	Electrical equipment	Components used in heat sinks, cable
	manufacturers and utilities	sheathing, electrical fixtures and conduit
Commercial building and construction	Manufacturers, assemblers	Components used in commercial windows,
	and contractors	store fronts and railings
Consumer durables	Manufacturers and	Components used in office furniture,
	assemblers of finished goods	refrigerators and boats
Machinery and equipment	Manufacturers of machinery	Components used in ladders, scaffolds and
	and equipment	industrial equipment such as conveyors
Automotive	Automotive suppliers	Components used in passenger cars and light
trucks

Transportation (non-automotive).   We provide components for truck trailers, truck bodies, recreational vehicles, railcars, delivery vehicles, van conversions, emergency vehicles, military vehicles, livestock trailers and motor homes to manufacturers of vehicles and their suppliers. Our principal focus is on truck trailer and recreational vehicle manufacturing, and we provide products to most major trailer and recreational vehicle manufacturers in the United States and Canada. Aluminum extrusions sold to trailer and recreational vehicle manufacturers represented approximately 75% of our shipment volume within this end-user market in 2005 and in the nine months ended October 1, 2006. Transportation was the fastest growing of our end-user markets in 2005 according to data compiled by the Aluminum Association. These customers have multiple production locations and typically require their suppliers to have manufacturing capabilities in close proximity to their location. We believe recent increases in steel and fuel prices have caused manufacturers to find ways to use aluminum as a cheaper and lighter substitute for steel. For example, by substituting aluminum for steel, trailer manufacturers can increase the fuel efficiency of their trailers as increased aluminum content reduces the weight of a trailer, which in turn reduces fuel costs. We believe that customers in the transportation and other end-user markets we serve will continue to find new ways to replace heavier, more expensive steel components with aluminum. Our products sold to the transportation end-user market accounted for approximately 30% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 26% and 27% of our net sales in 2005 and in the nine months ended October 1, 2006.

We believe the recent increase in fuel prices may provide an additional incentive for our customers in the transportation end-user market to substitute aluminum for steel in certain applications, which would result in an increase in the demand for aluminum extrusions.

Residential building and construction.   We provide components for new and replacement windows, storm door frames, storm shutters, railings, structural beams, patio enclosures, sunrooms, sky lights, tub enclosures, hurricane security shelters, boat docks and other products for manufacturers, assemblers and contractors in the residential building and construction market. Components used in doors and windows represented approximately 57% and 54% of our shipment volume within this end-user market in 2005 and in the nine months ended October 1, 2006. Residential construction represented the second largest end-user market for aluminum extrusions in 2005 according to data compiled by the Aluminum Association and management estimates. Typically, aluminum extrusion products for the residential building and construction end-user market have higher margins and are subject to lower risk of substitution due to the buyers’ product orientation and aluminum’s high tolerance requirements. Our products sold to the residential building and construction end-user market accounted for approximately 28% and 29% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 29% of our net sales in 2005 and in the nine months ended October 1, 2006.

Commercial building and construction.   We provide components for replacement windows, wall partitions, door frames, balcony railings, structural beams, skylights, curtain wall and store fronts to manufacturers, assemblers and contractors for use in the construction of commercial buildings. Similar to the residential building and construction end-user market, aluminum extrusion products for the commercial building and construction end-user market typically have higher than average margins. Our products sold to the commercial building and construction end-user market accounted for approximately 7% and 6% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 8% and 7% of our net sales in 2005 and in the nine months ended October 1, 2006.

Electric and cable.   We provide components for heat sinks, cable sheathing, conduit, lighting fixtures and electrical fixtures to electrical equipment manufacturers and utilities. We have been selling branded aluminum conduit, which is the metal pipe used to enclose electrical wire in compliance with applicable fire code regulations, under the Indalex Rigid Aluminum Conduit private label, for approximately 25 years. Historically, aluminum conduit had not been price competitive with steel conduit, but recent rises in steel costs and an understanding of the benefits of aluminum have increased acceptance of aluminum conduit in commercial markets because it provides superior corrosion resistance and longer usable product life, and its material costs are up to approximately 20% to 50% less expensive than rigid steel. In addition, due to aluminum’s lighter weight and ease of handling, the cost of installation labor is up to 35% less expensive than rigid steel. Cable sheathing is used as the protective cover for underground cable systems and has very little substitution risk because it is thin walled and flexible, which facilitates installation. The inherent advantages of aluminum, such as its weight to strength ratio and its corrosion resistance, are additional factors reducing aluminum’s substitution risk in cable sheathing. Our products sold to the electrical and cable end-user market accounted for approximately 7% of our shipment volume in 2005 and 6% of our shipment volume in the nine months ended October 1, 2006, and 8% and 7% of our net sales in 2005 and in the nine months ended October 1, 2006.

Consumer durables.   We typically provide components for office furniture and partitions, refrigerators, boats, healthcare equipment and sporting and athletic goods to manufacturers and assemblers of consumer goods. These customers are increasingly using aluminum to give their products a decorative appearance while improving resistance to corrosion and mechanical wear. The aluminum content in each of these products tends to be low, and customers are typically less concerned with price and more concerned with on-time delivery. We serve a majority of these customers through our Indalex Direct program, which focuses on customers that purchase low volumes of extrusions and place more emphasis on quality and on-time delivery than on price sensitivity. Our products sold to the consumer durables end-user market accounted for approximately 6% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 6% of our net sales in 2005 and in the nine months ended October 1, 2006.

Machinery and equipment.   We provide components for ladders, scaffolds and industrial equipment such as conveyors to manufacturers of machinery and equipment. There is a significant amount of fabrication work required for these products, and, as a result, there is typically a long development process to design the extrusion to be used in manufacturing machinery and equipment. Our engineering team works with the customer to develop product design and specifications. Our products sold to the machinery and equipment end-user market accounted for approximately 6% and 5% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 6% and 5% of our net sales in 2005 and in the nine months ended October 1, 2006.

Automotive.   We provide components to suppliers who produce component systems for automobile and light truck manufacturers. While the automotive market is not a primary focus for Indalex, we selectively pursue niche automotive applications where we can provide higher margin value-added services. Aluminum extrusions sold to automotive manufacturers and suppliers represented approximately 2% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 2% of our net sales in 2005 and in the nine months ended October 1, 2006.

Distribution.   We also ship products through distributors, who in turn sell those products to end users. These products are both standard aluminum extrusions such as rod, bar, angles, channels and tubes and custom aluminum extrusions. The distributors of standard aluminum extrusions typically sell to small end users, who may buy as little as 50 pounds at a time, providing a valuable stock carrying service. The distributors of custom aluminum extrusions provide aggregating services such as short lead times, credit or, in some cases, value-added services such as painting or fabricating. Our products sold through distributors accounted for approximately 14% of our shipment volume in 2005 and in the nine months ended October 1, 2006, and 14% of our net sales in 2005 and in the nine months ended October 1, 2006.

Customers

We serve over 3,500 customers, including a broad spectrum of national, regional and local accounts. Our largest customer represented approximately 6% of our net sales in 2005 and for the nine months ended October 1, 2006, and our top 10 customers represented 28% of our net sales in 2005 and 30% of our net sales in the nine months ended October 1, 2006.

We focus our efforts on customer service and product innovation, which we believe have helped us to establish and maintain long-standing relationships across various end-user markets. We develop our relationships with customers by offering them a network of manufacturing facilities in the United States and Canada, developing customized products and solutions and focusing our sales efforts at the customer level. We have specific dies, paint colors and other custom features for the production of highly specialized products for many of our customers. We work with our customers to understand their needs, and we often retool our facilities to provide a customized set of solutions. Our top ten customers in 2005 have been purchasing our products for an average of more than 20 years. We sell standard aluminum extrusions through distributors for use in a wide variety of end-user markets.

Due to the high volume of made-to-order business our stocking requirements to support order fulfillment are minimal. The customer’s right to return relates to production defects or variances from specification that are to be reported within 30 days of shipment. Standard payment terms are also 30 days from shipment.

Raw Materials

Aluminum

Our principal raw material is aluminum billet purchased on the open market or supplied by one of our two casting facilities, which use aluminum scrap and ingot to produce billet. Aluminum is a commodity and, as such, has a value based upon a variety of market driven factors. The price of aluminum ingot is primarily set by supply and demand on the London Metal Exchange, or the “LME.”  Like many exchange-traded commodities, the price is subject to periodic fluctuation in the short-term, often due to the actions of commodity market speculators. Aluminum billet and ingot represented $596.2 million or 63% of our cost of sales in 2005 and $606.3 million or 66% of our cost of sales in the nine months ended October 1, 2006. Aluminum scrap is generated in our extrusion operations and is used, together with purchases of aluminum ingot from third parties, in our casting facilities to manufacture aluminum billets.

We have aluminum billet casting capability at two casting facilities. In 2005, we sold approximately 12%, or 23 million pounds, of our manufactured billet to third party customers, which represented approximately 1% of our net sales in 2005. In the nine months ended October 1, 2006, we sold approximately 10%, or 15 million pounds, of our manufactured billet to third party customers, which represented approximately 1% of our net sales in the nine months ended October 1, 2006. The first step in the casting process is to melt primary aluminum ingot and aluminum scrap in a large furnace. Molten aluminum must be at least 10% to 15% aluminum ingot with approximately 80% to 90% aluminum scrap to meet the purity requirement for 6000 series soft alloy aluminum. The molten aluminum is either directly alloyed in the furnace or transferred to another furnace where the alloying materials are added. The aluminum is then cast into logs of varying diameters with lengths of up to 16 feet. These logs are heated and then cooled at a controlled rate to allow the cast aluminum to achieve the optimally distributed chemical composition for extrusion. Afterwards, the aluminum logs are either cut into shorter lengths called aluminum billets, the primary raw material for the production of aluminum extrusions, or transferred to our extrusion plant in log form for subsequent production of aluminum extrusions as well as to third party customers. Our in-house billet casting capabilities supplied us with approximately 21% and 20% of our aluminum billet needs in 2005 and in the nine months ended October 1, 2006.

We seek to reduce our exposure to the volatility in base aluminum prices by passing cost increases through to customers or by hedging against committed fixed price sales. We limit our hedging activities to committed purchases and sales and do not engage in speculative hedging. We also seek to maintain inventory at levels consistent with operating needs through centralized purchasing and logistics.

Electricity and Natural Gas

We use electricity and natural gas to heat aluminum billets as part of the extrusion process. We also use electricity and natural gas at our casting facilities to produce aluminum billets. We purchase natural gas used for heating during the extrusion process from a third party using 36-month forward purchase contracts that we enter into on a monthly basis. This hedging program has insulated us from recent increases in natural gas prices. We purchase a portion of our electricity requirements pursuant to long term contracts in the regions in which we operate. A number of our facilities are located in regions with regulated prices. We spent approximately $25.9 million on electricity and natural gas in 2005, which represented approximately 2.7% of our cost of sales for that year, and $24.4 million in the nine months ended October 1, 2006, which represented 2.7% of our cost of sales for that period.

Paint

We purchase paint for use in our painting operation in seven of our facilities. Paint is currently purchased in liquid form and applied by spraying in large vertical paint booths. We spent approximately $9.2 million on paint in 2005, which represented approximately 1% of our cost of sales for that year, and approximately $6.3 million in the nine months ended October 1, 2006, which represented approximately 1% of our cost of sales for that period.

Principal Suppliers

Our principal raw material, aluminum billet, is a global commodity and is widely available. There are a large number of global, large scale aluminum billet suppliers for the extrusion industry. We purchase our aluminum billet from approximately 15 different suppliers around the world, including suppliers in the United States, Canada, South America and the Middle East, including in Dubai, United Arab Emirates and Bahrain. Approximately 72% of our aluminum billet that we purchased from third parties was purchased in the United States and Canada in 2005, and the balance was purchased in South America and the Middle East. We expect to purchase approximately 20% of our aluminum billet requirements from South America and the Middle East in 2006. We purchased 66% of our annual aluminum billet requirements from five suppliers in 2005. Our largest billet supplier is Alcoa Inc. which represented less than 25% of our aluminum billet supply in 2005. We purchased approximately 640 million pounds of aluminum billet from third parties in 2005, which permits us to maintain numerous strategic sourcing arrangements and capitalize on regional price and supply imbalances and source low cost aluminum billet without sacrificing quality. Furthermore, our internal casting capabilities, which provide low cost billet by converting production scrap generated through the extrusion process, provided 21% of our total aluminum billet supply in 2005. The casting facilities provide greater certainty of supply during periods of aluminum billet shortages.

Our largest supplier of liquid paint, PPG Industries, provides us with approximately 90% of our paint requirements. Our contract with PPG Industries expires in 2008. We purchase paint from three other suppliers, and since liquid paint is largely a commodity, we can shift our purchases among suppliers.

Asia Aluminum Group

We have an approximately 25% ownership interest in Asia Aluminum Group Limited, or “AAG,” by virtue of an investment decision by a prior owner. Our principal investment partner, Asia Aluminum Holdings Limited, or “AAH,” was founded in 1992 and was a publicly traded company listed on the Main Board of The Stock Exchange of Hong Kong, until the privatization discussed below took place. AAG is recognized by the Ministry of Construction of China as one of the largest investor-owned aluminum extrusion businesses in Asia and serves the infrastructure, transportation, industrial and home improvement end-user markets in China, the United States, and the Pacific Rim. AAG currently operates five production facilities in Nanhai in China’s Guangdong Province with an aggregate capacity of 150,000 metric tons per year. AAG is building a new facility in the neighboring city Zhaoqing, which will include modern extrusion and casting equipment and is expected to increase its extrusion capacity to 300,000 metric tons per year.

On March 16, 2006, Asia Aluminum Investments, or “AAI,” an entity controlled by Mr. Kwong Wui Chun, the controlling shareholder of AAH, made an offer of HK$1.30 per share for the outstanding stock of AAH. On March 28, 2006, the offer was increased to HK$1.45 per share. This transaction closed on May 24, 2006.

We do not have the ability to exercise any control over the day-to-day operations of AAG through our minority ownership interest. However, so long as we retain at least a 10% ownership interest of AAG, certain specified actions by AAG require our prior approval. For example, we must approve any issuance of any new shares or securities, any changes to the authorized or issued share capital, the incurrence of additional debt that would cause AAG’s aggregate debt to exceed HK $10.0 million and any capital expenditures in aggregate that exceed HK $15.0 million. If a disagreement arises between us and AAH with respect to any action requiring our consent, and we are unable to resolve this disagreement, we will have the right to sell our entire ownership interest in AAG to AAH. In the event we exercise this right, AAH will purchase our shares of AAG at a price agreed upon by us and AAH, or in the absence of such agreement, at a price determined by an independent international firm of accountants in accordance with the terms of the AAG shareholders agreement. If AAG commits a material breach of the shareholders agreement and does not remedy the breach within 30 days after we serve a default notice, we may exercise a call option to purchase all of AAH’s share of AAG at 95% of their fair value as determined by an international firm of accountants. If AAG incurs additional debt that does not cause AAG’s aggregate debt to exceed HK $10.0 million, we will be required to guarantee our pro rata share of such additional debt. We may also be required to guarantee certain indebtedness of AAG. See “Risk Factors—We may be required to guarantee certain indebtedness of AAG.”  AAG is required to distribute not less than 40% of its realized profits in each fiscal year to us and AAH. We are entitled to receive an annual cash dividend equal to our approximately 25% share of at least 40% of the net realized profits of AAG.

Pursuant to the stock purchase agreement with AAH, we have agreed not to engage in any competing aluminum extrusion activities in China so long as we have an ownership interest in AAG.

We also have a non-exclusive long-term supply arrangement with AAG to import aluminum extrusions. Purchases under this agreement are done by purchase order. This non-exclusive supply agreement with AAG provides for arms-length pricing, which is based on the prevailing three month forward price quoted on the LME at the time our order is confirmed plus a processing fee based on the complexity of the extrusion products. The agreement does not require us to purchase any specified quantity and does not require AAG to supply any specified quantity. We used AAG for approximately 87% and 94% of our total import volume in 2005 and for the nine months ended October 1, 2006, respectively. Our orders represented approximately 4.2% of AAG’s sales for its fiscal year ended June 30, 2005. See our combined financial statements and the related notes included elsewhere in this prospectus.

Pricing and Hedging

We offer our customers four basic pricing alternatives. On approximately 90% of our shipment volume, we either pass on the cost of base aluminum directly to our customers or specifically hedge the cost of base aluminum that is charged to our customers. Our four pricing mechanisms and our estimates of the percentage of our shipment volume attributable to each are as follows:

•       Formula pricing.   Formula pricing is based on:  (1) the prior month simple average of aluminum ingot cost published on the LME, (2) the MWP, which is the published prior month simple average of cost of aluminum shipping and warehousing, and (3) a conversion margin for our services, which is the negotiated cost for mill finish extrusion and any value-added services we provide. The cost published on the LME plus the MWP is referred to as the “base aluminum” cost. In formula pricing, the base aluminum cost is passed on to our customers. We use hedge instruments to mitigate our exposure to changes in the base aluminum price for the time period between our purchase of aluminum billet and when we process it for a customer order. Formula based pricing is a common form of pricing in the aluminum extrusion industry and represents approximately 65% of our shipment volume.

•       Fixed price contracts.   With a fixed price contract, the customer is charged a flat price for a specific time period, and there is a fixed price for the base aluminum. We use hedge instruments traded on the LME to specifically hedge our exposure under fixed price contracts. We also attempt to manage our exposure to changes in the MWP through the use of hedge instruments. Fixed price contracts represent approximately 20% of our shipment volume.

•       Spot pricing.   In spot pricing, the price for an aluminum extrusion is set in advance. We review the spot price monthly and adjust the spot price periodically for changes in the base aluminum price. Spot pricing is primarily used for customers who want the certainty of a price at order time but cannot commit to the volume required of a fixed price contract. Because the spot price is set in advance, spot pricing does not pass increases in the cost of base aluminum to the customer.  Rather, we adjust spot prices as base aluminum costs increase. Spot pricing represents approximately 10% of our shipment volume.

•       Toll conversion.   Toll conversion is an arrangement in which customers provide aluminum ingot to fill existing and future extrusion orders. When the extrusion is shipped, we bill only for the conversion margin on the extrusion. Toll conversion represents approximately 5% of our shipment volume.

Sales and Marketing

Traditionally, sales personnel worked at each manufacturing facility and were responsible only for the production of aluminum extrusions at their respective facilities. In 2002, we shifted our efforts from selling plant capacity to selling customer solutions by centralizing our sales effort and assigning sales personnel to a specific customer.

In 2004, we further refined our sales effort by segmenting the sales personnel by customer type as well as by service. We created a structure with three customer groups:  National, Regional and Indalex Direct. Separately, there is an international sales force responsible for promoting the Asia Secure program as well as working with customers that seek offshore sourcing solutions. This sales structure keeps the sales force focused on customers based on how those customers purchase from us.

Our sales force divisions are responsible for the three customer groups as follows:

•       The National Accounts division comprised nine accounts and approximately 23% of our shipment volume in 2005. The division markets to large, consolidated, multi-location buyers that typically require their suppliers to have nationwide sourcing, production and delivery capabilities. These customers are serviced in multiple locations out of multiple facilities and are looking to set shared objectives and work with us as partners toward their goals. The primary goal of this division is to grow our business with these customers, by increasing account share, increasing sales of value-added services and increasing the use of outsourcing from China for some of their products.

•       The Regional Accounts division comprised approximately 1,800 accounts and approximately 67% of our shipment volume in 2005. The division focuses on medium to large customers that buy primarily based on plant location and relationships. This division solicits new accounts and also strives to grow account share with existing customers. A primary focus of the Regional Accounts division is to increase international business and develop incremental value-added solutions.

•       The Indalex Direct division comprised approximately 1,700 accounts and approximately 10% of our shipment volume in 2005. The division actively solicits new accounts that are smaller than the accounts served by the Regional Accounts division. A typical Indalex Direct customer purchases less than 200,000 pounds of extrusion annually and is generally less price sensitive than larger customers. These customers typically use aluminum for a small part of their end product and place more emphasis on on-time delivery. The Indalex Direct sales division generated 390 new customers during 2005.

To further develop our relationship with customers we launched our Products Team in 2004. The Products Team is a group of field-based experts focusing on the fabrication, painting and anodizing businesses which report to each of the sales force groups.

Competition

Our competitors in the United States and Canadian market include Alcoa Inc., Norsk Hydro ASA, Sapa AB, Kaiser Aluminum Corporation and Tredegar Corporation. We also compete with approximately 120 to 150 small to mid-sized regional operators. The North American aluminum extruding industry is highly competitive, with pressure coming from international producers looking to grow their North American capabilities. Despite some recent consolidation, the aluminum extrusion industry remains fragmented, with a handful of major competitors and many smaller, regional and local operators. We have historically competed against fully integrated aluminum providers as well as other independent aluminum extruders.

We compete on the basis of product quality, on-time delivery performance and price, with price representing a more important factor for our larger customers and for sales of standard aluminum extrusions. Smaller OEM customers tend to be more concerned with on-time delivery, whereas larger customers that order large volume shipments tend to be more price sensitive.

In 2005, approximately 6% of the total aluminum extrusions sold in the United States and Canada were imported from China, up from less than 1% in 2000. While we expect this percentage to grow over the long term, we believe there are several constraints that will limit the penetration of Chinese imports to the United States and Canada. First, savings in labor and manufacturing costs must offset significant incremental freight and duty costs. Second, outsourcing to China is less cost effective in the production of low volume, customized extrusions. Third, certain types of aluminum extrusions do not fit easily or at all into standard shipping containers. While we believe that China will continue to be an opportunity to outsource certain products, we believe these constraints will limit the threat of losing U.S. customers to Chinese suppliers.

Employees

As of October 1, 2006, we had approximately 3,400 employees, approximately 2,150, or 63%, of whom were covered under union contracts. Our facilities are covered by 14 union agreements, with no one agreement covering more than 10% of our overall work force. The contract at our Mountaintop, Pennsylvania facility expired on March 1, 2006. Despite reaching an agreement with the union bargaining committee, the employees did not ratify the agreement, and the employees at this facility went on strike effective May 1, 2006. We finalized an agreement on May 5, 2006, and the employees at this facility returned to work that day. The contract covering our Vancouver plant expired at the end of September 2006. The union in Vancouver is still operating under the terms of the previous contract and negotiations are continuing. The contract covering our Niles, Ohio facility will expire on December 31, 2006. Three more contracts will expire in 2007, including expirations of our contracts covering our Watsonville, California facility, which expires on March 31, 2007, and our Burlington, North Carolina and Calgary, Alberta facilities, which each expire on April 30, 2007. We have historically maintained satisfactory relations with all of our unions. We have experienced four work stoppages in the last ten years, including the one described above, and prior to that, a one-week work stoppage in Mississauga, Ontario in 2003. In January 2006, we successfully renegotiated the contract at our Mississauga plant, in April 2006, we successfully renegotiated the contract at our Modesto, California plant and in August 2006, we successfully renegotiated the contract at our Winton, North Carolina plant.

Properties

We operate 39 extrusion presses, nine electrostatic paint lines and four anodizing lines. The following table provides selected information regarding our principal facilities:

Location	Operations	Approximate square footage	Number of presses	Ownership interest
Burlington, North Carolina	extrusion	270,000	4	owned
Calgary, Alberta	extrusion/painting/anodizing	56,000	1	owned
City of Industry, California	extrusion/casting	184,000	3	owned
Connersville, Indiana	extrusion	109,000	1	owned
Elkhart, Indiana	extrusion	79,000	3	owned
Gainesville, Georgia	extrusion/painting	315,000	5	owned
Girard, Ohio	extrusion/painting	240,000	3	owned
Kokomo, Indiana	extrusion	234,000	2	leased
Modesto, California	extrusion/painting/anodizing	124,000	2	owned
Montreal, Quebec	extrusion/painting	240,000	3	owned
Mountaintop, Pennsylvania	extrusion/anodizing	291,000	3	owned
Mississauga, Ontario	extrusion/painting	342,000	4	owned
Niles, Ohio	extrusion	32,000	2	owned
Vancouver, British Columbia	extrusion/painting	90,000	1	owned
Watsonville, California	extrusion/anodizing	135,000	2	owned
North York, Ontario	casting	56,000	—	owned

The casting facilities in City of Industry, California, which is connected to the extrusion facility, and North York, Ontario convert aluminum scrap and aluminum ingot purchased from third parties into aluminum billet. In 2005, 21% of the aluminum billet we used in production was supplied through those two casting facilities. Although we resold approximately 23 million pounds, or 12%, of our manufactured aluminum billet to third parties in 2005, which represented approximately 1% of our net sales in that year, the primary purpose of the cast operations is for internal supply. The benefit of maintaining cast operations is that scrap generated through the manufacturing process can be converted to aluminum billet in a cost-effective manner and re-used in production.

Backlog

We have a significant backlog of orders, which during the summer months is typically equal to more than our average monthly shipment volume during that period. The backlog allows us to effectively plan our production shifts and to transfer business around our network of facilities. Our backlog is generally lower in the winter months but generally does not fall below 60% of our monthly shipments during that period. As of December 1, 2006, our backlog had a value of approximately $74.0 million, of which $52.0 million is expected to ship during fiscal 2006. As of December 1, 2005, our backlog had a value of approximately $74.0 million.

Environmental Matters

We are subject to extensive and evolving environmental laws, regulations and rules that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the U.S. Environmental Protection Agency, or the “EPA,” and other federal, state and local environmental, transportation and health and safety agencies. We believe that over time there will continue to be increased legislation, regulation and regulatory enforcement actions.

In order to operate our business, we must obtain and maintain one or more permits for each of our facilities and comply with complex regulations and rules governing air emissions, waste water discharges, the use, storage, treatment and disposal of solid and hazardous wastes and other items which might affect environmental quality. As a result, we are, from time to time, required to make expenditures for pollution control equipment and for other purposes related to our permits and compliance. For example, by the end of 2006, certain of our manufacturing facilities, including those in Gainesville, Georgia; Modesto, California; and Girard, Ohio may be required to comply with more stringent air emission regulations applicable to metal parts coating operations. Compliance with these regulations may require certain operational upgrades at these facilities. We estimate that these upgrades may cost $225,000. In addition, from time to time we are subject to enforcement actions or penalties for failing to comply with environmental regulations. For example, we paid an $80,000 penalty to the EPA in January 2005 to settle allegations that our facility in Modesto, California had failed to accurately report certain chemicals handled at that facility. We are also in the process of obtaining permits for hazardous waste treatment processes operated at three of our facilities in California (Watsonville, Modesto, and City of Industry).

Among the laws that may affect us are the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or “CERCLA,” and analogous state laws that, in certain circumstances, may impose joint and several liability, without regard to fault, on persons who own or operate locations where there has been, or is threatened to be, a release of hazardous substances into the environment, as well as on persons who disposed of or arranged for the disposal of such substances at such locations. These persons may become liable for the costs of investigating and remediating contamination at these locations. There are often also substantial legal and administrative expenses incurred in dealing with remediation claims and activities. Hazardous substances have been detected at some of our current and former properties, as well as at sites to which we have sent wastes for disposal. As part of our environmental management program, we are currently involved in investigatory or remedial actions at certain of these properties. For example, we are currently conducting investigatory actions at our owned and operated facility in Watsonville, California and at a property that we formerly owned and operated as a manufacturing facility in Dayton, New Jersey. We have established a reserve in the amount of $1,302,000 to cover the cost of cleaning up contamination at these and certain other current and former properties. We have also been identified as potentially responsible party under CERCLA with respect to approximately nineteen offsite locations to which we sent waste materials for disposal in the past. We have established a reserve totaling $475,000 to cover our anticipated liabilities at certain of these sites.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing and future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by us, some of which could be material. We are not a party to any judicial or administrative proceedings relating to environmental issues.

Legal Proceedings

We are involved in various legal proceedings, claims and litigation arising in the ordinary course of business. We believe that the outcome of each such proceeding or claim which is pending or known to be threatened will not have a material adverse effect on our financial condition, cash flows or results of operations.

Management

Directors, Executive Officers and Key Employees

The directors of Holdings, the executive officers and key employees of Holdings and the Issuer and their positions and ages as of October 2, 2006 were as follows:

Name	Age	Position
Timothy R.J. Stubbs	39	President, Chief Executive Officer and Director
Michael Alger	49	Executive Vice President, Secretary, Treasurer, Chief Financial Officer and Director
Charles Ulik	45	Chief Operating Officer
Jerry W. Nies	38	Vice President and General Manager, Mill Finish and Specialty Products
Dale Tabinowski	58	Senior Vice President, Human Resources
Joseph Valvo	52	Senior Vice President of Sales, National Accounts
Keith Burlingame	49	Senior Vice President of Sales
Ronald L. Kline	43	Vice President and General Manager, West Operations
James Piperato	47	Vice President and General Manager, East Operations
Clarence E. Terry	60	Director
F. Dixon McElwee Jr.	59	Director
M. Steven Liff	35	Director

Timothy R.J. Stubbs has served as our President and Chief Executive Officer since February 2004 and as a Director since February 2006. Mr. Stubbs joined Indalex in February 2000 and has 15 years experience in the aluminum extrusion industry. During his tenure at Indalex, Mr. Stubbs has held several positions within Indalex including Eastern Region President, Senior Vice President of Sales and Marketing and Chief Operations Officer. Before joining Indalex, Mr. Stubbs held multiple positions at Sapa AB. Mr. Stubbs currently sits on the board of the Aluminum Association, which promotes the benefits of aluminum over other metals.

Michael Alger has served as our Chief Financial Officer since April 2000, and as our Executive Vice President since June 2002, and as our Secretary and Treasurer and a Director since February 2006. Mr. Alger has over six years of aluminum extrusion experience. Mr. Alger is responsible for all of our finance, IT and procurement activities. Prior to joining Indalex, Mr. Alger served as Vice President of Finance for Favorite Brands International Inc. and has held numerous other financial positions throughout his career.

Charles Ulik has served as our Chief Operating Officer since October 2006, and is responsible for the operations of our North American plant network, as well as Indalex International. Before joining Indalex, Mr. Ulik served as Director of Operations for the Roofing Systems Group of Johns Manville Corporation, a manufacturer and marketer of building insulation, commercial roofing, roof insulation and specialty products, from November 2004 to September 2004; as General Manager for Johns Manville Corporation’s Performance Materials Group from December 2003 to November 2004; and as Global/Lean Six Sigma Development Champion for Johns Manville Corporation’s Engineered Products Division, from September 2001 to December 2003. Mr. Ulik has 21 years of experience in the extrusion and metals industry.

Jerry W. Nies has served as Vice President and General Manager, Mill Finish and Specialty Products since October 2006, has been with Indalex for over 6 years, and has over 12 years of experience in the aluminum extrusion industry. Mr. Nies is responsible for all of our customer service, international, planning, logistics, engineering and technical service activities. Prior to his current position, Mr. Nies served as Vice President of Operations and General Manager from 2005 to February 2006, where he was responsible for all of our manufacturing operations in the United States and Canada, and prior to that as

Vice President of Operations and General Manager, Transportation and Distribution, where he was responsible for a group of five extrusion plants and one casting operation. Mr. Nies has held numerous operations and sales positions throughout his career.

Dale Tabinowski has served as our Senior Vice President, Human Resources, since December 1, 2006.  Before joining Indalex, Mr. Tabinowski served as Vice President, Human Resources, for the Worldwide Heating and Cooling business unit of Lennox International, a provider of climate control solutions, from April 2002 through early 2006. Prior to Lennox International, Mr. Tabinowski served as  Vice President, Human Resources for Sunbeam Corporation, a designer, manufacturer and marketer of branded consumer products, from 1994 through 2002.

Joseph Valvo has served as our Senior Vice President of Sales, National Accounts since February 2006 and has been with Indalex since August 1996 and Mr. Valvo has over 29 years of extrusion industry experience. Mr. Valvo is responsible for our National Accounts Sales team, which accounts for approximately 25% of our sales. Prior to his current position, Mr. Valvo served as Vice President of Sales, National Accounts from March 2004 to February 2006 and prior to that, as Director of Sales—East Business Unit from December 1999 to February 2004. Mr. Valvo has held numerous positions in sales and operations throughout his career.

Keith Burlingame has served as Senior Vice President of Sales since February 2006, and has over 10 years of aluminum extrusion industry experience. Mr. Burlingame is responsible for our regional sales organization, which accounts for approximately 70% of our shipment volume and our direct segment, which focuses on sales to smaller manufacturers and accounts for approximately 10% of our shipment volume. Prior to his current position, Mr. Burlingame served as Vice President of Sales, Regional Accounts from October 2004 to February 2006 and prior to October 2004, as Vice President of Sales, South Region. Mr. Burlingame originally joined Indalex in 1996, rejoined Indalex in August 2001 after spending 18 months at Albex Aluminum and has held numerous sales and marketing positions throughout his career.

Ronald L. Kline has served as our Vice President and General Manager of our Western Operations since August of 2006, and has responsibility for five extrusion plants and one casthouse. Mr. Kline has 16 years of experience in the extrusion and metals industry, serving in various operations and financial roles both domestically and in Europe with Alcoa. Prior to joining Indalex, Mr. Kline was employed by Alcoa, a producer of primary aluminum, fabricated aluminum and alumina, from January 1998 to July 2006 and served as a Director of Logistics from March 1998 to January 2002, a Director of Finance/IT from February 2002 to April 2004 and a plant manager from April 2004 to July 2006.

James Piperato has served as our Vice President and General Manager, East Operations since February 2006, with responsibility for five extrusion plants. Prior to his current position, Mr. Piperato served as Director of Operations from January 2003 to February 2006 and prior to January 2003, as Director of Logistics. Mr. Piperato joined Indalex in May of 2002. Mr. Piperato held the position of Director of Finance with Alcoa Engineered Products from October 1999 until May 2002. Mr. Piperato has over 13 years of aluminum extrusion experience.

Clarence E. Terry has served as a Director since February 2006. Since September 1999, Mr. Terry has served as Managing Director of Sun Capital, and he has more than 31 years of operating experience. Prior to joining Sun Capital, Mr. Terry served as Vice President at Rain Bird Sprinkler Manufacturing, Inc., a manufacturer of irrigation products. Mr. Terry has served as Chief Executive Officer on an interim basis for several of Sun Capital’s portfolio companies. Mr. Terry is also a director of Loud Technologies, Inc., SAN Holdings, Inc. and a number of private companies.

F. Dixon McElwee Jr. has served as a Director since June 2006. Since May 2006, Mr. McElwee has served as Vice President of Sun Capital. Prior to joining Sun Capital, Mr. McElwee served as Chief Financial Officer of Frozen Foods Express Industries, a transport carrier of perishable goods, from August 1998 to December 2005.

M. Steven Liff has served as a Director since February 2006. Since February, 2005, Mr. Liff has served as a Managing Director of Sun Capital, and is currently the head of Sun Capital’s Los Angeles office. Prior to joining Sun Capital in March 2000, Mr. Liff spent six years at Bank of America, focusing on marketing, underwriting and closing new leveraged transactions.

Executive Compensation

The following table sets forth all cash compensation paid or awarded for the year ended December 31, 2005 to our Chief Executive Officer and each of our other three most highly compensated executive officers during the past year, or our “Named Executive Officers.” The compensation arrangements for each of these officers that are currently in effect are described under the caption “Employment Agreements” below.

Summary Compensation Table

					Long term compensation
	Annual compensation				Number of securities
Name and principal position	Year	Salary	Bonus(1)	Other annual compensation	underlying options(2)
Timothy R.J. Stubbs,	2005	$338,663	$41,250	$12,000	—
President and Chief Executive Officer
Michael E. Alger	2005	282,219	27,500	10,200	—
Executive Vice President, Secretary, Treasurer and Chief Financial Officer
James Daniel Singleton Jr.,	2005	245,400	15,000	10,200	—
Senior Vice President, Sales and Marketing(3)
Jerry W. Nies,	2005	173,705	48,272	9,000	—
Senior Vice President of Customer Fulfillment and Continuous Improvement

  (1) Represents bonuses earned in 2005 and paid in February 2006.

  (2)   Does not reflect options issued under the 2006 Stock Option Plan.

  (3)   As of January 4, 2006, Mr. Singleton is no longer employed by Indalex.

Employment Agreements

Timothy R.J. Stubbs

On May 31, 2006, Timothy R.J. Stubbs entered into a letter agreement with us. The agreement provides that if Mr. Stubbs resigns or if Mr. Stubbs’ employment is terminated by us without cause, he is entitled to receive his base salary for a period of twelve months following his resignation or termination of employment without cause. The letter agreement provides that Mr. Stubbs is entitled to receive the severance payment as long as certain conditions are met, including that Mr. Stubbs has not breached any of the terms or provisions of his stock option grant agreement dated May 31, 2006. Mr. Stubbs’ stock option grant agreement provides that Mr. Stubbs will not compete with us during the term of his employment and for a two year period thereafter. The stock option grant agreement also contains certain non-solicitation and non-disparagement agreements. The letter agreement also provides that Indalex shall have the option, by delivering written notice to Mr. Stubbs within nine months after Mr. Stubbs ceases to be an employee, to extend the severance period for an additional twelve-month period, during which Mr. Stubbs will continue to receive the severance payments, and automatically extend the non-competition period prescribed in the option grant agreement for the additional twelve-month period.

Michael Alger

On May 31, 2006, Michael Alger entered into a letter agreement with us. The letter agreement provides that if Mr. Alger resigns or if Mr. Alger’s employment is terminated by us without cause, he is entitled to receive his base salary for a period of twelve months following his resignation or termination of employment without cause. The letter agreement provides that Mr. Alger is entitled to receive the severance payment as long as certain conditions are met, including that Mr. Alger has not breached any of the terms or provisions of his stock option grant agreement dated May 31, 2006. Mr. Alger’s stock option grant agreement provides that Mr. Alger will not compete with us during the term of his employment and for a two year period thereafter. The stock option grant agreement also contains certain non-solicitation and non-disparagement agreements.

Jerry W. Nies

On July 12, 2005, Jerry Nies entered into a termination agreement with Indalex Inc. The termination agreement provides that if Mr. Nies’ employment is terminated by us within twelve months of a change in ownership without cause, he is entitled to receive his annual base salary in one or more payments. In addition, Mr. Nies will be entitled to benefits, including health, dental and life insurance benefits and a vehicle allowance for a period up to one year. Mr. Nies has agreed to give three months advance notice if he decides to voluntarily terminate his employment with us. The agreement also contains provisions pursuant to which Mr. Nies has agreed not to hire or solicit for hire any of our employees, solicit any of our customers, or compete with us for a period of one year after his employment with us has been terminated.

Charles Ulik

On September 11, 2006, Charles Ulik entered into a letter agreement with us.  The letter agreement provides that  Mr. Ulik is entitled to a lump sum equivalent to his base salary for six months if we terminate him without cause within the first six months of his employment and a lump sum equivalent to his base salary for a period of twelve months if we terminate him without cause thereafter.  The letter agreement provides that Mr. Ulik is eligible to receive up to 10,000 shares of stock options.  In addition, the letter agreement provides that Mr. Ulik will not compete with us or provide services to any of our competitors during the term of his employment and for a period of six months thereafter.  The letter agreement also contains certain non-solicitation agreements.

Stock Option Plan

In connection with the Holdings Acquisition, we adopted a stock option plan, which provides for the grant to our directors, officers, key employees and consultants of options to purchase non-voting shares of our common stock. A committee designated by our board of directors administers the stock option plan. The committee has broad powers under the stock option plan, including exclusive authority to determine:

•       who will receive awards;

•       the type, size and terms of awards; and

•       vesting criteria, if any, of the awards.

Options awarded under the stock option plan will be exercisable for shares of our non-voting common stock. The total number of shares of non-voting common stock as to which options may be granted may not exceed 100,000 shares.

If we undergo a dividend, recapitalization, or a spin-off, split-up, combination or exchange of shares or other change in shares of our non-voting common stock, the committee shall appropriately adjust the aggregate number and kind of shares subject to the stock option plan and the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof. If we undergo a merger, consolidation, or sale of all or substantially all of our assets, the committee may cause options awarded under the stock option plan to become immediately exercisable. 70,000 stock options were outstanding as of October 1, 2006.

Compensation of Directors

None of our directors receive fees for services as directors. In the future, we may compensate directors who are neither our employees nor affiliates of Sun Capital Partners. All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Security Ownership of Certain Beneficial Owners

As of October 31, 2006, Holdings had 904,061 shares of voting common stock and 96,053 shares of non-voting common stock outstanding and a total of non-voting common stock option currently exercisable or exercisable by our executive officers as a group within 60 days of October 31, 2006. The following table sets forth certain information regarding the beneficial ownership of common stock of Holdings as of October 31, 2006 by:

•       each person who is the beneficial owner of more than 5% of its outstanding voting common stock;

•       each member of the board of directors of Holdings and our Named Executive Officers; and

•       each of our directors and executive officers as a group.

To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

	Indalex Holdings Finance, Inc.
	Number of Shares of Voting Common Stock Beneficially Owned	Number of Shares of Non-Voting Common Stock Beneficially Owned	Total Number of Shares of Common Stock Beneficially Owned	Percent of Voting Common Stock Beneficially Owned	Percent of All Common Stock Beneficially Owned
Principal Stockholders:
Sun Indalex, LLC(1)	904,061	—	904,061	100.0%	90.4%
Indalex Co-Investment, LLC(2)	—	89,976	89,976	—	9.0
Directors and Named Executive Officers:
Timothy R.J. Stubbs(3)	—	8,498	8,498	—	*
Michael Alger(4)	—	4,274	4,274	—	*
Jerry W. Nies	—	180	180	—	*
Clarence E. Terry	—	—	—	—	—
F. Dixon McElwee Jr.	—	—	—	—	—
M. Steven Liff	—	—	—	—	—
All Directors and Executive Officers as a group (6 persons)(1)	904,061	12,952	1,006,756	100.0%	90.7%

*	Denotes less than one percent.
(1)

Includes 904,061 shares which may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by Marc J. Leder and Rodger R. Krouse and also by Sun Indalex, LLC, a Delaware limited liability company (“Sun Indalex”), Sun Capital Partners IV, LP, a Delaware limited partnership (“Fund IV”), Sun Capital Partners III, LP, a Delaware limited partnership (“Fund III”), Sun Capital Partners III QP, LP, a Delaware limited partnership (“Fund III QP”), Sun Capital Advisors IV, LP, a Delaware limited partnership (“Advisors IV”), Sun Capital Advisors III, LP, a Delaware limited partnership (“Advisors III”), Sun Capital Partners IV, LLC, a Delaware limited liability company (“Partners IV”) and Sun Capital Partners III, LLC, a Delaware limited liability company (“Partners III”). Messrs. Leder and Krouse may each be deemed to control Sun Indalex, Fund IV, Advisors IV and Partners IV, as Messrs. Leder and Krouse each own 50% of the membership interests in Partners IV, which in turn is the general partner of Advisors IV, which in turn is the general partner of Fund IV, which in turn owns 50% of the membership interests of

Sun Indalex. Messrs. Leder and Krouse may also each be deemed to control Sun Indalex, Fund III, Fund III QP, Advisors III and Partners III, as Messrs. Leder and Krouse each own 50% of the membership interests in Partners III, which in turn is the general partner of Advisors III, which in turn is the general partner of Fund III and Fund III QP, which in turn own, collectively, 50% of the membership interests of Sun Indalex. Fund IV, Fund III, Fund III QP, Advisors IV, Advisors III, Partners IV, Partners III, Sun Indalex and Messrs. Leder and Krouse have shared voting and investment power over these shares. Except as to such shared voting power, Fund IV, Fund III, Fund III QP, Advisors IV, Advisors III, Partners IV, Partners III, Sun Indalex and Messrs. Leder and Krouse disclaim beneficial ownership of these shares. The address of Sun Indalex, LLC and Messrs. Leder and Krouse is 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486.

(2)	The address of Indalex Co-Investment, LLC is c/o Goldman Sachs Distressed Opportunities Fund III, L.P. c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.
(3)	Includes options to purchase 7,600 shares of common stock exercisable within 60 days of October 31, 2006.
(4)	Includes options to purchase 3,600 shares of common stock exercisable within 60 days of October 31, 2006.

Certain Relationships and Related Transactions

Relationship with Novar plc and Honeywell International, Inc.

Prior to the Transactions, Indalex Inc. was a wholly-owned subsidiary of Honeywell International, Inc. and Indalex Limited was a wholly-owned subsidiary of Novar Overseas Holdings, B.V. On March 31, 2005, Honeywell International, Inc. acquired Novar plc, or “Novar,” our former parent company. When we were a subsidiary of Novar, we received financing support and technical and administrative advice and services from Novar. We made payments to Honeywell and Novar of $2.9 million, $2.8 million and $1.1 million during the years ended December 31, 2003, 2004 and 2005, respectively. For more information regarding our transactions with Novar, see our audited combined financial statements appearing elsewhere in this prospectus.

In connection with the Holdings Acquisition, we entered into a stock purchase agreement, registration agreement, management services agreement and stockholders’ agreement, all as further described below.

Payments in Connection with Honeywell Acquisition

In connection with the Honeywell Acquisition, Messrs. Stubbs, Alger and Nies exercised their options to purchase common stock of Novar plc and received cash in exchange for, and a dividend payment in respect of, shares received upon exercise of such options. The following table sets forth the payments made to Messrs. Stubbs, Alger and Nies in connection with the shares of common stock of Novar plc received upon exercise of options.

	Cash received for shares acquired upon options exercise	Dividend payment on shares acquired upon options exercise
Timothy R.J. Stubbs	$469,452	$54,267
Michael Alger	457,340	63,359
Jerry W. Nies	44,906	5,413

Payments in Connection with the Holdings Acquisition

In connection with the Holdings Acquisition of Indalex by affiliates of Sun Capital, Messrs. Stubbs, Alger and Singleton received a divestiture incentive payment from Honeywell. The bonus was paid shortly after the completion of the Holdings Acquisition and was based upon, amongst other criteria, the final purchase price received by Honeywell. The following table sets forth the payments received related to the Holdings Acquisition.

Cash received upon Completion of the Holdings Acquisition
Timothy R.J. Stubbs	$382,536
Michael Alger	318,780
James Daniel Singleton Jr.(1)	45,120

       (1) As of January 4, 2006, Mr. Singleton is no longer employed by Indalex.

Stock Purchase Agreement

On February 2, 2006, the Issuer acquired all of the outstanding capital stock of Indalex Inc. and Indalex Limited, subsidiaries of Honeywell International Inc., for a total purchase price of approximately $419.1 million in cash ($425.0 million less a $5.9 million post-closing working capital adjustment) (the “Holdings Acquisition”). The Issuer is a holding company that is a wholly-owned direct subsidiary of Holdings, which is beneficially owned by affiliates of Sun Capital Partners, Inc., or the “equity sponsor,” and certain other investors and members of our management team, whom we collectively refer to as the

“equity investors.” Pursuant to a letter agreement dated December 21, 2005 among the parties to the stock purchase agreement, it was agreed that the shares of Indalex Inc. would be distributed to Honeywell prior to the agreed-upon dissolution of Novar USA Holdings Inc. and that, upon such distribution, Honeywell would be substituted for Novar USA Holdings Inc. for all purposes under the stock purchase agreement. The distribution of the shares of Indalex Inc. to Honeywell and the subsequent dissolution of Novar USA Holdings Inc. were effected prior to the closing of the Holdings Acquisition. The Issuer is a holding company beneficially owned by affiliates of Sun Capital Partners, Inc., certain other investors and certain members of our management team.

The stock purchase agreement contains customary indemnification provisions. Honeywell’s indemnification obligations for breaches of representations and warranties are, subject to exceptions as specified in the stock purchase agreement, triggered if the aggregate losses associated with such breaches exceed $4.25 million, and Honeywell will be liable only to the extent the losses exceed $2.5 million up to a limit of $100 million. Our indemnification obligations for breaches of representations and warranties are, subject to exceptions as specified in the stock purchase agreement, capped at $100 million. The representations and warranties in the stock purchase agreement generally survive for 18 months following the closing date, subject to exceptions as specified in the stock purchase agreement.

Registration Agreement

Holdings, the management investors and the other stockholders of Holdings, including Sun Indalex, LLC, entered into a registration agreement in connection with the consummation of the Holdings Acquisition. Pursuant to the registration agreement, Sun Indalex, LLC, the management investors and the other investors will have piggyback registration rights, under certain circumstances, in the event Holdings registers any of its securities under the Securities Act. Furthermore, Sun Indalex, LLC has the right, under certain circumstances, to request registration under the Securities Act of all or any portion of its securities in Holdings. The management investors and the other investors may, subject to certain exceptions, participate in any such registration requested by Sun Indalex, LLC.

Management Services Agreement

We entered into a management services agreement with Sun Capital Partners Management III, LP, which we refer to as “Sun Management,” in connection with the consummation of the Holdings Acquisition. Pursuant to the management services agreement, Sun Management will provide financial and management consulting services in exchange for an annual fee, payable in quarterly installments, equal to the greater of (a) $1 million and (b) 2% of our EBITDA (as defined in the management services agreement) for a given fiscal year. We will also reimburse Sun Management for all reasonable out-of-pocket fees and expenses it incurs in performing financial and management consulting services under the management services agreement. During the period from February 2, 2006 through October 2, 2006, we incurred expenses of $1.3 million in management fees payable to Sun Management.

In addition to an annual fee, Sun Management will receive a management consulting fee equal to 1% of the consideration paid to or by us in connection with certain corporate transactions, including, without limitation, any refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, and sales and divestitures involving us.

In connection with the Holdings Acquisition, affiliates of Sun Capital Partners, Inc. received $5.5 million in acquisition fees, including a fee of $5.1 million for services associated with evaluation, negotiation, financing, and structuring of the acquisition of Indalex Holdings Finance. The remaining $0.4 million was a closing fee related to the $15 million of notes purchased by Sun Capital Securities Offshore fund, LTD.

Stockholders’ Agreement

Holdings, the management investors and the other stockholders of Holdings, including Sun Indalex, LLC, entered into a stockholders’ agreement in connection with the consummation of the Holdings Acquisition. The stockholders’ agreement includes the following terms:

•       transfer restrictions, subject to customary exceptions for transfers permitted by the registration agreement, transfers to other stockholders of Holdings, transfers to affiliates and, in the case of individual stockholders, transfers to a family member of a stockholder or a trust for the sole benefit of a stockholder or a stockholder’s family member, which transfers we will collectively refer to herein as “exempt transfers”;

•       rights of first refusal in favor of Holdings and, if not exercised by Holdings, Sun Indalex, LLC;

•       “tag along” rights in the event of a transfer by Sun Indalex, LLC of shares of common stock of Holdings, subject to exceptions for exempt transfers and one or more transfers by Sun Indalex, LLC involving in the aggregate less than 10% of the shares of common stock of Holdings owned by Sun Indalex, LLC as of the date of the Holdings Acquisition;

•       “drag along” rights in the event Sun Indalex, LLC or the board of directors of Holdings approves a sale of Holdings;

•       preemptive rights with respect to an offering of securities by Holdings, subject to customary exceptions; and

•       a voting proxy granted to Sun Indalex, LLC by all stockholders of Holdings in respect of all matters in which Holdings stockholders are entitled to vote.

Purchase of Notes by Sun Capital Securities Offshore Fund, Ltd.

Sun Capital Securities Offshore Fund, Ltd., an affiliate of Sun Capital, purchased $15.0 million of notes in the offering of the notes at a price equal to the price set forth on the cover. In connection with the Transactions, we paid a closing fee to Sun Capital Securities Offshore Fund, Ltd. in the amount of $375,000. On July 18, 2006, Sun Capital Securities Offshore Fund, Ltd. sold the $15.0 million of notes to unaffiliated purchasers.

Description of Certain Indebtedness

Revolving Credit Facility

General

In connection with the Holdings Acquisition, Holdings, the Issuer, Indalex Limited, a foreign subsidiary of the Issuer, and other subsidiaries of the Issuer entered into a first-priority secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and other lenders party thereto. Set forth below is a summary of the material terms of the revolving credit facility.

The revolving credit facility provides for a five-year asset-based revolving credit facility in an aggregate principal amount of up to $200.0 million, all of which is available in the form of loans denominated in U.S. dollars to the Issuer and up to $80.0 million of which is available as a revolving credit sub-facility in the form of loans denominated in Canadian dollars and loans denominated in U.S. dollars to Indalex Limited or bankers’ acceptances denominated in Canadian dollars, subject in each case to the borrowing base limitations described below. Up to an aggregate of $30.0 million will be available to the Issuer, Indalex Limited and subsidiaries of the Issuer, to the extent that the Issuer or Indalex Limited is a co-applicant, for the issuance of letters of credit.

We used the borrowings under the revolving credit facility, together with the proceeds of the cash equity investment and the proceeds of the offering of the outstanding notes, to pay the purchase price of the Holdings Acquisition, to pay the fees and expenses in connection with the Transactions and for general corporate purposes, including working capital.

Borrowing Base

The aggregate amount of loans permitted to be made to the Issuer under the revolving credit facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of the Issuer and its wholly owned domestic subsidiaries, subject to an aggregate total cap, when taken together with loans made to Indalex Limited, of $200.0 million.

The aggregate amount of loans permitted to be made to Indalex Limited under the Canadian revolving credit sub-facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of Indalex Limited and its wholly owned Canadian subsidiaries, subject to an aggregate sub-cap of $80.0 million and further subject to an aggregate total cap, when taken together with loans made to the Issuer, of $200.0 million.

Notwithstanding the foregoing, the aggregate amount of loans made to the Issuer and Indalex Limited under the revolving credit facility may not exceed the aggregate amount of the U.S. and Canadian borrowing base, on a combined basis, less a $15.0 million availability block.

Interest Rates

Borrowings by the Issuer under the revolving credit facility are denominated in U.S. dollars and bear interest at a rate per annum which, at our option, can be either:

•       an ABR rate, defined as the greater of (i) the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate plus 1/2 of 1%, plus an applicable margin set under a pricing grid based on an average borrowing availability; or

•       an adjusted LIBO rate equal to the LIBO rate then in effect multiplied by a statutory reserve rate based on a reserve percentage set by the Board of Governors of the Federal Reserve System of the United States of America for eurocurrency funding, plus an applicable margin set under a pricing grid based on an average borrowing availability.

Borrowings by Indalex Limited under the Canadian revolving credit sub-facility may be, at Indalex Limited’s option, denominated in U.S. dollars or denominated in Canadian dollars. Borrowings under the Canadian revolving credit sub-facility denominated in Canadian dollars will bear interest at a rate per annum equal to the greater of (i) the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian dollars in Canada and (ii) the CDOR rate in effect plus 1/2 of 1%, plus an applicable margin set under a pricing grid based on an average borrowing availability.

Borrowings by Indalex Limited under the Canadian revolving credit sub-facility denominated in U.S. dollars bear interest at a rate per annum which, at our option can be either:

•       a U.S. base rate, defined as the greater of (i) the rate publicly announced by JPMorgan Chase Bank, N.A. as its reference rate in effect at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in U.S. dollars in Canada and (ii) the federal funds effective rate plus 1/2 of 1%, plus an applicable margin set under a pricing grid based on an average borrowing availability; or

•       an adjusted LIBO rate equal to the LIBO rate then in effect multiplied by a statutory reserve rate based on a reserve percentage set by the Board of Governors of the Federal Reserve System of the United States of America for eurocurrency funding, plus an applicable margin set under a pricing grid based on an average borrowing availability.

During the continuance of any payment default under the revolving credit facility, the rate on all obligations owed under the revolving credit facility will be increased by 2% per annum.

Security and Guarantees

Our obligations under the revolving credit facility are guaranteed on a first-priority secured basis by Holdings and each domestic subsidiary of the Issuer. The obligations of Indalex Limited under the Canadian revolving credit sub-facility are guaranteed on a first-priority secured basis by Holdings, the Issuer, each domestic subsidiary of the Issuer and certain foreign subsidiaries of the Issuer, other than Indalex Limited.

The Issuer’s obligations under the U.S. portion of the revolving credit facility and the guarantees thereof are secured by a first-priority lien on substantially all of the tangible and intangible assets of Holdings, the Issuer and each domestic subsidiary of the Issuer, as well as 100% of the capital stock of the domestic subsidiaries, and 65% of the capital stock of the foreign subsidiaries, directly owned by Holdings, the Issuer and its domestic subsidiaries. The obligations of Indalex Limited under the Canadian revolving credit sub-facility and the guarantees thereof are secured by a first-priority lien on substantially all of the tangible and intangible assets of Holdings, the Issuer, Indalex Limited, each domestic subsidiary of the Issuer and certain foreign subsidiaries of the Issuer, as well as 100% of the capital stock of the domestic subsidiaries directly owned by Holdings, the Issuer and its domestic subsidiaries and 100% of the capital stock of our foreign subsidiaries, including Indalex Limited.

Covenants

The revolving credit facility contains customary covenants, including, without limitation: reporting and other affirmative covenants; restrictive covenants, including limitations on indebtedness and guarantees, liens, fundamental changes, investments, acquisitions, asset sales, sale and leaseback transactions, swap agreements, restricted payments, payments on certain indebtedness, transactions with affiliates, agreements that restrict distributions from subsidiaries, amendments of certain material documents, issuance of certain preferred stock or similar equity securities, changes in fiscal year or method of determining the fiscal quarters, and other matters customarily restricted in loan documents. The revolving credit facility also contains customary financial covenants that require that we maintain a fixed charge coverage ratio of 1.05 to 1.00 through February 2, 2007 and 1.10 to 1.00 thereafter when our borrowing base minus outstanding revolving loans over a three-calendar-month period (or twelve-calendar-week period, as the case may be) or for four consecutive business days falls below 25.0 million. The fixed charge coverage ratio is determined as of the end of each fiscal quarter for the most-recently ended four consecutive fiscal quarters by dividing consolidated EBITDA, less the unfinanced portion of our capital expenditures, by fixed charges. As of the date of this prospectus, we are in compliance with all of our covenants under the revolving credit facility.

Events of Default

The revolving credit facility contains customary events of default, including, without limitation: nonpayment of principal on loans, the face amount of banker’s acceptance or letter of credit reimbursement obligations, in each case when due; nonpayment of interest, fees or other amounts after a five-business day grace period; material inaccuracy of representations and warranties; violation of covenants; nonpayment or acceleration of material indebtedness; certain events of bankruptcy and insolvency; material judgments; certain ERISA events; a change in control; cross-default to material indebtedness; and actual or asserted invalidity of any loan document, guarantee or collateral document.

Fees

We will pay a commitment fee to the lenders, accruing at a rate of 0.375% per annum on the average daily unused amount of the revolving credit facility. We will also pay a participation fee to the lenders, accruing at the applicable margin in respect of eurocurrency loans under the revolving credit facility (which margin is set under a pricing grid based on an average borrowing availability) on the average daily amount of all outstanding letters of credit (excluding any portion thereof attributable to unreimbursed disbursements in respect of letters of credit), as well as a fronting fee to the lender that issues letters of credit, accruing at the rate of 0.25% per annum on the average daily amount of all outstanding letters of credit (excluding any portion thereof attributable to unreimbursed disbursements in respect of letters of credit). The commitment fee, the participation fee and the fronting fee are payable quarterly in arrears. In addition, Indalex Limited will pay an acceptance fee on the face amount of each bankers acceptance borrowing multiplied by the product of the applicable bankers acceptance rate, set under a pricing grid based on an average borrowing availability, and a fraction determined by dividing the number of days in the contract period in respect of the applicable bankers acceptance by 365. The acceptance fee will be paid on each date on which a bankers acceptance drawn by Indalex Limited is accepted by the lenders under the revolving credit facility.

Voluntary and Mandatory Prepayments

Voluntary prepayments of amounts outstanding under the revolving credit facility are permitted at any time, without premium or penalty, upon the giving of proper notice. In addition, we will be required to prepay amounts outstanding under the revolving credit facility in an amount equal to the excess of any borrowings exceeding lenders’ revolving commitments with respect to the revolving credit facility. The Issuer will be required to prepay amounts borrowed under the revolving credit facility to the extent they exceed the U.S. portion of the borrowing base. Indalex Limited will be required to prepay amounts borrowed under the Canadian revolving credit sub-facility to the extend they exceed the Canadian portion of the borrowing base.

Incremental Facility

The Issuer and Indalex Limited may, at their option, increase the aggregate commitments under the revolving credit facility by an additional $40.0 million, subject to the satisfaction of certain conditions precedent.

Description of the Notes

Indalex Holding Corp. issued the 11 1/2% Second-Priority Senior Secured Notes due 2014 (the “Notes”) under an Indenture (the “Indenture”) among itself, the Note Guarantors and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions”. In this description, the word “Company” refers only to Indalex Holding Corp. and not to any of its subsidiaries. Unless the context otherwise requires, references in this “Description of the Notes” to the “Notes” include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the Exchange Notes, which have been registered under the Securities Act.

The following description is a summary of the material provisions of the Indenture, the Security Documents and the Intercreditor Agreement. We urge you to read these agreements because they define your rights as Holders of these Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”.

Brief Description of the Notes

These Notes:

•       are senior obligations of the Company;

•       are secured by a second-priority lien in the Collateral to the extent described under “—Security for the notes and note guaranties”;

•       are senior in right of payment to any future Subordinated Obligations of the Company; and

•       are guaranteed on a senior second-priority secured basis by Parent and each Subsidiary Guarantor.

Principal, Maturity and Interest

The Company issued the Notes initially with a maximum aggregate principal amount of $270.0 million. The Company issued the Notes in denominations of $1,000 and integral multiples of $1,000.

The Notes will mature on February 1, 2014. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness”, we are permitted to issue more Notes from time to time under the Indenture in an unlimited additional aggregate principal amount (the “Additional Notes”). Any notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer, and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2006. We will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to February 1, 2010.

On and after February 1, 2010, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2010	108.625%
2011	102.875%
2012 and thereafter	100.000%

Prior to February 1, 2009, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111 1/2%, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)         at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)         each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 1, 2010, we will be entitled on one or more occasions to redeem all or a portion of the Notes (which includes Additional Notes, if any) upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(1)         100% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); plus

(2)         the Make-Whole Amount, if any.

The term “Make-Whole Amount” shall mean, in connection with any optional redemption of any Note, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (A) the aggregate present value as of the date of such redemption of the redemption price of such Note on February 1, 2010 (as set forth in the table above) and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Note through February 1, 2010 if such redemption had not been made, determined by discounting, on a semiannual basis, such redemption price and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.5%, from the respective dates on which such redemption price and interest would have been payable if such redemption had not been made, over (B) the principal amount of the Note being redeemed.

“Treasury Rate” means, in connection with the calculation of any Make-Whole Amount with respect to any Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two Business Days prior to the redemption date, equal to the period from the redemption date to February 1, 2010. If no maturity exactly corresponds to such period, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Statistical Release” means the statistical release “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Trustee.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis to the extent practicable.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control”, “—Excess Cash Flow Offer” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

Parent and each of the Subsidiary Guarantors jointly and severally guarantee, on a senior basis, our obligations under the Notes. The obligations of Parent under the Parent Guaranty and each Subsidiary Guarantor under its Subsidiary Guaranty are secured by second-priority security interests (subject to Permitted Collateral Liens) in the Collateral owned by Parent or such Subsidiary Guarantor, as applicable. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the guarantees and security interests, subordinate claims in respect of the guarantees and security interests and require noteholders to return payments received from the guarantors.”

Each Note Guarantor that makes a payment under its Note Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

If a Note Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Note Guarantor, and,

depending on the amount of such indebtedness, a Note Guarantor’s liability on its Note Guaranty could be reduced to zero. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the guarantees and security interests, subordinate claims in respect of the guarantees and security interests and require noteholders to return payments received from the guarantors.”

Any Subsidiary of the Company which is properly designated an Unrestricted Subsidiary in the future pursuant to the terms of the Indenture will not provide a Note Guaranty. In addition, none of our Foreign Subsidiaries will provide Guarantees of the Notes as of the Issue Date, and such Foreign Subsidiaries (and any future Foreign Subsidiaries) will only be required to provide Guarantees of the Notes in the future in the unlikely event that such Subsidiaries also provide Guarantees under certain other Indebtedness.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under
“—Certain Covenants—Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)         the sale or other disposition (including by way of consolidation or merger and any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company or such Subsidiary Guarantor) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)         the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under
“—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be automatically released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1)         upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)         at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Guarantors”;

(3)         if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(4)         upon such Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes and Note Guaranties—Release of Collateral.”

Security for the Notes and Note Guaranties

Collateral Description

The Notes and Note Guaranties are secured by second-priority security interests (subject to Permitted Collateral Liens) in the Collateral. The Collateral consists of (i) 100% of the Capital Stock of the Company and 100% of the Capital Stock of existing and future domestic Subsidiaries of Parent, the Company or any Subsidiary Guarantor that are owned directly by Parent, the Company or any Subsidiary Guarantor (in each case, subject to the limitations described below under “—Limitations on Stock Collateral”), (ii) 65% of the Capital Stock of all existing and future non-U.S. Subsidiaries of Parent, the Company or any Subsidiary Guarantor that are owned directly by Parent, the Company or any Subsidiary Guarantor (in each case, subject to the limitations described below under “—Limitations on Stock Collateral”) and (iii) substantially all of the other property and assets that are held directly by Parent, the Company or any Subsidiary Guarantor, to the extent that such assets secure the First-Priority Lien Obligations. The Collateral does not include any assets of any of Parent’s or the Company’s non-U.S. subsidiaries, or any capital stock of any of Parent’s or the Company’s non-U.S. subsidiaries, other than 65% of Parent’s, the Company’s or any Subsidiary Guarantor’s direct non-U.S. subsidiaries.

The security interests securing the Notes and Note Guaranties will be second in priority to any and all security interests at any time granted in the Collateral to secure the First-Priority Lien Obligations and will also be subject to all other Permitted Collateral Liens, certain of which, such as Liens arising as a matter of law and purchase money security interests, will or may have priority over the security interests securing the Notes and Note Guaranties. The First-Priority Lien Obligations include obligations of Parent, the Company and the Subsidiary Guarantors with respect to the Credit Agreement, as well as certain hedging obligations and certain obligations in respect of cash management services. The persons holding such First-Priority Lien Obligations have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

Parent, the Company and the Subsidiary Guarantors will be able to incur additional Indebtedness in the future that could share in the Collateral, including additional First-Priority Lien Obligations and Pari Passu Lien Obligations. The amount of such First-Priority Lien Obligations and Pari Passu Lien Obligations will be limited by the covenants disclosed under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens”. Under certain circumstances, the amount of such First-Priority Lien Obligations and Pari Passu Lien Obligations could be significant.

Limitations on Stock Collateral

The Capital Stock and other securities of the Company or any Subsidiary of Parent or the Company will constitute Collateral securing the Notes and the related Note Guaranties only to the extent that such Capital Stock and securities can secure such Notes and Note Guaranties without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of the Company or such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Company or any such Subsidiary due to the fact that the Company’s or such Subsidiary’s Capital Stock or other securities secure the Notes and the related Note Guaranties, then such Capital Stock and securities shall automatically be deemed not to be part of the Collateral securing the Notes and Note Guaranties (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations is adopted, which would permit) the Company’s or such Subsidiary’s Capital Stock and other securities to secure the Notes and the related Note Guaranties in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Company or such Subsidiary, then the Capital Stock and other securities of the Company or such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes and Note Guaranties (but only to the extent the Company or such Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date we filed the registration statement of which this prospectus forms a part, the Collateral securing the Notes and the related Note Guaranties will include shares of Capital Stock of the Company and the Subsidiaries of the Company only to the extent that the applicable value of such Capital Stock (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the Notes outstanding. The applicable value of the Capital Stock of any entity is deemed to be the greatest of its par value, book value or market value. The book value and market value of the Capital Stock of each of the Company and Indalex Inc. currently exceeds 20% of the aggregate principal amount of the Notes. As a result, as of the date we file a registration statement with the SEC relating to the Notes, the pledge of the Capital Stock of these entities with respect to the Notes will be limited such that the percentage of the Capital Stock of each such entity that is pledged has an applicable value of less than 20% of the aggregate principal amount of the Notes. The portion of the Capital Stock of the Company and Subsidiaries constituting Collateral securing the Notes and the related Note Guaranties therefore may decrease or increase as the value of such Capital Stock changes as described above. See “Risk Factors—The capital stock securing the notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for the Company or any of our subsidiaries.”

After-Acquired Property

From and after the Issue Date and subject to certain limitations (including as described under
“—Limitations on Stock Collateral”), if Parent, the Company or any Subsidiary Guarantor acquires any First-Priority After-Acquired Property, it must grant a second-priority security interest (subject to Permitted Collateral Liens, including the first-priority lien that secures the First-Priority Lien Obligations) upon such property as security for the Notes and Note Guaranties. Also, if granting a security interest in such property requires the consent of a third party, Parent, the Company or the applicable Subsidiary Guarantor will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Collateral Agent on behalf of the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Company, the Note Guarantors and the Collateral Agent entered into one or more Security Documents defining the terms of the security interests that secure the Notes and Note Guaranties. These security interests will secure the payment and performance when due of all of the Obligations of the

Company and the Note Guarantors under the Notes, the Indenture, the Note Guaranties and the Security Documents, as provided in the Security Documents. The Company and the Note Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests; provided that, with respect to the portion of the Collateral comprised of real property and certain personal property, the Company and the Note Guarantors will have up to 30 days following the Issue Date to complete those actions required to perfect such security interests.

On or prior to the Issue Date, the Company, the Note Guarantors, the Collateral Agent and the Intercreditor Agent entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding First-Priority Lien Obligations and Pari Passu Lien Obligations not prohibited by the Indenture and the Credit Agreement. Holders of Pari Passu Lien Obligations will designate the Collateral Agent as collateral agent on their behalf. The Intercreditor Agent will initially be the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (1) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes, or (2) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens in the Collateral. See “Risk Factors—Holders of notes will not control decisions regarding collateral.” At any time at which all First-Priority Lien Obligations have been discharged in full, the Collateral Agent, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and Pari Passu Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may be insufficient to satisfy the obligations owed to the holders of the Notes and Pari Passu Lien Obligations. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—There may not be sufficient collateral to pay all or any of the notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the Trustee or the holders of the Notes, (2) the Company may require the Collateral Agent to agree to modify the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to add as parties thereto certain other secured creditors and (3) the holders of the First-Priority Lien Obligations may change, waive or modify the Security Documents without the consent of the Trustee or the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Indenture, the Security Documents, the Credit Agreement or the Intercreditor Agreement. See “Risk Factors—Holders of notes will not control decisions regarding collateral.”

Subject to the terms of the Security Documents, the Issuers and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and Note Guaranties (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

Release of Collateral

The Company and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and the Note Guaranties under any one or more of the following circumstances:

(1)         if all other Liens (other than Permitted Collateral Liens described in clause (4) of the definition thereof) on such property or assets securing First-Priority Lien Obligations and Pari Passu Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise; provided, however, that (i) in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company or any Note Guarantor subsequently Incurs or permits to exist any Lien (other than Permitted Collateral Liens described in clause (4) of the definition thereof) on such property or assets securing First-Priority Lien Obligations or Pari Passu Lien Obligations, the Liens securing the Notes and Note Guaranties on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof and (ii) in the case of any such release in connection with such repayment in full and termination, if the Company or any Note Guarantor subsequently Incurs any First-Priority Lien Obligations or Pari Passu Lien Obligations that are secured by Liens (other than Permitted Collateral Liens described in clause (4) of the definition thereof) on property or assets of the Company or any Note Guarantor of the type constituting the Collateral, then the Company and the Note Guarantors will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes and Note Guaranties, which, in the case of any such subsequent First-Priority Lien Obligations, will be second priority Liens on the Collateral securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second-priority Lien held by a collateral agent or other representative designated by the Company to hold the second-priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First-Priority Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)         to enable the Company or any Subsidiary Guarantor to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company or such Subsidiary Guarantor) to the extent not prohibited under the covenant described under
“—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(3)         in the case of a Note Guarantor that is released from its Note Guaranty, the release of the property and assets of such Note Guarantor; or

(4)         pursuant to an amendment or waiver in accordance with the provisions described under
“—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date on which all First-Priority Lien Obligations and Pari Passu Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the second-priority Liens on the Collateral securing the Notes and Note Guaranties will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes and Note Guaranties will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second-priority security interests in all Collateral securing the Notes and Note Guaranties also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guaranties and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid, (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance,” or (iii) upon satisfaction and discharge of the Indenture in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness Versus Notes

The indebtedness evidenced by the Notes and the related Note Guaranties rank pari passu in right of payment to any other Senior Indebtedness of the Company, Parent and the Subsidiary Guarantors, as the case may be and has the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes and Note Guaranties”.

As of October 1, 2006:

(1)         the Company’s Senior Indebtedness was approximately $361.8 million, of which $88.6 million constituted First-Priority Lien Obligations, consisting of its secured Senior Indebtedness under the Credit Agreement and its guarantee of borrowings by the Canadian Borrower under the Credit Agreement, and $6.4 of which constituted capital lease obligations;

(2)         the Senior Indebtedness of the Subsidiary Guarantors was approximately $361.8 million, of which $88.6 million constituted First-Priority Lien Obligations and $6.4 of which constituted capital lease obligations. The Senior Indebtedness of the Subsidiary Guarantors consists of their Note Guaranties and their secured guaranties of the Senior Indebtedness of the Company and the Canadian Borrower under the Credit Agreement; and

(3)         the Senior Indebtedness of Parent was approximately $361.8 million, of which $88.6 million constituted First-Priority Lien Obligations and $6.4 of which constituted capital lease obligations. The Senior Indebtedness of Parent consists of its Note Guaranty and its secured guarantee of the Senior Indebtedness of the Company and the Canadian Borrower under the Credit Agreement.

As of October 1, 2006, an additional $101.0 million of secured indebtedness, which would constitute First-Priority Lien Obligations if incurred, was available for borrowing by the Company under the Credit Agreement. See “Description of Certain Indebtedness”.

Even though the Notes and Note Guaranties will be secured, pursuant to the terms of the Security Documents and the Intercreditor Agreement, the security interests in the Collateral securing the Notes and Note Guaranties will rank second in priority to all security interests at any time granted to secure First-Priority Lien Obligations. Accordingly, the Notes and Note Guaranties will be effectively subordinated to the First-Priority Lien Obligations, including obligations with respect to the Credit

Agreement that constitute First-Priority Lien Obligations. The security interests in the Collateral securing the Notes and Note Guaranties under the Security Documents will rank ratably in priority with the security interests in the Collateral securing any Pari Passu Lien Obligations. As of the Issue Date, no Pari Passu Lien Obligations were outstanding. Certain Indebtedness of the Company is secured by assets that do not secure the Notes, and such Indebtedness will be effectively senior to the Notes to the extent of the value of the assets securing such Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness and may be secured Indebtedness constituting First-Priority Lien Obligations or Pari Passu Lien Obligations. See “—Certain Covenants—Limitation on Indebtedness” and “—Limitations on Liens”.

Liabilities of Subsidiaries Versus Notes

All of our operations are conducted through our subsidiaries. Our non-U.S. subsidiaries do not Guarantee the Notes, and, as described above under “—Guarantees”, Subsidiary Guaranties may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

At October 1, 2006, the total Indebtedness and other liabilities of our subsidiaries (other than the Subsidiary Guarantors) was approximately $268.8 million, including trade payables and $12.8 million of borrowings under the Credit Agreement by the Canadian Borrower. As of October 1, 2006, an additional up to $67.2 million of secured indebtedness was available for borrowing by the Canadian Borrower under the Credit Agreement. Borrowings by the Canadian Borrower under the Credit Agreement are Guaranteed by Parent, the Company and the Subsidiary Guarantors, which Guarantees are secured on a first-priority basis by the Collateral and are effectively senior to the Notes and Note Guaranties to the extent of the value of the Collateral. In addition, borrowings by the Canadian Borrower under the Credit Agreement are secured by a first-priority lien on substantially all of the tangible and intangible assets of Parent, the Company, Indalex Limited, each domestic subsidiary of the Company and certain foreign subsidiaries of the Company, as well as 100% of the Capital Stock of the domestic subsidiaries directly owned by Parent, the Company and its domestic subsidiaries and 100% of the Capital Stock of our foreign subsidiaries, including Indalex Limited. See “Description of Certain Indebtedness”.

Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, those limitations are subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness”.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and additional interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)         prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent or the Company, and (ii) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent or the Company, as applicable, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent or the Company, as applicable, (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a person (the “specified entity”) held by any other person (the “parent entity”), if such other person is the beneficial owner (as defined in clause (i) above), directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

(2)         any “person” (as defined in clause (1)(i) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(i) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent or the Company (for the purposes of this clause (2), such person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

(3)         individuals who on the Issue Date constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors of the Company or Parent, as applicable, or whose nomination for election by the shareholders of the Company or Parent, as applicable, was approved by a vote of a majority of the directors of the Company or of Parent, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Parent then in office;

(4)         the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5)         the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)         that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and additional interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)         the circumstances and relevant facts regarding such Change of Control;

(3)         the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)         the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer with respect to the Notes following a Change of Control (1) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all the Notes has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption” unless and until there has been a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the Initial Purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or it could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness”, “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

If the terms of the Credit Agreement prohibit the Company from making a Change of Control Offer or from purchasing the Notes pursuant thereto, prior to the mailing of the notice to Noteholders described in the third preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)         repay in full all Indebtedness outstanding under the Credit Agreement or offer to repay in full all such Indebtedness and repay the indebtedness of each lender who has accepted such offer; or

(2)         obtain the requisite consent under the Credit Agreement to permit the purchase of the Notes as described above.

The Company must first comply with the covenant described above before it will be required to purchase Notes in the event of a Change of Control; provided, however, that the Company’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under “—Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a Holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent or the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Excess Cash Flow Offer

(a)          Within 105 days after the end of each fiscal year of the Company, commencing with the fiscal year 2006, if the Consolidated Total Debt Ratio as of the end of such year exceeded 4.00 to 1.00, the Company will apply an amount equal to the Excess Cash Flow Amount for such year as follows:

(1)          in the event that on the Excess Cash Flow Offer Date (as defined below), the unused and available loan commitments under the Credit Agreement (the “Available Credit Commitments”) shall be less than $75.0 million, prepay or repay Indebtedness under the Credit Agreement (without the requirement of a concurrent permanent reduction in loan commitments thereunder) in an amount equal to the lowest of (i) the amount of such Excess Cash Flow Amount, (ii) the amount by which $75.0 million exceeds such Available Credit Commitments, (iii) amounts then outstanding under the Credit Agreement and

(iv) Available Cash (as defined below) (such repayment or prepayment being referred to as the “Credit Agreement Repayment”); and

(2)          if, after giving effect to the Credit Agreement Repayment made pursuant to clause (1) above (but only to the extent of the aggregate amount of cash and cash equivalents reflected on the Company’s consolidated balance sheet as of the end of such fiscal year), the Consolidated Total Debt Ratio as of the end of such fiscal year would exceed 4.00 to 1.00, then to the extent of the balance of such Excess Cash Flow Amount after application in accordance with clause (1) above (such balance, less the principal amount of (i) Notes tendered for in an AAG Offer during such fiscal year and (ii) Notes otherwise repurchased or redeemed during such fiscal year, the “Remaining Excess Cash Flow Amount”), make an offer to the Holders of the Notes to purchase Notes pursuant to an Excess Cash Flow Offer (as defined below); provided, however, that if such Remaining Excess Cash Flow Amount exceeds the aggregate amount of cash and cash equivalents held by the Company and its Restricted Subsidiaries on the applicable Excess Cash Flow Offer Date (the amount of such cash and cash equivalents being referred to as the “Available Cash”), then the Company shall be required to apply the Remaining Excess Cash Flow Amount in accordance with this clause (2) only to the extent of the sum of (x) the Available Cash and (y) the amount by which the Available Credit Commitments on the applicable Excess Cash Flow Offer Date exceed $75.0 million (the portion of the Remaining Excess Cash Flow Amount that is required to be so applied being referred to as the “Offered Remaining Excess Cash Flow Amount”; and the portion of the Remaining Excess Cash Flow Amount that is not required to be so applied, less the Rejected Amount (as defined below), if any, being referred to as the “Unapplied Remaining Excess Cash Flow Amount”).

Each offer to purchase Notes pursuant to this covenant (each, an “Excess Cash Flow Offer”) shall be made to each Holder of Notes outstanding at the time of such offer, shall offer to purchase Notes at a purchase price of 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date) and shall remain open for a period of not less than 30 days (or any longer period as is required by law).

Notwithstanding the foregoing provisions of this covenant, the Company shall not be required to make an Excess Cash Flow Offer for any fiscal year unless the Offered Remaining Excess Cash Flow Amount for such year exceeds $2.0 million. Furthermore, the Company will no longer be subject to the provisions of this covenant commencing with respect to the first fiscal year of the Company after the Issue Date as of the end of which the Consolidated Total Debt Ratio was 4.00 to 1.00 or less.

(b)         If the Company is required to make an Excess Cash Flow Offer pursuant to this covenant, no later than 105 days after the end of the applicable fiscal year of the Company, the Company will mail a notice (the date on which such notice is mailed being referred to as the “Excess Cash Flow Offer Date”) of such Excess Cash Flow Offer to each Holder with a copy to the Trustee stating:

(1)          that the Company is offering to purchase Notes in an amount equal to the Offered Remaining Excess Cash Flow Offer Amount at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

(2)          the purchase date (which shall be no earlier than 30 days nor later than 60 days from the Excess Cash Flow Offer Date); and

(3)          the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to tender its Notes.

(c)          If the aggregate purchase price of the Notes tendered exceeds the Offered Remaining Excess Cash Flow Amount allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer is less than the Offered Remaining Excess Cash Flow Amount allotted to their purchase (the amount of such shortfall being referred to as the “Rejected Amount”), the Company shall be permitted to use the portion of the Offered Remaining Excess Cash Flow Amount that is not applied to the purchase of Notes in connection with such Excess Cash Flow Offer for general corporate purposes.

(d)         The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a)          The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b)         Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)          Indebtedness Incurred by the Company, the Subsidiary Guarantors and the Canadian Borrower pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $225.0 million less the sum of all permanent repayments of principal with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) the sum of (i) 80% of the book value of the inventory of the Company and its Restricted Subsidiaries, (ii) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries and (iii) $30.0 million, less in the case of each of clauses (A) or (B), the aggregate principal amount of Indebtedness Incurred under clause (13) of this paragraph (b) then outstanding;

(2)          Indebtedness owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3)          the Notes (other than any Additional Notes) and the Exchange Notes;

(4)          Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)          Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (A) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (B) the Consolidated Coverage Ratio for the Company would be greater than the Consolidated Coverage Ratio immediately prior to such acquisition;

(6)          Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)          Hedging Obligations that are Incurred for bona fide hedging purposes of the Company and its Restricted Subsidiaries; provided that such obligations are entered into to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of their business or the management of their liabilities (as determined by the Company’s or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(8)          obligations in respect of performance, statutory, bid, surety, appeal, customs and other similar bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)          Indebtedness arising from netting services or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)   Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor (including any Subsidiary Guaranty with respect to the Exchange Notes) and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness (other than any Indebtedness Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to clause (6) (to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred by a Subsidiary that is not a Subsidiary Guarantor) and (13) of this covenant) of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Indebtedness of the borrower then any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Indebtedness of the Person guaranteeing such Indebtedness;

(11)   Purchase Money Indebtedness, Capital Lease Obligations and Attributable Debt in respect of Sales/Leaseback Transactions and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (i) $15.0 million and (ii) 4.0% of Consolidated Net Tangible Assets at the date of determination;

(12)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)   Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that, after giving effect to any such Incurrence and the application of the net proceeds therefrom, the aggregate principal amount of all such Indebtedness shall not exceed an amount that, if added to the amount of Indebtedness outstanding under clause (1) of this paragraph (b), would exceed the aggregate amount of Indebtedness that could then be Incurred under such clause (1);

(14)   Indebtedness Incurred by a Foreign Subsidiary (a) in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (14)(a) and then outstanding, does not exceed $15.0 million and (b) consisting of Guarantees of Indebtedness Incurred by the Canadian Borrower under clause (1);

(15)   Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when added together with the amount of Indebtedness incurred pursuant to this clause (15) and then outstanding, does not exceed $15.0 million less the principal amount of any Indebtedness of AAG or any of AAG’s Subsidiaries Guaranteed by a Restricted Subsidiary pursuant to clause (16) below and then outstanding; and

(16)   Guarantees by a Restricted Subsidiary of Indebtedness of AAG or any of its Subsidiaries to the extent required by the terms of the AAG Shareholders Agreement.

(c)          Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)         For purposes of determining compliance with this covenant:

(1)          any Indebtedness Incurred under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above and any Indebtedness

Incurred by a Receivables Entity in a Qualified Receivables Transaction that is outstanding on the Issue Date will be treated as Incurred under clause (13) of paragraph (b) above;

(2)          in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence, and may later reclassify such item of Indebtedness or any portion thereof (other than as set forth in clause (d)(1) above), and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3)          the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to the U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

In addition, for purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness pursuant to this covenant.

Limitation on Restricted Payments

(a)          The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)          a Default shall have occurred and be continuing (or would result therefrom);

(2)          the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)          the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the amount equal to (without duplication):

(A)       50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)        100% of the aggregate Net Cash Proceeds, and 100% of the aggregate Net Fair Market Value of property other than cash, in each case received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) Excluded Contributions, (ii) an issuance or sale to a Subsidiary of the Company and (iii) an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution (other than Excluded Contributions), and 100% of the fair market value of a capital contribution of property other than cash, in each case received by the Company from its shareholders subsequent to the Issue Date; plus

(C)        the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)       an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the fair market value of the Investment of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary or the fair market value of any assets of any Unrestricted Subsidiary transferred to the Company or a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; minus

(E)        an amount equal to the sum of all Unapplied Remaining Excess Cash Flow Amounts since the Issue Date.

The Net Fair Market Value and the fair market value of property other than cash covered by clauses 3(B) and (C) above shall be determined in good faith by the Company and (i) in the event of property with a fair market value in excess of $2.0 million, shall be set forth in an Officers’ Certificate; and (ii) in the event of property with a fair market value of in excess of $5.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

(b)         The preceding provisions will not prohibit:

(1)          any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above and shall not constitute Excluded Contributions;

(2)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)          the payment of any dividends within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)          so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Parent, the Company or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of Parent, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions or other acquisitions (excluding amounts representing cancelation of Indebtedness) shall not exceed $3.0 million in any calendar year; provided further that (a) the Company may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions permitted to have been made but not made in any preceding calendar year up to a maximum of $7.0 million in any calendar year pursuant to this clause (4) and (b) such amount in any calendar year may be increased by (i) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date and (ii) the aggregate cash proceeds received by the Company (or any direct or indirect parent of the Company to the extent the proceeds are contributed to the common equity capital of the Company) during the calendar year from any re-issuance of Capital Stock (other than Disqualified Stock) by the Company (or any direct or indirect parent of the Company) to employees, officers, directors or consultants of the Company and its Restricted Subsidiaries (provided that such aggregate cash proceeds received upon re-issuance shall be excluded for purposes of making Restricted Payments under clause 3(B) of the first paragraph and clause (b)(1) of the second paragraph of this covenant and shall not constitute Excluded Contributions) less any amount previously applied to purchases, redemptions or other acquisitions of Capital Stock of Parent, the Company or any of its Subsidiaries pursuant to this clause (4); provided further, however, that such purchases, redemptions and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5)          the declaration and payments of dividends on Disqualified Stock of the Company or Preferred Stock of any Restricted Subsidiary issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)          repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)          cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent or the Company (including dividends or distributions to Parent for the purpose of making such cash payments); provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)          in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)          payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)   dividends to any parent company of the Company solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses and other operating costs of such parent company (including salaries and other compensation of the employees) incurred by such parent company in the ordinary course of its business, provided, however, that such dividends shall not exceed $4.0 million in any calendar year plus any expense reimbursement or indemnification claims made by directors or officers of the parent company attributable to the ownership or operation of the Company and its Restricted Subsidiaries; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(11)   Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (11), do not exceed $15.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be included in the calculation of the amount of Restricted Payments;

(12)   any payments made by the Company in connection with the Transactions and described in the Offering Memorandum under the caption “Use of Proceeds” (including any post-closing purchase price increases); provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(13)   Restricted Payments made with Excluded Contributions; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14)   so long as no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon, with any excess Net Available Cash from Asset Dispositions to the extent such excess Net Available Cash is permitted to be used for general corporate purposes pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company shall have made an offer to purchase and have repurchased all Notes validly tendered and not withdrawn in connection with such offer; provided, further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(15)   so long as no Default shall have occurred and be continuing, Restricted Payments made from (and within one year of the receipt of) AAG Proceeds from sales or other dispositions of the AAG Investment or the Capital Stock of any AAG Entity to the extent permitted under and pursuant to clause (ii)(C) and (D) of the second paragraph of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such Restricted Payments shall be (x) in the case of Restricted Payments permitted pursuant to clause (ii)(C) of the second paragraph of the covenant described under
“—Limitation on Sales of Assets and Subsidiary Stock”, excluded in the calculation of the amount of Restricted Payments and (y) in the case of Restricted Payments permitted pursuant to clause (ii)(D) of the second paragraph of the covenant described under
“—Limitation on Sales of Assets and Subsidiary Stock”, included in the calculation of the amount of Restricted Payments;

(16)   the acquisition or retirement of Disqualified Stock of the Company (other than from any of its Subsidiaries), either:

(A)       solely in exchange for shares of Disqualified Stock of such Person; or

(B)        through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of such Person (other than Disqualified Stock issued or sold to the Company or any of its Subsidiaries, or an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of its employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by the Company or any of its Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) (“Refinancing Disqualified Stock”); provided that:

(a)          the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise, earlier than the Disqualified Stock being acquired;

(b)         the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of “Indebtedness”); and

(c)          if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary;

and provided, further, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(17)   so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments made with and in an amount not to exceed 25% of any Purchase Price Reduction Amounts received by the Company or any Restricted Subsidiary; provided, that the other 75% of any Purchase Price Reduction Amounts received by the Company or any Restricted Subsidiary shall have been or will be substantially concurrently used to repay Indebtedness Incurred pursuant to the Credit Agreement to the extent of the borrowings thereunder (but no permanent retirement of such Indebtedness or permanent reduction in commitments shall be required hereunder) and provided, further, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; and

(18)   dividends or the making of loans to any direct or indirect parent company of the Company (x) in amounts required for any direct or indirect parent company of the Company to pay federal, state, provincial and local income taxes to the extent such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and (y) to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such income taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that (i) the amount of such dividends or loans made pursuant to clause (x) of this clause (18) shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state, provincial and local income taxes for such fiscal year if the Company and its Restricted Subsidiaries were to pay such income taxes (on a consolidated basis) separately from any such parent entity, (ii) the amount of all dividends made to any parent company of the Company pursuant to this clause (18) shall be used by such parent company for the purposes specified herein within five Business Days and (iii) such dividends shall be (a) excluded in the calculation of the amount of Restricted Payments to the extent that the federal, state, provincial or local income taxes to which the dividends relate are deducted in calculating Consolidated Net Income and (b) included in the calculation of the amount of Restricted Payments to the extent such income taxes are not so deducted.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

(1)         any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement, the Indenture, the Notes, the Security Documents and the Intercreditor Agreement);

(2)         any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by or Capital Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred or Capital Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(3)         any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(4)         any encumbrance or restriction arising by reason of applicable law, rule, regulation or order;

(5)         restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(6)         customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(7)         encumbrances or restrictions contained in any Indebtedness incurred by a Foreign Subsidiary that apply only to such Foreign Subsidiary;

(8)         any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

(9)         any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(10)  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(11)  any encumbrance or restriction pursuant to Purchase Money Indebtedness or Capital Lease Obligations Incurred in compliance with clause (11) of paragraph (b) of the covenant described under “—Limitations on Indebtedness” to the extent such encumbrance or restriction imposes restrictions on the transfer of the property subject to or relating to such Purchase Money Indebtedness or Capital Lease Obligation; and

(12)  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

(a)          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)          the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, (i) if such fair market value exceeds $3.0 million, as determined in good faith by the Board of Directors of the Company or (ii) if such fair market value is equal to or less than $3.0 million, as determined in good faith by an Officer of the Company;

(2)          in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents;

(3)          an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) either:

(A)       to the extent the Company elects (or is required by the terms of any Applicable Indebtedness), to prepay, repay, redeem or purchase Applicable Indebtedness within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

(B)        to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, provided, however, that, in the case of an Asset Disposition of any Collateral, such Additional Assets are added, substantially concurrently with the acquisition thereof, to the Collateral securing the Notes and Note Guaranties, with the same priority as the properties or assets disposed of; or

(C)        some combination of the foregoing; and

(D)       to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to the Holders of the Notes (and to holders of other Applicable Senior Indebtedness designated by the Company) to purchase Notes (and such other Applicable Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(4)          any properties or assets received by the Company or any Restricted Subsidiary as consideration for any Asset Disposition (including in any Permitted Asset Swap) of any Collateral are added, substantially concurrently with the acquisition thereof, to the

Collateral securing the Notes and Note Guaranties, with the same priority as the properties or assets disposed of.

Notwithstanding the foregoing provisions of this covenant, (i) the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $15.0 million and (ii) in the case of sales or other dispositions of the AAG Investment or Capital Stock of any AAG Entity, (A) the first $50.0 million of AAG Proceeds received (taken together with all other AAG Proceeds received) shall be used to make an AAG Offer, (B) at least 25% of the AAG Proceeds received (taken together with all other AAG Proceeds received) in excess of $50.0 million shall be used to make an AAG Offer, (C) an amount up to the remaining 75% of such excess may be used to make Restricted Payments pursuant to clause (b)(15) of the covenant described under “—Limitation on Restricted Payments” in lieu of application pursuant to clause (a)(3) of this covenant and (D) to the extent that the AAG Proceeds received and required to be applied to make an AAG Offer exceeds the aggregate amount of Notes tendered pursuant to any AAG Offer made pursuant to clauses (A) and (B) of clause (ii) of this paragraph, (x) 50% of such excess AAG Proceeds shall be applied pursuant to clause (a)(3) of this covenant and (y) an amount up to the remaining 50% of such excess AAG Proceeds may be used to make Restricted Payments pursuant to clause (b)(15) of the covenant described under “—Limitation on Restricted Payments” in lieu of application pursuant to clause (a)(3) of this covenant.

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)          the assumption or discharge of Applicable Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)          securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion; and

(3)          any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in an Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) (unless such Designated Non-cash Consideration has been converted into cash, which cash shall be treated after such conversion as Net Available Cash), not to exceed $5.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)         In the event of an Asset Disposition that requires the purchase of Notes (and other Applicable Senior Indebtedness) pursuant to clause (a)(3)(D) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Applicable Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Applicable Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $15.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer (regardless of the amount of Notes tendered in such offer).

(c)          The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)          The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)          the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)          if such Affiliate Transaction involves an amount in excess of $3.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company (and, if there are any directors disinterested with respect to such Affiliate Transaction, a majority thereof) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)          if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)         The provisions of the preceding paragraph (a) will not prohibit:

(1)          any Permitted Investment or Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3)          the payment of reasonable fees to directors of Parent, the Company and its Restricted Subsidiaries who are not employees of Parent, the Company or its Restricted Subsidiaries and customary payments for indemnification to directors and officers of Parent, the Company and its Restricted Subsidiaries;

(4)          any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(5)          the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(6)          any agreement as in effect on the Issue Date and described in the Offering Memorandum under the heading “Certain relationships and related transactions” or any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not materially less favorable to the Holders taken as a whole as determined in good faith by the Board of Directors of the Company) and the transactions evidenced thereby;

(7)          (A) so long as no Event of Default has occurred and is continuing, the payment of management, consulting and advisory fees to Sun Capital Partners Management III, LP or any of its Affiliates in an amount not to exceed, in any fiscal year, the greater of (i) $1.0 million and (ii) 2.00% of EBITDA for the immediately preceding fiscal year, and (B) the reimbursement of reasonable out-of-pocket costs and expenses of Sun Capital Partners Management III, LP or any of its Affiliates incurred in connection with management, consulting and advisory services, provided that, to the extent that any of the fees and expenses referenced in clause (A) are not permitted to be paid at any time as a result of an Event of Default, such fees and expenses may be accrued and paid at such time no Event of Default is continuing;

(8)          so long as no Default or Event of Default has occurred and is continuing, the payment of customary transaction, management, consulting and advisory fees and related expenses to Sun Capital Partners Management III, LP and its Affiliates made pursuant to financial advisory, financing or underwriting agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments (a) are reasonably related to the services performed, (b) approved by a majority of the members of the Board of Directors of the Company not affiliated with Sun Capital Partners IV, LP, Sun Capital Partners III, LP and Sun Capital Partners III QP, LP acting in good faith and (c) do not exceed $1.0 million in any fiscal year; provided, however, that the Company may carry forward, and make in any subsequent fiscal year, the unused amount of such payments from any preceding fiscal year;

(9)          transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party;

(10)   loans or advances to employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; and

(11)   any transaction effected as part of a Qualified Receivables Transaction.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than:

(1)         in the case of any property that does not constitute Collateral (including any property previously constituting Collateral that has been released from the Liens securing the Notes and Note Guaranties), Permitted Liens; provided, however, that any Lien on such property shall be permitted notwithstanding that it is not a Permitted Lien if all Obligations under the Indenture, the Notes and the Subsidiary Guaranties are secured on an equal and ratable basis with (or, in the case of any such Indebtedness that is a Subordinated Obligation, on a prior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien on such property; and

(2)         in the case of any property that constitutes Collateral, Permitted Collateral Liens.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)         the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2)         the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of the Company) of such property; and

(3)         the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation

(a)          The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)          the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)          immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)          immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio of the Successor Company would be greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

(4)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

provided, however, that clause (3) will not be applicable to (A) any consolidation, merger or transfer between the Company and any Wholly Owned Subsidiary that is a Subsidiary Guarantor or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be automatically released from the obligation to pay the principal of and interest on the Notes.

(b)         The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)          except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2)          immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)          the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture;

provided, however, that this covenant will not be applicable to any Subsidiary Guarantor consolidating with, merging into or transferring all or part of its properties and assets to the Company or another Subsidiary Guarantor where the Company or the Subsidiary Guarantor is the surviving Person.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8), (9), (12) or (13) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary or AAG or any of AAG’s Subsidiaries) to, in each case, within 20 calendar days, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. The Company will cause each Restricted Subsidiary that becomes a Subsidiary Guarantor to execute and deliver to the Collateral Agent the applicable Security Documents pursuant to which its assets (of the same type as the assets of the Company and the other Subsidiary Guarantors constituting Collateral) will become part of the Collateral and will secure the Notes and Note Guaranties in the manner specified in the Indenture and the Security Documents.

Impairment of Security Interest

Subject to the rights of the holders of Permitted Collateral Liens, Parent and the Company will not, and will not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and the holders of the Notes, subject to limited exceptions and except with respect to actions permitted under the Indenture. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described above under “—Security for the Notes and Note Guaranties” or as permitted under “—Amendments and Waivers” or under the Intercreditor Agreement.

After-Acquired Property

Upon the acquisition by Parent, the Company or any Subsidiary Guarantor of any First-Priority After-Acquired Property, Parent, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Collateral Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to certain limitations, including as described under
“—Security for the Notes and Note Guaranties—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second-priority security interest in such First-Priority After-Acquired Property requires the consent of a third party, Parent, the Company or the applicable Subsidiary Guarantor will use commercially reasonable efforts to obtain such consent with respect to the second-priority interest for the benefit of the Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of such commercially reasonable efforts, Parent, the Company or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Trustee and Noteholders and, after the earliest of (a) the date an exchange offer with respect to the Notes is consummated and (b) the date a shelf registration statement is declared effective in respect of the Notes (the “Registration Date”), will file with the SEC (to the extent the SEC will accept such filings) such annual reports and such information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections; provided that, prior to the Registration Date, (i) the information, documents and other reports furnished to the Trustee and the Noteholders need only be substantially equivalent to the requirements of Section 13 or 15(d) of the Exchange Act and (ii) the failure to include in such annual reports, information, documents or other reports the financial statements of any entity required by Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, the financial statements of AAG or any footnote required by Regulation S-X to be included in the financial statements of the Company relating to guarantor and non-guarantor information shall not be deemed a violation of this covenant; provided further, however, that in the event that (i) the financial statements of AAG are not included in such annual reports or such information, documents or other reports, information with respect to AAG consistent to that which was included in the Offering Memorandum shall be included and (ii) any footnote required by Regulation S-X to be included in the financial statements of the Company relating to guarantor and non-guarantor information are not included in such annual reports or such information, documents or other reports, guarantor and non-guarantor information shall be included to the same extent such information was disclosed in the Offering Memorandum. Such annual reports, information, documents and other reports shall be filed or furnished, as applicable, no later than the fifth calendar day following the prescribed due dates specified for the filings of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to furnish to the Trustee or the Noteholders any such reports until the later of 45 days following the issuance of the Notes and the date any such report would be required to be filed if the Company were subject to Section 13 or 15(d) of the Exchange Act, provided, further, that such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and the Noteholders with such registration statement (and any amendments thereto) promptly following the filing thereof; provided, further, if the Company is exempt from the requirements of Section 13(a) or 15(d) of the Exchange Act under Section 12h-5 of the Exchange Act, the Company shall not be required to file such reports and documents with the SEC under Section 13(a) or 15(d) of the Exchange Act (or any successor provisions thereto) or provide such annual reports and such information, documents and other reports to the Trustee and the Noteholders so long as (A) Parent files such annual reports and such information, documents and other reports with the SEC, (B) Parent, the Company and each Subsidiary Guarantor are in compliance with the requirements set forth in Rule 3-10 of Regulation S-X under the Exchange Act and (C) the Company provides the Trustee and Noteholders with such annual reports and such information, documents and other reports.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the

financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1)         a default in the payment of interest when due, continued for 30 days;

(2)         a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)         the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)         the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes);

(5)         the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or the Security Documents;

(6)         Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)         certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)         any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(9)         any Note Guaranty of Parent or any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guaranty) or any Note Guarantor denies or disaffirms its obligations under its Note Guaranty; or

(10)  (A) the repudiation or disaffirmation by Parent, the Company or any Subsidiary Guarantor of its obligations under any of the Security Documents, (B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against Parent, the Company or any Subsidiary Guarantor for any reason with respect to any material portion of the Collateral or (C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.

Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)         such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)         Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)         such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)         the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)         Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Security Documents or the Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)         reduce the amount of Notes whose Holders must consent to an amendment;

(2)         reduce the rate of or extend the time for payment of interest on any Note;

(3)         reduce the principal of or change the Stated Maturity of any Note;

(4)         change the provisions applicable to the redemption of any Note as described under “—Optional Redemption” above;

(5)         make any Note payable in money other than that stated in the Note;

(6)         impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)         make any change in, the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)         make any change in the ranking or priority of any Note that would adversely affect the Noteholders;

(9)         make any change in, or release other than in accordance with the Indenture, any Note Guaranty that would adversely affect the Noteholders; or

(10)  make any change in the Intercreditor Agreement or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders of the Notes.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

Notwithstanding the preceding, without the consent of any Holder of the Notes, the Company, the Note Guarantors and Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement:

(1)         to cure any ambiguity, omission, defect or inconsistency (including conforming the Indenture to this “Description of the Notes”);

(2)         to provide for the assumption by a successor corporation of the obligations of the Company, Parent, or any Subsidiary Guarantor under the Indenture;

(3)         to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)         to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)         to add to the covenants of the Company, Parent or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, Parent or a Subsidiary Guarantor;

(6)         to make any change that does not adversely affect the rights of any Holder of the Notes;

(7)         to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)         to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes;

(9)         to provide additional assets as Collateral; or

(10)  to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents.

provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes. In addition, the Intercreditor Agreement will provide that (i) it may be amended to add as parties thereto other holders of First-Lien Priority Obligations or Pari Passu Priority Obligations, in each case, not prohibited by the Indenture and the Credit Agreement and (ii) subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes and Note Guaranties.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture with respect to the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association will be the Trustee under the Indenture and the Collateral Agent. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Note Guarantor has any liability for any obligations of the Company or any Note Guarantor under the Notes, any Note Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“AAG” means Asia Aluminum Group Limited.

“AAG Entity” means any Wholly Owned Subsidiary of the Company that owns no material assets other than the AAG Investment.

“AAG Investment” means the Capital Stock of AAG owned directly or indirectly by the Company or its Restricted Subsidiaries on the Issue Date.

“AAG Offer” means an offer to purchase the Notes at a purchase price (expressed as a percentage of principal amount) equal to 105%, plus accrued and unpaid interest and additional interest thereon, if any, to the date of purchase, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the AAG Proceeds allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof.

“AAG Proceeds” means the Net Available Cash from sales or other dispositions of the AAG Investment or the Capital Stock of any AAG Entity.

“AAG Shareholders Agreement” means the Shareholders Agreement relating to AAG dated June 8, 2001 among AAH, AAG Indalex UK Limited and Indalex, Inc. as in effect on the date hereof.

“AAH” means Asia Aluminum Holdings Limited.

“Acquisition” means, pursuant to the stock purchase agreement dated September 16, 2005, the acquisition by Indalex Holdings Finance, Inc. of all the outstanding capital stock of Indalex Inc. and Indalex Limited.

“Additional Assets” means:

(1)         any assets (other than working capital assets) used in a Related Business;

(2)         the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)         Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments”, “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Indebtedness” means:

(1)         in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, any First-Priority Lien Obligation that is secured at such time by such asset; or

(2)         in respect of any asset that is the subject of an Asset Disposition at a time when such asset is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, (A) any First-Priority Lien Obligation that is secured at such time by such Capital Stock, (B) any Indebtedness of such Restricted Subsidiary (other than any Disqualified Stock) or (C) any Indebtedness (other than any Disqualified Stock) of any other Restricted Subsidiary that is a Wholly Owned Subsidiary but is not a Subsidiary Guarantor (in each case under clause (B) or (C), other than Indebtedness owed to the Company or an Affiliate of the Company); or

(3)         in respect of any other asset (including any asset previously constituting Collateral that has been released from the Liens securing the Notes and Note Guaranties), Senior Indebtedness of the Company or Senior Indebtedness (other than Disqualified Stock) of a Wholly Owned Subsidiary (in each case, other than Indebtedness owed to the Company or an Affiliate of the Company).

“Applicable Senior Indebtedness” means:

(1)         in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness of the Company that is secured at such time by such asset; or

(2)         in respect of any asset that is the subject of an Asset Disposition at a time when such asset is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, any First-Priority Lien Obligation of the Company; or

(3)         in respect of any other asset (including any asset previously constituting Collateral that has been released from the Liens securing the Notes and Note Guaranties), Senior Indebtedness of the Company.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)         any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)         all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)         any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A)      a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)       for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C)       a disposition of assets (including Capital Stock) with a fair market value of less than $2.0 million;

(D)      a disposition of cash or Temporary Cash Investments;

(E)       the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)        a disposition of assets that are worn out, obsolete or damaged or no longer used or useful in the business of the Company or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

(G)     the sale of the Capital Stock of an Unrestricted Subsidiary;

(H)     the sale of accounts receivable in the ordinary course of business; and

(I)           a transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)         the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)         the sum of all such payments.

“Business Day” means each day which is not a Legal Holiday.

“Canadian Borrower” means Indalex Limited, a wholly owned subsidiary of the Company.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs unless such repairs are required to be capitalized in accordance with GAAP) during such period computed in accordance with GAAP; provided, however, that Capital Expenditures shall not include any expenditure classified as a Permitted Investment.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means the Trustee, in its capacity as the collateral agent under the Security Documents, and any successor thereto in such capacity.

“Commodity Agreement” means any forward contract, swap, option, hedge or other similar financial instrument or arrangement designed to protect against fluctuations in commodity prices and not entered into for speculative purposes.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)         if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)         if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)         if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)         if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

(5)         if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period;

(6)         if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(7)         the EBITDA and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded; and

(8)         for any four-quarter reference period that includes any period of time prior to the Transactions, pro forma effect shall be given for such period (i) to the Transactions, (ii) to the other adjustments added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set forth in the Offering Memorandum in footnote 14 under “Summary—Summary Historical and

Unaudited Pro Forma Condensed Combined Financial Data” and (iii) the “non-Indalex items” set forth in sub-footnote (f) to such footnote (14) (in each case, without duplication of amounts otherwise included in the calculation of EBITDA).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and, except for the purpose of any calculation of Consolidated Coverage Ratio made pursuant to clause (a)(2) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”, may include Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1)         all intercompany items between the Company and any Restricted Subsidiary; and

(2)         all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)         interest expense attributable to Capital Lease Obligations;

(2)         amortization of debt discount and debt issuance cost;

(3)         capitalized interest;

(4)         non-cash interest expense;

(5)         commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)         net payments pursuant to Interest Rate Agreements;

(7)         dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)         interest incurred in connection with Investments in discontinued operations;

(9)         interest accruing on any Indebtedness of any Person (other than the Company and its Restricted Subsidiaries) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10)  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)         any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)         any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)       subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that the net income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to the Company without any prior approval or waiver (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Restricted Subsidiary or its stockholders (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)        the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)         any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)         extraordinary gains or losses;

(5)         the cumulative effect of a change in accounting principles;

(6)         any non-recurring costs and expenses incurred in connection with the Transactions;

(7)         any non-cash compensation charges, including any such charges arising from grants of stock options or restricted stock grants or other equity-incentive programs for the benefit of officers and directors;

(8)         any increase in amortization, depreciation or cost of goods sold or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or the Honeywell Acquisition;

(9)         any non-cash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142;

(10)  any unrealized Statement of Financial Accounting Standards No. 133 gain or loss in respect of Hedging Obligations; and

(11)  any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1)         minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2)         excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Company;

(3)         any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4)         unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)         treasury stock;

(6)         cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7)         Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) the sum of First-Priority Lien Obligations, Pari Passu Lien Obligations and the outstanding principal amount of the Notes, in each case, as of such date to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness as of such date to (b) the aggregate amount of EBITDA for the most recently completed fiscal year, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business), determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Credit Agreement to be entered into by and among, Parent, the Company, certain of its Subsidiaries, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance (including one or more debt facilities, receivables financing facilities or commercial paper facilities or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of debt securities to institutional investors), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)         matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)         is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)         is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the six month anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the six month anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)         the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(2)         any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(1)         all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)         Consolidated Interest Expense;

(3)         depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid expenditure that was paid in cash in a prior period);

(4)         any management, consulting or advisory fees and reasonable out-of-pocket costs and expenses paid (or accrued in respect of payment) to Sun Capital Partners Management III, LP or any of its Affiliates in such period permitted pursuant to clause (b)(7) of the covenant described under
“—Limitation on Affiliate Transactions”, such management, consulting or advisory fees (but not reasonable out-of-pocket costs and expenses) not to exceed in any fiscal year an amount equal to the greater of (i) $1.0 million and (ii) two percent (2.00%) of EBITDA for the immediately preceding fiscal year;

(5)         all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

(6)         non-recurring losses less any non-recurring gains;

(7)         the amount of any restructuring charges or reserves (which, for the avoidance of doubt shall include severance contract termination costs, including future lease commitments, costs to consolidate facilities and costs to relocate employees);

(8)         all amounts charged to cost of sales as a result of any inventory of the Company being accounted for under the LIFO inventory valuation method in excess of the amount that would be charged if such inventory was accounted for under the FIFO inventory valuation method; and

(9)         any non-recurring costs and expenses related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred under the Indenture;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means a public or private primary offering of Capital Stock (other than Disqualified Stock) of the Company or Parent, the proceeds of which are contributed to the equity capital of the Company, other than (i) any public offering registered on Form S-8, (ii) issuances upon the exercise of options by the holders thereof and (iii) issuances to the Company or any Subsidiary of the Company.

“Excess Cash Flow” means, for any fiscal year, EBITDA for such year, minus each of the following (without duplication):

(a)          to the extent reducing Consolidated Net Income for such year, the provision for taxes paid in cash based on income or profits or utilized in computing net loss;

(b)         to the extent reducing Consolidated Net Income for such year, Consolidated Interest Expense paid in cash;

(c)          Capital Expenditures made during such year; and

(d)         any reduction in the principal amount of Indebtedness resulting from principal payments made on Indebtedness (other than (i) repayment of revolving extensions of credit, except to the extent that any repayment of such Indebtedness is accompanied by a permanent reduction in related loan commitments, (ii) repayment of Notes tendered for in an AAG Offer during such fiscal year and (iii) other repurchases or redemptions of Notes made during such fiscal year) otherwise incurred in accordance with the Indenture measured from the last day of the fiscal year preceding such fiscal year to the last day of such fiscal year to the extent such payments were required by the Indenture or pursuant to the terms of such Indebtedness.

“Excess Cash Flow Amount” means, for any fiscal year, 75% of the Excess Cash Flow for such year.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (i) contributions to its common equity capital (other than from any of its Subsidiaries) and (ii) the sale (other than to any Subsidiary of the Company or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Financing Transactions” means (1) the Issuance of the Notes and (2) the entrance into the Credit Agreement by the Company and certain of its Subsidiaries and the funding of the senior secured credit facilities thereunder on the Issue Date.

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of Parent, the Company or any Subsidiary Guarantor that secures any First-Priority Lien Obligations.

“First-Priority Lien Obligations” means (i) all Indebtedness of Parent, the Company and the Subsidiary Guarantors Incurred under the provisions described under clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness”, (ii) all other Obligations (not constituting Indebtedness) of Parent, the Company and the Subsidiary Guarantors under the Credit Agreement and (iii) all other Obligations of Parent, the Company and the Subsidiary Guarantors in respect of Hedging Obligations or Obligations in respect of cash management services in connection with Indebtedness described in clause (i) or Obligations described in clause (ii).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)         the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)         statements and pronouncements of the Financial Accounting Standards Board;

(3)         such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)         the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)         entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Note Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Honeywell Acquisition” means the acquisition on March 31, 2005 of all the outstanding capital stock of Novar plc by Honeywell International, Inc.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)         amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)         the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)         the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)         the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)         all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)         all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)         all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)         the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)         all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)         all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8)         to the extent not otherwise included in this definition, Hedging Obligations and Receivables Financings of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Intercreditor Agent” means the administrative agent under the Credit Agreement, and any successor thereto in such capacity (including, if there shall be more than one Credit Agreement, such agent or trustee thereunder as shall be designated “Intercreditor Agent” by the Company).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the Note Guarantors party thereto from time to time, the Trustee as Collateral Agent for the holders of the Notes and the Intercreditor Agent, substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)         “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)         any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means February 2, 2006.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Investors” means those executive officers and employees of the Company acquiring Capital Stock in any direct or indirect parent company of the Company prior to, on or within 90 calendar days following the Issue Date in connection with the Transactions; provided that with respect to employees who are not executive officers, such employees shall only be “Management Investors” to the extent all such employees own in the aggregate less than 5.0% of the Capital Stock on a fully diluted basis in any direct or indirect parent company of the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)         all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)         all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)         all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)         the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)         any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Fair Market Value,” with respect to any non-cash property received by the Company in respect of the issuance or sale of its Capital Stock, means the fair market value of such property, determined as provided in clause (a) of the covenant described under “Certain Covenants—Limitation on Restricted

Payments”, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantors” means the Parent and the Subsidiary Guarantors, collectively.

“Note Guaranty” means the Parent Guaranty or any Subsidiary Guaranty, as the context may require.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the final offering memorandum dated as of January 30, 2006 and used in connection with the offering of the Notes.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Indalex Holdings Finance, Inc., a Delaware corporation and its successors, and not any of its Subsidiaries.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the Notes.

“Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes) that is equally and ratably secured with the Notes and is designated by the Company as Pari Passu Lien Obligation.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or a Restricted Subsidiary in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided, that (i) the aggregate fair market value of the property or assets being transferred (as determined in good faith by the Board of Directors of the Company) by the Company or a Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received (as determined in good faith by the Board of Directors of the Company) by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value of all property or assets transferred by the Company and its Restricted Subsidiary in any such transfer together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 10.0% of Consolidated Net Tangible Assets.

“Permitted Collateral Liens” means, with respect to any Person:

(1)         Liens on the Collateral to secure First-Priority Lien Obligations;

(2)         (A) Liens on the Collateral securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange therefor and the Subsidiary Guarantees relating thereto; and (B) Liens on the Collateral securing Pari Passu Lien Obligations (including, without limitation, Additional Notes), provided that at the time of Incurrence thereof and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.50 to 1.00;

(3)         Liens existing on the Issue Date on the Collateral (other than Liens specified in clauses (1) and (2) above); and

(4)         Liens on the Collateral described in clauses (1) through (6), (9), (10), (12), (13) (substituting the reference therein to clause (8) thereof with a reference to clause (3) above), (14), (16) and (17) through (26) of the definition of “Permitted Liens.”

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Holders” means (i) Sun Capital Partners IV, LP a Delaware limited partnership, Sun Capital Partners III, LP, a Delaware limited partnership, and Sun Capital Partners III QP, LP, (ii) the Management Investors, (iii) any Related Party of a Person referred to in clauses (i) and (ii), and (iv) solely with respect to clauses (1) and (2) of the provisions described under “Change of control”, any party to the Stockholders Agreement; provided in the case of this clause (iv) that Sun Capital Partners IV, LP, Sun Capital Partners III, LP or Sun Capital Partners III QP, LP or any Related Party of such persons is also a party to the Stockholders Agreement and any such other party to the Stockholders Agreement is not the beneficial owner (giving effect to any Voting Stock that may be deemed to be beneficially owned by any Person pursuant to Rules 13d-3 or 13d-5 under the Exchange Act) of more of the total voting power of the Voting Stock of Parent or the Company than Sun Capital Partners IV, LP, Sun Capital Partners III, LP, Sun Capital Partners III QP, LP and their Related Parties (in each case without giving effect to any Voting Stock that may be deemed to be beneficially owned by any Person pursuant to Rules 13d-3 or 13d-5 under the Exchange Act as a result of the terms of the Stockholders Agreement). Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as “beneficially owned” by such Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)         the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)         another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)         cash and Temporary Cash Investments;

(4)         receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)         payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)         loans, Guarantees of loans or advances or other extensions of credit to employees made in the ordinary course of business of the Company or such Restricted Subsidiary not to exceed $2.0 million in the aggregate outstanding at any time;

(7)         stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)         any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)         any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts or leases to which such person is a party, or deposits to secure performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)  any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not exceed $15.0 million, plus, if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such person becomes a Restricted Subsidiary after such date, the lesser of (x) the amount of such Investment (valued at the date of the making of such Investment) in such Person made pursuant to this clause (13) and (y) the aggregate fair market value (valued at the date such Person becomes a Restricted Subsidiary) of the Investment in such Person made pursuant to this clause (13);

(14)  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(15)  any Investment acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(16)  an Investment in any Person where such Investment was acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(17)  an Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and

(18)  Guarantees of Indebtedness permitted under the covenant described under “—Limitation on Indebtedness”.

“Permitted Liens” means, with respect to any Person:

(1)         pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases to which such Person is a party or self-insurance or reinsurance obligations or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent or other obligations of a like nature, in each case Incurred in the ordinary course of business;

(2)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)         Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)         Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)         minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)         Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)         Liens to secure Indebtedness permitted under the provisions described in clause (b)(1)
under “—Certain Covenants—Limitation on Indebtedness”;

(8)         Liens existing on the Issue Date (other than (i) Permitted Collateral Liens and (ii) Liens referred to in clause (7) above);

(9)         Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)  Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)  Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)       such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)        the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

(14)  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)  Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to clause (b)(15) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(16)  Liens imposed pursuant to licenses, sublicenses, leases and subleases (including, but not limited to, landlords’ Liens) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(17)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(18)  judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(19)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(20)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(21)  Liens incurred to secure cash management services in the ordinary course of business;

(22)  Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(23)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(24)  Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(25)  Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments; and

(26)  Liens arising out of Sale/Leaseback Transactions permitted by the terms of the Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means cost savings that the Company reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of the acquisition (net of any reduction in EBITDA as a result of such cost savings that the Company reasonably determines are probable); provided that the Company’s chief financial officer shall have certified in an Officer’s Certificate delivered to the Trustee the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in EBITDA in connection therewith. Where specifically provided by the Indenture, the Company shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition, installation or construction by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Purchase Price Reduction Amounts” means any cash amounts received by the Company or any Restricted Subsidiary from Honeywell International Inc. after the Issue Date in respect of a working capital adjustment to the purchase price pursuant to section 2.3 of the Stock Purchase Agreement dated September 16, 2005, by and among the Company, Novar USA Holdings Inc., Novar Overseas Holdings B.V., and Honeywell International Inc.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in and/or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any Guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)         one or more sequential transfers of pledges of the same Receivables and Related Assets, or interests there; and

(2)         periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

(A)       the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Company or such Restricted Subsidiary as applicable, and the Receivables Entity; and

(B)        the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivable of the Company or of any Restricted Subsidiary to secure Indebtedness pursuant to the Credit Agreement shall not be deemed a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Company or any Restricted Subsidiary, whether now existing or arising in the future.

“Receivables Entity” means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary which engages in no activities other than in connection with the financing of Receivables of the Company and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of the Company, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction, (in each case as provided below), as a Receivables Entity and:

(1)         no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)       is Guaranteed by the Company or any Restricted Subsidiary other than a Receivables Entity (excluding any Guarantees (other than Guarantees of the principal of, and interest on, Indebtedness and Guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings);

(B)        is recourse to or obligates the Company or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(C)        subjects any property or asset of the Company or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings);

(2)         with which neither the Company nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)         to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction”.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)         (a) if the Stated Maturity of the Indebtedness being Refinanced has a Stated Maturity earlier than the Stated Maturity of the Notes, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 123 days later than the Stated Maturity of the Notes;

(2)         such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)         such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)         if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement in respect of the Notes dated February 2, 2006, among the Company, the Initial Purchasers and the Note Guarantors.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Related Party” means (a) with respect to Sun Capital Partners IV, LP, Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, (i) any investment fund controlled by or under common control with any of the foregoing persons, any officer or director of any of the foregoing persons, and any entity controlled by any of the foregoing persons that holds no material assets other than Investments in the Company or Parent and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i) above; and (b) with respect to any officer or employee of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer or employee and (ii) any trust, corporation, partnership or other entity, of which an 80% or more controlling interest is held by beneficiaries, stockholders, partners or owners who are the officer or employee, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Payment” with respect to any Person means:

(1)         the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)         the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)         the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)         the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by the Indenture, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with its terms, the Indenture and the terms of the Intercreditor Agreement.

“Senior Indebtedness” means with respect to any Person:

(1)         Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)         all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)         any obligation of such Person to the Company or any Subsidiary;

(2)         any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)         any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)         any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5)         that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by the Company or any Subsidiary of the Company (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Stockholders Agreement” means the Stockholders Agreement among the holders of the Capital Stock of Parent as described in the Offering Memorandum under the caption “Certain Relationships and Related Transactions”, as in effect on the Issue Date and giving effect to any amendment thereto (including an amendment to add additional parties) that is not materially less favorable to the Holders.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)         such Person;

(2)         such Person and one or more Subsidiaries of such Person; or

(3)         one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1)         any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)         investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)         repurchase obligations for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)         investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)         investments in securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s;

(6)         Indebtedness issued by Persons (other than Sun Capital Partners IV, LLC or any of its Affiliates) with a rating of “A” or higher by Standard & Poor’s or “A-2” or higher by Moody’s with maturities not exceeding two years from the date of acquisition; and

(7)         investments in money market funds that invest at least 95% of their assets in securities of the types described in clauses (1) through (6) above.

“Transactions” means the Acquisition, the Financing Transactions and the payment of related fees and expenses, in each case as described in the Offering Memorandum.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)         any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Book-Entry Settlement and Clearance

The Global Notes

The Exchange Notes, will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•       upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of each global note to the accounts of the DTC participants designated by the initial purchasers; and

•       ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in any of the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. Each settlement system controls its own operations and procedures and may change them at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a “banking organization” within the meaning of the New York State Banking Law;

•       a member of the Federal Reserve System;

•      a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•       will not be entitled to have notes represented by the global note registered in their names;

•      will not receive or be entitled to receive physical, certificated notes; and

•       will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Except as set forth above, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•       DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•       DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•       we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•       certain other events provided in the indenture should occur.

Material United States Federal Income Tax Considerations

The following discussion is a summary of material United States federal income tax consequences relevant to the purchase, ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code. The discussion under “—United States  Holders—Exchange Offer” represents the opinion of Kirkland & Ellis LLP, counsel to the registrants.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•       an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•       a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a State thereof or the District of Columbia;

•       an estate, the income of which is subject to United States federal income tax regardless of its source; or

•       a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

IRS Circular 230 Disclosure

Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written in connection with the marketing or promotion of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

United States Holders

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. In certain circumstances (see “Description of the Notes—Registration Rights”) we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost therefore, less any principal payments received by such holder. Except to the extent attributable to the accrued market discount, or as discussed below, this gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

Market Discount and Acquisition Premium

A United States Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A United States Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” would be calculated as the excess of a note’s issue price, within the meaning of Section 1273 of the Code, over its purchase price. If a United States Holder purchases a note at a “market discount,” any gain on sale of that note attributable to the United States Holder’s unrecognized accrued market discount would generally be treated as ordinary income to the United States Holder. In addition, a United States Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument under the United States Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States Holder as an offset to interest income (with a corresponding reduction in the United States Holder’s tax basis) on a consent yield basis if the United States Holder elects to do so. This election will also apply to all other debt instruments held by the United States Holder during the year in which the election is made and to all debt instruments acquired after that year.

Exchange Offer

The exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange to the United States Holder. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefore; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefore immediately before such exchange.

Backup Withholding

A United States Holder may be subject to a backup withholding tax (up to 28%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•       fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•       furnishes an incorrect TIN;

•       is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•       fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A non-United States Holder is a beneficial owner of the notes who or that is not a United States Holder.

Interest

Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•       such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•       such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•       either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business, as described below, or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States TIN.

Payments of additional interest if we fail to register the notes as agreed may, if they become payable, be subject to United States withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to non-United States Holders unless we receive certain certifications from the non-United States Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, as described above, or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States, as described below. If we withhold tax from any payment of additional interest made to a non-United States Holder and such payment were determined not to be subject to United States federal tax, a non-United States Holder would be entitled to a refund of all tax withheld.

Sale or Other Taxable Disposition of the Notes

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States, as described below, and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

United States Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, and, if an income tax treaty applies and the non-United States Holder maintains a United States “permanent establishment” (or a fixed base, in the case of an individual) to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•       a United States person;

•       a controlled foreign corporation for United States federal income tax purposes;

•       a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•       a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Plan of Distribution

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

Legal Matters

That the exchange notes are binding obligations of the issuer and the guarantees are binding obligations of the guarantors and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Sun Capital Partners and some of its affiliates in connection with various legal matters. Certain matters under Tennessee law will be passed upon by Harwell Howard Hyne Gabbert & Manner, P.C. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP.

Experts

The combined financial statements and the combined financial statement schedule of Indalex as of December 31, 2004, and December 31, 2005 and for the year ended December 31, 2004 and for the periods from January 1, 2005 to March 31, 2005 and from April 1, 2005 to December 31, 2005 included elsewhere in this prospectus have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report appearing herein, and are included in this prospectus in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The combined financial statements and the combined financial statement schedule of Indalex for the year ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Asia Aluminum Group Limited for each of the three years ended June 30, 2006, 2005, 2004 and 2003 included in this prospectus have been audited by Ernst & Young, an independent registered public accounting firm, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

Holdings has filed with the SEC a registration statement on Form S-4 (Reg. No. 333-138178) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

You can inspect and copy the registration statement, including exhibits and schedules, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.indalex.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

Indalex Holding Corp.
75 Tri-State International
Suite 450
Lincolnshire, Illinois 60069
Attn: Chief Financial Officer
(847) 810-3000

The indenture provides that, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will furnish to the Trustee and holders of the notes and file with the SEC the annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) and applicable to a U.S. corporation subject to such Sections. Provision of this information is subject to certain qualifications. See “Description of the Notes—Certain Covenants—SEC Reports.”

Index to Financial Statements

Indalex Audited Combined Financial Statements
Report of Crowe Chizek and Company LLC, independent registered public accounting firm	F-2
Report of Deloitte & Touche LLP, independent auditors	F-4
Audited combined balance sheets as of December 31, 2005, and 2004	F-5
Audited combined statements of income for the periods January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005 and for the years ended December 31, 2004 and 2003	F-6
Audited combined statements of cash flows for the periods January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005 and for the years ended December 31, 2004 and 2003	F-7
Audited combined statements of stockholders’ equity for the periods January 1, 2005 to March 31, 2005 and April 1, 2005 to December 31, 2005 and for the years ended December 31, 2004 and 2003	F-11
Notes to combined financial statements	F-13
Indalex Unaudited Condensed Consolidated and Combined Financial Statements
Unaudited condensed consolidated balance sheet as of October 1, 2006	F-58

Unaudited condensed consolidated and combined statements of income for the periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006, January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

F-59

Unaudited condensed consolidated and combined statements of cash flows for the periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006, January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

F-60
Unaudited condensed combined statements of stockholders’ equity for the periods January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005	F-62
Unaudited condensed consolidated and combined statements of stockholders’ equity for the periods January 1, 2006 through February 1, 2006 and February 2, 2006 through October 1, 2006,	F-63

Notes to unaudited condensed unaudited consolidated and combined financial statements for the periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006, January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

F-64
Asia Aluminum Group Audited Financial Statements
Consolidated income statements for the years ended June 30, 2006, 2005 and 2004	F-98
Consolidated balance sheets as of June 30, 2006 and 2005	F-99
Consolidated statements of changes in equity for the years ended June 30, 2006, 2005 and 2004	F-100
Consolidated cash flow statements for the years ended June 30, 2006, 2005 and 2004	F-102
Notes to financial statements	F-104
Consolidated income statements for the years ended June 30, 2005, 2004 and 2003	F-150
Consolidated balance sheets as of June 30, 2005 and 2004	F-151
Consolidated statements of changes in equity for the years ended June 30, 2005, 2004 and 2003	F-152
Consolidated cash flow statements for the years ended June 30, 2005, 2004 and 2003	F-153
Notes to financial statements	F-155

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors of
Indalex Holdings Finance, Inc.
Lincolnshire, Illinois

We have audited the accompanying combined balance sheets of Indalex, a Combination of Indirect Wholly Owned Subsidiaries of Honeywell International, Inc. (“Predecessor 2”), and prior to April 1, 2005, a Combination of Indirect Wholly Owned Subsidiaries of Novar plc (“Predecessor 1”), collectively referred to as “the Company,” as of December 31, 2005 and 2004 and the related combined statements of income, stockholders’ equity, and cash flows for the periods from January 1, 2005 to March 31, 2005 (Predecessor 1) and from April 1, 2005 to December 31, 2005 (Predecessor 2) and for the year ended December 31, 2004 (Predecessor 1). In connection with our audits of the combined financial statements, we also audited the combined financial statement schedule listed in Item 21. These combined financial statements and the combined financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and combined financial statement schedule based on our audits.

We did not audit the financial statements of Asia Aluminum Group (“AAG”) in which the Company has an investment that is accounted for by the equity method. The accompanying financial statements of Indalex include its investment in the net assets of AAG totaling approximately $94,380,000 and $100,890,000 as of December 31, 2005 and December 31, 2004, respectively, and its equity method income from AAG totaling $1,557,000, $9,380,000, and $14,807,000 for the periods from January 1, 2005 to March 31, 2005 and from April 1, 2005 to December 31, 2005 and for the year ended December 31, 2004, respectively. The financial statements of AAG for each of the three years in the period ended June 30, 2006, prepared on the basis of accounting principles generally accepted in Hong Kong, were audited by other auditors whose report has been furnished to us, and our audit report, insofar as it relates to the amounts included for AAG, is based on the reports of such other auditors and the procedures we considered necessary in the circumstances with respect to the inclusion of Indalex's equity investment and equity method income in the accompanying financial statements, taking into consideration differences between accounting principles generally accepted in Hong Kong and those generally accepted in the United States of America and the differences in the fiscal year.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Indalex as of December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for the periods from January 1, 2005 to March 31, 2005 (Predecessor 1) and from April 1, 2005 to December 31, 2005 (Predecessor 2) and for the year ended December 31, 2004 (Predecessor 1) in conformity with U.S. generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 23 to the combined financial statements, the Company restated its loss from discontinued operations during the year ended December 31, 2004, as a result of an error, in conformity with generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois
October 20, 2006

Independent auditors’ report

To the Board of Directors
Novar plc
Weybridge Surrey

We have audited the accompanying combined statements of income and comprehensive income, stockholders’ equity, and cash flows of Indalex (a combination of indirect wholly owned subsidiaries of Novar plc) for the year ended December 31, 2003. The combined financial statements include the accounts of Indalex Inc., Indalex America Inc., Indalex West Inc., Indalex Aluminum Solutions, and Indalex Limited. These companies are under common ownership and common management. These financial statements are the responsibility of Indalex’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Asia Aluminum Group (‘‘AAG’’), Indalex’s investment in which is accounted for by the equity method. The accompanying financial statements of Indalex include its equity method income from AAG of $6,005,000 for the year ended December 31, 2003. The financial statements of AAG for the years ended June 30, 2004 and 2003, prepared on the basis of accounting principles generally accepted in Hong Kong, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based on the reports of such other auditors and the procedures that we considered necessary in the circumstances with respect to the inclusion of Indalex’s equity method income in the accompanying financial statements taking into consideration differences between accounting principles generally accepted in Hong Kong and those generally accepted in the United States of America and the differences in fiscal years.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of the other auditors, such financial statements present fairly, in all material respects, the combined results of operations and combined cash flows of Indalex for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 15, 2005
(September 12, 2006 as to the 2003 information in Note 24)

INDALEX
COMBINED BALANCE SHEETS
December 31, 2005 and December 31, 2004
(Dollars in thousands)

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
		(restated)
ASSETS
Current Assets:
Cash and cash equivalents	$9,366	$23,522
Accounts receivable, less allowance of $4,240 in 2005 and $5,483 in 2004	113,798	106,089
Receivable from affiliates	3,109	477
Receivable from suppliers	7,873	9,155
Refundable income taxes	243	—
Inventories	58,350	58,798
Prepaid expenses and other current assets	17,543	12,965
Deferred income tax	347	2,609
Notes receivable from affiliates	—	34,653
Total current assets	210,629	248,268
Notes receivable from affiliates	4,279	—
Investment in AAG	94,380	100,890
Investment in affiliates	—	163,646
Property, plant, and equipment, net	219,357	174,703
Goodwill	14,626	204,277
Other intangibles, net	74,718	—
Other assets	403	3,494
Total assets	$618,392	$895,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$65,763	$70,265
Payable to affiliates	429	1,075
Income taxes payable	—	14,279
Accrued expenses and other current liabilities	45,372	45,667
Capital lease obligation	726	—
Checks issued in excess of bank balance	1,716	—
Short-term debt	—	6,000
Total current liabilities	114,006	137,286
Notes payable to affiliates	—	141,725
Other liabilities	53,940	44,705
Capital lease obligation	3,143	—
Deferred income taxes	24,197	9,710
Total liabilities	195,286	333,426
Stockholders’ equity:
Common stock	391	391
Additional paid-in capital	411,515	534,446
Accumulated retained earnings	9,712	12,050
Unearned deferred compensation	—	(1,244)
Accumulated other comprehensive income	1,488	16,209
Total stockholders’ equity	423,106	561,852
Total liabilities and stockholders’ equity	$618,392	$895,278

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENTS OF INCOME

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
			(restated)
Net sales	$239,849	$781,521	$932,696	$748,468
Costs and expenses:
Cost of sales	221,542	727,799	854,386	684,043
Selling, general, and administrative	15,282	35,933	52,619	47,450
Management fees to affiliates	—	1,131	2,771	2,902
Amortization of intangible assets	—	8,282	—	—
Other (income) expense	993	(825)	2,298	1,415
Restructuring charges	694	(222)	6,086	2,897
Impairment of long-lived assets	381	636	2,728	—
(Gain) loss on disposal of assets	(274)	(146)	(675)	3,817
Mark-to-market on derivatives	285	(1,200)	(3,638)	(4,167)
Total costs and expenses	238,903	771,388	916,575	738,357
Income from operations	946	10,133	16,121	10,111
Other income (expense):
Interest to affiliates, net	(1,208)	(3,712)	(8,637)	(8,717)
External interest expense	—	(333)	(132)	(91)
Interest income	—	144	182	149
Income from equity method investment in AAG	1,557	9,380	14,807	7,869
Dividend income from affiliates	9,077	—	15,102	12,728
Income before income taxes	10,372	15,612	37,443	22,049
Income tax provision (benefit)	9	1,912	(5,808)	(2,295)
Income from continuing operations	10,363	13,700	43,251	24,344
Discontinued operations, net of tax provision (benefit) of ($27), $—, $339, and $1,362 for January 1 to March 31, 2005, April 1 to December 31, 2005, 2004, and 2003, respectively	(50)	—	1,126	2,540
Net income	$10,313	$13,700	$44,377	$26,884

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and
December 31, 2004

(Dollars in thousands)

	Year ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004
	Predecessor 1	Predecessor 2	Predecessor 1
			(restated)
Cash flows from operating activities
Net income	$10,313	$13,700	$44,377
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	7,953	24,943	32,689
Amortization of intangibles	—	8,282	—
(Gain) loss on disposal of assets	(274)	(146)	(675)
Impairment of long-lived assets	381	636	2,728
Dividend satisfying affiliated obligation	(9,077)	—	—
Other	245	—	30
Income from equity method investment in AAG	(1,557)	(9,380)	(14,807)
Dividends from equity method investment in AAG	4,602	—	—
Stock-based compensation	1,244	—	2,229
Deferred income taxes	(218)	(6,201)	(1,723)
Changes in operating assets and liabilities:
Accounts receivable	(25,297)	21,076	(30,624)
Receivable from affiliates	(183)	(2,338)	143
Inventories	(14,704)	29,397	(8,008)
Prepaid expenses and other assets	2,138	(6,086)	2,255
Income taxes payable/refundable	(10,154)	3,876	(1,177)
Checks issued in excess of bank balance	—	1,716	—
Accounts payable	2,422	(8,268)	16,493
Accrued expenses and other liabilities	1,433	(12,914)	3,942
Payable to affiliates	(465)	(261)	617
Net cash from discontinued operations	—	—	(1,126)
Net cash from operating activities	(31,198)	58,032	47,363
Cash flows from investing activities
Capital expenditures	(8,770)	(20,228)	(33,275)
Proceeds from sales of property, plant and equipment	738	2,039	165
Redemption of investment in affiliates	—	—	32,872
Proceeds from sales of discontinued operations	—	—	1,111
Net cash from investing activities	(8,032)	(18,189)	873

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENTS OF CASH FLOW (Continued)

Years ended December 31, 2005 and
December 31, 2004

(Dollars in thousands)

	Year ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004
	Predecessor 1	Predecessor 2	Predecessor 1
			(restated)
Cash flows from financing activities
Capital contributions	—	—	151,500
Capital redemptions	—	—	(40,612)
Dividends and distributions	—	(25,759)	(8,000)
Payments on capital lease obligation	—	(58)	—
Debt payments	—	(6,000)	—
Net (payments to) collections from affiliates on notes	30,596	(14,663)	(139,916)
Net cash from financing activities	30,596	(46,480)	(37,028)
Effect of changes in foreign exchange rates on cash	2,887	(1,772)	(6,236)
Net change in cash and cash equivalents	(5,747)	(8,409)	4,972
Cash and cash equivalents
Beginning of period	23,522	17,775	18,550
End of period	$17,775	$9,366	$23,522
Supplemental cash flow information:
Cash paid for interest	$1,191	$2,901	$9,009
Cash paid for income taxes (refunds received)	10,401	4,888	(3,631)
Transfer of business to affiliate	—	—	34,559
Supplemental disclosure of non cash investing activities:
Liquidation of investment in preferred shares	$161,214	$—	$—
Supplemental disclosure of non cash investing activities:
Property and equipment acquired under a capital lease	$—	$3,724	$—
Settlement of affiliate loan	30,423	—	—
Settlement dividend	139,868	—	—

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENT OF CASH FLOW

Year ended

December 31, 2003

(Dollars in thousands)

Year ended
Dec 31, 2003
Predecessor 1
Cash flows from operating activities
Net income	$26,884
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	34,270
(Income) from discontinued operations	(2,540)
(Gain) loss on disposal of assets	3,817
Income from equity method investment in AAG	(7,869)
Dividends from equity method investment in AAG	3,152
Stock-based compensation	588
Deferred income taxes	5,666
Changes in operating assets and liabilities:
Accounts receivable	8,080
Receivable from affiliates	1,154
Inventories	(13,881)
Prepaid expenses and other assets	(12,861)
Income taxes payable/refundable	1,098
Accounts payable	14,926
Accrued expenses and other liabilities	(22,703)
Payable to affiliates	(3,330)
Operating cash flows from continuing operations	36,451
Net cash from discontinued operations	(1,124)
Net cash from operating activities	35,327
Cash flows from investing activities
Capital expenditures	(21,480)
Proceeds from sales of property, plant and equipment	796
Net cash from investing activities	(20,684)

See accompanying notes to combined financial statements.

INDALEX

COMBINED STATEMENT OF CASH FLOW (Continued)

Year ended December 31, 2003

(Dollars in thousands)

Year ended
Dec 31, 2003
Predecessor 1
Cash flows from financing activities
Net collections from affiliates on notes	2,821
Net cash from financing activities	2,821
Effect of changes in foreign exchange rates on cash	1,086
Net change in cash and cash equivalents	18,550
Cash and cash equivalents
Beginning of period	—
End of period	$18,550
Supplemental cash flow information:
Cash paid for interest	$9,342
Cash paid for income taxes (refunds received)	(12,299)

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

					Accumulated
			Accumulated		Other		Other
		Additional	Retained	Unearned	Comprehensive		Comprehensive
	Common	Paid-in	Earnings	Deferred	Income		Income
	Stock	Capital	(Deficit)	Compensation	(Loss)	Total	(Loss)
Predecessor 1 balance, December 29, 2002	$41,003	$378,939	$(16,652)	$—	$(32,548)	$370,742
Net income	—	—	26,884	—	—	26,884	$26,884
Stock-based compensation	—	1,177	—	(589)	—	588
Translation adjustment	—	—	—	—	40,839	40,839	40,839
Minimum liability adjustment related to defined benefit plan (net of tax provision of $172)	—	—	—	—	70	70	70
Total comprehensive income							$67,793
Predecessor 1 balance, December 31, 2003	$41,003	$380,116	$10,232	$(589)	$8,361	$439,123
Dividends paid	—	—	(8,000)	—	—	(8,000)
Transfer of business affiliate	—	—	(34,559)	—	—	(34,559)
Capital contributions	—	151,500	—	—	—	151,500
Capital redemption	(40,612)	—	—	—	—	(40,612)
Net income	—	—	44,377	—	—	44,377	44,377
Stock-based compensation	—	2,830	—	(655)	—	2,175
Translation adjustment	—	—	—	—	8,684	8,684	8,684
Minimum liability adjustment related to defined benefit plan (net of tax benefit of $472)	—	—	—	—	(836)	(836)	(836)
Total comprehensive income							$52,225
Predecessor 1 balance, December 31, 2004 (restated)	$391	$534,446	$12,050	$(1,244)	$16,209	$561,852

See accompanying notes to combined financial statements.

INDALEX
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

					Accumulated
			Accumulated		Other
		Additional	Retained		Comprehensive		Other
	Common	Paid-in	Earnings	Unearned	Income		Comprehensive
	Stock	Capital	(Deficit)	Compensation	(Loss)	Total	Income (Loss)
Predecessor 1 balance, January 1, 2005	$391	$534,446	$12,050	$(1,244)	$16,209	$561,852
Dividends and distributions	—	(117,505)	(22,363)	—	—	(139,868)
Net income	—	—	10,313	—	—	10,313	$10,313
Stock-based compensation	—	—	—	1,244	—	1,244	—
Translation adjustment	—	—	—	—	(2,040)	(2,040)	(2,040)
Total comprehensive income							$8,273
Predecessor 1 Balance March 31, 2005	$391	$416,941	$—	$—	$14,169	$431,501
Predecessor 2 balance, April 1, 2005	$391	$433,286	$—	$—	$—	$433,677
Dividends and distributions	—	(21,771)	(3,988)	—	—	(25,759)
Net income	—	—	13,700	—	—	13,700	$13,700
Translation adjustment	—	—	—	—	2,110	2,110	2,110
Minimum liability adjustment related to defined benefit plan (net of tax of $335)	—	—	—	—	(622)	(622)	(622)
Total comprehensive income							$15,188
Predecessor 2 balance, December 31, 2005	$391	$411,515	$9,712	$—	$1,488	$423,106

See accompanying notes to combined financial statements.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 1—GENERAL

Honeywell International, Inc. (“Honeywell”) acquired the former parent company, Novar plc (“Novar”), on March 31, 2005. The Honeywell acquisition was accounted for under purchase accounting. The financial statements presented for periods prior to the Honeywell acquisition are referred to as “Predecessor 1” and the statements for the period following the Honeywell acquisition are referred to “Predecessor 2.” Predecessor 1 and Predecessor 2 results are not comparable under U.S. Generally Accepted Accounting Principles.

NOTE 2—BASIS OF PRESENTATION

Indalex (“the Company”) represents the combined entities of Indalex America Inc., Indalex West Inc., Indalex Inc., Indalex Aluminum Solutions, and Indalex Limited and each of their consolidated subsidiaries. On December 31, 2004, Indalex America Inc., Indalex West Inc., and Indalex Aluminum Solutions were merged into Indalex Inc., which was the surviving corporation. At the time of the merger, the entities of the Company were indirect wholly owned subsidiaries of Novar plc, a British public company whose shares are traded on the London stock exchange. Honeywell purchased the stock of Novar in a transaction that closed on March 31, 2005. Consequently, the entities of the Company were indirect wholly owned subsidiaries of Honeywell International, Inc. a U.S. public company whose shares are traded on the New York stock exchange.

•       Indalex America Inc. is a manufacturer of aluminum extrusions with divisions located in Georgia and Pennsylvania.

•       Indalex West Inc. is a manufacturer of aluminum extrusions and aluminum billet with three plants in California.

•       Indalex Inc. is a manufacturer of aluminum extrusions with seven plants operating throughout the United States.

•       Indalex Aluminum Solutions is a Delaware holding company that owns the intellectual properties of Indalex America Inc., Indalex West Inc., and Indalex Inc.

•       Indalex Limited is a manufacturer of aluminum extrusions and aluminum billet with five plants across Canada. Indalex Limited also owns Indalex UK Limited. Indalex UK Limited was created to hold a 25% investment in Asia Aluminum Group Limited (“AAG”), an investment holding company with a principal investment in a company that manufactures and sells aluminum and stainless steel products. Indalex Limited also owned the following subsidiaries:

•        Indal Technologies Inc. (“ITI”) manufactures and sells equipment-handling systems for ships, generally under long-term contracts. The major business lines include aircraft and cable handling systems that are sold to various navies around the world. ITI was sold during 2004 and has been reflected as discontinued operations (See Note 23).

•        Brampton Foundries Limited (“Brampton”) produces aluminum castings for the communications, defense, utility gas/water, lighting, furniture, leisure, hand-tools and other

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 2—BASIS OF PRESENTATION (Continued)

industries in Canada and the United States. Brampton was sold during 2004 and has been reflected as discontinued operations (See Note 23).

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and reflect the policies set out below.

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, accounts related to income taxes, liabilities related to pension and other post-retirement benefits, and the valuation of intangible assets.

Revenue Recognition:   We recognize net sales when the revenue is realized or realizable, and has been earned, in accordance with the SEC’s Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements.

We recognize product revenue, net of trade discounts and allowances, in the reporting period in which the products are shipped and the title and risk of ownership pass to the customer.

We record tolling revenue when the revenue is realized or realizable, and has been earned. Tolling refers to the process by which certain customers provide metal to us for conversion to extrusions. We do not take title to the metal and, after the shipment of the extrusion to the customer, we charge them for the value-added conversion cost and record these amounts in Net sales.

Shipping and handling amounts we bill to our customers are included in Net sales and the related shipping and handling costs we incur are included in Cost of sales.

Revenues related to long-term design contracts for discontinued operations (see Note 23) are recognized on a percentage-of-completion basis.  Full provision is made for estimated losses on contracts as soon as they are identified

Cash Equivalents:   For purposes of reporting cash flows, the Company considers all interest-bearing securities having maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable:   Receivables include trade receivables, notes receivable, and other miscellaneous receivables from suppliers. The Company generally does not charge interest on its trade receivables.

Allowance for Doubtful Accounts:   The allowance for doubtful accounts is determined by management based on the Company’s historical losses, specific customer circumstances, and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have failed.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowances of $4,240 and $5,483 have been provided at December 31, 2005 and December 31, 2004, respectively.

Inventories:   Inventories are valued at the lower of cost or market.  Cost includes labor, materials, and production overhead.  The cost of domestic inventory is determined predominantly using the last-in, first-out (“LIFO”) method.  The cost of inventory in foreign operations is costed using the first-in, first out method.

Investments in Affiliates:   Investments in affiliates consist of nonvoting, cumulative preferred shares of other indirect wholly owned subsidiaries of Novar plc and are accounted for at cost. The investments are with affiliated subsidiaries so there is no traded market value for the stock. At least annually, the Company evaluates whether events and circumstances have occurred that indicate whether the remaining balance of the investments may not be recoverable.

Investment in AAG:   Investment in AAG consists of Indalex Limited’s investment in AAG, which is accounted for using the equity method of accounting.

Property, Plant, and Equipment:   Additions to property, plant, and equipment, including expenditures which improve or prolong the useful lives of such assets, are valued at cost. Expenditures for improvements and betterments are capitalized, and repairs and maintenance are charged to expense as incurred. Property, plant, and equipment obtained through acquisitions are stated at their fair values at the date of acquisition. Depreciation is computed principally on a straight-line basis for financial reporting purposes. The estimated useful lives for computing depreciation are as follows:

Building	20 - 40 years
Leasehold improvements	1 - 15 years
Machinery and equipment	2 - 15 years
Furniture and fixtures	3 - 10 years
Vehicles	3 - 5 years

Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or remaining life of the lease, whichever is shorter.

Computer software is capitalized and included in machinery and equipment for the Company projects that have a significant long-term benefit. In accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for Internal Use, the Company expenses costs incurred in the preliminary project stage and thereafter capitalizes costs incurred in developing or obtaining internal use software. Certain costs, such as maintenance and training, are expensed as incurred. Generally, a three-year life is used for depreciation.

The Company capitalizes the costs for tools and dies and depreciates the costs over two years.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for the Impairment of Long-Lived Assets:   The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. At least annually, the Company evaluates whether events and circumstances have occurred that indicate whether the remaining estimated useful lives of its long-lived assets may warrant revision or whether the remaining balance of such assets may not be recoverable.

Goodwill:   In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for impairment on an annual basis or more frequently if events or circumstances indicate that the carrying value may not be recoverable. Management believes that goodwill is not impaired at December 31, 2005.

Financial Instruments:   Derivative financial instruments are used to hedge existing inventory (metals) and anticipated purchases of aluminum and gas and are, therefore, held for purposes other than trading. These instruments may involve elements of credit and market risk in excess of the amounts recognized in the financial statements. The Company monitors its positions and the credit quality of counterparties, consisting primarily of major financial institutions, and does not anticipate nonperformance by any counterparty.

To manage foreign currency exposure, the Company enters into foreign currency forward contracts. The contracts are reported in the combined financial statements at fair value using a mark to market valuation.

The Company accounts for financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities.

Stock-Based Compensation:   Under the Predecessor 1 company (Novar), the Company had stock-based employee compensation plans. The Company accounted for stock-based compensation by applying APB Opinion No. 25, Accounting for Stock Issued to Employees, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation, under which compensation expense is recorded to the extent that the market price of the underlying stock (Novar stock) exceeds the exercise price at the measurement date using the intrinsic-value method. All options existing at March 31, 2005 were liquidated with the sale of Novar to Honeywell. Under the Predecessor 2 company, no stock-based compensation plans exist at December 31, 2005.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on net income if the Company applied the fair value method to measure stock-based compensation:

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Net income—as reported	$10,313	$13,700	$44,377	$26,884
Add stock-based employee compensation expense included in reported net income—net of related tax effects	809	—	1,327	295
Deduct total stock-based employee compensation expense determined under fair-value method for all awards—net of related tax effects	(131)	—	(525)	(543)
Pro forma net income	$10,991	$13,700	$45,179	$26,636

The fair value of options on their grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this pricing model are as follows:

	2004	2003
Risk-free interest rate	3.9%	3.6%
Expected life of option grants (in years)	10	10
Expected volatility of underlying stock	36.3%	36.8%
Dividend yields	4.8%	5.4%

The weighted-average fair value of options on their grant date was $0.64 and $0.41 for 2004 and 2003, respectively.

Environmental Remediation Costs:   The Company accrues for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Fair Value of Financial Instruments:   The carrying values of cash, accounts receivable and payable, and accrued expenses approximate fair value because of the short-term maturities of these assets and liabilities. The carrying value of intercompany debt and other debt approximates fair value because of the variable rate nature of the debt.

Foreign Currency Translation:   Assets and liabilities of foreign entities in the Company’s combined financial statements are translated to U.S. dollars at exchange rates in effect as of the balance sheet dates. Revenues and expenses are translated at the average exchange rates prevailing during the reporting period. Adjustments from translating foreign currency assets and liabilities into U.S. dollars are included as a component of accumulated other comprehensive income. Transaction gains and losses that arise from exchange rate fluctuations are included in the results of operations, as incurred.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes:   The Company (excluding Indalex Limited and subsidiaries) was included in the combined federal income tax return of Novar USA Inc. through March 31, 2005. Subsequent to March 31, 2005, the Company is included in the federal income tax return of Honeywell. The respective state corporate income tax returns of each subsidiary are filed on a separate or combined entity basis as applicable. Current federal income taxes payable or recoverable is generally determined as if each subsidiary were filing a separate return and loss companies are compensated for the benefit derived from the losses utilized. Indalex Limited and each of its subsidiaries file separate income tax returns. Indalex UK Limited files separate income tax returns in the United Kingdom.

Deferred income taxes are provided for temporary differences between the tax and book bases of assets and liabilities.

Comprehensive Income:   Under SFAS No. 130, Reporting Comprehensive Income, comprehensive income for the Company consists of net income, minimum pension liability adjustments, and cumulative translation adjustments.

Recent Accounting Developments:   In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123-R, Share-Based Payment, which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The standard becomes effective for reporting periods beginning after January 1, 2006. SFAS No. 123-R was implemented in 2006 with the implementation of a stock option plan.

In December 2004, the FASB issued FASB Staff Position (“FSP”) 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. This statement, which became effective upon issuance, provides that the tax deduction for income with respect to qualified domestic production activities, as part of the American Jobs Creation Act of 2004 that was enacted on October 22, 2004, will be treated as a special deduction as described in SFAS No. 109. As a result, this deduction had no effect on the Company’s deferred tax assets and liabilities existing at the date of enactment. Instead, the impact of this deduction, which was effective January 1, 2005, was reported in the period in which the deduction was claimed on the Company’s income tax returns.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4. This statement clarifies that the abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 had no impact on the Company’s combined financial position or results of operations.

In December 2004, the FASB issued FSP 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. This FSP, which became effective upon issuance, allows an enterprise additional time beyond the financial reporting period of

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

enactment of the American Jobs Creation Act of 2004 to evaluate the effect of this act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The adoption of FSP 109-2 had no impact on the Company’s combined financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which was effective for fiscal periods beginning after June 15, 2005. The statement eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB 29 and replaces it with an exception for exchanges that do not have commercial substance. The Company has completed its evaluation of SFAS No. 153 and has determined that the statement does not have a material effect on the Company’s combined results of operations or combined financial position. The Company will apply the provisions of SFAS No. 153 as of January 1, 2006.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132. This standard revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions; No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. See Note 17, “Employee Benefit Plans,” to the combined financial statements for the related disclosures as required under this statement. Adoption of this statement had no material impact on the Company’s combined financial position, results of operations or cash flows.

On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Under this bill, postretirement plans with prescription drug benefits that are at least “actuarially equivalent” to the Medicare Part D benefit will be eligible for a 28% subsidy. In response to this bill, on January 12, 2004, the FASB issued FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-1”). FSP 106-1 addresses how to incorporate this subsidy into the calculation of the accumulated periodic benefit obligation (“APBO”) and net periodic postretirement benefit costs, and also allows plan sponsors to defer recognizing the effects of the bill in the accounting for its postretirement plan under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, until further authoritative guidance on the accounting for the federal subsidy is issued. As the measurement date for the Company’s postretirement benefit plan is December 31, 2003, the APBO and the net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the bill on the plan. In April 2004, FASB issued FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-2”). FSP 106-2 supersedes FSP 106-1 and provides companies with initial guidance on

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognizing the effects of the prescription drug provisions of the Medicare Act. The Company adopted FSP 106-2 during 2004 with retroactive application to January 1, 2004. See Note 17 for more information.

In May 2003, the FASB issued EITF Issue No. 01-08, Determining Whether an Arrangement Contains a Lease, which requires capital lease treatment for arrangements containing an embedded lease, thereby conveying the right to control the use of property, plant or equipment (collectively, “property”) whether the right to control the use of the property is explicitly or implicitly specified. The right is conveyed if the purchaser (lessee) obtains physical or operational control of the underlying property or takes substantially all of its output. This pronouncement applies prospectively to new or modified arrangements beginning after May 28, 2003. Adoption of this standard had no impact on the Company’s combined financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 was issued in order to address some of the implementation issues about interpreting and applying the definition of a derivative, in particular, interpreting the meaning of (1) the phrase an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors and (2) the term underlying, as well as issues about how to discern the characteristics of a derivative that contains a financing component; incorporate some of the conclusions reached as part of the Derivatives Implementation Group (“DIG”) process that ultimately made it necessary to amend SFAS No. 133; and align SFAS No. 133 with the decisions that the FASB has reached in other FASB projects dealing with financial instruments. This statement is effective for contracts entered into or modified after June 30, 2003, and is effective for hedging relationships designated after June 30, 2003, except for certain transition and effective dates relating to other amendments that principally resulted from the DIG process. Adoption of this standard had no impact on the Company’s combined financial position, results of operations or cash flows.

Effective January 1, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which rescinds EITF No. 94-03, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity.

In January 2003 and December 2003, the FASB issued Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, and its revision, FIN No. 46-R, respectively. FIN No. 46 and FIN No. 46-R address the consolidation of entities whose equity holders have either not provided sufficient equity at risk to allow the entity to finance its own activities or do not possess certain characteristics of a controlling financial interest. FIN No. 46 and FIN No. 46-R require the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that is subject to a majority of the risk of loss from the VIEs’ activities, entitled to receive a majority of the VIEs’ residual returns, or both. FIN No. 46 and FIN No. 46-R are applicable immediately for financial statements of nonpublic entities that have interests in

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

VIEs or potential VIEs referred to as special-purpose entities created after December 30, 2003. Application by nonpublic entities for all other types of entities is required in financial statements the first annual period beginning after December 31, 2004. Adoption of this standard did not have an impact on the Company’s combined financial statements or results of operation.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has elected not to change to the fair value based method of accounting for stock-based employee compensation. The Company accounts for employee stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires certain guarantees to be recorded at fair value rather than the current practice of recording a liability only when a loss is probable and reasonably estimable and also requires a guarantor to make new guaranty disclosures, even when the likelihood of making any payments under the guarantee is remote. The accounting requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods after December 15, 2002. Adoption of this standard had no impact on the Company’s combined financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement applies to all voluntary changes in accounting principle or changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 had no impact on combined financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement is effective for the financial statements for fiscal years beginning after November 15, 2007. The Company has not yet evaluated the impact of this statement.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Fin No. 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet evaluated the impact of this statement.

In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The standard is effective for the fiscal years beginning after June 15, 2007 however as required by the standard the Company will disclose, in the notes to the combined financial statements, a brief description of the standard and the date adoption is required. The Company has not yet evaluated the impact of this standard.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin, (“SAB 108”), in which the SEC staff establishes an approach that requires quantification of financial statement errors based on the effects of the error on each of the company's financial statements and the related financial statement disclosures. The interpretations in this Staff Accounting Bulletin are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is effective on or before November 15, 2006. The Company has completed its evaluation of SAB 108 and has determined that this interpretation does not have a material effect on its combined results of operations or combined financial position.

Reclassifications have been made to the statements of income for the years ended December 31, 2004 and 2003 to conform with the presentation of Predecessor 2 due to the change in ownership. The impact is summarized below.

	2004		2003
	Original	Adjusted	Original	Adjusted
	(Dollars in millions)
Net sales	$935.5	$932.7	$751.2	$748.5
Cost of sales	842.4	854.4	665.4	684.0
Selling, general and administrative	68.8	50.4	69.7	46.9
Other (income) expense	—	2.3	—	1.4
Mark-to-market on derivatives	(5.1)	(3.7)	(4.2)	(4.2)

Certain other reclassifications have also been made for the years ended December 31, 2005, 2004 and 2003 to conform with the presentation of Predecessor 2 due to the change in ownership.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 4—HONEYWELL ACQUISITION

On March 31, 2005 (“the closing date”), the Company was acquired by Honeywell International, Inc. as part of Honeywell’s acquisition of Novar for a purchase price of $433,677 net of acquired cash. The table below summarizes the allocation of purchase price based on the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

ASSETS
Cash and cash equivalents	$17,775
Accounts receivable, net	132,281
Trade receivable from affiliates	569
Inventories	86,988
Prepaid expenses and other current assets	18,805
Deferred income tax	2,627
Note receivable from affiliate	6,528
Investment in AAG	85,000
Property, plant, and equipment, net	222,831
Goodwill	14,626
Other intangibles	83,000
Other assets	652
Total assets	671,682
LIABILITIES
Accounts payable	72,607
Trade payable to affiliates	622
Income taxes payable	4,791
Accrued expenses and other current liabilities	50,699
Short-term debt	6,000
Pension and other post-retirement benefits	56,007
Other liabilities	4,791
Note payable to affiliates	13,028
Deferred income taxes	29,460
Total liabilities	238,005
NET ASSETS ACQUIRED	$433,677

Of the $83,000 acquired intangibles, $13,000 was assigned to a trade name, which is being amortized using a declining balance method over a 15-year life. The remaining $70,000 of acquired intangible assets relates to customer relationships that are being amortized using a declining balance method and a seven-year life. The other intangibles have a weighted average useful life of 10.7 years.

Honeywell International, Inc. purchased Novar with the intent of disposing of Indalex as soon as practical.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 4—HONEYWELL ACQUISITION (Continued)

The following table summarizes the Company’s financial results assuming the Honeywell Acquisition occurred at the beginning of the respective period.

	Year Ended December 31,
	2005	2004
	Amounts in millions
	(unaudited)
Revenues	$1,021.4	$932.7
Operating income	13.6	8.5
Income before income taxes	19.4	18.2
Net Income	16.1	16.9

NOTE 5—INVESTMENT IN PREFERRED SHARES OF AFFILIATES

On March 24, 2005, prior to the acquisition by Honeywell International, Inc., the Company’s investment in preferred shares of Novar affiliates was liquidated at book value of $161,214. The Company recorded dividend income of $9,077 related to the preferred shares during the period from January 1, 2005 to March 31, 2005. In conjunction with this transaction, the Company settled an intercompany loan to Novar in the amount of $30,423. The Company also recorded a dividend in the amount of $139,868.

NOTE 6—EQUITY METHOD INVESTMENT

Indalex UK Limited holds a 25% interest in Asia Aluminum Group (“AAG”), which is accounted for using the equity method of accounting. AAG manufactures and sells aluminum and stainless steel products and provides design and test services for aluminum products. The principal business transactions between AAG and Indalex include the sale of finished aluminum products where Indalex uses AAG as a contract manufacturer. Indalex purchases finished extruded aluminum products from AAG for resale to customers when it is more economical than manufacturing the product directly or when there are capacity constraints. Approximately 2%, 3%, 2%, and 2% of the Company’s net sales were sourced from AAG for the periods January 1, 2005 to March 31, 2005; April 1, 2005 to December 31, 2005; the year ended December 31, 2004; and the year ended December 31, 2003, respectively. The Company’s investment in AAG at December 31, 2005  was $94,380. The carrying value of the Company’s investment in AAG exceeds the amount of underlying equity in net assets by $19,633 and represents goodwill that is not amortized.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 6—EQUITY METHOD INVESTMENT (Continued)

Summarized financial data for AAG’s operations as of  March 31, 2005, December 31, 2005, December 31, 2004 and December 31, 2003 and for the periods ended is as follows:

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Sales	$85,100	$380,407	$417,428	$346,763
Gross profit	18,042	82,262	112,273	65,932
Net income	6,228	37,507	59,017	31,189
Current assets	484,194	449,111	474,047	397,956
Current liabilities	380,663	370,779	348,059	303,866
Non-current liabilities	18,949	41,107	7,653	111
Total assets	656,216	710,875	625,773	516,858
Stockholders’ equity	251,694	298,989	264,796	205,945

NOTE 7—INTANGIBLE ASSETS

As part of the Honeywell acquisition, identifiable intangible assets were recorded. The identifiable intangible assets are being amortized on a declining balance method. The useful lives range from seven to fifteen years. The table below summarizes the identified intangible assets and annual amortization expense.

	December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer lists	$70,000	$(7,307)	$62,693
Indalex trademark	13,000	(975)	12,025
Total	$83,000	$(8,282)	$74,718

Future amortization expense is as follows:

2006	$9,351
2007	7,954
2008	7,211
2009	6,781
2010	6,394

NOTE 8—RESTRUCTURING CHARGES

On March 14, 2005, the Company announced the closure of its aluminum extrusion facility located in Fostoria, Ohio. The Fostoria closure, which involved 53 employees, occurred on July 31, 2005. As a result

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 8—RESTRUCTURING CHARGES (Continued)

of the closure, the Company recorded restructuring expense of $472 comprised of $274 for severance costs for hourly and salaried employees, including associated benefits and outplacement. Additional exit costs of $198 were recorded for lease obligations and other exit costs. As of December 31, 2005, the Company had paid out all but $74. As a result of the closure, the Company recorded asset impairments of $381.

As part of the acquisition by Honeywell and included in the related purchase accounting, the Company initiated an overhead reduction program that resulted in the termination of 75 employees at a cost of $2,054. These costs related to severance costs and other eligible associated expenses. As of December 31, 2005, the Company has a remaining liability of $1,125.

In 2004 the Company implemented an overhead reduction program that resulted in the termination of 58 employees at a cost of $4,591. These costs related to severance costs and other eligible associated expenses. As of December 31, 2005 and December 31, 2004 the Company had a remaining liability of $298 and $851, respectively, related to 2004 restructuring programs.

In June 2004, the Company announced the closure of its aluminum extrusion facility located in Berlin, Connecticut. The closure was completed on September 30, 2004. Berlin’s closure resulted in the termination of 99 employees at cost of $1,290. These costs included severance costs for hourly and salaried employees including associated benefits and outplacement services. Additional costs related to this closure included $45 of lease obligations and $45 of other eligible associated expenses. As of December 31, 2004, all but $452 of these charges had been paid. Additionally, an impairment charge of $1,372 was recorded against the property, plant and equipment. This impairment charge reflected the write-down to fair value of the machinery and equipment at the facility.

The two overhead reduction programs implemented during 2003 resulted in the termination of 47 employees at a cost of $115 and $2,259 in 2004 and 2003, respectively. These costs related to severance costs and other eligible associated expenses. The Company had paid out all but $0 and $645 of the 2003 charges as of December 31, 2004 and 2003, respectively. Other eligible charges in 2003 related to the termination of the corporate office lease for Indalex at a cost of $638, of which all but $0 and $319 had been paid by the Company as of December 31, 2004 and 2003, respectively.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 8—RESTRUCTURING CHARGES (Continued)

The following table summarizes the status of our total restructuring costs.

	Severance	Asset	Exit
	Costs	Impairments	Costs	Total
Balance at December 29, 2002	$1,071	$—	$—	$1,071
2003 charges	2,259	—	638	2,897
2003 usage.	(2,685)	—	(319)	(3,004)
Balance at December 31, 2003	645	—	319	964
2004 charges	5,996	1,372	90	7,458
2004 usage	(5,363)	(1,372)	(384)	(7,119)
Balance at December 31, 2004	1,278	—	25	1,303
2005 charges	274	381	198	853
2005 usage	(2,164)	(381)	(168)	(2,713)
Purchase Accounting reserve	2,054	—	—	2,054
Balance at December 31, 2005	$1,442	$—	$55	$1,497

NOTE 9—DERIVATIVE INSTRUMENTS

SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. In accordance with the Company’s risk management policy, derivatives are limited to futures, forwards, swaps, and options, which are used to mitigate commodity price fluctuations specifically related to aluminum and gas. These hedging relationships do not qualify for hedge accounting as defined by SFAS No. 133. Therefore, the derivatives are marked to market through the income statement. As of December 31, 2005, the Company had 204 contracts to purchase 46.8 million pounds of aluminum at prices per pound between $0.76 and $1.04 (actual). These purchase contracts are scheduled to mature between January 2006 and December 2007, and the notional amount was $41,559.  As of December 31, 2005, the Company also had 23 contracts to purchase 7.4 million pounds of the Midwest premium portion of aluminum, at prices per pound between $0.06 and $0.08 (actual). These purchase contracts are scheduled to mature between January 2006 and January 2007, and the notional amount was $7,130. As of December 31, 2005, the Company had 32 contracts to sell 17.7 million pounds of aluminum at prices between $1.02 and $1.04 (actual). These sales contracts are scheduled to mature between January 2006 and April 2006, and the notional amount was $18,220. As of December 31, 2005, the unrealized gains related to these derivatives are recorded within other current assets in the amount of $7,390. The income statement reflects a gain of $1,200 for the period April 1, 2005 to December 31, 2005 and a loss of $285 for the period January 1, 2005 to March 31, 2005.

As of December 31, 2004, the unrealized gains related to these derivatives are recorded within other current assets in the amount of $6,475. The income statement reflects a gain of $3,638 for the year ended December 31, 2004.

The Company purchases inventory in foreign currencies from international suppliers, giving rise to foreign exchange rate risk. The purpose of the Company’s foreign currency hedging activity is to protect

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 9—DERIVATIVE INSTRUMENTS (Continued)

the Company from the risk that the eventual U.S. Dollar net cash outflows resulting from foreign purchases or net cash inflows denominated in foreign currency, will be adversely affected by the changes in exchange rates. These hedging relationships do not qualify for hedge accounting as defined by SFAS No. 133. Therefore, the derivatives are marked to market through the income statement.

As of December 31, 2005, the Company had no outstanding forward contracts. As of December 31, 2004, the unrealized gain related to these derivatives are recorded within other current assets in the amount of $86 and $146.

NOTE 10—AFFILIATE TRANSACTIONS

At December 31, 2005 the Company had a net receivable from Honeywell affiliates of $2,680. The balance results from intercompany transactions occurring in the normal course of operations. The Company had a note receivable from Novar of $4,279. Both receivables were settled in January 2006.

For the period April 1, 2005 through December 31, 2005 net cash generated under the Honeywell cash sweep arrangement in the United States of $11,791 was remitted as a return of capital. Cash generated in Canada of $13,968 was remitted to Honeywell as a dividend. The Company also paid management fees to Honeywell totaling $1,131.

The Company had net payables to the Novar plc group in the amount of $598 at December 31, 2004. These balances resulted from intercompany transactions occurring in the normal course of operations or charges related to the shared-services functions in place within the Novar plc group.

The Company had notes receivable from Novar plc and other affiliated companies totaling $34,653 at December 31, 2004. Interest is payable quarterly based on the three-month U.S. Dollar LIBOR rate at the beginning of the quarter, plus 2.0%. Principal is due upon expiration of the commitment period, which was through March 31, 2005. The following table summarizes the Company’s notes receivable from Novar plc and other affiliated companies:

2004
Novar plc	$165
Novar Finance	34,488
Total notes receivable from affiliates	$34,653

Notes receivable from affiliates and notes payable to affiliates arise generally from the Novar plc cash sweep arrangement and Novar plc intercompany financing arrangements.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 10—AFFILIATE TRANSACTIONS (Continued)

The Company had notes payable to Novar plc and other affiliated companies totaling $141,725 at December 31, 2004. Interest is payable quarterly based on the three-month U.S. Dollar LIBOR rate at the beginning of the quarter, plus 2.0% in 2004 and 2003. Principal is due upon expiration of the commitment periods, which are through September 30, 2009. The following table summarizes the Company’s notes payable to Novar plc and other affiliated companies:

2004
Novar USA Holdings Inc.	$74,331
Novar plc	24,867
Security Printing	14,671
Novar Holdco	14,259
Novar Inc	4,490
Novar Controls	4,063
Novar Marketing Inc.	1,964
Novar Link	3,080
Total notes payables to affiliates	$141,725

The Company paid management fees to affiliated companies totaling $2,771 and $2,902 in 2004 and 2003, respectively.

The Company received dividend income from affiliated companies totaling $15,102 and $12,728 in 2004, and 2003, respectively.

The fees to affiliated companies represented costs incurred on behalf of the company by Novar, our parent company, related to risk management, treasury, tax and legal services. Novar proportionately allocated costs to their subsidiaries based on services provided and Indalex was one of the larger divisions of Novar. Management believes that these fees reasonably represent the services provided and costs incurred to do business.

NOTE 11—INVENTORIES

Inventories consisted of the following:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Raw materials	$34,763	$43,210
Work in process	1,923	4,529
Finished goods	22,401	19,440
	59,087	67,179
Less LIFO allowance	(737)	(8,381)
Total inventories	$58,350	$58,798

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 11—INVENTORIES (Continued)

Had the FIFO basis been used to cost all inventories, the amounts by which inventories are stated would have increased by $737 and $8,381 at December 31, 2005 and December 31, 2004, respectively. Inventory stated on the LIFO basis amounted to $33,852 at December 31, 2005 and $28,354 at December 31, 2004.

During 2004, Indalex Inc.’s inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2004 purchases, the effect of which decreased cost of sales by approximately $1,000 and increased net income by approximately $600.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 12—PROPERTY, PLANT AND EQUIPMENT

Net property, plant, and equipment consists of the following:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Land, buildings and improvements	$105,909	$89,286
Machinery and equipment	125,281	237,153
Office equipment, furniture and vehicles	6,463	21,706
Construction in progress	6,543	5,649
	244,196	353,794
Accumulated depreciation	(24,943)	(182,154)
Net property, plant and equipment	219,253	171,640
Assets held for sale	104	3,063
Total property, plant and equipment	$219,357	$174,703

During 2003, the Company donated the Dolton extrusion and casting property to the village of Dolton, IL, in the amount of $3,366. The loss is included in loss on disposal of assets in the combined statements of income.

NOTE 13—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consists of the following:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Payroll and related benefits	$17,559	$16,072
Accrued accounts payable	23,091	25,285
Property and other taxes	1,398	1,489
Environmental	168	343
Restructuring	1,497	1,303
Other	1,659	1,175
Total accrued expenses and other current liabilities	$45,372	$45,667

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 14—OTHER LIABILITIES

Other liabilities were comprised of the following:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Pension	$41,750	$35,546
Environmental	1,587	1,301
Post-retirement benefits	6,610	—
Other post-retirement benefits	762	5,218
Other	3,231	2,640
Total	$53,940	$44,705

NOTE 15—DEBT

Industrial Revenue Bonds—In November 1998, the Hertford County Industrial Facilities and Pollution Control Financing Authority issued Industrial Development Revenue Bonds in the amount of $6,000 and loaned the proceeds to Indalex to fund an expansion of Indalex’s Ahoskie, North Carolina, billet casting facility. The bonds are tax-exempt with interest at a variable rate, which reprices every seven days, and are secured by an irrevocable letter of credit in the amount of $6,100 between Indalex and the bond-paying agent. The interest rate is the lowest rate, in the judgment of the remarketing advisor, that will cause the bonds to have a market value equal to their principal amount plus accrued interest, given prevailing market conditions. However, in no event may the rate exceed 10% per annum. As of December 31, 2004 and 2003, the interest rate on the bonds was approximately 1.8% and 1.4%, respectively. Interest is payable monthly and amounted to $92 for both 2004 and 2003. The bonds mature on November 1, 2013. However, due to the inactivity at the facility, Indalex was not in compliance with the original terms of the loan, and the loan is classified as a current liability as of December 31, 2004. The bonds were repaid on November 1, 2005.

NOTE 16—DISPOSALS AND ASSETS HELD FOR SALE

In June 2004, Indalex Inc. announced the closure of its aluminum extrusion facility located in Berlin, Connecticut. The closure was completed on September 30, 2004. During 2004, Indalex management evaluated the value of the building and related assets and recorded a $1,372 impairment reserve. As of December 31, 2004, the plant had not been sold and the related assets were classified as assets held for sale. These assets were carried at $2,323, and are not depreciated in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. The facility and equipment were disposed in 2005, generating proceeds of $2,580 and a gain on the sales of $292.

On December 14, 2004, Indalex Inc. sold a cast house in Ahoskie, North Carolina, for a $740 mortgage note receivable. The mortgage note receivable bears interest at 7%, is due December 31, 2007, and is collateralized by the Ahoskie land, building, and equipment. Indalex Inc. also provided the buyer with a $100 working capital loan. In connection with the sale, Indalex Inc. entered into a five-year supply agreement with the buyer to purchase castings. Because of insufficient initial investment on the part of the

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 16—DISPOSALS AND ASSETS HELD FOR SALE (Continued)

buyer, this transaction was not recorded as a sale. Rather, an impairment loss on property, plant and equipment of $1,356 was recorded in 2004 and Indalex Inc. retained the property, plant and equipment in its combined financial statements. Indalex Inc. classifies the assets as held for sale in property, plant and equipment. The buyer of Ahoskie ceased operations and Indalex Inc. recorded an additional impairment of $636 for the period April 1, 2005 to December 31, 2005 leaving an asset of $104 at December 31, 2005.

On June 25, 2004, Indalex Inc. entered into an asset exchange agreement with Ohio Valley Aluminum Company LLC (“OVACO”), a billet supplier, to swap facilities. Indalex exchanged its Niles cast house plus $3,000 cash consideration for an extrusion facility in Connersville, Indiana. This exchange gave each party another facility for their main process (extrusion for Indalex Inc.). Production in the new plant began on June 28, 2004. The transaction was accounted for as an exchange where the assets received were recorded at fair value on the date of acquisition. The fair market value of the acquired Connersville facility on the date of the transaction was $9,134 and the book value of Niles assets given up were $3,615. Indalex recorded a gain of $1,225 in connection with this transaction.

In addition to the exchange of assets, Indalex entered into a purchase and supply agreement where Indalex will buy billet from OVACO and also sell to OVACO prime and scrap. Indalex is obligated to purchase from OVACO a minimum of 24 million pounds but no more than 30 million pounds in each calendar quarter. At December 31, 2004, OVACO owed Indalex $9,155, which is recorded in Receivable from Supplier on the balance sheet. At December 31, 2004, Indalex owed OVACO $8,928, which is recorded in Accounts Payable.

NOTE 17—EMPLOYEE BENEFIT PLANS

Pension and Post-Retirement Benefits:   The Company maintains defined benefit pension plans which provide retirement benefits for certain employees. The assets of the plans are invested primarily in equity and bond-based funds, debt and equity securities, and short-term cash investments. Pension costs are calculated using the accrued benefit model of actuarial valuation with projected earnings where appropriate. The Company also maintains for select employees a defined benefit plan that provides healthcare and life insurance benefits upon retirement. The plan is unfunded.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was reflected as of January 1, 2004 assuming that Indalex, Inc. will continue to provide a prescription drug benefit to participants who retired prior to January 1, 2000 that is at least actuarially equivalent to Medicare Part D and that Indalex, Inc. will receive the federal subsidy. The prescription drug benefit for all other retirees is assumed to not meet the actuarial equivalence test and therefore no subsidy savings is reflected. As a result of reflecting the effects of Medicare reform as of January 1, 2004, the APBO at January 1, 2004 decreased by $766 from $9,677 to $8,911. The net periodic postretirement benefit cost decreased by $85 from $884 to $799.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 17—EMPLOYEE BENEFIT PLANS (Continued)

The following tables summarize the balance sheet impact, including the benefit obligations, assets, and funded status associated with the Company’s pension and post-retirement plans. The Company uses a December 31 measurement date.

	Dec 31, 2005		Dec 31, 2004
	Pension	Post-Retirement	Pension	Post-Retirement
	Benefits	Benefits	Benefits	Benefits
	Predecessor 2		Predecessor 1
Change in projected benefit obligation
Benefit obligation at December 31, 2003			$125,894	$7,355
Benefit obligation at March 31, 2005	$161,056	$9,744	—	—
Net transfers in			1,102	—
Service cost (including expenses)	836	81	1,183	78
Interest cost	6,766	403	7,113	515
Plan participants’ contributions	—	122	—	—
Amendments/curtailments	—	(4,599)	456	—
Actuarial loss	6,318	149	5,883	1,960
Benefits paid	(5,314)	(619)	(6,450)	(793)
Impact of currency exchange	—	—	2,025	—
Projected benefit obligation at end of year	$169,662	$5,281	$137,206	$9,115
Change in plan assets
Fair value of plan assets at December 31, 2003			$86,087	$—
Fair value of plan assets at March 31, 2005	$115,203	$—
Net transfers in	—	—	998	—
Actual return on plan assets	10,724	—	9,722	—
Employer contribution	7,454	497	8,305	793
Plan participants’ contributions	—	122	—	(793)
Benefits paid	(5,314)	(619)	(6,450)	—
Expenses paid	(875)	—	(1,394)	—
Impact of currency exchange	—	—	1,530	—
Fair value of plan assets at end of year	$127,192	$—	$98,798	$—

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 17—EMPLOYEE BENEFIT PLANS (Continued)

	Dec 31, 2005		Dec 31, 2004
	Pension	Post-Retirement	Pension	Post-Retirement
	Benefits	Benefits	Benefits	Benefits
	Predecessor 2		Predecessor 1
Funded status	$(42,470)	$(5,281)	$(38,408)	$(9,115)
Unrecognized actuarial loss	1,642	149	49,424	4,657
Unrecognized transition asset	—	—	(6,701)	—
Unrecognized prior service cost	—	(1,478)	1,308	—
Net amount recognized	$(40,828)	$(6,610)	$5,623	$(4,458)
Amounts recognized in the statement of financial position consists of:
Accrued benefit liability	$(41,750)	$(6,610)	$(35,546)	$(4,458)
Intangible asset	—	—	2,331	—
Accumulated other comprehensive income	922	—	38,838	—
Net amount recognized	$(40,828)	$(6,610)	$5,623	$(4,458)

In connection with Honeywell’s acquisition of the Company, the accrued pension was adjusted to exclude unamortized pension assets and liabilities at the acquisition date. As a result, accrued pension was increased by approximately $12,070 as part of the purchase accounting adjustments.

The accumulated benefit obligation for the defined benefit pension plans was $165,736 and $133,173 at December 31, 2005 and December 31, 2004, respectively.

Net periodic pension costs for the plans include the following components:

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Service cost	$288	$836	$1,183	$1,572
Interest cost	1,954	6,766	7,113	7,222
Expected return on assets	(1,492)	(5,160)	(6,223)	(6,696)
Amortization of prior service cost	31	—	117	113
Amortization of transition obligation	(122)	—	(509)	(471)
Recognized actuarial loss	820	—	2,450	1,770
Curtailment (income) expense	—	(13)	85	48
Net periodic benefit cost	$1,479	$2,429	$4,216	$3,558

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 17—EMPLOYEE BENEFIT PLANS (Continued)

Net periodic post-retirement benefit cost (income) for the plans include the following components:

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Service cost	$24	$81	$78	$73
Interest cost	141	403	515	441
Recognized actuarial loss	63	—	206	107
Curtailment income	—	(3,121)	—	—
Net periodic benefit cost (income)	$228	$(2,637)	$799	$621

During the period April 1, 2005 to December 31, 2005 the Company approved amendments to the post-retirement plan to reduce the benefits provided to current and future retirees. The change resulted in a curtailment gain of $3,121. The gain is included in other income.

Actuarial assumptions used in determining the benefit obligation and net periodic benefit cost for the benefit plans are presented in the following table:

	Jan 1-Mar 31, 2005	Apr 1-Dec 31, 2005	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Actuarial assumptions used to determine benefit obligations:
Discount rate	5.75%	5.50%	5.75%	6.00%
Expected annual rate of compensation increase	5.00%	5.00%	5.00%	5.00%
Actuarial assumptions used to determine period benefit cost:
Discount rate	6.00%	5.75%	5.00%	5.00%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	8.00%

For post-retirement benefits the discount rates above were used to determine benefit obligations.

An 11% increase in the per capita cost of healthcare has been assumed for 2005, 2004 and 2003, declining to an ultimate rate of 5% in 2013. A 1% increase in the assumed healthcare trend rate increases service and interest cost by $75, and the accumulated benefit obligation by $286. A 1% decrease in the rate reduces service and interest costs by $61 and the accumulated benefit obligation by $256.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 17—EMPLOYEE BENEFIT PLANS (Continued)

Pension plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Projected benefit obligation	$137,514	$120,591
Accumulated benefit obligation	136,702	119,549
Fair value of plan assets	97,519	84,077

The Company expects to contribute $8,601 to the pension plans during 2006.

The objective of the Company’s investment policy is to maximize the return of invested assets while maintaining an appropriate level of diversification to minimize risk. The Company’s policy sets forth specific criteria used in the selection and ongoing evaluation of individual fund managers.

The Company’s investment committee generally meets quarterly with a registered investment advisor to review actual performance against relevant benchmarks. The weighted-average asset allocations of invested assets held in the defined benefit plans were as follows:

	Asset Allocation
	Dec 31, 2005				Dec 31, 2004
	United States		Canada		United States		Canada
	Actual	Target	Actual	Target	Actual	Target	Actual	Target
	Predecessor 2				Predecessor 1
Equity securities	73.7%	70.0%	22.0%	50.0%	73.5%	70.0%	73.0%	70.0%
Debt securities and cash	26.3%	30.0%	78.0%	50.0%	26.5%	30.0%	27.0%	30.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Benefit payments over the next ten years, including amounts to be paid from Company assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

		Other
Year Ending		Post-Retirement
December 31	Pension	Benefits
2006	$6,743	$526
2007	6,951	480
2008	7,097	408
2009	7,222	423
2010	7,442	447
2011 – 2015	41,714	1,845
	$77,169	$4,129

As of March 15, 2003, the Company’s management decided to freeze the benefit accruals for all remaining participants in the Novar USA pension plan, with the exception of union employees.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 17—EMPLOYEE BENEFIT PLANS (Continued)

Employees affected by this change were compensated by an additional 1.5% company match in the 401(k) plan. A curtailment loss of $48 was recognized in 2003 as a result of this action. In 2004 the Company recognized a curtailment loss of $85 related to the closure of the facility in Berlin, CT. During the period from April 1, 2005 to December 31, 2005, the Company recognized a curtailment gain of $13 from reducing the number of participants in the Plan.

The Company also participates in defined contribution and multi-employer pension plans. The contributions were $2,736 and $917 and the expense was $2,668 and $940 for the periods from April 1, 2005 to December 31, 2005 and from January 1, 2005 to March 31, 2005, respectively. Contributions to 410(k) retirement plans were $1,881 and $2,144 for 2004 and 2003, respectively.

NOTE 18—INCOME TAXES

The income tax provision (benefit) consists of the following components:

	Year ended		Years ended
	December 31, 2005
	Jan 1-Mar 31	Apr 1-Dec 31	Dec 31, 2004	Dec 31, 2003
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1
Current:
Federal	$(245)	$5,476	$(9,776)	$(9,284)
State	(135)	310	351	150
Foreign	607	2,327	5,340	1,173
	227	8,113	(4,085)	(7,961)
Deferred:
Federal	(434)	(5,510)	(1,066)	4,279
State	57	170	9	802
Foreign	159	(861)	(666)	585
	(218)	(6,201)	(1,723)	5,666
Total	$9	$1,912	$(5,808)	$(2,295)

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 18—INCOME TAXES (Continued)

The amount of the provision (benefit) for taxes differs from the amount that would result from calculating the provision at the Company’s basic U.S. tax rate of 35%. Reconciliation between the federal statutory rate and the Company’s effective tax rate follows:

	Jan 1- March 31	April 1-Dec 31	December 31,	December 31,
	2005	2005	2004	2003
	Predecessor 2	Predecessor 1	Predecessor 1	Predecessor 1
Tax at statutory rate	$3,630	$5,464	$13,105	$7,717
State income taxes, net of federal benefits	(78)	480	234	619
Dividends not subject to tax	(3,177)	—	(5,182)	(4,455)
Equity earnings not subject to tax	(545)	(3,283)	(5,286)	(2,754)
Canadian preferential rates	—	—	(914)	(2,795)
Additional tax benefit related to contriubtion of Dolton property	—	—	—	(794)
Tax reserve reversal	—	—	(6,805)	—
Excess of tax rate applicable to foreign income exceeding the statutory rate	109	205	—	—
Other, net	70	(954)	(960)	167
Tax at effective tax rate	$9	$1,912	$(5,808)	$(2,295)

The components of the net deferred tax liability are summarized as follows:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Net current deferred tax assets	$347	$2,609
Net non-current deferred tax liabilities	(24,197)	(9,710)
Total	$(23,850)	$(7,101)

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 18—INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2005 and 2004 are presented below:

	Dec 31, 2005	Dec 31, 2004
	Predecessor 2	Predecessor 1
Current:
Accrued expenses	$8,090	$4,942
Inventory basis	(5,475)	(1,037)
Hedging	(2,956)	(2,266)
Other	688	970
Net current deferred tax asset	347	2,609
Noncurrent:
Property, plant and equipment	(37,816)	(18,477)
Intangible assets	(29,320)	(4,458)
Pension and post-retirement	22,394	12,144
Equity investment	4,859	—
Goodwill	15,686	—
Other	—	1,081
Net noncurrent deferred tax liability	(24,197)	(9,710)
Net deferred tax liability	$(23,850)	$(7,101)

For the periods January 1, 2005 to March 31, 2005, April 1, 2005 to December 31, 2005, and for the year ended December 31, 2004, the Company recognized a deferred tax benefit of $0, $335 and $472, respectively, relating to other comprehensive income. For financial statement purposes, the provision/benefit was included in other comprehensive income.

During 2004, the statute of limitations for tax years 1997 to 2000 expired. As a result, the Company reversed tax reserves no longer needed totaling $9,975. Of this amount, $3,170 related to pre-acquisition matters and was reversed against goodwill while the remainder was reversed through the income tax provision.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 19—COMMITMENTS AND CONTINGENCIES

The Company has entered into several long-term contracts with metal suppliers to purchase aluminum billet. The price of billet is based primarily on the average Midwest Transaction price plus a fixed billet premium. The Midwest Transaction average changes monthly. The minimum purchase commitments as of December 31, 2005 are as follows:

Years Ended
December 31	Amount
2006	$463,326
2007	113,324
2008	113,324
2009	113,324
Total	$803,298

The Company has also committed to purchasing natural gas at a total price of $13.1 million and $11.3 million during 2006 and 2007, respectively. The Company purchased $9.4 million under this arrangement in 2005.

As of December 31, 2005, the Company has committed approximately $3,241 for the purchase of property and equipment related to incomplete projects.

The Company is subject to a wide variety of environmental laws, which continue to be adopted and amended. Indalex periodically assesses the Company’s environmental contingencies on a location-by-location basis and adjusts the environmental reserve to reflect expected future costs associated with environmental remediation . The Company’s environmental reserves totaled $1,755 as of December 31, 2005. Of this amount, $168 was included in current liabilities at December 31, 2005.

The Company is involved in various legal proceedings, claims, and litigations arising in the ordinary course of business. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the combined financial position of the Company or on the condensed combined results of operations or cash flows.

Environmental obligations

The company established environmental reserves totaling $1,755 and $1,644 as of December 31, 2005 and December 31, 2004 respectively. $168 was included in current liabilities as of December 31, 2005. Liabilities are recorded when environmental remedial efforts or damage claim payments are probable and the range of possible costs can be reasonably estimated. In those cases where an amount within the range is judged most likely to be incurred, that amount is recorded. Where no specific amount within the range of possible costs is considered more probable to be incurred than any other, the lower end of the range is typically used. Such liabilities are based on our best estimate of the undiscounted future

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,

December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 19—COMMITMENTS AND CONTINGENCIES (Continued)

costs required to complete the remedial work. The recorded liabilities and ranges are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available.

The company is subject to a wide variety of environmental laws including those governing air emissions, the generation, storage, handling, use and transportation of hazardous materials and employee health and safety. Costs of achieving compliance with environmental regulations are not included in the reserves, but instead are treated as operating items and expensed or amortized, as appropriate, based on the nature of the expenditure.

As an owner of real property and a generator of waste, we are subject to laws imposing responsibility for the cleanup of contaminated property, including our currently and formerly owned or operated properties. As part of our environmental management program, we are involved in investigatory and monitoring actions at some of these properties, but we have not identified any conditions that warrant active remediation efforts.

We are responsible for the cleanup of a formerly owned property that a release of hazardous substances occurred. There is the possibility of a claim for natural resources damages at the site and it is likely that the Company will have an obligation to pay compensation for that damage if the claim is asserted. The amount of natural resource damages to be paid would be determined by a formula. Based on the application of that formula, we estimate the total liability ranges from $500 to $1,850. We believe that the ultimate liability will be in the lower limits of the range. Also, an additional $100 has been reserved to cover the costs of further groundwater monitoring at this site. The Company has recorded a reserve of $600 for this location.

We have been identified as a potentially responsible party (“PRP”) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or “CERCLA” with respect to approximately 19 offsite locations to which our corporate predecessors sent waste materials. Although the designation of an entity as a PRP is rarely withdrawn, our inquiries and evaluations have led us to conclude that we have little or no liability at most of these sites. For those sites where the Company is judged likely to share responsibility for cleanup and other costs, we have reserved a total of $475 of which $450 is attributable to one location. The full range of aggregate potential liability at these sites is estimated to be from $130 to $865.

We have installed groundwater-monitoring wells in one of our California facilities and we perform semi-annual monitoring of those wells. Results to date indicate that a few constituents of materials used in our processes are present in groundwater slightly above the selected screening criteria. However, this condition is very localized (within the boundaries of our property), and the source of those constituents has been eliminated. In conjunction with the Regional Water Quality Control Board we have agreed to continue to monitor the groundwater. Based on the results to date, no remediation is indicated. Management has established a reserve of $50 within a range of costs of $30 to $350 for this site.

We are not currently a party to any judicial or administrative proceedings.

The Company believes its reserves for environmental matters are adequate, based on the information currently available.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 20—LEASING ARRANGEMENTS

The Company leases property, plant, and equipment under operating leases which expire at various dates through 2011. At December 31, 2005, future minimum lease payments under noncancelable operating leases with terms of one year or more are as follows:

Years Ended
December 31	Amount
2006	$3,482
2007	1,105
2008	723
2009	528
2010	379
Thereafter	258
Total commitments	$6,475

Total lease expense for all operating leases was approximately $5,659 for the period April 1, 2005 to December 31, 2005 and $1,834 for the period January 1, 2005 to March 31, 2005. Total lease expense for all operating leases, net of sublease income, was approximately $7,771 and $7,337 for 2004 and 2003, respectively.

The Company also subleased specific facilities under operating leases. Lease expense on these subleases totaled $125 for 2003.

In December 2005, the Company renegotiated its lease of an extrusion press in Canada. The lease qualifies as a capital lease. Future minimum lease payments, including the final buyout payment, is as follows:

Years Ended
December 31	Amount
2006	$962
2007	962
2008	962
2009	962
2010	714
4,562
Amount representing interest	(693)
Present value of net minimum lease payments	3,869
Current portion	(726)
Long-term portion capital lease obligation	$3,143

At December 31, 2005, the cost of the capital lease was $3,724 and accumulated depreciation was $69.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 20—LEASING ARRANGEMENTS (Continued)

In December 2001, the Company entered into a sale-leaseback transaction involving a press at its Elkhart location. The Elkhart press was sold for $7,915, with a recognized loss of $1,030 recorded in other expenses. The lease term is for 60 months commencing January 2, 2002, during which rent payments of $121 are required for each of the first 30 months and $147 each month thereafter.

The Company has the option, provided notice is given within 30 days of the execution of such option, to early-terminate the either lease 36 months after the commencement of the lease and must then repurchase, or solicit bids to purchase, the press at the greater of fair market value or the termination value of the press, as stipulated by the agreement. The Company also has the option to repurchase the press at the end of the lease term on an “as is” basis for cash equivalent to fair market value of the press at that date plus all appropriate sales taxes, provided notice is given at least 180 days before the termination of the lease and the lease is not in default. In absence of the execution of either of these options, the Company must make any repairs to restore the press to its original condition; prepare it for shipment in compliance with the agreement and applicable waste disposal laws; and incur all costs, including insurance, to ship the press to a location within the United States as the lessor shall direct. The Company has financial covenants related to this sale-leaseback transaction consisting of tangible net worth, fixed coverage ratio, funded debt to earnings before income taxes, depreciation, and amortization, and total liabilities to tangible net worth. During 2002, the Company was not in compliance with certain terms of the lease. In September 2003, such noncompliance was formally waived by the lessor, and the lease was amended. At December 31, 2003, the Company was not in compliance with the revised terms of the lease. In August 2004, such noncompliance was formally waived by the lessor as of December 31, 2003. In May 2004, the Company was released from all of the financial covenants related to this sale-leaseback transaction by the lessor by virtue of a corporate guaranty provided by Novar plc. In March 2006 a new lease was entered into with a guaranty provided by Indalex Holding Corp.

NOTE 21—STOCK-BASED COMPENSATION

Certain employees of the Company were granted options to purchase shares of Novar plc under the Novar plc Executive Share Option Scheme and the Novar plc 1996 Executive Share Option Scheme (the ”Plans”). Under the Plans, options were granted with exercise prices equal to the quoted market price of Novar plc’s stock on the date of the grant. All options existing at March 31, 2005 were liquidated with the sale of Novar to Honeywell. Under the Predecessor 2 company, no stock-based compensation plans exist at December 31, 2005.

With respect to results for years prior to 2005, options granted prior to 1996 were generally exercisable after three years and expire ten years from the date of the grant. However, options granted in 1996 and since become exercisable after three years only upon attainment of certain performance goals, generally based on earnings of Novar plc, and also expired ten years from the date of the grant. In the event that these performance goals were not attained in the third year, then the goals were carried forward in the following years until they were met or the grant expired. APB Opinion No. 25 requires recognition

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 21—STOCK-BASED COMPENSATION (Continued)

of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. As such, the Company recognized compensation expense of $2,229 and $484 in 2004 and 2003, respectively, related to the Plans, which were recorded as part of selling, general and administrative expenses.

A summary of stock option activity for the Plans is set forth below (shares in thousands):

	December 31, 2004		March 31, 2005
	Number of options	Weighted Average Exercise Price	Number of options	Weighted Average Exercise Price
Outstanding at beginning of year	3,690	$2.52	3,592	$2.68
Granted	1,086	2.53	—	—
Exercised	(395)	2.88	(3,592)	2.68
Forfeited and expired	(789)	2.08	—	—
Outstanding at end of year	3,592	$2.68	—	n/a
Options exercisable at year-end	1,271		—

NOTE 22—GEOGRAPHIC DATA

	Net Sales				Long-Lived Assets
	Year ended		Years ended		Years ended
	December 31, 2005
	Apr 1-Dec 31	Jan 1-Mar 31	Dec 31, 2004	Dec 31, 2003	Dec 31 2005	Dec 31, 2004
	Predecessor 1	Predecessor 2	Predecessor 1	Predecessor 1	Predecessor 2	Predecessor 1
United States	$648,753	$199,689	$768,832	$615,936	$199,116	$329,816
Canada	130,544	39,275	160,803	130,589	208,647	317,194
Other International	2,224	885	3,061	1,943	—	—
	$781,521	$239,849	$932,696	$748,468	$407,763	$647,010

NOTE 23—DISCONTINUED OPERATIONS

During February 2004, the Company sold substantially all of the assets and related operational obligations of Brampton to Breyer Industries Limited for cash proceeds of $509, a promissory note of $501, and a receivable of $147. The $147 receivable was paid in full during April 2004. The $501 promissory note was secured by a first mortgage. The promissory note accrued interest at a rate of 7%, and the terms called for equal monthly payments of $6 through February 2009. The promissory note was paid in full during June 2004. In conjunction with this sale, the Company recorded a loss of $634, net of a $147 tax benefit. The Company incurred additional pre-tax expenses of $77 for the period from January 1, 2005 to March 31, 2005 related to this discontinued operation.

During July 2004, the Company transferred its ownership interest in ITI to an affiliated company within the Novar plc group. This transaction was treated as a transaction between entities under common

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 23—DISCONTINUED OPERATIONS (Continued)

control. Accordingly, the transfer of the net assets of ITI is reflected as a dividend distribution in the combined financial statements in the amount of $34,439.

The revenues for these entities were $17,605 and $48,645 for the years ending 2004 and 2003, respectively.

During the course of a re-audit of the 2004 financial statements, management determined that generally accepted accounting principles were misapplied relating to the sale of Brampton which required the Company to restate its value of goodwill and the amount of the loss recorded in conjunction with this sale. The result of this error was to decrease the amount of the loss recorded by the Company by $1,570, after tax.

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Indalex Holding Corp. issued $270,000 of the notes on February 2, 2006. The notes are jointly and severally guaranteed on a full and unconditional basis by Indalex Holdings Finance, Inc., the parent company of Indalex Holding Corp., and each of the domestic subsidiaries of Indalex Holding Corp. (the “Guarantor Companies”). Indalex Holding Corp. and the Guarantor Companies are 100% owned, directly or indirectly, by Indalex Holdings Finance, Inc. Indalex Holding Corp.’s foreign subsidiaries (the “Non-Guarantor Companies”) do not provide guarantees.

The following consolidating financial information presents the financial information of Indalex Holdings Finance, Inc., the Guarantor Companies and the Non-Guarantor Companies in accordance with Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the Guarantor Companies or Non-Guarantor Companies operated as independent entities. The Guarantor Companies and Non-Guarantor Companies include the consolidated financial results of their wholly owned subsidiaries accounted for under the equity method. All applicable corporate expenses have been allocated among the Guarantor Companies and Non-Guarantor Companies.

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Balance Sheet—Guarantor and Non-Guarantor
Year Ended December 31, 2005 (Predecessor 2)

	Parent Company	Guarantor Company	Non-Guarantor Company	Eliminations	Combined
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$9,366	$—	$9,366
Accounts receivable, net	—	72,336	41,462	—	113,798
Receivable from affiliates	—	4,082	6,981	(7,954)	3,109
Receivable from supplier	—	7,873	—	—	7,873
Refundable income taxes	—	—	—	243	243
Inventories	—	41,874	16,476	—	58,350
Prepaid expenses and other current assets	—	14,344	3,199	—	17,543
Deferred income tax	—	(245)	592	—	347
Total current assets	—	140,264	78,076	(7,711)	210,629
Notes receivable from affiliates	—	—	4,279	—	4,279
Investment in AAG	—	—	94,380	—	94,380
Property, plant, and equipment, net	—	140,977	78,380	—	219,357
Goodwill	—	9,507	5,119	—	14,626
Other intangibles, net	—	48,567	26,151	—	74,718
Other assets	—	65	338	—	403
Total assets	$—	$339,380	$286,723	$(7,711)	$618,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$35,481	$30,282	$—	$65,763
Payable to affiliates	—	7,353	1,030	(7,954)	429
Income taxes payable	—	(3,071)	2,828	243	—
Accrued expenses and other current liabilities	—	38,953	6,419	—	45,372
Capital lease obligation	—	—	726	—	726
Checks in excess of bank balance	—	1,716	—	—	1,716
Total current liabilities	—	80,432	41,285	(7,711)	114,006
Other liabilities	—	45,848	8,092	—	53,940
Capital lease obligation	—	—	3,143	—	3,143
Deferred income taxes	—	8,538	15,659	—	24,197
Total liabilities	—	134,818	68,179	(7,711)	195,286
Stockholders’ equity:
Common stock	—	100	291	—	391
Additional paid-in capital	—	202,329	209,186	—	411,515
Accumulated retained earnings	—	2,183	7,529	—	9,712
Accumulated other comprehensive income (loss)	—	(50)	1,538	—	1,488
Total stockholders’ equity	—	204,562	218,544	—	423,106
Total liabilities and stockholders’ equity	$—	$339,380	$286,723	$(7,711)	$618,392

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor
Period January 1, 2005 to March 31, 2005 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Net sales	$—	$169,924	$87,872	$(17,947)	$239,849
Costs and expenses:
Cost of sales	—	157,843	81,646	(17,947)	221,542
Selling, general, and administrative	—	11,287	3,995	—	15,282
Restructuring changes	—	694	—	—	694
Impairment of long-lived assets	—	381	—	—	381
(Gain) loss on disposal of assets	—	(311)	37	—	(274)
Mark-to-market on derivatives	—	285	—	—	285
Other expense		800	193	—	993
Total costs and expenses	—	170,979	85,871	(17,947)	238,903
Income (loss) from operations	—	(1,055)	2,001	—	946
Other income (expense):
Interest to affiliates, net	—	(1,038)	(170)	—	(1,208)
External interest (expense) income, net	—	(45)	45	—	—
Income from equity method investment in AAG	—	—	1,557	—	1,557
Dividend income from affiliates	—	—	9,077	—	9,077
Income (loss) before income taxes	—	(2,138)	12,510	—	10,372
Income tax provision (benefit)		(757)	766	—	9
Income (loss) from continuing operations	—	(1,381)	11,744	—	10,363
Discontinued operations, net of tax benefit of $27	—	—	(50)	—	(50)
Net income (loss)	$—	$(1,381)	$11,694	$—	$10,313

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor
Period January 1, 2005 to March 31, 2005 (Predecessor 1)

	Parent Company	Guarantor Company	Non-Guarantor Company	Elimination	Combined
Cash flows from operating activities
Net income (loss)	$—	$(1,381)	$11,694	—	$10,313
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation	—	6,241	1,712	—	7,953
(Gain) loss on disposal of assets	—	(311)	37	—	(274)
Impairment of long-lived assets	—	—	381	—	381
Dividend satisfying affiliated obligation	—	—	(9,077)	—	(9,077)
Other	—	245	—	—	245
Income from equity investment in AAG	—	—	(1,557)	—	(1,557)
Dividends from investment in AAG	—	—	4,602	—	4,602
Stock-based compensation	—	998	246	—	1,244
Deferred income taxes	—	(377)	159	—	(218)
Changes in operating assets and liabilities
Accounts receivable	—	(16,379)	(8,918)	—	(25,297)
Receivable from affiliates	—	(737)	1,550	(996)	(183)
Inventories	—	(17,223)	2,519	—	(14,704)
Prepaids and other assets	—	1,257	881	—	2,138
Income taxes payable/refundable	—	(556)	(9,598)	—	(10,154)
Accounts payable	—	1,526	896	—	2,422
Accrued expenses and other liabilities	—	2,849	(1,416)	—	1,433
Payable to affiliates	—	(1,946)	485	996	(465)
Net cash from operating activities	—	(25,794)	(5,404)	—	(31,198)
Cash flows from investing activities
Capital expenditures	—	(6,084)	(2,686)	—	(8,770)
Proceeds from sales of property, plant and equipment	—	742	(4)	—	738
Net cash from investing activities	—	(5,342)	(2,690)	—	(8,032)
Cash flows from financing activities
Net collections from affiliates on notes	—	30,332	264	—	30,596
Debt issuance and other transaction costs	—	—	—	—	—
Net cash from financing activities	—	30,332	264	—	30,596
Effect of changes in foreign exchange rates on cash	—	—	2,887	—	2,887
Net change in cash and cash equivalents	—	(804)	(4,943)	—	(5,747)
Cash and cash equivalents
Beginning of period	—	6,012	17,510	—	23,522
End of period	$—	$5,208	$12,567	$—	$17,775

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor
Period April 1, 2005 to December 31, 2005 (Predecessor 2)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Net sales	$—	$549,602	$288,167	$(56,248)	$781,521
Costs and expenses:
Cost of sales	—	514,800	269,247	(56,248)	727,799
Selling, general, and administrative	—	24,791	11,142	—	35,933
Management fees to affiliates	—	1,131	—	—	1,131
Amortization of intangible assets	—	5,383	2,899	—	8,282
Restructuring changes	—	(222)	—	—	(222)
Impairment of long-lived assets	—	636	—	—	636
(Gain) loss on disposal of assets	—	(126)	(20)	—	(146)
Mark-to-market on derivatives	—	(1,200)	—	—	(1,200)
Other (income) expense	—	(2,219)	1,394	—	(825)
Total costs and expenses	—	542,974	284,662	(56,248)	771,388
Income from operations	—	6,628	3,505	—	10,133
Other income (expense):
Interest to affiliates, net	—	(3,712)	—	—	(3,712)
External interest expense	—	(333)	—	—	(333)
Interest income	—	46	98	—	144
Income from equity method investment in AAG	—	—	9,380	—	9,380
Income before income taxes	—	2,629	12,983	—	15,612
Income tax provision	—	446	1,466	—	1,912
Net income	$—	$2,183	$11,517	$—	$13,700

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor
Period April 1, 2005 to December 31, 2005 (Predecessor 2)

	Parent Company	Guarantor Company	Non-Guarantor Company	Eliminations	Combined
Cash flows from operating activities
Net income	$—	$2,183	$11,517	$—	$13,700
Adjustments to reconcile net income to net cash from operating activities
Depreciation	—	17,752	7,191	—	24,943
Amortization of intangibles	—	5,383	2,899	—	8,282
(Gain) loss on disposal of assets	—	(126)	(20)	—	(146)
Impairment of long-lived assets	—	636	—	—	636
Income from equity method investment in AAG	—	—	(9,380)	—	(9,380)
Deferred income taxes	—	(5,340)	(861)	—	(6,201)
Changes in operating assets and liabilities
Accounts receivable	—	16,190	4,886	—	21,076
Receivable from affiliates	—	(2,679)	(3,350)	3,691	(2,338)
Inventories	—	31,677	(2,280)	—	29,397
Prepaids and other assets	—	(7,682)	1,596	—	(6,086)
Checks issued in excess of bank balance	—	1,716	—	—	1,716
Income taxes payable/refundable	—	3,855	21	—	3,876
Accounts payable	—	(13,001)	4,733	—	(8,268)
Accrued expenses and other liabilities	—	(14,349)	1,435	—	(12,914)
Payable to affiliates	—	3,609	(179)	(3,691)	(261)
Net cash from operating activities	—	39,824	18,208	—	58,032
Cash flows from investing activities
Capital expenditures	—	(13,951)	(6,277)	—	(20,228)
Proceeds from sales of property, plant and equipment	—	2,020	19	—	2,039
Net cash from investing activities	—	(11,931)	(6,258)	—	(18,189)
Cash flows from financing activities
Dividends and distributions	—	(11,791)	(13,968)	—	(25,759)
Payments on capital lease obligation	—	—	(58)	—	(58)
Debt payments	—	(6,000)	—	—	(6,000)
Net (payments to) collections from affiliates onnotes	—	(15,308)	645	—	(14,663)
Net cash from financing activities	—	(33,099)	(13,381)	—	(46,480)
Effect of changes in foreign exchange rates on cash	—	—	(1,772)	—	(1,772)
Net change in cash and cash equivalents	—	(5,206)	(3,203)	—	(8,409)
Cash and cash equivalents
Beginning of period	—	$5,206	$12,569	—	$17,775
End of period	$—	$—	$9,366	$—	$9,366

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Balance Sheet—Guarantor and Non-Guarantor
Year Ended December 31, 2004 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
ASSETS
Current Assets:
Cash and cash equivalents	$—	$6,012	$17,510	$—	$23,522
Accounts receivable, net	—	67,596	38,493	—	106,089
Receivable from affiliates	—	666	5,073	(5,262)	477
Receivable from suppliers	—	9,155	—	—	9,155
Inventories	—	43,161	15,637	—	58,798
Prepaid expenses and other current assets	—	10,397	2,568	—	12,965
Deferred income tax	—	2,349	260	—	2,609
Notes receivable from affiliates	—	34,604	49	—	34,653
Total current assets	—	173,940	79,590	(5,262)	248,268
Investment in AAG	—	—	100,890	—	100,890
Investment in affiliates	—	—	163,646		163,646
Property, plant, and equipment, net	—	139,272	35,431	—	174,703
Goodwill	—	189,464	14,813	—	204,277
Other assets	—	1,080	2,414	—	3,494
Total assets	$—	$503,756	$396,784	$(5,262)	$895,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$46,956	$23,309	$—	$70,265
Payable to affiliates	—	5,690	647	(5,262)	1,075
Income taxes payable	—	4,422	9,857	—	14,279
Accrued expenses and other current liabilities	—	41,758	3,909	—	45,667
Short-term debt	—	6,000	—	—	6,000
Total current liabilities	—	104,826	37,722	(5,262)	137,286
Notes payable to affiliates	—	116,858	24,867	—	141,725
Other liabilities	—	40,363	4,342	—	44,705
Deferred income taxes	—	7,881	1,829	—	9,710
Total liabilities	—	269,928	68,760	(5,262)	333,426
Stockholders’ equity:
Common stock	—	100	291	—	391
Additional paid-in capital	—	521,160	13,286	—	534,446
Accumulated retained earnings (deficit)	—	(263,772)	275,822	—	12,050
Unearned deferred compensation	—	(998)	(246)	—	(1,244)
Accumulated other comprehensive income (loss)	—	(22,662)	38,871	—	16,209
Total stockholders’ equity	—	233,828	328,024	—	561,852
Total liabilities and stockholders’ equity	$—	$503,756	$396,784	$(5,262)	$895,278

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor
Year Ended December 31, 2004 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Net sales	$—	$653,365	$312,850	$(33,519)	$932,696
Costs and expenses:
Cost of sales	—	607,582	280,323	(33,519)	854,386
Selling, general, and administrative	—	38,331	14,288	—	52,619
Management fees to affiliates	—	2,175	596	—	2,771
Restructuring charge	—	4,830	1,256	—	6,086
Impairment of long-lived assets	—	2,728	—	—	2,728
(Gain) loss on disposal of assets	—	(673)	(2)	—	(675)
Mark-to-market on derivatives	—	(3,638)	—	—	(3,638)
Other (income) expense	—	1,957	341	—	2,298
Total costs and expenses	—	653,292	296,802	(33,519)	916,575
Income (loss) from operations	—	73	16,048	—	16,121
Other income (expense):
Interest to affiliates, net	—	(7,251)	(1,386)	—	(8,637)
External interest expense	—	(132)	—	—	(132)
Interest income	—	—	182	—	182
Income from equity method investment in AAG	—	—	14,807	—	14,807
Dividend income from affiliates	—	—	15,102	—	15,102
Income (loss) before income taxes	—	(7,310)	44,753	—	37,443
Income tax provision (benefit)	—	(10,482)	4,674	—	(5,808)
Income from continuing operations	—	3,172	40,079	—	43,251
Discontinued operations, including loss on disposal of $634 (net of tax benefit of $147) and net of tax of $486	—	—	1,126	—	1,126
Net income	$—	$3,172	$41,205	$—	$44,377

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2005,
December 31, 2004 and December 31, 2003
(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor
Year Ended December 31, 2004 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Cash flows from operating activities
Net income	$—	$3,172	$41,205	$—	$44,377
Adjustments to reconcile net income to net cash from operating activities
Depreciation	—	25,168	7,521	—	32,689
(Gain) loss on disposal of assets	—	(673)	(2)	—	(675)
Impairment of long-lived assets	—	2,728	—	—	2,728
Other	—	—	30	—	30
Income from equity method investment in AAG	—	—	(14,807)	—	(14,807)
Stock-based compensation	—	1,401	828	—	2,229
Deferred income taxes	—	(1,057)	(666)	—	(1,723)
Changes in operating assets and liabilities
Accounts receivable	—	(22,787)	(7,837)	—	(30,624)
Receivable from affiliates	—	1,643	857	(2,357)	143
Inventories	—	(2,667)	(5,341)	—	(8,008)
Prepaids and other assets	—	316	1,939	—	2,255
Income taxes payable/refundable	—	2,078	(3,255)	—	(1,177)
Accounts payable	—	9,415	7,078	—	16,493
Accrued expenses and other liabilities	—	3,140	802	—	3,942
Payable to affiliates	—	(25)	(1,715)	2,357	617
Net cash from discontinued operations	—	—	(1,126)	—	(1,126)
Net cash from operating activities	—	21,852	25,511	—	47,363
Cash flows from investing activities
Capital expenditures	—	(20,965)	(12,310)	—	(33,275)
Proceeds from sales of property, plant and equipment	—	160	5	—	165
Redemption of investment in affiliates	—	—	32,872	—	32,872
Proceeds from sales of discontinued operations	—	—	1,111	—	1,111
Net cash from investing activities	—	(20,805)	21,678	—	873
Cash flows from financing activities
Capital contributions	—	151,500	—	—	151,500
Capital redemptions	—	—	(40,612)	—	(40,612)
Dividends paid	—	(8,000)	—	—	(8,000)
Net (payments to) collections from affiliates on notes	—	(150,709)	10,793	—	(139,916)
Net cash from financing activities	—	(7,209)	(29,819)	—	(37,028)
Effect of changes in foreign exchange rates on cash	—	—	(6,236)	—	(6,236)
Net change in cash and cash equivalents	—	(6,162)	11,134	—	4,972
Cash and cash equivalents
Beginning of year	—	$12,174	$6,376	$—	$18,550
End of year	$—	$6,012	$17,510	$—	$23,522

INDALEX
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
Years ended December 31, 2005,
December 31, 2004 and December 31, 2003
(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor
Year Ended December 31, 2003 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Net sales	$—	$524,321	$246,891	$(22,744)	$748,468
Costs and expenses:
Cost of sales	—	488,803	217,984	(22,744)	684,043
Selling, general, and administrative	—	35,841	11,609	—	47,450
Management fees to affiliates	—	2,191	711	—	2,902
Restructuring charges	—	2,283	614	—	2,897
(Gain) loss on disposal of assets	—	3,832	(15)	—	3,817
Other (income) expense	—	(860)	2,275	—	1,415
Mark-to-market on derivatives	—	(4,167)	—	—	(4,167)
Total costs and expenses	—	527,923	233,178	(22,744)	738,357
Income (loss) from operations	—	(3,602)	13,713	—	10,111
Other income (expense):
Interest to affiliates, net	—	(7,705)	(1,012)	—	(8,717)
External interest expense	—	(91)	—	—	(91)
Interest income	—	—	149	—	149
Income from equity method investment in AAG	—	—	7,869	—	7,869
Dividend income from affiliates	—	—	12,728	—	12,728
Income (loss) before income taxes	—	(11,398)	33,447	—	22,049
Income tax provision (benefit)	—	(4,053)	1,758	—	(2,295)
Income (loss) from continuing operations	—	(7,345)	31,689	—	24,344
Discontinued operations, net of tax provision of $1,362	—	—	2,540	—	2,540
Net income (loss)	$—	$(7,345)	$34,229	$—	$26,884

INDALEX

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 24—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor
Year Ended December 31, 2003 (Predecessor 1)

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Cash flows from operating activities
Net income (loss)	$—	$(7,345)	$34,229	$—	$26,884
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation	—	26,614	7,656	—	34,270
(Income) from discontinued operations	—	—	(2,540)	—	(2,540)
(Gain) loss on disposal of assets	—	3,832	(15)	—	3,817
Income from equity method investment in AAG	—	—	(7,869)	—	(7,869)
Dividends from equity method investment in AAG	—	—	3,152	—	3,152
Stock-based compensation	—	424	164	—	588
Deferred income taxes	—	5,081	585	—	5,666
Changes in operating assets and liabilities
Accounts receivable	—	4,091	3,989	—	8,080
Receivable from affiliates	—	(1,401)	786	1,769	1,154
Inventories	—	(10,413)	(3,468)	—	(13,881)
Prepaids and other assets	—	(11,404)	(1,457)	—	(12,861)
Income taxes payable/refundable	—	4,858	(3,760)	—	1,098
Accounts payable	—	16,786	(1,860)	—	14,926
Accrued expenses and other liabilities	—	(11,533)	(11,170)	—	(22,703)
Payable to affiliates	—	(2,483)	922	(1,769)	(3,330)
Operating cash flows from continuing operations	—	17,107	19,344	—	36,451
Net cash used in discontinued operations	—	—	(1,124)	—	(1,124)
Net cash flows from operating activities	—	17,107	18,220	—	35,327
Cash flows from investing activities
Capital expenditures	—	(15,890)	(5,590)	—	(21,480)
Proceeds from sales of property, plant and equipment	—	776	20	—	796
Net cash from investing activities	—	(15,114)	(5,570)	—	(20,684)
Cash flows from financing activities
Net (payments to) collections from affiliates on notes	—	10,181	(7,360)	—	2,821
Net cash from financing activities	—	10,181	(7,360)	—	2,821
Effect of changes in foreign exchange rates on cash	—	—	1,086	—	1,086
Net change in cash and cash equivalents	—	12,174	6,376	—	18,550
Cash and cash equivalents
Beginning of year	—	—	—	—	—
End of year	$—	$12,174	$6,376	$—	$18,550

INDALEX

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31, 2005,
December 31, 2004 and December 31, 2003

(Dollars in thousands)

NOTE 25—SUBSEQUENT EVENTS

On February 2, 2006, Indalex Holding Corp, Novar USA Holdings, Inc., and Novar Overseas Holdings, B.V., entered an agreement to purchase 100% of the shares of Indalex Inc., and Indalex Limited from Honeywell International, Inc., for consideration of approximately $425 million in cash and assumption of some liabilities. The purchasing entities are subsidiaries of Sun Capital Partners. The transaction was financed with $270 million of Second-Priority Senior Secured Notes at an interest rate of 11.5% due 2014. A $200 million revolving credit facility was also established with $69 million sourced at closing.

INDALEX HOLDINGS FINANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of October 1, 2006

(Dollars in thousands)

(Unaudited)

October 1, 2006
(Successor)
ASSETS
Current Assets:
Cash and cash equivalents	$5,090
Accounts receivable, less allowance of $5,949 in 2006 and $4,240 in 2005	150,780
Receivable from suppliers	9,413
Inventories	95,854
Prepaid expenses and other current assets	9,817
Deferred income tax	330
Assets held for sale	5,551
Total current assets	276,835
Investment in AAG	90,345
Property, plant, and equipment, net	207,014
Goodwill	3,537
Other intangibles, net	81,188
Deferred financing costs	15,199
Other assets	427
Total assets	$674,545
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$97,242
Payable to affiliates	227
Income taxes payable	1,960
Deferred income taxes	1,194
Accrued expenses and other current liabilities	44,203
Accrued interest	6,576
Capital lease obligation	1,253
Revolver borrowings	88,606
Total current liabilities	241,261
Other liabilities	34,892
Capital lease obligation	5,099
Long-term debt	266,849
Deferred income taxes	29,716
Total liabilities	577,817
Stockholders’ equity:
Common stock ($.001 par value per share). Authorized shares 2,900,000. Issued and oustanding 1,000,114	1
Additional paid-in capital	110,454
Accumulated retained deficit	(13,115)
Accumulated other comprehensive loss	(612)
Total stockholders’ equity	96,728
Total liabilities and stockholders’ equity	$674,545

See accompanying notes to condensed consolidated and combined financial statements.

INDALEX HOLDINGS FINANCE, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,

January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-	February 2-	January 1-	April 1-
	February 1	October 1	March 31	October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Net sales	$100,019	$890,008	$239,849	$535,168
Costs and expenses:
Cost of sales	95,127	819,839	221,542	499,620
Selling, general, and administrative	5,548	40,479	15,282	24,235
Management fees to affiliates	—	1,345	—	764
Amortization of intangible assets	920	7,812	—	5,521
Impairment of long-lived assets	—	3,009	381	370
Other (income) expense	195	1,402	1,413	(1,555)
Mark-to-market on derivatives	(3,619)	6,420	285	3,567
Total costs and expenses	98,171	880,306	238,903	532,522
Income from operations	1,848	9,702	946	2,646
Other income (expense):
Interest to affiliates	—	—	(1,208)	(2,662)
External interest expense	(24)	(25,926)	—	(50)
Deferred financing costs	—	(1,616)	—	—
Interest income	—	—	—	175
Income from equity method investment in AAG	643	5,236	1,557	4,345
Affiliated acquisition fees	—	(5,475)	—	—
Dividend income from affiliates	—	—	9,077	—
Income (loss) before income taxes	2,467	(18,079)	10,372	4,454
Income tax provision (benefit)	703	(4,964)	9	127
Net income (loss) from continuing operations	1,764	(13,115)	10,363	4,327
Discontinued operations	—	—	(50)	(339)
Net income (loss)	$1,764	$(13,115)	$10,313	$3,988

See accompanying notes to condensed consolidated and combined financial statements

INDALEX HOLDINGS FINANCE, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOW
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-	February 2-	January 1-	April 1-
	February 1	October 1	March 31	October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Cash flows from operating activities
Net income (loss)	$1,764	$(13,115)	$10,313	$3,988
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	2,821	23,672	7,953	17,764
Amortization of intangibles	920	7,812	—	5,521
Amortization of deferred financing costs	—	1,616	—	—
Amortization of bond discount	—	286	—	—
(Gain) loss on disposal of assets	—	221	(274)	(87)
Impairment of long-lived assets	—	3,009	381	370
Dividend satisfying affiliated obligation	—	—	(9,077)	—
Affiliated acquisition fees	—	5,475	—	—
Other	743	20	245	—
Income from equity method investment in AAG	(643)	(5,236)	(1,557)	(4,345)
Dividends from equity method investment in AAG	—	4,891	4,602	—
Stock-based compensation	—	727	1,244	—
Deferred income taxes	988	(6,922)	(218)	(6,319)
Changes in operating assets and liabilities, net of the effect of the acquisition:
Accounts receivable	(12,255)	(26,092)	(25,297)	(1,051)
Receivable from affiliates	1,854	—	(183)	(2,863)
Inventories	(2,652)	(24,976)	(14,704)	23,127
Prepaids and other assets	(3,684)	9,673	2,138	(5,770)
Income taxes payable/refundable	(292)	1,986	(10,154)	715
Checks issued in excess of bank balance	(242)	(1,260)	—	2,748
Accounts payable	(6,586)	36,819	2,422	(6,562)
Accrued expenses and other liabilities	19,798	(20,765)	1,433	(7,077)
Payable to affiliates	812	227	(465)	3,247
Net cash from operating activities	3,346	(1,932)	(31,198)	23,406
Cash flows from investing activities
Capital expenditures	(3,006)	(16,492)	(8,770)	(13,636)
Proceeds from sales of property, plant and equipment	—	2,252	738	1,990
Cash paid for acquisition	—	(418,256)		—
Payment of acquisition transaction costs	—	(7,210)	—	—
Net cash from investing activities	(3,006)	(439,706)	(8,032)	(11,646)

INDALEX HOLDINGS FINANCE, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOW (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-	February 2-	January 1-	April 1-
	February 1	October 1	March 31	October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Cash flows from financing activities
Dividends and distributions	(6,809)	(1,522)	—	—
Payments on capital lease obligation	(58)	(740)	—	—
Borrowings	—	18,937	—	—
Net (payments to) collections from affiliates on notes	(1,620)	—	30,596	(11,503)
Revolver borrowings, acquisition	—	68,839	—	—
Borrowings on long-term debt, acquisition	—	266,563	—	—
Capital contributions	—	111,250	—	—
Debt issuance costs	—	(16,814)	—	—
Net cash from financing activities	(8,487)	446,513	30,596	(11,503)
Effect of changes in foreign exchange rates on cash	(27)	215	2,887	(3,326)
Net change in cash and cash equivalents	(8,174)	5,090	(5,747)	(3,069)
Cash and cash equivalents
Beginning of period	9,366	—	23,522	17,775
End of period	$1,192	$5,090	$17,775	$14,706
Supplemental cash flow information:
Cash paid for interest	$18	$19,038	$1,191	$2,528
Cash paid for income taxes	—	—	10,401	5,819
Supplemental disclosure of non cash investing activities:
Liquidation of investment in preferred shares	$—	$—	$161,214	$—
Supplemental disclosure of non cash investing activities:
Property and equipment acquired under a capital lease	$—	$3,198	$—	$—
Settlement of affiliate loan	—	—	30,423	—
Settlement dividend	—	—	139,868	—
Supplemental disclosure of acquisition of a business:
Fair value of assets acquired	$—	$627,568	$—	$—
Fair value of liabilities assumed	—	209,312	—	—
Cash paid for acquisition	$—	$418,256	$—	$—

See accompanying notes to condensed consolidated and combined financial statements

INDALEX HOLDINGS FINANCE, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
STOCKHOLDERS’ EQUITY
For the Periods January 1, 2005 through March 31, 2005, and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

					Accumulated
			Accumulated		Other
		Additional	Retained		Comprehensive		Other
	Common	Paid-in	Earnings	Unearned	Income		Comprehensive
	Stock	Capital	(Deficit)	Compensation	(Loss)	Total	Income (Loss)
Predecessor 1 balance, January 1, 2005	$391	$534,446	$12,050	$(1,244)	$16,209	$561,852
Dividends and distributions	—	(117,505)	(22,363)	—	—	(139,868)
Net income	—	—	10,313	—	—	10,313	$10,313
Stock-based compensation	—	—	—	1,244	—	1,244	—
Translation adjustment	—	—	—	—	(2,040)	(2,040)	(2,040)
Total comprehensive income							$8,273
Predecessor 1 balance, March 31, 2005	$391	$416,941	$—	$—	$14,169	$431,501
Predecessor 2 balance, April 1, 2005	$391	$433,286	$—	$—	$—	$433,677
Net income	—	—	3,988	—	—	3,988	$3,988
Translation adjustment	—	—	—	—	1,144	1,144	1,144
Total comprehensive income							$5,132
Predecessor 2 balance, October 2, 2005	$391	$433,286	$3,988	$—	$1,144	$438,809

See accompanying notes to condensed consolidated and combined financial statements

INDALEX HOLDINGS FINANCE, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
STOCKHOLDERS’ EQUITY
For the Periods January 1, 2006 through February 1, 2006, and February 2, 2006 through October 1, 2006
(Dollars in thousands)
(Unaudited)

				Accumulated
			Accumulated	Other
		Additional	Retained	Comprehensive		Other
	Common	Paid-in	Earnings	Income		Comprehensive
	Stock	Capital	(Deficit)	(Loss)	Total	Income (Loss)
Predecessor 2 balance, January 1, 2006	$391	$411,515	$9,712	$1,488	$423,106
Dividends and distributions	—	(12,708)	—	—	(12,708)
Divestiture incentive payment		743			743
Net income	—	—	1,764	—	1,764	$1,764
Translation adjustment	—	—	—	(141)	(141)	(141)
Total comprehensive income						$1,623
Predecessor 2 Balance, February 1, 2006	$391	$399,550	$11,476	$1,347	$412,764
Successor balance, February 2, 2006	$—	$—	$—	$—	$—
Dividends and distributions	—	(1,522)	—	—	(1,522)
Capital contributions	1	111,249	—	—	111,250
Net loss	—	—	(13,115)	—	(13,115)	$(13,115)
Stock-based compensation	—	727	—	—	727
Translation adjustment	—	—	—	(612)	(612)	(612)
Total comprehensive income						$(13,727)
Successor balance, October 1, 2006	$1	$110,454	$(13,115)	$(612)	$96,728

See accompanying notes to condensed consolidated and combined financial statements

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 1—GENERAL

The condensed consolidated financial statements have been prepared by management and have not been audited by our external auditors. These statements should be read in conjunction with the annual combined financial statements and the notes thereto of Indalex.

On February 2, 2006, Indalex Holding Corp. acquired (the “Indalex Holding acquisition”), Indalex Inc. and Indalex Limited, wholly owned subsidiaries of Honeywell International, Inc. (“Honeywell”). Indalex Holding Corp. is a holding company that is a wholly-owned direct subsidiary of Indalex Holdings Finance, Inc., (together with its predecessors, the “Company”) which is beneficially owned by affiliates of Sun Capital Partners, Inc., certain other investors and members of our management team. Honeywell had previously acquired (the “Honeywell acquisition”) the former parent company, Novar plc (“Novar”), on March 31, 2005. Both the Indalex Holdings and the Honeywell acquisitions were accounted for under purchase accounting. The financial statements presented prior to the Honeywell acquisition are referred to as “Predecessor 1”, and the statements following the Honeywell acquisition and prior to the Indalex Holdings acquisition are referred to as “Predecessor 2.” The financial statements presented after the Indalex Holdings acquisition are referred to as the “Successor Company.” Results prepared for each of these periods are not comparable.

We report our interim results on a 4-4-5 accounting calendar, therefore, the ending date for a period typically differs from a calendar month end. For example, third quarter, 2006 results are those for the 13 week period ended October 1, 2006.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS No. 151) which clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. The Company adopted SFAS No. 151 on January 1, 2006. The adoption of this Standard did not have a material effect on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is to be measured based on the fair value of the equity or liability instruments issued. The Company did not have a stock-based compensation plan until May 2006 and adopted SFAS No. 123R with the implementation of this plan. See Note 19 “Stock-Based Compensation Plans”.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections.” This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation,

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The implementation of this Standard will not have a material effect on our consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 157 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158). SFAS No. 158 requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans on their consolidated balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. SFAS No. 158 also requires additional disclosures in the notes to financial statements. SFAS No. 158 is effective as of the end of fiscal years ending after December 15, 2006. The funded status of the Company’s defined benefit pension and other postretirement was recorded on February 2, 2006 as part of the Indalex Holdings Acquisition.

The ultimate amounts recorded as a result of implementing SFAS No. 158 are highly dependent on a number of assumptions, including the discount rates in effect at December 31, 2006, the actual rate of return on our pension assets for 2006 and the tax effects of the adjustment.

In September 2006, the FASB issued FASB Staff Position (“FSP”) AUG AIR-1 “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1). FSP AUG AIR 1 amends the guidance on the accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. FSP AUG AIR-1 is effective for fiscal years beginning after

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

December 15, 2006. The implementation of this standard will not have a material impact on our consolidated financial position or results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin (“SAB”) 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. The Company is currently assessing the impact of adopting SAB 108 but does not expect that it will have a material effect on our consolidated financial position or results of operations.

NOTE 3—THE INDALEX HOLDINGS ACQUISITION

On February 2, 2006, Indalex Inc. and Indalex Limited were acquired by Indalex Holdings Finance Inc. through its wholly-owned, Indalex Holding Corp. for a purchase price of $418,256, net of acquired cash. The table below summarizes the allocation of purchase price based on estimates of the fair values of the assets acquired and liabilities assumed at the date of acquisition.

ASSETS
Accounts receivable, net	$125,872
Receivable from suppliers	8,986
Inventories	71,860
Prepaid expenses and other current assets	20,032
Investment in AAG	90,000
Property, plant, and equipment, net	217,806
Goodwill	3,537
Other intangibles	89,000
Other assets	475
Total assets	$627,568
LIABILITIES
Accounts payable	$59,064
Accrued expenses and other current liabilities	67,461
Pension and other post-retirement benefits	37,162
Other liabilities	4,788
Capital lease obligation	3,796
Deferred income taxes	37,041
Total liabilities	$209,312
NET ASSETS ACQUIRED	$418,256

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 3—THE INDALEX HOLDINGS ACQUISITION (Continued)

Of the $89,000 acquired intangibles, $17,000 was assigned to a trade name, which is being amortized using a declining balance method over a 15-year life. The remaining $72,000 of acquired intangible assets relates to customer relationships that are being amortized using a declining balance method and a seven year life. The other intangibles have a weighted average useful life of 10.7 years. Goodwill acquired of $3,537 is not being amortized and is not deductible for tax purposes.

The following table summarizes the Company’s financial results assuming the Indalex Holdings acquisition occurred at the beginning of the respective period.

	Nine
	Months Ended	Year Ended
	October 1, 2006	December 31, 2005
	Amounts in millions
	(unaudited)
Revenues	$990.0	$1,021.4
Operating income	19.7	10.2
Income before income taxes	(10.7)	(18.0)
Net Income	(8.1)	(4.6)

NOTE 4—INVESTMENT IN PREFERRED SHARES OF AFFILIATES

On March 24, 2005, prior to the acquisition by Honeywell International, Inc., the Company’s investment in preferred shares of Novar affiliates was liquidated at book value of $161,214. The Company recorded dividend income of $9,077 related to the preferred shares during the period from January 1, 2005 to March 31, 2005. In conjunction with this transaction, the Company settled an intercompany loan to Novar in the amount of $30,423. The Company also recorded a dividend in the amount of $139,868.

NOTE 5—EQUITY METHOD INVESTMENT

Indalex UK Limited holds a 25% interest in Asia Aluminum Group (“AAG”), which is accounted for using the equity method of accounting. AAG predominantly manufactures and sells extruded aluminum products. The principal business transactions between AAG and Indalex include the sale of finished aluminum products where Indalex uses AAG as a contract manufacturer. Indalex purchases finished extruded aluminum products from AAG for resale to customers when it is more economical than manufacturing the product directly or when there are capacity constraints. Approximately 4%, 6%, 2%, and 4% of the Company’s net sales were sourced from AAG for the periods January 1, 2006 to February 1, 2006, February 2, 2006 to October 1, 2006, January 1, 2005 to March 31, 2005, and April 1 to October 2, 2005, respectively. As of October 1, 2006 the Company deferred recognition of $179 of equity earnings related to purchases made from AAG remaining in inventory. The Company’s investment in AAG at October 1, 2006 was $90,345.

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 5—EQUITY METHOD INVESTMENT (Continued)

Financial data for AAG is summarized below

	January 1-	February 2-	January 1-	April 1-
	February 1, 2006	October 1, 2006	March 31, 2005	October 2, 2005
Sales	$27,840	$374,682	$85,100	$248,142
Gross profit	6,067	71,540	18,042	45,567
Net income	2,573	21,589	6,228	17,373
Current assets	427,003	506,904	484,194	424,773
Current liabilities	350,990	432,358	380,663	337,864
Non-current liabilities	42,964	43,963	18,949	34,571
Total assets	695,343	783,956	656,216	651,388
Stockholders’ equity	301,390	307,634	251,694	278,953

During the period ended October 1, 2006 the Company received a dividend of $4.9 million. During the period ended March 31, 2005 the Company received a dividend of $4.6 million.

NOTE 6—INTANGIBLE ASSETS

As part of the Indalex Holding acquisition, identifiable intangible assets were recorded. The identifiable intangible assets are being amortized on a declining balance method. The useful lives range from seven to fifteen years. The table below summarizes the identified intangible assets and annual amortization expense.

	October 1, 2006
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Customer lists	$72,000	$(6,320)	$65,680
Indalex trademark	17,000	(1,492)	15,508
Total	$89,000	$(7,812)	$81,188

Amortization expense is as follows:

Year 1	$11,643
Year 2	9,891
Year 3	8,440
Year 4	7,649
Year 5	7,175

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005
(Dollars in thousands)
(Unaudited)

NOTE 7—RESTRUCTURING CHARGES

In September 2006 the Company initiated an overhead restructuring program. As of October 1, 2006 the Company recorded expense of $499 in severance and related costs, of which $476 was unpaid.

On March 14, 2005, the Company announced the closure of its aluminum extrusion facility located in Fostoria, Ohio. For the period ending March 31, 2005, the Company recorded restructuring expense of $694 comprised of $525 for severance costs and $169 of lease obligations and other exit costs.

As part of the acquisition by Honeywell the Company initiated an overhead reduction program that resulted in the termination of 75 employees at a cost of $2,054. The program was accounted for as a part of purchase accounting.

NOTE 8—DERIVATIVE INSTRUMENTS

SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. In accordance with the Company’s risk management policy, derivatives are limited to futures, forwards, swaps, and options, which are used to mitigate commodity price fluctuations specifically related to aluminum and gas. These hedging relationships do not qualify for hedge accounting as defined by SFAS No. 133. Therefore, the derivatives are marked to market through the income statement. As of October 1, 2006, the Company had 263 contracts to purchase 53.3 million pounds of aluminum at prices per pound between $0.76 and $1.34 (actual). These purchase contracts are scheduled to mature between October 2006 and June 2008, and the notional amount was $56,728. As of October 1, 2006, the Company also had 17 contracts to purchase 8.3 million pounds of the Midwest premium portion of aluminum, at a price per pound of $0.07 (actual). These purchase contracts are scheduled to mature between October 2006 and June 2007, and the notional amount was $9,819. As of October 1, 2006, the Company had 48 contracts to sell 19.4 million pounds of aluminum at prices between $1.09 and $1.17 (actual). These sales contracts are scheduled to mature between October 2006 and March 2007, and the notional amount was $22,303. As of October 1, 2006, the unrealized gains related to these derivatives are recorded within other current assets in the amount of $4,589. The income statement reflects a gain of $3,619 for the period January 1, 2006 to February 1, 2006 and a loss of $6,420 for the period February 2, 2006 to October 1, 2006. A loss of $285 occurred in the period January 1, 2005 to March 31, 2005 and a loss of $3,567 for the period April 1, 2005 to October 2, 2005.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 9—INVENTORIES

Inventories consisted of the following:

October 1, 2006
(Successor)
Raw materials	$64,747
Work in process	2,089
Finished goods	33,507
100,343
Less LIFO allowance	(4,489)
Total inventories.	$95,854

Had the FIFO basis been used to cost all inventories, the amounts by which inventories are stated would have increased by $4,489 at October 1, 2006.

NOTE 10—OTHER LIABILITIES

Other liabilities were comprised of the following:

October 1, 2006
(Successor)
Pension	$23,841
Environmental	1,682
Post-retirement benefits	4,547
Other post-retirement benefits	626
Other	4,196
Total	$34,892

NOTE 11—DEBT

Indalex has significant debt service obligations. A revolving credit facility consists of a first-priority secured five-year asset-based revolving credit facility providing for borrowings up to $200.0 million. In addition, to fund the purchase from Honeywell, Indalex issued $270.0 million of 11 1/2% notes on February 2, 2006, which mature in 2014. Interest expense was $25,926 in the period February 2, 2006 to October 1, 2006. Cash interest paid was $19,038 in the same period.

Revolving Credit Facility

The revolving credit facility provides an aggregate principal amount of up to $200.0 million, all of which is available in the form of loans denominated in U.S. dollars to Indalex Holding Corp. and up to $80.0 million of which is available as a revolving credit sub-facility in the form of loans denominated in

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 11—DEBT (Continued)

Canadian dollars and loans denominated in U.S. dollars to Indalex Limited or bankers’ acceptances denominated in Canadian dollars, subject in each case to the borrowing base limitations described below. Up to an aggregate of $30.0 million will be available to Indalex Holding Corp., Indalex Limited and subsidiaries of Indalex Holding Corp., to the extent that Indalex Holding Corp. or Indalex Limited is a co-applicant, for the issuance of letters of credit. As of October 1, 2006, borrowings under the revolving credit facility bore interest at a weighted average rate of 8.1%.

The aggregate amount of loans permitted to be made to Indalex Holding Corp. under the revolving credit facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of Indalex Holding Corp. and its wholly owned domestic subsidiaries, subject to an aggregate total cap, when taken together with loans made to Indalex Limited, of $200.0 million.

The aggregate amount of loans permitted to be made to Indalex Limited under the Canadian revolving credit sub-facility may not exceed a borrowing base comprised of the eligible accounts receivable, inventory, machinery and equipment and real property of Indalex Limited and its wholly owned Canadian subsidiaries, subject to an aggregate sub-cap of $80.0 million and further subject to an aggregate total cap, when taken together with loans made to Indalex Holding Corp., of $200.0 million.

Our obligations under the revolving credit facility are guaranteed on a first-priority secured basis by Holdings and each domestic subsidiary of Indalex Holding Corp. The obligations of Indalex Limited under the Canadian revolving credit sub-facility will be guaranteed on a first-priority secured basis by Holdings, Indalex Holding Corp., each domestic subsidiary of Indalex Holding Corp. and certain foreign subsidiaries of Indalex Holding Corp., other than Indalex Limited.

Indalex Holding Corp.’s obligations under the U.S. portion of the revolving credit facility and the guarantees thereof are secured by a first-priority lien on all of the tangible and intangible assets of Holdings, Indalex Holding Corp. and each domestic subsidiary of Indalex Holding Corp., as well as 100% of the capital stock of Indalex Holding Corp. and our domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries directly owned by us or any of our domestic subsidiaries. The obligations of Indalex Limited under the Canadian revolving credit sub-facility and the guarantees thereof are secured by a first-priority lien on all of the tangible and intangible assets of Holdings, Indalex Holding Corp., Indalex Limited, each domestic subsidiary of Indalex Holding Corp. and certain foreign subsidiaries of Indalex Holding Corp., as well as 100% of the capital stock of Indalex Holding Corp. and its domestic subsidiaries and 100% of the capital stock of our foreign subsidiaries, including Indalex Limited.

Indalex Holding Corp. and Indalex Limited may, at their option, increase the aggregate commitments under the revolving credit facility by an additional $40.0 million, subject to the satisfaction of certain conditions precedent.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 11—DEBT (Continued)

11 1/2% Notes

Indalex Holding Corp. issued the 11 1/2% Notes on February 2, 2006. The 11 1/2% Notes will mature in 2014 and are guaranteed on a second-priority secured basis by each of our domestic subsidiaries that incur indebtedness, and each of our foreign subsidiaries that enter into a guarantee of any of our senior indebtedness (other than indebtedness incurred by another foreign subsidiary). On the closing date, the 11 1/2% Notes were guaranteed by each of our domestic subsidiaries and none of our foreign subsidiaries. Interest on the 11 1/2% Notes is payable semi-annually in cash.

The 11 1/2% Notes are secured by a second-priority lien on substantially all of Indalex Holding Corp.’s and the guarantors’ assets to the extent that such assets secure the borrowings under our revolving credit facility and a second-priority pledge of 100% of Indalex Holding Corp.’s and its domestic subsidiaries’ capital stock and 65% of the capital stock of our foreign subsidiaries directly owned by Indalex Holding Corp. or any domestic subsidiary (in each case, subject to certain limitations.)

The indenture governing the 11 1/2% Notes, among other things, limits Indalex Holding Corp.’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness; pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments; enter into agreements that restrict distributions from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; enter into transactions with affiliates; create or incur liens; enter into sale/leaseback transactions; and merge, consolidate or sell substantially all of our assets. These covenants are subject to important exceptions and qualifications.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to February 1, 2010.

On and after February 1, 2010, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2010	108.625%
2011	102.875%
2012 and thereafter	100.000%

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 11—DEBT (Continued)

Prior to February 1, 2009, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111 1/2%, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)   at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)   each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 1, 2010, we will be entitled on one or more occasions to redeem all or a portion of the Notes (which includes Additional Notes, if any) upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(1)   100% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); plus

(2)   the Make-Whole Amount, if any.

The term “Make-Whole Amount” shall mean, in connection with any optional redemption of any Note, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (A) the aggregate present value as of the date of such redemption of the redemption price of such Note on February 1, 2010 (as set forth in the table above) and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Note through February 1, 2010 if such redemption had not been made, determined by discounting, on a semiannual basis, such redemption price and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.5%, from the respective dates on which such redemption price and interest would have been payable if such redemption had not been made, over (B) the principal amount of the Note being redeemed.

“Treasury Rate” means, in connection with the calculation of any Make-Whole Amount with respect to any Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two Business Days prior to the redemption date, equal to the period from the redemption date to February 1, 2010. If no maturity exactly corresponds to such period, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 11—DEBT (Continued)

“Statistical Release” means the statistical release “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Trustee.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis to the extent practicable.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control”, “—Excess Cash Flow Offer” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Registration Default

We are in a registration default that started on October 31, 2006.  As a result, on the next interest payment date, holders will receive additional interest on our notes accrued from October 31, 2006 through but not including the date on which the exchange offer is completed, and if the exchange offer is not completed prior to the next interest payment date, holders will continue to receive additional interest on our notes, payable on regularly scheduled interest payment dates, through but not including the date on which the exchange offer is completed.

NOTE 12—DEBT ISSUE COSTS

As part of the transactions associated with the Indalex Holding acquisition, Indalex incurred $4.2 million and $12.6 million in debt issue costs for the Revolving Credit Facility and the 11 1/2% Notes, respectively. These costs are being amortized using the straight-line method over the life of the debt (5 years and 8 years, respectively).

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 13—DISPOSALS AND ASSETS HELD FOR SALE

On November 13, 2006 the Company signed an asset purchase agreement to sell the Drawn Tube and extrusion facilities located in Winton, NC  to Spectube USA.  The aggregate purchase price is $4,700, subject to a working capital adjustment.  The purchase price is comprised of cash proceeds of $3,525, and a promissory note of $1,175, payable over 3 years at an interest rate of 8% per annum.  The Company also entered into a raw material supply agreement with Spectube.

As a result of the sale the Company ceased depreciation on property, plant and equipment and recorded an impairment charge of $2,522.  The fixed assets and working capital to be disposed of $4,931 are classified as assets held for sale.

On December 14, 2004, Indalex Inc. sold a cast house in Ahoskie, North Carolina, for a $740 mortgage note receivable.  The mortgage note receivable bears interest at 7%, is due December 31, 2007, and is collateralized by the Ahoskie land, building, and equipment. In connection with the sale, Indalex Inc. entered into a five-year supply agreement with the buyer to purchase castings.  Due to insufficient initial investment on the part of the buyer, this transaction was not recorded as a sale.  The Company classifies the remaining assets of $104 as assets held for sale.

The remaining assets of $516 held at the closed extrusion plant in Fostoria, OH are also classified as assets held for sale.

In June 2006, the Company idled the six-inch press at its Connersville, IN facility to consolidate operations in Niles, OH. As a result of idling the press the Company recorded an impairment of $487 on long-lived assets.

In March 2005, Indalex sold equipment from its closed extrusion facility in Berlin, CT. The net proceeds from the sale were $723, generating a gain of $292.

NOTE 14—TRANSACTIONS WITH AFFILIATES

During the period February 2, 2006 through October 1, 2006, the Company incurred management fees to Sun Capital Partners, Inc. of $1,345. For the period January 1, 2006 through February 1, 2006, net cash generated under the Honeywell cash sweep arrangement in the United States of $5,899 was remitted as a return of capital. Cash generated of $6,809 was remitted to Honeywell as a dividend.

On July 18, 2006 the Company paid a dividend to stockholders of $1,522.

During the period February 2,2006 through October 1, 2006, the Company paid management fees of $1,345 to its parent, Sun Capital Partners, Inc for M&A, debt financing support, operational management and corporate governance. Sun Capital Partners charges its fees to affiliates proportionately based on a percentage of EBITDA.  Management believes these fees are reasonably representative of the costs incurred to provide this support.  For the period from January 1, 2005 through October 2, 2005, the Company paid management fees to Honeywell totaling $764 for services provided on our behalf in the areas of tax and treasury which management believes were representative of the cost to provide those services.  Honeywell proportionately allocates its support costs to its subsidiaries.  Indalex incurred costs directly for all other functions.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 15—EMPLOYEE BENEFIT PLANS

Pension and Post-Retirement Benefits:   The Company maintains defined benefit pension plans that provide retirement benefits for certain employees. The assets of the plans are invested primarily in equity and bond-based funds, debt and equity securities, and short-term cash investments. Pension costs are calculated using the accrued benefit model of actuarial valuation with projected earnings where appropriate. The Company also maintains for select employees a defined benefit plan that provides healthcare and life insurance benefits upon retirement. The plan is unfunded.

In connection with the Indalex Holding acquisition, the accrued pension was adjusted to exclude unamortized pension assets and liabilities at the acquisition date. In addition, part of the pension liability was retained by Honeywell. Also related to the Indalex Holdings acquisition, the Company executed a wind-up of part of its Canadian pension plan. Based on preliminary estimates, the net impact of the Indalex Holdings acquisition is a $10.0 million reduction to the pension liability.

Net periodic pension costs for the plans include the following components:

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-February 1	February 2-October 2	January 1-March 31	April 1-October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Service cost	$101	$696	$288	$544
Interest cost	776	4,919	1,954	4,450
Expected return on assets	(671)	(4,562)	(1,492)	(3,372)
Amortization of prior service cost	—	—	31	—
Amortization of transition obligation	—	—	(122)	—
Recognized actuarial loss	5	—	820	—
Net periodic benefit cost	$211	$1,053	$1,479	$1,622

Net post-retirement benefit costs for the plans include the following components:

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-February 1	February 2-October 1	January 1-March 31	April 1-October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Service cost	$5	$39	$24	$54
Interest cost	23	177	141	268
Recognized actuarial loss	—	—	63	—
Amortization of prior service cost	(10)	—	—	—
Curtailment gain	—	—	—	(3,100)
Net periodic benefit cost	$18	$216	$228	$(2,778)

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 15—EMPLOYEE BENEFIT PLANS (Continued)

The Company also participates in defined contribution and multi-employer pension plans. The expense was $268, $2,947, $940 and $1,854 for the periods from January 1, 2006 to February 1, 2006, February 2, 2006 to October 1, 2006, January 1, 2005 to March 31, 2005 and from April 1, 2005 to October 2, 2005, respectively. The contributions were $343, $2,750, $917 and $1,791 for the periods from January 1, 2006 to February 1, 2006, February 2, 2006 to October 1, 2006, January 1, 2005 to March 31, 2005 and from April 1, 2005 to October 2, 2005, respectively.

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 16—INCOME TAXES

The income tax provision (benefit) consists of the following components:

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-February 1	February 2-October 1	January 1-March 31	April 1-October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Current:
Federal	$(200)	$—	$(245)	$4,007
State	(35)	540	(135)	261
Foreign	(50)	1,415	607	2,178
	(285)	1,955	227	6,446
Deferred:
Federal	986	(3,770)	(434)	(5,640)
State	174	(640)	57	(87)
Foreign	(172)	(2,509)	159	(592)
	988	(6,919)	(218)	(6,319)
Total	$703	$(4,964)	$9	$127

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

The amount of the provision (benefit) for taxes differs from the amount that would result from calculating the provision at the Company’s basic U.S. tax rate of 35%. Reconciliation between the federal statutory rate and the Company’s effective tax rate follows:

	Nine months ended
	October 1, 2006		October 2, 2005
	January 1-February 1	February 2-October 1	January 1-March 31	April 1-October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
Tax at statutory rate	$863	$(6,328)	$3,630	$1,559
State income taxes, net of federal benefits	139	(100)	(78)	89
Dividends not subject to tax	—	—	(3,177)	—
Equity earnings not subject to tax	(219)	(1,833)	(545)	(1,521)
Excess of tax rate applicable to foreign income exceeding the statutory rate	(22)	81	109	—
Transaction costs not deductible	—	446	—	—
Valuation allowance	—	3,016	—	—
Other, net	(58)	(246)	70	—
Tax at effective tax rate	$703	$(4,964)	$9	$127

A valuation allowance was established for foreign operating losses, foreign tax credits and transaction costs the Company does not expect to see the benefit of.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 17—COMMITMENTS AND CONTINGENCIES

The Company has entered into several long-term contracts with metal suppliers to purchase aluminum billet. The price of billet is based primarily on the average Midwest Transaction price plus a fixed billet premium. The Midwest Transaction average changes monthly. The minimum purchase commitments as of October 1, 2006 are as follows:

Year Ended December 31	Amount
Remainder of 2006	$130,695
2007	345,681
2008	107,178
2009	53,589
Total	$637,143

The Company has also committed to purchasing natural gas. The commitments as of October 1, 2006 are as follows:

Year Ended December 31	Amount
Remainder of 2006	$3,278
2007	11,969
2008	6,340
2009	872
Total	$22,459

As of October 1, 2006, the Company has committed approximately $2,002 for the purchase of property and equipment related to incomplete projects.

Environmental obligations

The company has environmental reserves totaling $1,763 as of October 1, 2006 and $1,755 as of October 2, 2005 respectively. Liabilities are recorded when environmental remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities and ranges are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available.

The company is subject to a wide variety of environmental laws including those governing air emissions, the generation, storage, handling, use and transportation of hazardous materials and employee health and safety. As an owner of real property and a generator of waste, we are subject to laws imposing liability for the cleanup of contaminated property, including our currently and formerly owned or operated properties. As part of our environmental management program, we are involved in investigatory and remedial actions at some of these properties.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 17—COMMITMENTS AND CONTINGENCIES (Continued)

We are responsible for the cleanup of a formerly owned property that may contain hazardous wastes. There has been natural resources damage at the site at it is likely that the Company will have an obligation. However, there si no additional remediation to be done and the ultimate outcome, if adverse, would be determined by a formula. Based on the facts that govern the calculation we believe that the ultimate liability will be in the lower limts of the range. Additional costs to install and maintain wells to monitor ground water are required. The Company has recorded a reserve of $600 for this location. Estimates of the total costs range from $500 to $1,850 with the upper leimit being remote.

We have been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 “CERCLA” with respect to approximately 19 offsite locations to which we sent waste materials in the past. The Company could share responsibility of the cleanup of these locations and have a reserve of $475 if which $450 is attributable to one location. The range of potential liability at these sites is from $130 to $865.

We have installed groundwater monitoring wells in one of our California facilities and preliminary results indicate that there are relatively minor amounts of waste over the selected screening criteria. In conjunction with the Regional Water Quality Control Board we have agreed to monitor the groundwater. Based on the results to date, no remediation is indicated. Management has established a reserve of $50 within a range of costs of $30 to $350.

We are not currently a party to any judicial or administrative proceedings.

The Company believes its reserves for environmental matters are adequate, based on the information currently available.

The Company is involved in various legal proceedings, claims, and litigations arising in the ordinary course of business. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the combined financial position of the Company or on the condensed combined results of operations or cash flows in a given year.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 18—LEASING ARRANGEMENTS

The Company leases property, plant and equipment under operating leases that expire at various dates through 2012. As of October 1, 2006, future minimum lease payments under noncancelable operating leases with terms of one year or more are as follows:

Year Ended December 31	Amount
Remainder of 2006	$496
2007	1,322
2008	1,086
2009	771
2010	559
Thereafter	409
Total	$4,643

In December 2005, the Company renegotiated its lease of an extrusion press in Canada. In March 2006, the Company renegotiated its lease of an extrusion press in Elkhart, IN. Both leases qualify as capital leases. As of October 1, 2006, future minimum lease payments, including the final buyout payment, are as follows:

Year Ended December 31	Amount
Remainder of 2006	$413
2007	1,657
2008	1,744
2009	1,806
2010	1,665
7,285
Amount representing interest	(933)
Present value of net minimum lease payments	6,352
Current portion	(1,253)
Long-term portion capital lease obligation	$5,099

At October 1, 2006, the cost of the capital leases was $6,965 and accumulated depreciation was $1,002.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 19—GEOGRAPHIC DATA

Long-Lived Assets
October 1, 2006
(Successor)
United States	$191,617
Canada	191,121
Other international	—
$382,738

	Net Sales—Nine months ended
	October 1, 2006		October 2, 2005
	January 1-	February 2-	January 1-	April 1-
	February 1	October 1	March 31	October 2
	(Predecessor 2)	(Successor)	(Predecessor 1)	(Predecessor 2)
United States	$85,253	$752,121	$199,689	$442,012
Canada	14,497	135,566	39,275	91,614
Other international	269	2,321	885	1,542
	$100,019	$890,008	$239,849	$535,168

NOTE 20—STOCK-BASED COMPENSATION

In May 2006 certain employees of the Company have been granted options to purchase shares of Indalex Holdings Finance, Inc. Under the Plan, options are granted with an exercise price equal to the market value of the Company on the date of grant. A public market does not exist for the stock so the market value of the Company was based on its recent purchase price. The fair value of options on their grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this pricing model are as follows:

Risk-free interest rate	4.98%
Expected life option grants (in years)	6.42
Expected volatility of underlying stock	26.3%
Expected dividend yield	0.0%

For the period February 2, 2006 to October 1, 2006 the Company recorded compensation expense of $727.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED
FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 20—STOCK-BASED COMPENSATION (Continued)

A summary of stock option activity is provided below:

	Period Ending October 1, 2006
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Term
Outstanding at beginning of period	n/a	n/a	$—	n/a
Granted	70,000	$111.25	—	9.89
Forfeited	n/a	n/a	—	—
Exercised	n/a	n/a	—	—
Expired	n/a	n/a	—	—
Outstanding at end of period	70,000	$111.25	$—	9.89
Exercisable at end of period	11,200	$111.25	$—	9.89

Options Vesting During the Period Ending October 2, 2006

Grant Date	Vesting Date	Numbers of Options Vesting During Quarter	Fair Value Per Option	Fair Value of Options Vesting
5/19/2006	5/19/2006	11,200	$37.47	$420

There were no options granted or vested during the period July 3, 2006 to October 1, 2006.

Stock-based compensation expense of $1,244 recognized in the period January 1, 2005 to March 31, 2005 related to the liquidation of options granted under the Novar plc plan.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 21—DISCONTINUED OPERATION

During February 2004, the Company sold substantially all of the assets and related operational obligations of Brampton. The Company incurred additional expenses of $50 for the period from January 1, 2005 to March 31, 2005 related to this discontinued operation.

During the period April 1, 2005 to October 2, 2005 expenses of $339 were incurred by the Company to dispose of the ITI business from the Novar plc group.

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Indalex Holding Corp. issued $270,000 of the notes on February 2, 2006. The notes are jointly and severally guaranteed on a full and unconditional basis by Indalex Holdings Finance, Inc., the parent company of Indalex Holding Corp., and each of the domestic subsidiaries of Indalex Holding Corp. (the “Guarantor Companies”). Indalex Holding Corp. and the Guarantor Companies are 100% owned, directly or indirectly, by Indalex Holdings Finance, Inc. Indalex Holding Corp.’s foreign subsidiaries (the “Non-Guarantor Companies”) do not provide guarantees.

The following consolidating financial information presents the financial information of Indalex Holdings Finance, Inc., the Guarantor Companies and the Non-Guarantor Companies in accordance with Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the Guarantor Companies or Non-Guarantor Companies operated as independent entities. The Guarantor Companies and Non-Guarantor Companies include the consolidated financial results of their wholly owned subsidiaries accounted for under the equity method. All applicable corporate expenses have been allocated among the Guarantor Companies and Non-Guarantor Companies.

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Consolidated Balance Sheet—Guarantor and Non-Guarantor

As of October 1, 2006

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$781	$4,309	$—	$5,090
Accounts receivable, net	—	98,904	51,876	—	150,780
Receivable from affiliates	—	14,538	13,894	(28,432)	—
Receivable from suppliers	—	9,413	—	—	9,413
Inventories	—	72,060	23,794	—	95,854
Prepaid expenses and other current assets	—	7,848	1,969	—	9,817
Deferred income tax	—	—	330	—	330
Assets held for sale	—	5,551	—	—	—
Total current assets	—	209,905	96,172	(28,432)	276,835
Notes receivable from affiliates	—	163,417	—	(163,417)	—
Investment in AAG	—	—	90,345	—	90,345
Investment in subsidiary	111,250	—	—	(111,250)	—
Property, plant, and equipment, net	—	136,670	70,344	—	208,334
Goodwill	—	2,112	1,425	—	3,537
Other intangibles, net	—	52,805	28,383	—	81,188
Deferred financing costs	—	6,869	8,330	—	15,199
Other assets	—	30	397	—	427
Total assets	$111,250	$570,998	$295,396	$(303,099)	$674,545
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$51,059	$46,183	$—	$97,242
Payable to affiliates	—	12,982	15,677	(28,432)	227
Income taxes payable	—	543	1,417	—	1,960
Deferred income taxes	—	1,194	—	—	1,194
Accrued expenses and other current liabilities	—	37,566	6,637	—	44,203
Accrued interest	—	6,222	354	—	6,576
Capital lease obligation	—	472	781	—	1,253
Revolver borrowings	—	75,839	12,767	—	88,606
Total current liabilities	—	185,877	83,816	(28,432)	241,261
Notes payable to affiliates	—	—	163,417	(163,417)	—
Other liabilities	—	29,371	5,521	—	34,892
Capital lease obligation	—	2,466	2,633	—	5,099
Long-term debt	—	266,849	—	—	266,849
Deferred income taxes	—	13,083	16,633	—	29,716
Total liabilities	—	497,646	272,020	(191,849)	577,817
Stockholders’ equity:
Common stock	1	1	—	(1)	1
Additional paid-in capital	111,249	80,851	29,603	(111,249)	110,454
Accumulated retained deficit	—	(10,767)	(2,348)	—	(13,115)
Accumulated other comprehensive income (loss)	—	3,267	(3,879)	—	(612)
Total stockholders’ equity	111,250	73,352	23,376	(111,250)	96,728
Total liabilities and stockholders’ equity	$111,250	$570,998	$295,396	$(303,099)	$674,545

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor

For the Period January 1, 2006 through February 1, 2006

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Net sales	$—	$71,591	$30,035	$(1,607)	$100,019
Costs and expenses:
Cost of sales	—	68,152	28,582	(1,607)	95,127
Selling, general, and administrative	—	4,157	1,391	—	5,548
Amortization of intangible assets	—	598	322	—	920
Other (income) expense	—	(14)	209	—	195
Mark-to-market on derivatives	—	(3,619)	—	—	(3,619)
Total costs and expenses	—	69,274	30,504	(1,607)	98,171
Income (loss) from operations	—	2,317	(469)	—	1,848
Other income (expense):
External interest expense	—	1	(25)	—	(24)
Income from equity method investment in AAG	—	—	643	—	643
Income before income taxes	—	2,318	149	—	2,467
Income tax provision (benefit)	—	925	(222)	—	703
Net income	$—	$1,393	$371	$—	$1,764

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Consolidated Statement of Income—Guarantor and Non-Guarantor

For the Period February 2, 2006 through October 1, 2006

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Consolidated
Net sales	$—	$635,152	$322,538	$(67,682)	$890,008
Costs and expenses:
Cost of sales	—	585,286	302,235	(67,682)	819,839
Selling, general, and administrative	—	30,350	10,129	—	40,479
Management fees to affiliates	—	874	471	—	1,345
Amortization of intangible assets	—	5,045	2,767	—	7,812
Impairment of long-lived assets	—	3,009	—	—	3,009
Other (income) expense	—	742	660	—	1,402
Mark-to-market on derivatives	—	6,420	—	—	6,420
Total costs and expenses	—	631,726	316,262	(67,682)	880,306
Income from operations	—	3,426	6,276	—	9,702
Other income (expense):
Interest to affiliates	—	12,424	(12,424)	—	—
External interest expense	—	(24,248)	(1,678)	—	(25,926)
Deferred financing costs	—	(764)	(852)	—	(1,616)
Income from equity method investment in AAG	—	—	5,236	—	5,236
Affiliated acquisition fees	—	(5,475)	—	—	(5,475)
Loss before income taxes	—	(14,637)	(3,442)	—	(18,079)
Income tax benefit	—	(3,870)	(1,094)	—	(4,964)
Net loss	$—	$(10,767)	$(2,348)	$—	$(13,115)

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor

For the Period January 1, 2006 through February 1, 2006

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Cash flows from operating activities
Net income	$—	$1,393	$371	$—	$1,764
Adjustments to reconcile net income to net cash from operating activities
Depreciation	—	1,966	855	—	2,821
Amortization of intangibles	—	598	322	—	920
Other	—	743	—	—	743
Income from equity method investment in AAG	—	—	(643)	—	(643)
Deferred income taxes	—	1,160	(172)	—	988
Changes in operating assets and liabilities
Accounts receivable	—	(9,285)	(2,970)	—	(12,255)
Receivable from affiliates	—	3,212	(1,358)	—	1,854
Inventories	—	(774)	(1,878)	—	(2,652)
Prepaids and other assets	—	(4,621)	937	—	(3,684)
Income taxes payable/refundable	—	(238)	(54)	—	(292)
Checks issued in excess of bank balance	—	(242)	—	—	(242)
Accounts payable	—	(4,674)	(1,912)	—	(6,586)
Accrued expenses and other liabilities	—	18,108	1,690	—	19,798
Payable to affiliates	—	770	42	—	812
Net cash from operating activities	—	8,116	(4,770)	—	3,346
Cash flows from investing activities
Capital expenditures	—	(2,036)	(970)	—	(3,006)
Net cash from investing activities	—	(2,036)	(970)	—	(3,006)
Cash flows from financing activities
Dividends and distributions	—	—	(6,809)	—	(6,809)
Payments on capital lease obligation	—	—	(58)	—	(58)
Net (payments to) collections from affiliates	—	(5,899)	4,279	—	(1,620)
on notes	—	—	—	—	—
Debt issuance and other transaction costs	—	—	—	—	—
Net cash from financing activities	—	(5,899)	(2,588)	—	(8,487)
Effect of changes in foreign exchange rates on cash	—	—	(27)	—	(27)
Net change in cash and cash equivalents	—	181	(8,355)	—	(8,174)
Cash and cash equivalents
Beginning of period	—	—	9,366	—	9,366
End of period	$—	$181	$1,011	$—	$1,192

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Consolidated Statement of Cash Flows—Guarantor and Non-Guarantor

For the Period February 2, 2006 through October 1, 2006

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$—	$(10,767)	$(2,348)	$—	$(13,115)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	—	16,684	6,988	—	23,672
Amortization of intangibles	—	5,045	2,767	—	7,812
Amortization of deferred financing costs	—	764	852	—	1,616
Amortization of bond discount	—	286	—	—	286
Loss on disposal of assets	—	(208)	429	—	221
Impairment of long-lived assets	—	3,009	—	—	3,009
Affiliated acquisition fees	—	5,475	—	—	5,475
Other	—	19	1	—	20
Income from equity method investment in AAG	—	—	(5,236)	—	(5,236)
Dividends from equity method investment in AAG	—	—	4,891	—	4,891
Stock-based compensation	—	727	—	—	727
Deferred income taxes	—	(4,409)	(2,513)	—	(6,922)
Changes in operating assets and liabilities, net of the effect of the acquisition:
Accounts receivable	—	(20,011)	(6,081)	—	(26,092)
Receivable from affiliates	—	(13,668)	(5,233)	18,901	—
Inventories	—	(21,341)	(3,635)	—	(24,976)
Prepaids and other assets	—	9,404	269	—	9,673
Income taxes payable/refundable	—	542	1,444	—	1,986
Checks issued in excess of bank balance	—	(1,260)	—	—	(1,260)
Accounts payable	—	20,252	16,567	—	36,819
Accrued expenses and other liabilities	—	(18,852)	(1,913)	—	(20,765)
Payable to affiliates	—	4,859	14,223	(18,855)	227
Net cash from operating activities	—	(23,450)	21,472	46	(1,932)
Cash flows from investing activities
Capital expenditures.	—	(12,566)	(3,926)	—	(16,492)
Proceeds from sales of property, plant and equipment	—	218	2,034	—	2,252
Cash paid for acquisition	(111,250)	(361,665)	(216,741)	271,400	(418,256)
Payment of acquisition transaction costs	—	(7,210)	—	—	(7,210)
Net cash from investing activities	(111,250)	(381,223)	(218,633)	271,400	(439,706)
Cash flows from financing activities
Dividends and distributions	—	(1,522)	—	—	(1,522)
Payments on capital lease obligation	—	(260)	(480)	—	(740)
Borrowings (repayments).	—	35,000	(16,063)	—	18,937
Revolver borrowings, acquisition	—	40,839	28,000	—	68,839
Borrowings on long-term debt, acquisition	—	266,563	160,150	(160,150)	266,563
Capital contributions	111,250	81,648	29,602	(111,250)	111,250
Debt issuance costs	—	(16,814)	—	—	(16,814)
Net cash from financing activities	111,250	405,454	201,209	(271,400)	446,513
Effect of changes in foreign exchange rates on cash	—	—	261	(46)	215
Net change in cash and cash equivalents	—	781	4,309	—	5,090
Cash and cash equivalents
Beginning of period	—	—	—	—	—
End of period	$—	$781	$4,309	$—	$5,090

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor

For the Period January 1, 2005 through March 31, 2005

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Net sales	$—	$169,924	$87,872	$(17,947)	$239,849
Costs and expenses:
Cost of sales	—	157,843	81,646	(17,947)	221,542
Selling, general, and administrative	—	11,287	3,995	—	15,282
Impairment of long-lived assets	—	381	—	—	381
Other (income) expense	—	1,183	230	—	1,413
Mark-to-market on derivatives	—	285	—	—	285
Total costs and expenses	—	170,979	85,871	(17,947)	238,903
Income (loss) from operations	—	(1,055)	2,001	—	946
Other income (expense):
Interest to affiliates	—	(1,038)	(170)	—	(1,208)
External interest income (expense), net	—	(45)	45	—	—
Income from equity method investment in AAG	—	—	1,557	—	1,557
Dividend income from affiliates	—	—	9,077	—	9,077
Income (loss) before income taxes	—	(2,138)	12,510	—	10,372
Income tax provision (benefit)	—	(757)	766	—	9
Net income (loss) from continuing operations	—	(1,381)	11,744	—	10,363
Discontinued operations	—	—	(50)	—	(50)
Net income (loss)	$—	$(1,381)	$11,694	$—	$10,313

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL
STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Income—Guarantor and Non-Guarantor

For the Period April 1, 2005 through October 2, 2005

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Net sales	$—	$373,957	$197,583	$(36,372)	$535,168
Costs and expenses:
Cost of sales	—	352,935	183,057	(36,372)	499,620
Selling, general, and administrative	—	16,652	7,583	—	24,235
Management fees to affiliates	—	764	—	—	764
Amortization of intangible assets	—	3,607	1,914	—	5,521
Impairment of long-lived assets	—	370	—	—	370
Other (income) expense	—	(2,229)	674	—	(1,555)
Mark-to-market on derivatives	—	3,567	—	—	3,567
Total costs and expenses	—	375,666	193,228	(36,372)	532,522
Income (loss) from operations	—	(1,709)	4,355	—	2,646
Other income (expense):
Interest to affiliates	—	(2,662)	—	—	(2,662)
External interest expense.	—	(50)	—	—	(50)
Interest income	—	—	175	—	175
Income from equity method investment in AAG	—	—	4,345	—	4,345
Income (loss) before income taxes	—	(4,421)	8,875	—	4,454
Income tax provision (benefit)	—	(1,459)	1,586	—	127
Net income (loss) from continuing operations	—	(2,962)	7,289	—	4,327
Discontinued operations	—	—	(339)	—	(339)
Net income (loss)	$—	$(2,962)	$6,950	$—	$3,988

INDALEX HOLDINGS FINANCE, INC.
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL
STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006,
January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)
(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor

For the Period January 1, 2005 through March 31, 2005

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Elimination	Combined
Cash flows from operating activities
Net income (loss)	$—	$(1,381)	$11,694	—	$10,313
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation	—	5,860	2,093	—	7,953
(Gain) loss on disposal of assets	—	(311)	37	—	(274)
Impairment of long-lived assets	—	381	—	—	381
Dividend satisfying affiliated obligation	—	—	(9,077)	—	(9,077)
Other	—	245	—	—	245
Income from equity method investment in AAG	—	—	(1,557)	—	(1,557)
Dividends from equity method investment in AAG	—	—	4,602	—	4,602
Stock-based compensation	—	998	246	—	1,244
Deferred income taxes	—	(377)	159	—	(218)
Changes in operating assets and liabilities
Accounts receivable	—	(16,379)	(8,918)	—	(25,297)
Receivable from affiliates	—	(737)	1,550	(996)	(183)
Inventories	—	(17,223)	2,519	—	(14,704)
Prepaids and other assets	—	1,257	881	—	2,138
Income taxes payable/refundable	—	(556)	(9,598)	—	(10,154)
Accounts payable	—	1,526	896	—	2,422
Accrued expenses and other liabilities	—	2,849	(1,416)	—	1,433
Payable to affiliates	—	(1,946)	485	996	(465)
Net cash from operating activities	—	(25,794)	(5,404)	—	(31,198)
Cash flows from investing activities
Capital expenditures	—	(6,084)	(2,686)	—	(8,770)
Proceeds from sales of property, plant and equipment	—	742	(4)	—	738
Net cash from investing activities	—	(5,342)	(2,690)	—	(8,032)
Cash flows from financing activities
Net collections from affiliates on notes	—	30,332	264	—	30,596
Net cash from financing activities	—	30,332	264	—	30,596
Effect of changes in foreign exchange rates on cash	—	—	2,887	—	2,887
Net change in cash and cash equivalents	—	(804)	(4,943)	—	(5,747)
Cash and cash equivalents
Beginning of period	—	6,012	17,510	—	23,522
End of period	$—	$5,208	$12,567	$—	$17,775

INDALEX HOLDINGS FINANCE, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL
STATEMENTS (Continued)

For the Periods January 1, 2006 through February 1, 2006, February 2, 2006 through October 1, 2006, January 1, 2005 through March 31, 2005 and April 1, 2005 through October 2, 2005

(Dollars in thousands)

(Unaudited)

NOTE 22—CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

Indalex Combined Statement of Cash Flows—Guarantor and Non-Guarantor

For the Period April 1, 2005 through October 2, 2005

	Parent	Guarantor	Non-Guarantor
	Company	Company	Company	Eliminations	Combined
Cash flows from operating activities
Net income (loss)	$—	$(2,962)	$6,950	$—	$3,988
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	—	13,242	4,522	—	17,764
Amortization of intangibles.	—	3,607	1,914	—	5,521
Gain on disposal of assets	—	(79)	(8)	—	(87)
Impairment of long-lived assets	—	370	—	—	370
Income from equity method investment in AAG	—	—	(4,345)	—	(4,345)
Deferred income taxes	—	(5,727)	(592)	—	(6,319)
Changes in operating assets and liabilities, net of the effect of the acquisition:
Accounts receivable	—	(889)	(162)	—	(1,051)
Receivable from affiliates	—	(3,380)	(310)	827	(2,863)
Inventories	—	24,862	(1,735)	—	23,127
Prepaids and other assets.	—	(7,599)	1,829	—	(5,770)
Income taxes payable/refundable	—	2,410	(1,695)	—	715
Checks issued in excess of bank balance	—	2,748	—	—	2,748
Accounts payable	—	(9,559)	2,997	—	(6,562)
Accrued expenses and other liabilities	—	(7,170)	93	—	(7,077)
Payable to affiliates	—	3,921	153	(827)	3,247
Net cash from operating activities	—	13,795	9,611	—	23,406
Cash flows from investing activities
Capital expenditures	—	(8,889)	(4,747)	—	(13,636)
Proceeds from sales of property, plant and equipment	—	1,973	17	—	1,990
Net cash from investing activities	—	(6,916)	(4,730)	—	(11,646)
Cash flows from financing activities
Net (payments to) collections from affiliates on notes	—	(12,085)	582	—	(11,503)
Net cash from financing activities	—	(12,085)	582	—	(11,503)
Effect of changes in foreign exchange rates on cash	—	—	(3,326)	—	(3,326)
Net change in cash and cash equivalents	—	(5,206)	2,137	—	(3,069)
Cash and cash equivalents
Beginning of period	—	5,446	12,329	—	17,775
End of period	$—	$240	$14,466	$—	$14,706

Audited Financial Statements

ASIA ALUMINUM GROUP LIMITED
(Incorporated in the British Virgin Islands with limited liability)

Years ended June 30, 2006, 2005 and 2004

ASIA ALUMINUM GROUP LIMITED

CONTENTS

Pages
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-97
AUDITED FINANCIAL STATEMENTS
Consolidated:
Income statements	F-98
Balance sheets	F-99
Statements of changes in equity	F-100 - F-101
Cash flow statements	F-102 - F-103
Notes to financial statements	F-104 - F-146

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Asia Aluminum Group Limited
(Incorporated in the British Virgin Islands with limited liability)

We have audited the accompanying consolidated balance sheets of Asia Aluminum Group Limited (the “Company”) and its subsidiaries (the “Group”) as of June 30, 2006 and 2005 and the related consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements for each of the years ended June 30, 2006, 2005 and 2004. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of June 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in Hong Kong.

Accounting principles generally accepted in Hong Kong vary in certain significant respects from United States generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 34 to the financial statements.

/s/ ERNST & YOUNG
Ernst & Young
Certified Public Accountants

Hong Kong
October 10, 2006

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED INCOME STATEMENTS
Years ended June 30, 2006, 2005 and 2004

	Notes	2006	2005	2004
		HK$’000	HK$’000	HK$’000
REVENUE	5	3,907,340	3,408,800	2,938,482
Cost of sales and services provided		(3,091,507)	(2,621,875)	(2,240,164)
Gross profit		815,833	786,925	698,318
Other income and gains, net	5	30,508	56,800	65,384
Selling and distribution costs		(102,305)	(91,478)	(76,755)
Administrative expenses		(153,481)	(138,400)	(125,400)
Other operating expenses, net		(5,210)	(1,883)	(24,040)
Finance costs	7	(145,865)	(96,407)	(50,210)
Share of losses of associates		(2,324)	—	—
PROFIT BEFORE TAX	6	437,156	515,557	487,297
Tax	8	(161,775)	(151,716)	(142,277)
PROFIT FOR THE YEAR		275,381	363,841	345,020
Attributable to:
Equity holders of the Company	9	303,665	378,369	358,874
Minority interests		(28,284)	(14,528)	(13,854)
		275,381	363,841	345,020
DIVIDENDS	10	151,748	—	143,549

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and 2005

	Notes	2006	2005
		HK$’000	HK$’000
			(Restated)
NON-CURRENT ASSETS
Property, plant and equipment	11	2,093,183	1,415,574
Prepaid land lease payment	12	2,511	2,612
Interests in associates	15	2,811	91
Deposits paid	16	21,143	92,716
Deferred tax assets	8	2,436	2,436
Total non-current assets		2,122,084	1,513,429
CURRENT ASSETS
Trade receivables	24	564,770	555,666
Inventories	17	389,390	349,693
Prepayments, deposits and other receivables		121,201	178,561
Due from related companies	18	126,138	35,159
Due from minority equity holders of subsidiaries	19	69	69
Due from fellow subsidiaries	1	99,871	46,551
Due from the immediate holding company	1	22,525	33,929
Deposits with a non-bank financial institution		3,451	13,642
Cash and bank balances	20	2,735,705	2,022,528
Pledged bank deposits	20, 24	28,846	38,606
Total current assets		4,091,966	3,274,404
CURRENT LIABILITIES
Trade payables		229,482	174,840
Accrued liabilities and other payables		562,233	368,567
Derivative financial instruments	21	28,019	—
Due to fellow subsidiaries	1	375,769	29,418
Due to the immediate holding company	1	1,309,669	1,134,023
Due to minority equity holders/shareholders	22	50,942	77,528
Trust receipt loans	24	465,140	278,656
Interest-bearing bank and other loans	23, 24	476,123	373,117
Finance lease payables	23, 25	528	398
Tax payable		117,174	98,077
Total current liabilities		3,615,079	2,534,624
NET CURRENT ASSETS		476,887	739,780
TOTAL ASSETS LESS CURRENT LIABILITIES		2,598,971	2,253,209
NON-CURRENT LIABILITIES
Finance lease payables	23, 25	342,990	172,691
Net assets		2,255,981	2,080,518
EQUITY
Equity attributable to equity holders of the Company
Issued capital	26	184	184
Share premium account		625,847	625,847
Reserves	27(a)	1,623,807	1,421,381
		2,249,838	2,047,412
Minority interests		6,143	33,106
Total equity		2,255,981	2,080,518

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years ended June 30, 2006, 2005 and 2004

	Attributable to equity holders of the Company
		Share		Statutory	Exchange	Statutory		Proposed
	Issued	premium	Capital	surplus	fluctuation	public	Retained	final		Minority	Total
	capital	account	reserve	reserve	reserve	welfare fund	profits	dividend	Total	interests	equity
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
At July 1, 2003	184	625,847	74,467	130,217	(5,213)	12,840	615,875	104,662	1,558,879	61,488	1,620,367
Exchange realignment and total income and expenses for the year recognised directly in equity	—	—	—	—	(499)	—	—	—	(499)	—	(499)
Profit for the year	—	—	—	—	—	—	358,874	—	358,874	(13,854)	345,020
Total income and expense for the year	—	—	—	—	(499)	—	358,874	—	358,375	(13,854)	344,521
2003 dividend declared	—	—	—	—	—	—	—	(104,662)	(104,662)	—	(104,662)
Proposed 2004 dividend	—	—	—	—	—	—	(143,549)	143,549	—	—	—
Transfer to statutory surplus reserve	—	—	—	45,499	—	—	(45,499)	—	—	—	—
At June 30, 2004 and July 1, 2004	184	625,847	74,467	175,716	(5,712)	12,840	785,701	143,549	1,812,592	47,634	1,860,226

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Continued)
Years ended June 30, 2006, 2005 and 2004

	Attributable to equity holders of the Company
		Share		Statutory	Exchange	Statutory		Proposed
	Issued	premium	Capital	surplus	fluctuation	public	Retained	final		Minority	Total
	capital	account	reserve	reserve	reserve	welfare fund	profits	dividend	Total	interests	equity
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000 #	HK$’000	HK$’000	HK$’000	HK$’000
At June 30, 2004 and July 1, 2004	184	625,847	74,467	175,716	(5,712)	12,840	785,701	143,549	1,812,592	47,634	1,860,226
Profit for the year	—	—	—	—	—	—	378,369	—	378,369	(14,528)	363,841
2004 dividend declared	—	—	—	—	—	—	—	(143,549)	(143,549)	—	(143,549)
Transfer to statutory surplus reserve	—	—	—	32,769	—	—	(32,769)	—	—	—	—
At June 30, 2005 and July 1, 2005	184	625,847	74,467	208,485	(5,712)	12,840	1,131,301	—	2,047,412	33,106	2,080,518
Exchange realignment and total income and expenses for the year recognised directly in equity	—	—	—	—	50,509	—	—	—	50,509	1,321	51,830
Profit for the year	—	—	—	—	—	—	303,665	—	303,665	(28,284)	275,381
Total income and expense for the year	—	—	—	—	50,509	—	303,665	—	354,174	(26,963)	327,211
2005 dividend paid	—	—	—	—	—	—	(151,748)	—	(151,748)	—	(151,748)
Transfer to statutory surplus reserve	—	—	—	41,792	—	—	(41,792)	—	—	—	—
At June 30, 2006	184	625,847	74,467 *	250,277 *	44,797 *	12,840 *	1,241,426 *	—	2,249,838	6,143	2,255,981

                # Included in the balances of retained profits at June 30, 2006 was an amount of accumulated loss of HK$2,324,000 (2005: Nil; 2004: Nil) attributable to associates.

                  * Total reserves of the Group attributable to equity holders of the Company at June 30, 2006 amounted to HK$1,623,807,000 (2005: HK$1,421,381,000; 2004: HK$1,043,012,000).

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED CASH FLOW STATEMENTS
Years ended June 30, 2006, 2005 and 2004

	Notes	2006	2005	2004
		HK$’000	HK$’000	HK$’000
			(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax		437,156	515,557	487,297
Adjustments for:
Finance costs	7	145,865	96,407	50,210
Interest income	5	(16,847)	(17,214)	(11,902)
Share of losses of associates		2,324	—	—
Impairment/(write-back of impairment) for doubtful debts, net	6	(9,097)	(1,600)	24,040
Loss on disposal/write-off of items of property, plant and equipment, net	6	28,641	16,040	14,092
Fair value losses on trading of forward contracts, net	5	31,152	—	—
Depreciation of property, plant and equipment	6	130,423	127,787	95,140
Amortisation of a prepaid land lease payment	6	157	154	154
Operating profit before working capital changes		749,774	737,131	659,031
Increase in trade receivables		(7)	(12,040)	(118,552)
Increase in inventories		(39,697)	(6,639)	(53,728)
Decrease in prepayments, deposits and other receivables		57,363	72,663	42,720
Decrease/(increase) in amounts due from related companies		(90,979)	1,023	(14,350)
Decrease in amounts due from minority equity holders of subsidiaries		—	67,841	—
Increase/(decrease) in trade payables		54,642	(88,662)	30,758
Increase in accrued liabilities and other payables		193,666	116,504	77,001
Increase/(decrease) in trust receipt loans		186,484	(138,839)	(101,286)
Increase/(decrease) in amounts due to minority equity holders/shareholders		(35,607)	27,457	(35,480)
Cash generated from operations		1,075,639	776,439	486,114
Interest paid	7	(127,375)	(92,582)	(50,045)
Interest element on finance lease rental payments	7	(18,490)	(3,825)	(165)
Overseas tax paid		(142,678)	(161,490)	(121,927)
Net cash inflow from operating activities		787,096	518,542	313,977

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED CASH FLOW STATEMENTS (Continued)
Years ended June 30, 2006, 2005 and 2004

	Notes		2006	2005	2004
			HK$’000	HK$’000	HK$’000
				(Restated)	(Restated)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of items of property, plant and equipment			(547,850)	(440,730)	(156,829)
Proceeds from disposal of items of property, plant and equipment			2,413	9	527
Deposits refunded/(paid)			3,442	(35,040)	(61,892)
Capital injection to an associate			—	(4)	—
Advances to an associate			(5,044)	(87)	—
Interest received			16,847	17,214	11,902
Decrease in pledged bank deposits			9,760	36,723	(37,665)
Net cash outflow from investing activities			(520,432)	(421,915)	(243,957)
CASH FLOWS FROM FINANCING ACTIVITIES
New bank loans			473,263	320,386	557,251
New other loans			—	—	3,767
Repayment of bank loans			(370,257)	(420,715)	(235,970)
Repayment of other loans			—	(3,767)	(3,230)
Capital element of finance lease rental payments			(773)	(473)	(8,641)
Settlement for forward contracts			(3,133)	—	—
Advances from/(repayment to) related companies			—	(25,452)	25,452
Advances from/(repayment to) the immediate holding company, net	28	(b)	82,275	(141,681)	622,566
Advances from fellow subsidiaries			266,589	86,012	5,209
Dividends paid			(37,952)	(44,431)	(26,176)
Net cash inflow/(outflow) from financing activities			410,012	(230,121)	940,228
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS			676,676	(133,494)	1,010,248
Cash and cash equivalents at beginning of year			2,036,170	2,169,664	1,159,915
Effect of foreign exchange rate changes, net			26,310	—	(499)
CASH AND CASH EQUIVALENTS AT END OF YEAR			2,739,156	2,036,170	2,169,664
ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances			2,735,705	2,022,528	1,866,556
Deposits with a non-bank financial institution			3,451	13,642	203,588
Non-pledged time deposits with original maturity of less than three months when acquired			—	—	99,520
			2,739,156	2,036,170	2,169,664

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

1.   CORPORATE INFORMATION

The registered office of the Company is located at 3rd Floor, Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, the British Virgin Islands.

The principal activity of the Company is investment holding. The principal activities of the Group consist of the manufacture and sale of aluminum and stainless steel products and the provision of design and testing services for aluminum products.

The Company is a subsidiary of Asia Aluminum Holdings Limited (“AAHL”), a company incorporated in Bermuda. The directors consider AA Investments Limited (“AAIL”), a company incorporated in Bermuda, as the Company’s ultimate holding company as at June 30, 2006.

During each of the three years ended June 30, 2006, the Company and its subsidiaries had transactions with other members of the AAIL group and these financial statements reflect the effect of these transactions.

Except for an amount due to the immediate holding company as at June 30, 2006 of HK$1,309,669,000 (2005: HK$1,134,023,000) which bears interest at rates of 8% - 9% (2005: 8% - 9%) per annum, the balances with group companies are unsecured, interest-free and have no fixed terms of repayment.

2.1   BASIS OF PREPARATION

These financial statements have been prepared in accordance with Hong Kong Financial Reporting Standards (“HKFRSs”) (which also include Hong Kong Accounting Standards (“HKASs”) and Interpretations) issued by the Hong Kong Institute of Certified Public Accountants, accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance. They have been prepared under the historical cost convention, except for derivative financial instruments, which have been measured at fair value. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries for each of the three years ended June 30, 2006. The results of subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases. All significant intercompany transactions and balances within the Group are eliminated on consolidation.

The acquisition of subsidiaries during the year has been accounted for using the purchase method of accounting. This method involves allocating the cost of the business combinations to the fair value of the assets acquired, and liabilities and contingent liabilities assumed at the date of acquisition. The cost of the acquisition is measured at the aggregate of the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition.

Minority interests represent the interests of outside shareholders in the results and net assets of the Company’s subsidiaries.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.2   IMPACT OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS

The following new and revised HKFRSs affect the Group and are adopted for the first time for the current year’s financial statements:

HKAS 1	Presentation of Financial Statements
HKAS 2	Inventories
HKAS 7	Cash Flow Statements
HKAS 8	Accounting Policies, Changes in Accounting Estimates and Errors
HKAS 10	Events after the Balance Sheet Date
HKAS 12	Income Taxes
HKAS 14	Segment Reporting
HKAS 16	Property, Plant and Equipment
HKAS 17	Leases
HKAS 18	Revenue
HKAS 19	Employee Benefits
HKAS 20	Accounting for Government Grants and Disclosure of Government Assistance
HKAS 21	The Effects of Changes in Foreign Exchange Rates
HKAS 23	Borrowing Costs
HKAS 24	Related Party Disclosures
HKAS 27	Consolidated and Separate Financial Statements
HKAS 28	Investments in Associates
HKAS 32	Financial Instruments: Disclosure and Presentation
HKAS 36	Impairment of Assets
HKAS 37	Provisions, Contingent Liabilities and Contingent Assets
HKAS 38	Intangible Assets
HKAS 39	Financial Instruments: Recognition and Measurement
HKAS 39 Amendment	Transition and Initial Recognition of Financial Assets and Financial Liabilities
HKFRS 2	Share-based Payment
HKFRS 3	Business Combinations
HK-Int 4	Leases—Determination of the Length of Lease Term in respect of Hong Kong Land Leases

The adoption of HKASs 2, 7, 8, 10, 12, 14, 16, 18, 19, 20, 21, 23, 27, 28, 37, 38, HKFRS 2 and HK-Int 4 has had no material impact on the accounting policies of the Group and the Company and the methods of computation in the Group’s and the Company’s financial statements.

HKAS 1 has affected the presentation of minority interests on the face of the consolidated balance sheet, consolidated income statement, consolidated statement of changes in equity and other disclosures. In addition, in prior periods, the Group’s share of tax attributable to associates was presented as a component of the Group’s total tax charge/(credit) in the consolidated income statement. Upon the adoption of HKAS 1, the Group’s share of the post-acquisition results of associates is presented net of the Group’s share of tax attributable to associates.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.2   IMPACT OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS (Continued)

HKAS 24 has expanded the definition of related parties and affected the Group’s related party disclosures.

The impact of adopting the other HKASs/HKFRSs is summarised as follows:

(a)   HKAS 17—Leases

In prior years, leasehold land and buildings held for own use were stated at cost less accumulated depreciation and any impairment losses.

Upon the adoption of HKAS 17, the Group’s leasehold interest in land and buildings is separated into leasehold land and buildings. The Group’s leasehold land is classified as an operating lease, because the title of the land is not expected to pass to the Group by the end of the lease term, and is reclassified from property, plant and equipment to prepaid land lease payments, while buildings continue to be classified as part of property, plant and equipment. Prepaid land premiums for land lease payments under operating leases are initially stated at cost and subsequently amortised on the straight-line basis over the lease term. When the lease payments cannot be allocated reliably between the land and buildings elements, the entire lease payments are included in the cost of the land and buildings as a finance lease in property, plant and equipment.

This change in accounting policy has had no effect on the consolidated income statement and retained profits. The comparative amount of HK$2,612,000 for the year ended June 30, 2005 in the consolidated balance sheet has been restated to reflect the reclassification of leasehold land.

(b)   HKAS 32 and HKAS 39—Financial Instruments

Derivative financial instruments

In prior years, the Group entered into various derivative financial instruments to manage its commodity price and foreign currency exposures. From July 1, 2005, derivative financial instruments, including forward foreign currency contracts and aluminum forward contracts are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at their fair values. Since the derivative financial instruments did not meet the criteria for hedge accounting, they are classified as financial assets or liabilities at fair value through profit or loss and changes in the fair value of any derivative instruments are recognised immediately in the income statement.

This change in accounting policy has had no effect on the consolidated income statement and retained profits. In accordance with the transitional provisions of HKAS 39, comparative amounts have not been restated.

(c)   HKFRS 3—Business Combinations and HKAS 36—Impairment of Assets

In prior years, goodwill arising on acquisitions prior to July 1, 2001 was eliminated against the consolidated capital reserve in the year of acquisition and was not recognised in the consolidated income statement until disposal or impairment of the acquired business.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.2   IMPACT OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS (Continued)

(c)   HKFRS 3—Business Combinations and HKAS 36—Impairment of Assets (continued)

In accordance with the transitional provision of HKFRS 3, goodwill previously eliminated against the consolidated capital reserve remains eliminated against the consolidated capital reserve and is not recognised in the income statement when all or part of the business to which the goodwill relates is disposed of or when a cash-generating unit to which the goodwill relates becomes impaired.

This change in accounting policy has had no significant effect on the consolidated financial statements. In accordance with HKFRS 3, the accounting policy applied in respect of goodwill relating to acquisitions for which the agreement date is on or after January 1, 2005 is explained in note 2.4 in the financial statements.

2.3   IMPACT OF ISSUED BUT NOT YET EFFECTIVE HONG KONG FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised HKFRSs, that have been issued but are not yet effective, in these financial statements. Unless otherwise stated, these HKFRSs are effective for annual periods beginning on July 1, 2006:

HKAS 1 Amendment	Capital Disclosures
HKAS 19 Amendment	Actuarial Gains and Losses, Group Plans and Disclosures
HKAS 39 Amendment	Cash Flow Hedge Accounting of Forecast Intragroup Transactions
HKAS 39 Amendment	The Fair Value Option
HKAS 39 & HKFRS 4 Amendments	Financial Guarantee Contracts
HKFRS 7	Financial Instruments: Disclosures

The HKAS 1 Amendment shall be applied for annual periods beginning on July 1, 2007. The revised standard will affect the disclosures about qualitative information about the Group’s objective, policies and processes for managing capital; quantitative data about what the Company regards as capital; and compliance with any capital requirements and the consequences of any non-compliance.

HKFRS 7 requires disclosures relating to financial instruments and incorporates many of the disclosure requirements of HKAS 32 relating to financial instruments. This HKFRS shall be applied for annual periods beginning on July 1, 2007.

In accordance with the amendments to HKAS 39 regarding financial guarantee contracts, financial guarantee contracts are initially recognised at fair value and are subsequently measured at the higher of (i) the amount determined in accordance with HKAS 37 and (ii) the amount initially recognised, less, when appropriate, cumulative amortisation recognised in accordance with HKAS 18.

Except as stated above, the Group expects that the adoption of the pronouncements listed above will not have any significant impact on the Group’s financial statements in the period of initial application.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Company controls, directly or indirectly, so as to obtain benefits from its activities.

The results of subsidiaries are included in the Company’s income statement to the extent of dividends received and receivable. The Company’s interests in subsidiaries are stated at cost less any impairment losses.

Joint ventures

A joint venture is an entity set up by contractual arrangement, whereby the Group and other parties undertake an economic activity. The joint venture operates as a separate entity in which the Group and the other parties have an interest.

The joint venture agreement between the venturers stipulates the capital contributions of the joint venture parties, the duration of the joint venture entity and the basis on which the assets are to be realised upon its dissolution. The profits and losses from the joint venture’s operations and any distributions of surplus assets are shared by the venturers, either in proportion to their respective capital contributions, or in accordance with the terms of the joint venture agreement.

A joint venture is treated as:

(a)          a subsidiary, if the Group has unilateral control, directly or indirectly, over the joint venture;

(b)         a jointly-controlled entity, if the Group does not have unilateral control, but has joint control, directly or indirectly, over the joint venture;

(c)          an associate, if the Group does not have unilateral or joint control, but holds, directly or indirectly, generally not less than 20% of the joint venture’s registered capital and is in a position to exercise significant influence over the joint venture; or

(d)         an equity investment accounted for in accordance with HKAS 39, if the Group holds, directly or indirectly, less than 20% of the joint venture’s registered capital and has neither joint control of, nor is in a position to exercise significant influence over, the joint venture.

Associates

An associate is an entity, not being a subsidiary, in which the Group has a long term interest of generally not less than 20% of the equity voting rights and over which it is in a position to exercise significant influence.

The Group’s share of the post-acquisition results and reserves of associates is included in the consolidated income statement and consolidated reserves, respectively. The Group’s interests in associates are stated in the consolidated balance sheet at the Group’s share of net assets under the equity method of accounting, less any impairment losses.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill arising on the acquisition of subsidiaries represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the acquirees’ identifiable assets acquired, and liabilities and contingent liabilities assumed as at the date of acquisition.

Goodwill on acquisitions for which the agreement date is on or after January 1, 2005

Goodwill arising on acquisition is recognised in the consolidated balance sheet as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

The carrying amount of goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units to which the goodwill is so allocated:

•       represents the lowest level within the Group at which the goodwill is monitored for internal management purposes; and

•       is not larger than a segment based on either the Group’s primary or the Group’s secondary reporting format determined in accordance with HKAS 14 “Segment Reporting”.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised.

Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

An impairment loss recognised for goodwill is not reversed in a subsequent period.

Goodwill previously eliminated against the consolidated reserves

Prior to the adoption of Hong Kong Statement of Standard Accounting Practice (“SSAP”) 30 “Business Combinations” in 2001, goodwill arising on acquisition was eliminated against the consolidated capital reserve in the year of acquisition. On the adoption of HKFRS 3, such goodwill remains eliminated against the consolidated capital reserve and is not recognised in the income statement when all or part of the business to which the goodwill relates is disposed of or when a cash-generating unit to which the goodwill relates becomes impaired. The amount remaining in the consolidated capital reserve is disclosed in note 13 to the financial statements.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than financial assets, inventories, deferred tax assets and goodwill), the asset’s recoverable amount is estimated. An asset’s recoverable amount is calculated as the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the income statement in the period in which it arises.

An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset other than goodwill is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, however not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation), had no impairment loss been recognised for the asset in prior years. A reversal of such impairment loss is credited to the income statement in the period in which it arises.

Related parties

A party is considered to be related to the Group if the party:

(a)          directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Group; (ii) has an interest in the Group that gives it significant influence over the Group; or (iii) has joint control over the Group;

(b)         is an associate;

(c)          is a jointly-controlled entity;

(d)         is a member of the key management personnel of the Group or its holding companies;

(e)          is a close member of the family of any individual referred to in (a) or (d);

(f)            is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (d) or (e); or

(g)          is a post-employment benefit plan for the benefit of the employees of the Group, or of any entity that is a related party of the Group.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, plant and equipment and depreciation

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses. The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after items of property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of an item of property, plant and equipment, and where the cost of the item can be measured reliably, the expenditure is capitalised as an additional cost of that asset or as a replacement.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property, plant and equipment to its residual value over its estimated useful life. The principal annual rates used for this purpose are as follows:

Buildings	• 5% or over lease terms, whichever is shorter
Plant and machinery	• 6.25%
Moulds	• 12.5% to 20%
Furniture and fixtures	• 10%
Office equipment	• 16.67%
Motor vehicles	• 16.67%

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately.

Residual values, useful lives and depreciation method are reviewed, and adjusted if appropriate, at each balance sheet date.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognised in the income statement in the year the asset is derecognised is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Construction in progress represents the costs incurred in connection with the construction of property, plant and equipment less any impairment losses and is not depreciated. Cost comprises the direct costs incurred during the period of construction and installation and capitalised borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Leases

Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the present value of the minimum lease payments and recorded together with

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases (continued)

the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases are included in property, plant and equipment, and depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the income statement so as to provide a constant periodic rate of charge over the lease terms.

Assets acquired through hire purchase contracts of a financing nature are accounted for as finance leases, but are depreciated over their estimated useful lives.

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessor, assets leased by the Group under operating leases are included in non-current assets, and rentals receivable under the operating leases are credited to the income statement on the straight-line basis over the lease terms. Where the Group is the lessee, rentals payable under the operating leases are charged to the income statement on the straight-line basis over the lease terms.

Prepaid land lease payments under operating leases are initially stated at cost and subsequently recognised on the straight-line basis over the lease terms.

Investments and other financial assets (applicable to the year ended June 30, 2006)

Financial assets in the scope of HKAS 39 are classified as either financial assets at fair value through profit or loss and loans and receivables as appropriate. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets after initial recognition and, where allowed and appropriate, re-evaluates this designation at the balance sheet date.

All regular way purchases and sales of financial assets are recognised on the trade date, i.e., the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are acquired for the purpose of sale in the near term. Derivatives are also classified as held for trading unless they are designated and effective hedging instruments. Gains or losses on investments held for trading are recognised in the income statement.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest method. Gains and losses are recognised in the income statement when the loans and receivables are derecognised or impaired, as well as through the amortisation process.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments and other financial assets (applicable to the year ended June 30, 2006) (continued)

Fair value

The fair value of investments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business at the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions; reference to the current market value of another instrument which is substantially the same; a discounted cash flow analysis; and option pricing models.

Impairment of financial assets (applicable to the year ended June 30, 2006)

The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired.

Assets carried at amortised cost

If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced either directly or through the use of an allowance account. The amount of the impairment loss is recognised in the income statement.

The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If it is determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and that group is collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. Any subsequent reversal of an impairment loss is recognised in the income statement, to the extent that the carrying value of the asset does not exceed its amortised cost at the reversal date.

Derecognition of financial assets (applicable to the year ended June 30, 2006)

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised where:

•       the rights to receive cash flows from the asset have expired;

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derecognition of financial assets (applicable to the year ended June 30, 2006) (continued)

•       the Group retains the rights to receive cash flows from the asset, but has assumed an obligation to pay in full without material delay to a third party under a “pass-through” arrangement; or

•       the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, where the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Interest-bearing loans and borrowings

All loans and borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method.

Gains and losses are recognised in net profit or loss when the liabilities are derecognised as well as through the amortisation process.

Derecognition of financial liabilities (applicable to the year ended June 30, 2006)

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognised in the income statement.

Derivative financial instruments and hedging (applicable to the year ended June 30, 2006)

The Group uses derivative financial instruments such as forward currency contracts to hedge its risks associated with foreign currency fluctuations. Such derivative financial instruments are initially recognised

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative financial instruments and hedging (applicable to the year ended June 30, 2006) (continued)

at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

Any gains or losses arising from changes in fair value on derivatives that do not qualify for hedge accounting are taken directly to the income statement for the year.

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined on the weighted average basis and, in the case of work in progress and finished goods, comprises direct materials, direct labour and an appropriate proportion of overheads. Net realisable value is based on estimated selling prices less any estimated costs to be incurred to completion and disposal.

Government grants

Government grants are recognised at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is deducted from the carrying amount of the asset and released to the income statement by way of a reduced depreciation charge.

Revenue recognition

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably, on the following bases:

(a)          from the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold;

(b)         service income from the rendering of design and testing services, on an accrual basis when the services are rendered;

(c)          interest income, an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset;

(d)         dividend income, when the shareholder’s right to receive payment has been established; and

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (continued)

(e)          net gains or losses on forward contracts, in respect of all open contracts existing at the balance sheet date by translating the contract amounts at the prices ruling at the balance sheet date, and on all closed positions on the trade date basis.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained profits within the equity section of the balance sheet, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognised as a liability.

Interim dividends are simultaneously proposed and declared, because the Company’s Bye-Laws grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognised immediately as a liability when they are proposed and declared.

Employee benefits

Paid leave carried forward

The Group provides paid annual leave to its employees under their employment contracts on a calendar year basis. Under certain circumstances, such leave which remains untaken as at the balance sheet date is permitted to be carried forward and utilised by the respective employees in the following year. An accrual is made at the balance sheet date for the expected future cost of such paid leave earned during the year by the employees and carried forward.

Long service payments

Certain of the Group’s employees have completed the required number of years of service to the Group in order to be eligible for long service payments under the Hong Kong Employment Ordinance in the event of the termination of their employment. The Group is liable to make such payments in the event that such a termination of employment meets the circumstances specified in the Hong Kong Employment Ordinance.

A provision is recognised in respect of the probable future long service payments expected to be made. The provision is based on the best estimate of the probable future payments which have been earned by the employees from their services to the Group to the balance sheet date.

Pension schemes

The Group operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the “MPF Scheme”) under the Mandatory Provident Fund Schemes Ordinance for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with the

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee benefits (continued)

employees when contributed into the MPF Scheme, except for the Group’s employer voluntary contributions, which are refunded to the Group when an employee leaves employment prior to the contributions vesting fully, in accordance with the rules of the MPF Scheme.

The employees of the Group’s subsidiaries which operate in Mainland China (the “PRC”) are required to participate in a central pension scheme operated by the local municipal government, the assets of which are held separately from those of the Group. These PRC subsidiaries are required to contribute certain percentage of their respective payroll costs to the central pension scheme, which are charged to the income statement as they become payable, in accordance with the rules of the scheme. The employer contributions vest fully once they are made.

Income tax

Income tax comprises current and deferred tax. Income tax is recognised in the income statement, or in equity if it relates to items that are recognised in the same or a different period directly in equity.

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•       where the deferred tax liability arises from goodwill or the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•       in respect of taxable temporary differences associated with investments in subsidiaries and associates, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilised except:

•       where the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•       in respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Tax (continued)

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Conversely, previously unrecognised deferred tax assets are reassessed at each balance sheet date and are recognised to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Intangible assets (other than goodwill)

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each balance sheet date.

Research and development costs

All research costs are charged to the income statement as incurred.

Expenditure incurred on projects to develop new products is capitalised and deferred only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditure during the development. Product development expenditure which does not meet these criteria is expensed when incurred.

Deferred development costs are stated at cost less any impairment losses and are amortised using the straight-line basis over the commercial lives of the underlying products not exceeding five years, commencing from the date when the products are put into commercial production.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalised.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Borrowing costs (continued)

These financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions are initially recorded using the functional currency rates ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rates of exchange ruling at the balance sheet date. All differences are taken to the income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The functional currencies of certain overseas subsidiaries and associates are currencies other than the Hong Kong dollar. As at the balance sheet date, the assets and liabilities of these entities are translated into the presentation currency of the Company at the exchange rates ruling at the balance sheet date and, their income statements are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are included in the exchange fluctuation reserve account. On disposal of a foreign entity, the deferred cumulative amount recognised in the exchange fluctuation reserve account relating to that particular foreign operation is recognised in the income statement.

For the purpose of the consolidated cash flow statement, the cash flows of overseas subsidiaries are translated into Hong Kong dollars at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into Hong Kong dollars at the weighted average exchange rates for the year.

Provisions

A provision is recognised when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the balance sheet date of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the income statement.

Cash and cash equivalents

For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents (continued)

For the purpose of the consolidated balance sheet, cash and bank balances comprise cash on hand and at banks, including term deposits, which are not restricted as to use.

3.   SIGNIFICANT ACCOUNTING ESTIMATES

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Provision for obsolete inventories

The management of the Group reviews the aged analysis at each balance sheet date, and makes allowance for obsolete and slow-moving inventory items identified that are no longer suitable for use in production and sale. The management estimates the net realisable value for such finished goods and work in progress based primarily on the latest invoice prices and current market conditions.

Impairment allowances for bad and doubtful debts

Impairment allowances for bad and doubtful debts are made based on assessment of the recoverability of trade receivables and other receivables. The identification of doubtful debts requires management judgement and estimates. Where the actual outcome or expectation in future is different from the original estimate, such differences will impact the carrying value of the receivables and doubtful debt expenses/write-back in the period in which such estimate has been changed.

4.   RELATED PARTY TRANSACTIONS

(a)          The Group had the following transactions with related parties during each of the three years ended June 30, 2006 in addition to those disclosed elsewhere in the financial statements:

	Notes	2006	2005	2004
		HK$’000	HK$’000	HK$’000
Sales of finished goods to a shareholder: Indalex Aluminum Solutions Group (“IASG”)	(i)	302,539	139,234	102,617
Sales of finished goods to a company of which a director of a non wholly-owned subsidiary is also a director	(ii)	8,054	10,805	14,241
Sales of raw materials to a fellow subsidiary	(iii)	20,258	—	—
Sales of finished goods to fellow subsidiaries	(iii)	12,367	—	—

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

4.   RELATED PARTY TRANSACTIONS (Continued)

(a)          The Group had the following transactions with related parties during each of the three years ended June 30, 2006 in addition to those disclosed elsewhere in the financial statements: (continued)

	Notes		2006	2005	2004
			HK$’000	HK$’000	HK$’000
Sales of items of property, plant and equipment to fellow subsidiaries	(iii	)	22,908	—	—
Purchases of items of property, plant and equipment from a fellow subsidiary	(iii	)	49,350	—	—
Deposit received from a related company	(iv	)	—	—	25,424
Purchases of items of property, plant and equipment from IASG	(i	)	—	—	778
Consultancy fee paid to a former director of the Company	(v	)	—	—	1,228
Interest income received from minority equity holders of two non wholly-owned subsidiaries	(vi	)	—	6,748	—

In addition to the foregoing, management fees in the amount of HK$16,330,000 (2005: HK$16,330,000; 2004: HK$16,330,000) were paid during the year ended June 30, 2006 by the Company and certain of its subsidiaries, which are wholly-owned by the Company, to Asia Aluminum Management Limited, a fellow subsidiary of the Company. These management fees were paid on a cost-recovery basis.

Notes:

          (i) IASG comprises companies associated with Indalex UK Limited (“Indalex”), a company which became the minority shareholder of the Company upon the acquisition of a 26.2% equity interest in the Company on 8 June 2001. The directors of the Company consider that these transactions were made according to prices and other terms similar to those offered to unrelated customers of the Group.

      (ii) The directors of the Company consider that the sale of finished goods to a company, of which a director of a non wholly-owned subsidiary is also a director, were made according to prices and other terms similar to those offered to unrelated customers of the Group.

  (iii) The directors of the Company consider that these transactions were made according to prices and other terms similar to those offered to/from unrelated customers/suppliers of the Group.

    (iv) The deposit was received in respect of sale of finished goods to be made. The directors of the Company consider that the sales to be made were according to prices and other terms similar to those offered to unrelated customers of the Group.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

4.   RELATED PARTY TRANSACTIONS (Continued)

        (v) Pursuant to a service agreement between the Group and a former director of the Company on August 8, 2003, the consultancy fee was charged at a monthly rate of HK$107,000. The directors of the Company consider that the monthly consultancy fee was based on normal commercial terms.

    (vi) The interest was received in respect of amounts due from minority equity holders of subsidiaries at a fixed rate of 7.2% per annum.

Each of Guangdong Nanhua Aluminium Factory Co., Ltd. (“Guangdong Nanhua”) and Foshan Nanhai Hongjia Aluminium Materials and Stainless Steel Co., Ltd. (“Hongjia Aluminum”), the minority equity holders of two subsidiaries of the Group, has granted the Group the right to use certain underlying parcels of land and buildings on a rent-free basis. Based on the legal advice, the directors of the Company consider that the above arrangement is valid and legally binding under the prevailing PRC applicable law and regulations.

At June 30, 2005, cash maintained with bank accounts in the PRC under the name of associates of two directors held on behalf of the Group amounted to HK$71,000.

(b)   Compensation of key management personnel of the Group:

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Short term employee benefits	9,919	8,533	7,801
Post-employment benefits	—	—	—
Share-based payments	—	—	—
Total compensation paid to key management personnel	9,919	8,533	7,801

Further details of directors’ emoluments are included in note 6 to the financial statements.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

5.   REVENUE, OTHER INCOME AND GAINS, NET

Revenue, which is also the Group’s turnover, represents the aggregate of net invoiced amounts, after allowances for returns and trade discounts, from the sale of goods, the provision of design and testing services for aluminum products and other business.

An analysis of the Group’s revenue, other income and gains, net is as follows:

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Revenue:
Manufacture and sale of aluminum extrusion products	3,775,414	3,225,784	2,493,619
Manufacture and sale of stainless steel products	123,153	116,978	353,057
Manufacture and sale of aluminum panels	7,066	59,345	74,867
Provision of design and testing services for aluminum products	1,707	6,693	16,939
	3,907,340	3,408,800	2,938,482
Other income and gains, net:
Interest income	16,847	17,214	11,902
Net gains on trading of forward contracts:
Realised gains	—	5,543	38,849
Unrealised gains/(losses)	—	3,122	(3,266)
Fair value losses on trading of forward contracts, net	(31,152)	—	—
Management fee income from other AAIL group companies	10,800	10,800	10,800
Sales of scrap materials	10,621	5,748	3,809
Exchange gains, net	14,378	—	—
Sundry income	9,014	14,373	3,290
	30,508	56,800	65,384
	3,937,848	3,465,600	3,003,866

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

6.   PROFIT BEFORE TAX

The Group’s profit before tax is arrived at after charging/(crediting) the following:

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
		(Restated)	(Restated)
Cost of inventories sold*	3,090,306	2,620,737	2,237,284
Cost of services provided	1,201	1,138	2,880
Depreciation of property, plant and equipment*	130,423	127,787	95,140
Amortisation of a prepaid land lease payment	157	154	154
Directors’ remuneration:
Fee	—	—	—
Other emoluments	4,875	3,799	5,437
Employee benefits expense(excluding directors’ emoluments):
Salaries and wages	115,908	101,046	92,817
Pension scheme contributions	344	369	355
	116,252	101,415	93,172
Auditors’ remuneration	3,567	2,249	1,850
Impairment/(write-back of impairment)for doubtful debts, net	(9,097)	(1,600)	24,040
Minimum lease payments under operating leases on land and buildings	9,794	9,062	10,955
Loss on disposal/write-off of items of property,plant and equipment, net*	28,641	16,040	14,092
Exchange losses/(gains), net	(14,378)	(806)	230

                 * Out of the total depreciation charge of HK$130,423,000 (2005: HK$127,787,000; 2004: HK$95,140,000), an amount of HK$101,517,000 (2005: HK$98,215,000; 2004: HK$72,494,000) has been included in the cost of inventories sold. The cost of inventories sold also included certain loss on disposal/write-off of items of property, plant and equipment, net of HK$14,334,000 (2005: HK$16,040,000; 2004: HK$14,092,000).

7.   FINANCE COSTS

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Interest on bank loans, overdrafts and otherloans wholly repayable within five years	45,273	38,447	39,928
Interest on finance leases	18,490	3,825	165
Interest on loans from the immediate holding company	82,102	54,135	10,117
	145,865	96,407	50,210

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

8.   TAX

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Group:
Current—Hong Kong	—	—	—
Current—Mainland China	161,775	152,486	143,943
Deferred tax	—	(770)	(1,666)
Total tax charge for the year	161,775	151,716	142,277

No Hong Kong profits tax has been provided as there were no estimated assessable profits arising from the Group’s operations in Hong Kong during the year (2005: Nil; 2004: Nil). The statutory tax rate for Hong Kong profits tax is 17.5% (2005: 17.5%; 2004: 17.5%). Taxes on profits assessable elsewhere have been calculated at the applicable rates of tax in the jurisdictions in which the Group operates, based on existing legislation, interpretations and practices in respect thereof.

The statutory tax rate for the Mainland China corporate income tax is 33% (2005: 33%; 2004: 33%). Under the relevant laws and regulations in the Mainland China, certain subsidiaries (the “PRC Subsidiaries”) of the Company operating in the Mainland China are exempted from income tax for two years from their respective first profit-making year and are eligible for a 50% reduction in income tax for the following three years. During each of the three years ended June 30, 2006, provisions for income tax for these subsidiaries have been made at the applicable reduced rate for the PRC Subsidiaries.

A reconciliation of the tax expense applicable to profit before tax using the statutory rates for the countries in which the Company and its subsidiaries are domiciled to the tax expense at the effective tax rates is as follows:

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Profit before tax	437,156	515,557	487,297
Tax at the Mainland China’s statutory rate of 33%	144,261	170,134	160,808
Lower tax rate for Hong Kong and specific provinces in Mainland China	(31,514)	(40,667)	(32,209)
Income not subject to tax	(99)	(1,843)	(259)
Expenses not deductible for tax	48,331	23,391	13,719
Tax losses utilised from previous periods	—	—	(1,054)
Increase in unutilised tax losses carried forward	796	701	1,272
Tax charge at the Group’s effective rate	161,775	151,716	142,277

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

8.   TAX (Continued)

The movements of the principal components of the Group’s net deferred tax assets are as follows:

		Impairment	Fair value
	Accelerated	for	changes of
	depreciation	doubtful	forward
	allowances	debts	contracts	Total
	HK$’000	HK$’000	HK$’000	HK$’000
At July 1, 2003	—	—	—	—
Deferred tax credited/(charged) to the income statement during the year	(240)	1,379	527	1,666
At June 30, 2004 and July 1, 2004	(240)	1,379	527	1,666
Deferred tax credited/(charged) to the income statement during the year	101	1,787	(1,118)	770
At June 30, 2005 and July 1, 2005	(139)	3,166	(591)	2,436
Deferred tax credited/(charged) to the income statement during the year	—	—	—	—
At June 30, 2006	(139)	3,166	(591)	2,436

The Group has unrecognised tax losses arising in Hong Kong of HK$18,012,000 (2005: HK$18,517,000; 2004: HK$17,816,000) that are available indefinitely for offsetting against future taxable profits of companies in which the losses arose. Deferred tax assets have not been recognised in respect of these losses as they have arisen in subsidiaries that have been loss-making for some time.

9.   PROFIT ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY

The profit attributable to equity holders of the Company for the year ended June 30, 2006 dealt with in the financial statements of the Company was HK$230,076,000 (2005: loss of HK$76,605,000; 2004: profit of HK$143,812,000).

10.                               DIVIDENDS

	2006	2005	2004
	HK$’000	HK$’000	HK$’000
Interim:
HK$64.28 (2005: Nil; 2004: Nil) per ordinary share	151,748	—	—
Proposed final:
Nil (2005: Nil; 2004: HK$60.80) per ordinary share	—	—	143,549
	151,748	—	143,439

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

11.   PROPERTY, PLANT AND EQUIPMENT

			Plant,	Furniture
	Buildings	Construction	machinery	and	Office	Motor
	in the PRC	in progress	and moulds	fixtures	equipment	vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
June 30, 2006
Cost:
At July 1, 2005 (restated)	200,204	498,354	1,251,726	36,174	25,077	47,320	2,058,855
Additions	3,774	745,264	80,120	373	1,174	5,828	836,533
Disposals	(972)	—	(44,675)	(271)	(73)	(3,924)	(49,915)
Write-off	(5,931)	—	(28,964)	(1,485)	—	—	(36,380)
Transfer from construction in progress	4,285	(7,081)	2,618	178	—	—	—
Exchange adjustments	4,295	6,801	25,300	767	496	921	38,580
At June 30, 2006	205,655	1,243,338	1,286,125	35,736	26,674	50,145	2,847,673
Accumulated depreciation:
At July 1, 2005 (restated)	78,663	—	491,290	12,716	21,670	38,942	643,281
Provided during the year	14,525	—	107,402	2,280	2,018	4,198	130,423
Write-back on disposals	—	—	(19,621)	(265)	—	(3,235)	(23,121)
Write-off	(3,985)	—	(5,058)	(169)	—	—	(9,212)
Exchange adjustments	1,679	—	9,969	274	428	769	13,119
At June 30, 2006	90,882	—	583,982	14,836	24,116	40,674	754,490
Net book value:
At June 30, 2006	114,773	1,243,338	702,143	20,900	2,558	9,471	2,093,183
At June 30, 2005 (restated)	121,541	498,354	760,436	23,458	3,407	8,378	1,415,574

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

11.   PROPERTY, PLANT AND EQUIPMENT (Continued)

			Plant,	Furniture
	Buildings	Construction	machinery	and	Office	Motor
	in the PRC	in progress	and moulds	fixtures	equipment	vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
June 30, 2005
Cost:
At July 1, 2004 (restated)	186,159	8,368	1,166,229	35,778	22,863	43,187	1,462,584
Additions	10,883	503,220	96,563	396	2,214	4,133	617,409
Disposals	—	—	(335)	—	—	—	(335)
Write-off	—	—	(20,803)	—	—	—	(20,803)
Transfer from construction in progress	3,162	(13,234)	10,072	—	—	—	—
At June 30, 2005	200,204	498,354	1,251,726	36,174	25,077	47,320	2,058,855
Accumulated depreciation:
At July 1, 2004 (restated)	64,975	—	393,554	10,509	19,797	31,748	520,583
Provided during the year (restated)	13,688	—	102,825	2,207	1,873	7,194	127,787
Write-back on disposals	—	—	(143)	—	—	—	(143)
Write-off	—	—	(4,946)	—	—	—	(4,946)
At June 30, 2005	78,663	—	491,290	12,716	21,670	38,942	643,281
Net book value:
At June 30, 2005 (restated)	121,541	498,354	760,436	23,458	3,407	8,378	1,415,574
At June 30, 2004 (restated)	121,184	8,368	772,675	25,269	3,066	11,439	942,001

The buildings are erected on land situated in the PRC under operating leases which expire between the years 2011 and 2016.

At June 30, 2006, certain items of property, plant and equipment, mainly buildings in the PRC and plant and machinery, with a total net book value of approximately HK$4,549,000 (2005: HK$4,892,000) and HK$19,064,000 (2005: HK$20,265,000), respectively, were pledged as security for certain banking facilities granted to the Group as set out in notes 23 and 24 to the financial statements.

The net book value of assets held under finance leases included in the total amount of property, plant and equipment at June 30, 2006 amounted to HK$353,715,000 (2005: HK$173,208,000).

During the year, certain plant and machinery and buildings in the PRC, amounting to HK$12,361,000 and HK$1,946,000, respectively, were written off because of the termination plan of aluminum panel operation.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

12.   PREPAID LAND LEASE PAYMENT

	2006	2005
	HK$’000	HK$’000
		(Restated)
Cost:
At the beginning of the year
As previously reported	—	—
Effect of adopting HKAS 17	3,049	3,049
As restated	3,049	3,049
Exchange adjustment	65	—
At June 30,	3,114	3,049
Amortisation:
At the beginning of the year
As previously reported	—	—
Effect of adopting HKAS 17	283	129
As restated	283	129
Recognised during the year	157	154
Exchange adjustment	6	—
At June 30,	446	283
Carrying amount at June 30,	2,668	2,766
Current portion included in prepayments, deposits and other receivables	(157)	(154)
Non-current portion	2,511	2,612

The prepaid land lease payment is held under a medium term lease and is situated in the PRC.

At June 30, 2006, certain item of land in the PRC with a net book value of approximately HK$2,668,000 (2005: HK$2,766,000) was pledged as security for the Group’s bank loan amounting to HK$23,558,000 (2005: HK$23,540,000), as further detailed in note 24 to financial statements.

Pursuant to an agreement and a supplementary agreement entered into between AAHL and the local bureau of High-Tech Development Zone of Zhaoqing City, Guangdong Province, the PRC (“Zhaoqing City”) in prior years, AAHL has agreed to acquire 50 years’ land use rights to 10,300 mu (approximately 6,867,000 square metres) of land located in the High-Tech Development Zone at an aggregate consideration of RMB288,400,000 (approximately HK$271,600,000). In turn, the local bureau of Zhaoqing City has agreed to refund the whole consideration of RMB288,400,000 to AAHL or its subsidiaries as compensation for the construction cost of basic infrastructure incurred by AAHL or its subsidiaries. During the year ended June 30, 2006, AAHL assigned the right to acquire 1,115 mu of the land use rights to the Group.

Accordingly, as at June 30 2006, the Group has paid consideration of RMB31,220,000 (approximately HK$30,019,000), obtaining 1,115 mu of land use rights and its related certificate. The local bureau of Zhaoqing City had refunded the same amount to the Group.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

13.   GOODWILL

As further detailed in note 2.2 to the financial statements, the Group applied the transitional provisions of HKFRS 3 that permitted goodwill in respect of business combinations which occurred prior to 2001, to remain eliminated against the consolidated capital reserve. The amount of goodwill remaining in the consolidated capital reserve arising from the acquisition of subsidiaries prior to the adoption of SSAP 30 in 2001, was HK$105,373,000 as at June 30, 2006 (2005: HK$105,373,000). The amount of goodwill is stated at its cost.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

14.   INVESTMENTS IN SUBSIDIARIES

Details of principal subsidiaries are as follows:

	Place of	Nominal value	Percentage
	incorporation/	of issued	of equity
	registration	ordinary share/	attributable to		Principal
Name	and operations	paid-up capital	the Company		activities
			2006	2005
Directly held
Asia Aluminum
Manufacturing
Company Limited	Hong Kong	HK$2	100	100	Investment
			(note b)		holding and
					trading of
					aluminum and
					stainless steel
					products
Long Hing Profits
Limited	British Virgin	US$1	100	100	Investment
	Islands/Hong Kong		(note b)		holding and
					trading of
					aluminum panels
					and high grade
					aluminum
					extrusion products
Pavillion Services
Limited	British Virgin	US$200	100	100	Trading of
	Islands/Hong Kong		(note b)		aluminum and
					stainless steel
					products
Huge Spot Holdings
Limited	British Virgin	US$1	100	100	Investment
	Islands/Mainland		(note b)		holding
	China
Kar Yip Holdings
Limited	British Virgin	US$1	100	100	Investment
	Islands/Mainland		(note b)		holding
	China

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

14.   INVESTMENTS IN SUBSIDIARIES (Continued)

Details of principal subsidiaries are as follows:

	Place of	Nominal value	Percentage
	incorporation/	of issued	of equity
	registration	ordinary share/	attributable to		Principal
Name	and operations	paid-up capital	the Company		activities
			2006	2005
Indirectly held
Majestic Holdings
Limited	Hong Kong	HK$60,000,000	100	100	Investment
			(note b)		holding and
trading of
aluminum
products
Guangdong Asia
Aluminium Factory
Co., Ltd.	Mainland	US$36,290,000	100	100	Manufacture
	China		(notes b		and trading of
			and c)		aluminum
products
Foshan Nanhai Panasia
Metal Spraying Co.,
Ltd.	Mainland	US$2,900,000	100	100	Subcontracting
	China		(notes b		of aluminum
			and c)		panels and
high grade
aluminum
extrusion
products
processing
Foshan Nanhai Xinya
Aluminium &
Stainless
Steel Co., Ltd.	Mainland	US$13,390,000	100	100	Subcontracting
	China		(notes b		of aluminum
			and c)		and stainless
steel products
processing
Foshan Nanhai Hongjia
Aluminum Company
Limited	Mainland	US$13,330,000	60	60	Manufacture
	China		(notes b		and trading of
			and d)		aluminum
products

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

14.   INVESTMENTS IN SUBSIDIARIES (Continued)

Details of principal subsidiaries are as follows:

	Place of	Nominal value	Percentage
	incorporation/	of issued	of equity
	registration	ordinary share/	attributable to		Principal
Name	and operations	paid-up capital	the Company		activities
			2006	2005
Foshan Nanhua
Aluminum Company
Limited	Mainland	US$17,000,000	60	60	Manufacture
	China		(notes b		and trading of
			and d)		aluminum
products
Zhaoqing Asia
Aluminum Factory
Co., Ltd.	Mainland	US$15,000,000	100	100	Manufacture
	China		(notes b		and trading of
			and c)		aluminum
products

The above table lists the subsidiaries of the Company which, in the opinion of the directors, principally affected the results of the year or formed a substantial portion of the net assets of the Group. To give details of other subsidiaries would, in the opinion of the directors, result in particulars of excessive length.

Notes:

(a)          An option (the “Call Option”) was granted by AAHL to Indalex, a minority shareholder of the Company, pursuant to which the minority shareholder has (i) the right in perpetuity to acquire from AAHL its entire equity interest in the Company, upon the failure of AAHL to stop and/or remedy any material breach of the shareholders’ agreement entered into between the parties; and (ii) the right to acquire from AAHL its entire equity interest in the Company upon the occurrence of certain triggering events during a period of three years commencing from 8 June 2001. These triggering events include, inter alia, AAHL ceasing to hold a 60% effective equity interest in the Company and Mr. Kwong Wui Chun, a director of the Company, ceasing to hold a 35% effective equity interest in AAHL.

In addition to the foregoing, AAHL has also granted a put option (“Put Option”) to Indalex, under which AAHL is obliged at the request of Indalex to purchase its entire equity interest in the Company under certain circumstances.

Neither the Call Option nor the Put Option were exercised during the year ended June 30, 2006 and 2005.

(b)         The Company’s effective equity interests in these companies will also be fully disposed of upon the exercise of the Call Option by Indalex.

(c)          These companies are registered as wholly foreign owned enterprises under the PRC law.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

14.   INVESTMENTS IN SUBSIDIARIES (Continued)

(d)         These companies were established in the Mainland China with independent third parties in the prior years, in each of which a 60% equity interest was held by the Group. As the Group is able to exercise unilateral control over the operational and financial policies of these joint venture companies, they have been accounted for as subsidiaries in accordance with the Group’s accounting policies in the current year. The purpose of the establishment of these subsidiaries is to execute the investment in assets of each of Guangdong Nanhua and Hongjia Aluminum and the Group has fully paid its share of capital contributions in cash of approximately RMB150,000,000 (approximately HK$141,804,000) into these subsidiaries.

In addition, the Group acquired certain business databases of Guangdong Nanhua and Hongjia Aluminum at an aggregate consideration of HK$73,558,000 in the prior years. As at the balance sheet date, the unsettled consideration in respect of HK$14,548,000 (2005: HK$14,548,000) was classified as part of “due to minority equity holders/shareholders” under current liabilities.

15.   INTERESTS IN ASSOCIATES

	2006	2005
	HK$’000	HK$’000
Share of net assets/(liabilities) other than goodwill	(2,320)	4
Due from an associate	5,131	87
	2,811	91

The amount due from an associate is unsecured, interest-free and has no fixed terms of repayment. The carrying amount of the amount due from the associate approximates to its fair value.

Particulars of the associates are as follows:

	Place of	Nominal value		Percentage of
	incorporation/	of issued		equity indirectly
	registration	ordinary share/		attributable to	Principal
Name	and operations	paid-up capital		the Company	activities
Phoenix Asia Dies Company Limited	Hong Kong	US$	1,000	40	Investment holding
Phoenix (Zhaoqing) Dies Manufacturing Co. Ltd.	Mainland China	US$	1,650,000	40	Production of dies

The following table illustrates the summarised financial information of the Group’s associates extracted from their management accounts:

	2006	2005
	HK$’000	HK$’000
Assets	36,126	10
Liabilities	41,926	87
Revenues	—	—
Loss	5,781	—

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

16.   DEPOSITS PAID

The balance mainly represented deposits paid for the purchase of aluminum extrusion presses and its associated handling systems, aluminum rolling mills and its associated auxiliary equipment and for construction works of plant.

17.   INVENTORIES

	2006	2005
	HK$’000	HK$’000
Raw materials	93,789	124,118
Work in progress	167,680	115,460
Finished goods	127,921	110,115
	389,390	349,693

As at June 30, 2006, the carrying amount of the Group’s inventories in the amount of HK$32,298,000 (2005: Nil) was pledged as security for the Group’s bank loan, as further detailed in note 24 to the financial statements.

18.   DUE FROM RELATED COMPANIES

Particulars of the amounts due from related companies disclosed pursuant to Section 161B of the Hong Kong Companies Ordinance are as follows:

		Maximum		Maximum
		amount	At June 30,	amount
	At	outstanding	and	outstanding	At
	June 30,	during	July 1,	during	July 1,
	2006	the year	2005	the year	2004
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
IASG (note (i))	125,362	134,312	35,159	40,491	28,823
Asia Aluminum (China) Ltd. (“AACL”) (note (ii))	—	—	—	7,359	7,359
Asia Aluminum (USA) Corp. (note (iii))	776	776	—	—	—
	126,138		35,159		36,182

Notes:

          (i) The basis of the related party relationship with IASG is set out in note 4 to the financial statements. The amount due from IASG is trade in nature, unsecured, interest-free and has no fixed terms of repayment.

      (ii) In prior years, AACL was the jointly-controlled entity of AAHL. During the year ended June 30, 2005, AACL became a subsidiary of AAHL and accordingly, became a fellow subsidiary of the Group.

  (iii) The amount due from Asia Aluminum (USA) Corp., of which a director is also a director of the Company, is unsecured, interest-free and has no fixed terms of repayment.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

18.   DUE FROM RELATED COMPANIES (Continued)

The amounts due from related companies are unsecured, interest-free and have no fixed terms of repayment, except for the amount due from AACL which was fully settled during the year ended June 30, 2005. The carrying amounts of amounts due from related companies approximate to their fair values.

19.   DUE FROM MINORITY EQUITY HOLDERS OF SUBSIDIARIES

The amounts due from minority equity holders of subsidiaries represent the accounts receivable arising from the sale of raw materials to the minority equity holders. The balances are unsecured, interest-free and repayable on demand.

The carrying amounts of amounts due from minority equity holders approximate to their fair values.

20.   CASH AND BANK BALANCES AND PLEDGED DEPOSITS

	2006	2005
	HK$’000	HK$’000
Cash and bank balances	2,735,705	2,022,528
Time deposits with banks	28,846	38,606
	2,764,551	2,061,134
Less: Pledged time deposits (note 24)	(28,846)	(38,606)
	2,735,705	2,022,528

At June 30, 2006, the cash and bank balances and time deposits with banks of the Group denominated in Renminbi (“RMB”) amounted to approximately HK$2,682,000,000 (2005: HK$2,055,000,000). The RMB is not freely convertible into foreign currencies. Subject to Mainland China Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for foreign currencies through banks authorised to conduct the foreign exchange business.

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short term time deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group, and earn interest at the respective short term time deposit rates. The carrying amounts of the cash and bank balances and the pledged deposits approximate to their fair values.

21.   DERIVATIVE FINANCIAL INSTRUMENTS

	Liabilities
	2006	2005
	HK$’000	HK$’000
Aluminum forward contracts	28,019	—

The carrying amounts of aluminum forward contracts are the same as their fair values.

The Group has entered into various aluminum forward contracts and forward foreign exchange contracts to manage the fluctuation of aluminum price and exchange rate exposures which did not meet

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

21.   DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

the criteria for hedge accounting. Changes in the fair value of non-hedging aluminum forward contracts and forward foreign exchange contracts amounting to HK$31,152,000 were charged to income statement during the year ended June 30, 2006.

The aggregate notional amount of aluminum forward contracts undertaken by the Group with a fair value liability of HK$28,019,000 amounted to HK$423,826,000 as at June 30, 2006. The maturity of the forward contracts were in August 2006.

There were no forward foreign exchange contracts outstanding as at June 30, 2006.

22.   DUE TO MINORITY EQUITY HOLDERS/SHAREHOLDERS

The amounts due to the minority equity holders of approximately HK$14,548,000 (2005: HK$38,703,000) represented the amounts due to minority equity holders/shareholders for the transfer of business database and purchases of items of property, plant and equipment on behalf of the two non wholly-owned subsidiaries. The remaining balance of approximately HK$36,394,000 (2005: HK$38,825,000) represented dividend payables to minority shareholders and cash advance from minority equity holders.

The carrying amounts of amounts due to minority equity holders/shareholders approximate to their fair values.

23.   INTEREST-BEARING BANK AND OTHER LOANS

	Effective
	interest
	rate (%)	Maturity	2006	2005
			HK$’000	HK$’000
Current
Finance lease payables (note 25)	10.4	June 2007	528	398
Bank loans—secured	5.88	June 2007	476,123	373,117
			476,651	373,515
Non-current
Finance lease payables (note 25)	10-11.8	February 2008- March 2009	342,990	172,691
			819,641	546,206

The carrying amounts of the Group’s borrowings are denominated in the following currencies.

	As at June 30, 2006
	HK
	Dollar	Renminbi	Total
	HK$’000	HK$’000	HK$’000
Bank loans	48,431	427,692	476,123

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

23.   INTEREST-BEARING BANK AND OTHER LOANS (Continued)

	As at June 30, 2005
	HK
	Dollar	Renminbi	Total
	HK$’000	HK$’000	HK$’000
Bank loans	—	373,117	373,117

The details of assets pledged as security for these borrowings are set out in note 24 to the financial statements.

The carrying amounts of the Group’s interest-bearing bank and other loans approximate to their fair values.

The fair value of interest-bearing bank and other borrowings is estimated as the present value of future cash flows, discounted at current market interest rates for similar financial instruments.

24.   BORROWING FACILITIES

The Group’s borrowings at June 30, 2006 were secured by buildings in the PRC and plant and machinery of HK$4,549,000 (2005: HK$4,892,000) and HK$19,064,000 (2005: HK$20,265,000), respectively, prepaid land lease payment of HK$2,668,000 (2005: HK$2,766,000), trade receivables of HK$25,042,000 (2005: Nil), inventories of HK$32,298,000 (2005: Nil) and bank deposits of HK$28,846,000 (2005: HK$38,606,000).

In addition, certain of the Group’s bank loans are secured by certain machinery of a minority shareholder of a non wholly-owned subsidiary, corporate guarantees granted by AAHL, a non wholly-owned subsidiary, a fellow subsidiary and a minority shareholder of a non wholly-owned subsidiary and joint and several personal guarantees by certain directors of two non wholly-owned subsidiaries.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

25.   FINANCE LEASE PAYABLES

The Group leases certain plant and machinery and motor vehicles for its business use. These leases are classified as finance leases and have remaining lease terms ranging from one to four years. The total future minimum lease payments under finance leases and their present values at the balance sheet date were as follows:

		Present value		Present value
	Minimum	of minimum	Minimum	of minimum
	lease	lease	lease	lease
	payments	payments	payments	payments
	2006	2006	2005	2005
	HK$’000	HK$’000	HK$’000	HK$’000
Amounts payable:
Within one year	23,026	528	10,572	398
In the second year	356,326	342,765	10,377	228
In the third to fifth years, inclusive	252	225	178,933	172,463
Total minimum finance lease payments	379,604	343,518	199,882	173,089
Future finance charges	(36,086)		(26,793)
Total net finance lease payables	343,518		173,089
Portion classified as current liabilities	(528)		(398)
Non-current portion	342,990		172,691

Certain of the finance leases are secured by corporate guarantees granted by AAHL and two wholly-owned subsidiaries.

26.   SHARE CAPITAL

	2006	2005
	HK$’000	HK$’000
Authorised:
5,000,000 ordinary shares of US$0.01 each	390	390
Issued and fully paid:
2,360,872 ordinary shares of US$0.01 each	184	184

27.   RESERVES

The amounts of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity of the financial statements.

The statutory surplus reserve and statutory public welfare fund represent appropriation of profits retained by the PRC subsidiaries of the Company. In accordance with the PRC regulations and the respective articles of association of the PRC subsidiaries, these companies are required to appropriate an amount equal to a minimum of 10% of their profits after tax each year to statutory surplus reserve. In addition, a portion of the profit after tax as determined at the discretion of the directors of each of the PRC subsidiaries, is transferred to the statutory public welfare fund.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

27.   RESERVES (Continued)

Subject to certain restrictions set out in the PRC Company Law and the respective articles of association of the PRC subsidiaries, the statutory surplus reserve may be distributed to shareholders in the form of a share bonus issue and/or cash dividends.

28.   NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

Major non-cash transactions

During each of the three years ended June 30, 2006, the following major non-cash transactions took place:

(a)          During the year ended June 30, 2006, the Group entered into finance lease arrangements in respect of property, plant and equipment with a total capital value at the inception of the finance leases of HK$171,202,000 (2005: HK$172,463,000; 2004: HK$994,000).

(b)         During the year ended June 30, 2006, certain dividends declared by the Company to its immediate holding company of HK$104,775,000 (2005: HK$99,118,000; 2004: HK$72,264,000) were recorded as part of “due to the immediate holding company” under current liabilities.

(c)          During the year ended June 30, 2006, deposits paid for the purchase of aluminum extrusion presses and its auxiliary handling systems of HK$68,131,000 (2005: HK$4,216,000; 2004: Nil) were capitalised as construction in progress under property, plant and equipments upon receipt of those equipment and systems.

(d)         During the year ended June 30, 2006, certain dividends declared by the Company to certain shareholders of HK$9,021,000 (2005: Nil; 2004: HK$6,222,000) were recorded as part of “due to shareholders” under current liabilities.

(e)          During the year ended June 30, 2006, the Group sold and purchased certain property, plant and equipment to and from fellow subsidiaries of the Group at a consideration of HK$22,809,000 (2005: Nil; 2004: Nil) and HK$49,350,000 (2005: Nil; 2004: Nil), respectively. The consideration was recorded as part of “due from/to fellow subsidiaries” under current assets/liabilities.

29.   CONTINGENT LIABILITIES

At June 30 2006, the Group granted a guarantee to and utilised by a minority equity holder in respect of banking facilities of HK$11,058,000 (2005: HK$10,829,000) and the Group had no contingent liabilities not provided for in the financial statements in respect of bills discounted with recourse (2005: HK$28,060,000).

30.   OPERATING LEASE ARRANGEMENTS

The Group leases its manufacturing premises in the PRC under operating lease arrangements. Leases for properties are negotiated for terms which expire between the years 2011 and 2016.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

30.   OPERATING LEASE ARRANGEMENTS (Continued)

At June 30, 2006 and 2005, the Group had total future minimum lease payments under operating leases falling due as follows:

	2006	2005
	HK$’000	HK$’000
Within one year	6,727	7,501
In the second to fifth years, inclusive	27,409	31,373
After five years	35,818	55,602
	69,954	94,476

31.   COMMITMENTS

In addition to the operating lease arrangements detailed in note 30 above, the Group had the following commitments at June 30, 2006 and 2005.

(a)          At June 30, 2006 and 2005, the Group had capital commitments not provided for in the financial statements as follows:

	2006	2005
	HK$’000	HK$’000
Contracted for (note)	626,680	752,328

Note:             At June 30, 2006, the Group was committed to make capital injections to two (2005: one) subsidiaries in the PRC of approximately HK$455,295,000 (2005: HK$272,125,000). In addition, the Group had contracted capital commitments in respect of the acquisition of property, plant and equipment of HK$171,385,000 (2005: HK$480,203,000).

(b)         Each of the Group and another subscriber has agreed to provide shareholders’ loan to the associate of the Group in proportion to their respective interests in the associate. As at June 30, 2006, the Group’s outstanding committed loan amount was HK$18,622,000 (2005: HK$18,660,000).

(c)          At June 30, 2006, the Group had a commitment in respect of forward contracts for the purchase and sale of raw materials of aluminum ingots in the amount of HK$423,826,000 (2005: HK$39,874,000).

(d)         At June 30, 2005, the Group had a commitment in respect of foreign exchange forward contracts in the amount of HK$148,418,000.

32.   FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial instruments, other than derivatives, comprise trust receipt loans, bank loans, finance leases, and cash and short term deposits. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

32.   FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

The Group also enters into derivative transactions, including principally forward currency contracts and aluminum forward contracts. The purpose is to manage the interest rate and currency risks and price risk arising from the Group’s operations and its sources of finance.

It is, and has been, throughout the year under review, the Group’s policy that no trading in financial instruments shall be undertaken.

The main risks arising from the Group’s financial instruments are price risk, interest rate risk, foreign currency risk, credit risk and liquidity risk. The board reviews and agrees policies for managing each of these risks and they are summarised below. The Group’s accounting policies in relation to derivatives are set out in note 2.4 to the financial statements.

Price risk

The Group is exposed to price movements of the inventory it holds and for the products it trades. The Group manages this exposure by entering into aluminum forward contracts transacted on through over-the-counter markets. The Group only enters into over-the-counter transactions with high credit quality counterparties.

Interest rate risk

The Group’s current banking facilities maintained with commercial banks are mainly at floating rates. The Group currently does not have an interest rate hedging policy. However, management monitors the Group’s interest exposure and will consider hedging significant interest rate exposure should the need arises.

Foreign currency risk

The Group has transactional currency exposures. Such exposures arise from revenue or expenses of operating units in currencies other than the units’ functional currency. The Group’s monetary assets, financing and transactions are principally denominated in HK$, US$ and RMB. Considering that there is insignificant fluctuation in the exchange rate between HK$ and RMB and HK$ is currently pegged with US$, the Group believes its exposure to exchange rate risk is minimal. The Group entered into forward foreign exchange contracts to hedge its exposure to foreign exchange fluctuations. The Group will constantly review the economic situation and its foreign exchange risk profile, and will consider appropriate hedging measures.

It is the Group’s policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item to maximise hedge effectiveness.

Credit risk

The Group trades only with recognised and creditworthy third parties. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and on an individual basis.

There is no credit risk of the Group under other financial assets such as cash and cash equivalents.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

32.   FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)

Liquidity risk

The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of interest-bearing bank loans, trust receipt loans and finance leases.

33.   COMPARATIVE AMOUNTS

As further explained in note 2.2 to the financial statements, due to the adoption of new HKFRSs during the current year, the accounting treatment and presentation of certain items and balances in the financial statements have been revised to comply with the new requirements. Accordingly, certain comparative amounts have been reclassified and restated to conform with the current year’s presentation and accounting treatment.

34.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Group’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Hong Kong (“HK GAAP”), which differs in certain material respects from United States generally accepted accounting principles (“US GAAP”). The following tables summarise the adjustments considered necessary to reflect profit for the year and equity of the Group on the basis of US GAAP giving effect to material differences between HK GAAP and US GAAP.

The following table summarises the effect on profit for the year of the differences between HK GAAP and US GAAP.

		Year ended June 30
	Notes	2006	2005
		HK$’000	HK$’000
Profit for the year as reported under HK GAAP		275,381	363,841
US GAAP adjustments:
Impairment of goodwill	(a)	(50,312)	—
Rental for rent-free land and buildings	(b)	(9,627)	(9,097)
Capitalisation of finance costs	(c)	59,041	13,405
Depreciation for capitalisation of finance costs	(c)	(650)	(625)
Deferred tax arising from US GAAP differences	(e)	(14,014)	(3,067)
Attributable to minority interests	(f)	28,284	14,528
Profit for the year as reported under US GAAP		288,103	378,985

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

34.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

The following table summarises the effect on equity of the differences between HK GAAP and US GAAP.

		Year ended June 30
	Notes	2006	2005
		HK$’000	HK$’000
Equity as reported under HK GAAP		2,255,981	2,080,518
US GAAP adjustments:
Reclassification of goodwill from reserves to assets	(a)	105,373	105,373
Goodwill—accumulated amortisation, under US GAAP	(a)	(17,323)	(17,323)
Goodwill—impairment, under US GAAP	(a)	(50,312)	—
Rent expense for rent-free land and buildings	(b)	(36,918)	(27,291)
Capitalisation of finance costs	(c)	84,067	25,026
Depreciation for capitalisation of finance costs	(c)	(4,072)	(3,422)
Deferred tax arising from US GAAP differences	(e)	(19,199)	(5,185)
Equity attributable to minority interests	(f)	(6,143)	(33,106)
Equity as reported under US GAAP		2,311,454	2,124,590

Notes:

(a)           Business combinations and goodwill:

Under HK GAAP, goodwill arising on acquisition of subsidiaries represents the excess of the cost of the acquisition over the Group’s share of the fair values of the identifiable assets and liabilities acquired as at the date of acquisition. Prior to the adoption of SSAP 30 in 2001, goodwill arising on acquisition was eliminated against consolidated capital reserve in the year of acquisition. On the adoption of HKFRS 3, such goodwill remains eliminated against the consolidated capital reserve and is not recognised in the income statement when all or part of the business to which the goodwill relates is disposed of or when a cash-generating unit to which the goodwill relates becomes impaired.

Under US GAAP, as specified in the Statement of Financial Accounting Standards (“SFAS”) No.142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are required to be reflected as assets on the balance sheet and be tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process. The first step screens for potential impairment of goodwill if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Prior to SFAS 142, the amounts assigned to goodwill were amortised over the remaining operating period of the subsidiaries until June 30, 2002, the date of adoption of FAS 142, upon which amortisation of goodwill ceased.

Goodwill acquired in a business combination is allocated, at acquisition, to the reporting units that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of HK$50,312,000 and HK$37,738,000 were allocated to the reporting unit of the aluminum panels segment and the aluminum extrusion products segment, respectively.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

34.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

During the year, a goodwill impairment loss of HK$50,312,000 was recognised in the aluminum panels segment as a result of the termination plan of the Group’s aluminum panel operation and the disposal of certain property, plant and equipment in the aluminum panels segment to fellow subsidiaries of the Group. The fair value of this reporting unit was estimated using the expected present value of future cash flows.

The following table sets out the carrying value of goodwill as reported under US GAAP:

	2006	2005
	HK$’000	HK$’000
Goodwill carried as consolidated reserves under
HK GAAP reclassified as asset under US GAAP	105,373	105,373
Goodwill amortisation recognised under US GAAP	(17,323)	(17,323)
Goodwill impairment recognised under US GAAP	(50,312)	—
Carrying value as reported under US GAAP	37,738	88,050

(b)          Rent-free use of land and buildings from minority equityholders:

As detailed in note 4 to the financial statements, each of Guangdong Nanhua and Hongjia Aluminum, has granted the Group the right to use the certain parcels of land and buildings on a rent-free basis. Under HK GAAP, no rental expense is recorded to reflect this rent-free usage.

Under US GAAP, the right to use of parcels of land and buildings is recorded as rental expenses at fair value with a corresponding increase in minority interests. The rental expenses for the Group for the year ended June 30, 2006 was HK$9,627,000 (2005: HK$9,097,000), excluding the minority interests’ share of HK$6,418,000 (2005: HK$6,065,000) which would not affect the profit for the year attributable to the shareholders of the Company and the equity of the Group.

(c)           Capitalisation of finance costs:

Under HK GAAP, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets that take a substantial period of time to get ready for their intended use or cost of those assets are capitalised. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale.

Under US GAAP, interest costs are capitalised as part of the historical cost of acquiring or constructing certain assets. The amount of interest cost to be capitalised for qualifying assets is intended to be that portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. Thereafter, the amount capitalised are depreciated over the useful lives of the relevant assets. The amount capitalised is determined by applying an interest rate to the average amount of accumulated expenditures for the asset during the construction or development period. The interest rate for capitalisation purposes is to be based on the rates of the Company’s outstanding borrowings. A weighted average of the rates on other borrowings is to be applied to expenditures not covered by the specific borrowings.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006, 2005 and 2004

34.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(d)          Financial instruments:

For the year ended June 30, 2005, under HK GAAP,  bills discounted with recourse were disclosed as contingent liabilities. Under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, discounted bills with recourse represented transfers of financial assets with continuing involvement and are accounted for as a secured borrowings. The net profit or loss effect to record such secured borrowings was not material to the Group. At June 30, 2005, the effect of recording these transactions would increase trade receivables and interest-bearing bank and other loans, secured, by HK$28,060,000.

(e)           Deferred tax:

In general, the accounting treatment of deferred taxes under HK GAAP and US GAAP is similar. However, as a result of the corresponding deferred tax effect of the GAAP differences related to the capitalisation of finance costs, there are differences in the deferred taxes recognised under HK GAAP and US GAAP.

(f)             Minority interests:

Under HK GAAP, minority interests are presented on the face of the consolidated income statements of the portion of profit and loss attributable to minority interests and to equity holders of the Company and are not included in determining profit or loss for the year. In addition, minority interests are presented as a component of equity. Under US GAAP, minority interests are included as a component of net profit or loss for the year and are not presented as a component of equity.

The financial statements were approved and authorised for issue by the board of directors on October 10, 2006.

Audited Financial Statements
ASIA ALUMINUM GROUP LIMITED
(Incorporated in the British Virgin Islands with limited liability)
Years ended June 30, 2005, 2004 and 2003

ASIA ALUMINUM GROUP LIMITED
CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Asia Aluminum Group Limited
(Incorporated in the British Virgin Islands with limited liability)

We have audited the accompanying consolidated balance sheets of Asia Aluminum Group Limited (the “Company”) and its subsidiaries (the “Group”) as of June 30, 2005 and 2004 and the related consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements for each of the years ended June 30, 2005, 2004 and 2003. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of June 30, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in Hong Kong.

Accounting principles generally accepted in Hong Kong vary in certain significant respects from United States generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 30 to the financial statements.

/s/ Ernst & Young
Hong Kong
October 27, 2005, except for note 30 to the financial statements, for which the date is October 10, 2006

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED INCOME STATEMENTS
Years ended June 30, 2005, 2004 and 2003

		2005	2004	2003
	Notes	HK$’000	HK$’000	HK$’000
TURNOVER	5	3,408,800	2,938,482	2,358,026
Cost of sales and services provided		(2,621,875)	(2,240,164)	(1,821,766)
Gross profit		786,925	698,318	536,260
Other revenue and gains	5	56,800	65,384	58,033
Selling and distribution costs		(91,478)	(76,755)	(55,818)
Administrative expenses		(138,400)	(125,400)	(127,901)
Provision for bad and doubtful debts		(1,883)	(24,040)	(12,886)
PROFIT FROM OPERATING ACTIVITIES	6	611,964	537,507	397,688
Finance costs	7	(96,407)	(50,210)	(41,549)
PROFIT BEFORE TAX		515,557	487,297	356,139
Tax	8	(151,716)	(142,277)	(85,105)
PROFIT AFTER TAX		363,841	345,020	271,034
Minority interests		14,528	13,854	(9,377)
NET PROFIT ATTRIBUTABLE TO
SHAREHOLDERS	9	378,369	358,874	261,657
DIVIDEND	10	—	143,549	104,662

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
June 30, 2005 and 2004

		2005	2004
	Notes	HK$’000	HK$’000
NON-CURRENT ASSETS
Fixed assets	11	1,418,340	944,921
Interests in an associate	14	91	—
Deposits paid	15	92,716	61,892
Deferred tax assets	8	2,436	1,666
		1,513,583	1,008,479
CURRENT ASSETS
Trade receivables		555,666	545,509
Inventories	16	349,693	343,054
Prepayments, deposits and other receivables		178,407	247,587
Due from related companies	17	35,159	36,182
Due from minority equityholders of subsidiaries	18	69	67,910
Due from fellow subsidiaries	1	46,551	106,420
Due from ultimate holding company	1	33,929	—
Deposits with a non-bank financial institution		13,642	203,588
Cash and bank balances	19	2,022,528	1,966,076
Pledged bank deposits	19, 20	38,606	75,329
		3,274,250	3,591,655
CURRENT LIABILITIES
Trade payables		174,840	263,502
Accrued liabilities and other payables		368,567	252,063
Trust receipt loans	20	278,656	417,495
Interest-bearing bank and other loans, secured	20	373,117	477,213
Finance lease payables	21	398	473
Due to fellow subsidiaries	1	29,418	3,275
Due to ultimate holding company	1	1,134,023	1,142,657
Due to shareholders	22	77,528	50,071
Due to a related company	23	—	25,452
Tax payable		98,077	107,081
		2,534,624	2,739,282
NET CURRENT ASSETS		739,626	852,373
TOTAL ASSETS LESS CURRENT LIABILITIES		2,253,209	1,860,852
NON-CURRENT LIABILITIES
Finance lease payables	21	172,691	626
MINORITY INTERESTS		33,106	47,634
		2,047,412	1,812,592
CAPITAL AND RESERVES
Issued capital	24	184	184
Share premium account		625,847	625,847
Reserves	25	1,421,381	1,043,012
Proposed final dividend	10	—	143,549
		2,047,412	1,812,592

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years ended June 30, 2005, 2004 and 2003

			Reserves
	Issued capital	Share premium account	Capital reserve	Statutory surplus reserve	Exchange fluctuation reserve	Statutory public welfare fund	Retained profits	Sub-total	Proposed final dividend	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
At July 1, 2002	184	625,847	74,467	101,417	(5,213)	12,840	487,680	671,191	80,505	1,377,727
2002 dividend declared	—	—	—	—	—	—	—	—	(80,505)	(80,505)
Net profit for the year	—	—	—	—	—	—	261,657	261,657		261,657
Transfer to statutory surplus reserve	—	—	—	28,800	—	—	(28,800)	—	—	—
Proposed 2003 dividend	—	—	—	—	—	—	(104,662)	(104,662)	104,662	—
At June 30, 2003 and July 1, 2003	184	625,847	74,467	130,217	(5,213)	12,840	615,875	828,186	104,662	1,558,879
At June 30, 2003 and July 1, 2003	184	625,847	74,467	130,217	(5,213)	12,840	615,875	828,186	104,662	1,558,879
2003 dividend declared	—	—	—	—	—	—	—	—	(104,662)	(104,662)
Net profit for the year	—	—	—	—	—	—	358,874	358,874	—	358,874
Transfer to statutory surplus reserve	—	—	—	45,499	—	—	(45,499)	—	—	—
Exchange realignment	—	—	—	—	(499)	—	—	(499)	—	(499)
Proposed 2004 dividend	—	—	—	—	—	—	(143,549)	(143,549)	143,549	—
At June 30, 2004 and July 1, 2004	184	625,847	74,467	175,716	(5,712)	12,840	785,701	1,043,012	143,549	1,812,592
2004 dividend declared	—	—	—	—	—	—	—	—	(143,549)	(143,549)
Net profit for the year	—	—	—	—	—	—	378,369	378,369	—	378,369
Transfer to statutory surplus reserve	—	—	—	32,769	—	—	(32,769)	—	—	—
At June 30, 2005	184	625,847	74,467	208,485	(5,712)	12,840	1,131,301	1,421,381	—	2,047,412

As at June 30, 2005, 2004 and 2003, all reserves were retained by the Company and its subsidiaries, respectively.

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED CASH FLOW STATEMENTS
Years ended June 30, 2005, 2004 and 2003

			2005	2004	2003
	Notes		HK$’000	HK$’000	HK$’000
CASH FLOWS FROM OPERATING
ACTIVITIES
Profit from operating activities			611,964	537,507	397,688
Adjustments for:
Interest income	5		(17,214)	(11,902)	(7,794)
Depreciation of fixed assets	6		127,941	95,294	88,137
Provision for bad and doubtful debts	6		1,883	24,608	12,886
Write back of provision for other bad
and doubtful debts	6		(3,483)	(568)	—
Loss on disposal/write-off of fixed assets, net	6		16,040	14,092	11,401
Operating profit before working capital changes			737,131	659,031	502,318
Decrease/(increase) in trade receivables			(12,040)	(118,552)	40,202
Increase in inventories			(6,639)	(53,728)	(26,446)
Decrease/(increase) in prepayments, deposits
and other receivables			72,663	42,720	(26,931)
Decrease/(increase) in amounts due from
related companies			1,023	(14,350)	(10,081)
Decrease in amounts due from minority
equityholders of subsidiaries			67,841	—	3,068
Increase/(decrease) in trade payables			(88,662)	30,758	32,695
Increase in accrued liabilities and other
payables			116,504	77,001	16,234
Increase/(decrease) in trust receipt loans			(138,839)	(101,286)	122,440
Increase/(decrease) in amounts due to shareholders	26	(d)	27,457	(35,480)	(73,312)
Cash generated from operations			776,439	486,114	580,187
Interest paid	7		(92,582)	(50,045)	(40,646)
Interest element on finance lease rental payments	7		(3,825)	(165)	(903)
Overseas tax paid			(161,490)	(121,927)	(88,806)
Net cash inflow from operating activities			518,542	313,977	449,832
CASH FLOWS FROM INVESTING
ACTIVITIES
Purchases of fixed assets			(440,730)	(156,829)	(170,662)
Proceeds from sales of fixed assets			9	527	1,119
Deposits paid			(35,040)	(61,892)	—
Capital injection to an associate			(4)	—	—
Advance to an associate			(87)	—	—
Advance to fellow subsidiaries			—	—	(97,161)
Interest received			17,214	11,902	7,794
Decrease/(increase) in pledged bank deposits			36,723	(37,665)	(37,664)
Net cash outflow from investing activities			(421,915)	(243,957)	(296,574)

ASIA ALUMINUM GROUP LIMITED
CONSOLIDATED CASH FLOW STATEMENTS (continued)
Years ended June 30, 2005, 2004 and 2003

			2005	2004	2003
	Notes		HK$’000	HK$’000	HK$’000
CASH FLOWS FROM FINANCING
ACTIVITIES
New bank loans			320,386	557,251	152,165
New other loans			—	3,767	2,825
Repayment of bank loans			(420,715)	(235,970)	(11,111)
Repayment of other loans			(3,767)	(3,230)	(94)
Capital element of finance lease rental payments			(473)	(8,641)	(14,848)
Advancesfrom/(repayment to) related companies			(25,452)	25,452	—
Advance from/(repayment to) ultimate holding company	26	(b)	(141,681)	622,566	194,880
Advances from fellow subsidiaries			86,012	5,209	(224,671)
Prepayment of a shareholder			—	—	21,501
Dividend paid			(44,431)	(26,176)	(20,134)
Net cash inflow/(outflow) from financing activities			(230,121)	940,228	100,513
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS			(133,494)	1,010,248	253,771
Cash and cash equivalents at beginning of year			2,169,664	1,159,915	906,144
Effect of foreign exchange rate changes			—	(499)	—
CASH AND CASH EQUIVALENTS AT END OF YEAR			2,036,170	2,169,664	1,159,915
ANALYSIS OF BALANCES OF CASH
AND CASH EQUIVALENTS Cash and bank balances			2,022,528	1,866,556	930,278
Deposits with a non-bank financial institution			13,642	203,588	229,637
Non-pledged time deposits with original maturity of less than three months when acquired			—	99,520	—
			2,036,170	2,169,664	1,159,915

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS
June 30, 2005, 2004 and 2003

1.   CORPORATE INFORMATION

The registered office of the Company is located at 3rd Floor, Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, the British Virgin Islands.

The principal activity of the Company is investment holding. The principal activities of the Group consist of the manufacture and sale of aluminium and stainless steel products and the provision of design and testing services for aluminium products.

The Company is a subsidiary of Asia Aluminum Holdings Limited (“AAHL”), a company incorporated in Bermuda, which is considered by the directors to be the Company’s ultimate holding company as at the balance sheet dates.

During each of the three years ended June 30, 2005, the Company and its subsidiaries had transactions with other members of the AAHL group and these financial statements reflect the effect of these transactions.

Except for an amount due to ultimate holding company as at June 30, 2005 of HK$1,134,023,000 (2004: HK$437,324,000) which bears interest at rates of 8% - 9% (2004: 2.2%) per annum, the balances with group companies are unsecured, interest-free and have no fixed terms of repayment.

2.   IMPACT OF RECENTLY ISSUED HONG KONG FINANCIAL REPORTING STANDARDS

The Hong Kong Institute of Certified Public Accountants has issued a number of new Hong Kong Financial Reporting Standards and Hong Kong Accounting Standards, hereinafter collectively referred to as the new HKFRSs, which are generally effective for the Company’s accounting period beginning on or after July 1, 2005. The Group has not early adopted these new HKFRSs in the financial statements for the year ended June 30, 2005. The Group has already commenced an assessment of the impact of these new HKFRSs but is not yet in a position to state whether these new HKFRSs would have a significant impact on its results of operations and financial position.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

These financial statements have been prepared under the historical cost convention and in accordance with Hong Kong Financial Reporting Standards (which also include Statements of Standard Accounting Practice and Interpretations) issued by the Hong Kong Institute of Certified Public Accountants, accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinances.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries for each of the three years ended June 30, 2005. The results of subsidiaries acquired or disposed during the year are consolidated from their effective dates of acquisition or disposal, respectively. All significant intercompany transactions and balances within the Group are eliminated on consolidation.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Minority interests represent the interests of outside shareholders in the results and net assets of the Company’s subsidiaries.

Revenue recognition

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably, on the following bases:

(a)          from the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold;

(b)         service income from the rendering of design and testing services, on an accrual basis when services are rendered;

(c)          interest income, on a time proportion basis taking into account the principal outstanding and the effective interest rate applicable;

(d)         dividend income, when the shareholder’s right to receive payment has been established; and

(e)          net gains or losses on forward contracts, in respect of all open contracts existing at the balance sheet date by translating the contract amounts at the prices ruling at the balance sheet date, and on all closed positions on the trade date basis.

Subsidiaries

A subsidiary is a company whose financial and operating policies the Company controls, directly or indirectly, so as to obtain benefits from its activities.

The results of subsidiaries are included in the Company’s income statement to the extent of dividends received and receivable. The Company’s investments in subsidiaries are stated at cost less any impairment losses.

Joint venture companies

A joint venture company is a company set up by contractual arrangement, whereby the Group and other parties undertake an economic activity. The joint venture company operates as a separate entity in which the Group and the other parties have an interest.

The joint venture agreement between the venturers stipulates the capital contributions of the joint venture parties, the duration of the joint venture and the basis on which the assets are to be realised upon its dissolution. The profits and losses from the joint venture company’s operations and any distributions of surplus assets are shared by the venturers, either in proportion to their respective capital contributions, or in accordance with the terms of the joint venture agreement.

A joint venture company is treated as:

(a)          a subsidiary, if the Company has unilateral control, directly or indirectly, over the joint venture company;

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)         a jointly-controlled entity, if the Company does not have unilateral control, but has joint control, directly or indirectly, over the joint venture company;

(c)          an associate, if the Company does not have unilateral or joint control, but holds, directly or indirectly, generally not less than 20% of the joint venture company’s registered capital and is in a position to exercise significant influence over the joint venture company; or

(d)         a long term investment, if the Company holds, directly or indirectly, less than 20% of the joint venture company’s registered capital and has neither joint control of, nor is in a position to exercise significant influence over the joint venture company.

Associates

An associate is a company, not being a subsidiary or a jointly-controlled entity, in which the Group has a long term interest of generally not less than 20% of the equity voting rights and over which it is in a position to exercise significant influence.

The Group’s share of the post-acquisition results and reserves of associates is included in the consolidated income statement and consolidated reserves, respectively. The Group’s interests in associates are stated in the consolidated balance sheet at the Group’s share of net assets under the equity method of accounting, less any impairment losses.

Goodwill

Goodwill arising on acquisition of subsidiaries represents the excess of the cost of the acquisition over the Group’s share of the fair values of the identifiable assets and liabilities acquired as at the date of acquisition.

SSAP 30 “Business combinations” was adopted as at July 1, 2001. Prior to that date, goodwill arising on acquisitions was eliminated against consolidated reserves in the year of acquisition. On the adoption of SSAP 30, the Group applied the transitional provision of SSAP 30 that permitted such goodwill to remain eliminated against consolidated reserves. Goodwill on acquisitions subsequent to July 1, 2001 is accounted for in accordance with the SSAP 30 goodwill accounting policy above and the amount remained is disclosed in note 12 to the financial statements.

On the disposal of subsidiaries, the gain or loss on disposal is calculated by reference to the net assets at the date of disposal, including the attributable amount of goodwill which remains unamortised and any relevant reserves, as appropriate. Any attributable goodwill previously eliminated against consolidated reserves at the time of acquisition is written back and included in the calculation of the gain or loss on disposal and is reflected in the consolidated income statement.

The carrying amount of goodwill, including goodwill remaining eliminated against consolidated reserves, is reviewed annually and written down for impairment when it is considered necessary. A previously recognised impairment loss for goodwill is not reversed unless the impairment loss was caused by a specific external event of an exceptional nature that was not expected to recur, and subsequent external events have occurred which have reversed the effect of that event.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of assets

An assessment is made at each balance sheet date of whether there is any indication of impairment of any asset, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated. An asset’s recoverable amount is calculated as the higher of the asset’s value in use or its net selling price.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the income statement in the period in which it arises, unless the asset is carried at a revalued amount, when the impairment loss is accounted for in accordance with the relevant accounting policy for that revalued asset.

A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, however not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation), had no impairment loss been recognised for the asset in prior years.

A reversal of an impairment loss is credited to the income statement in the period in which it arises, unless the asset is carried at a revalued amount, when the reversal of the impairment loss is accounted for in accordance with the relevant accounting policy for that revalued asset.

Fixed assets and depreciation

Fixed assets, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after fixed assets have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalised as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of each asset over its estimated useful life. The principal annual rates used for this purpose are as follows:

Buildings	—5% or over lease terms, whichever is shorter
Plant and machinery	—6.25%
Moulds	—12.5% to 20%
Furniture and fixtures	—10%
Office equipment	—16.67%
Motor vehicles	—16.67%

Construction in progress represents the costs incurred in connection with the construction of fixed assets less any impairment losses and is not depreciated. Cost comprises direct costs incurred during the period of construction, installation and testing. Construction in progress is re-classified to the appropriate category of fixed assets when completed and ready for use.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The gain or loss on disposal or retirement of a fixed asset recognised in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Leased assets

Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases are included in fixed assets and are depreciated over the estimated useful lives of the assets. The finance costs of such leases are charged to the income statement so as to provide a constant periodic rate of charge over the lease terms.

Assets acquired through hire purchase contracts of a financing nature are accounted for as finance leases, but are depreciated over their estimated useful lives.

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under operating leases are charged to the income statement on the straight-line basis over the lease terms.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined on a weighted average basis and, in the case of work in progress and finished goods, comprises direct materials, direct labour and an appropriate proportion of overheads. Net realisable value is based on estimated selling prices less any estimated costs to be incurred to completion and disposal.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained profits within the capital and reserves section of the balance sheet, until they have been approved by the directors in a meeting. When these dividends have been approved by the directors and declared, they are recognised as a liability.

Interim dividends are simultaneously proposed and declared, because the Company’s memorandum and articles of association grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognised immediately as a liability when they are proposed and declared.

Income tax

Income tax comprises current and deferred tax. Income tax is recognised in the income statement or in equity if it relates to items that are recognised in the same or a different period, directly in equity.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred tax liabilities are recognised for all taxable temporary differences:

•       except where the deferred tax liability arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•       in respect of taxable temporary differences associated with investments in subsidiaries, except where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carryforward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax assets and unused tax losses can be utilised:

•       except where the deferred tax asset relating to the deductible temporary differences arises from negative goodwill or the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•       in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Conversely, previously unrecognised deferred tax assets are recognised to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Intangible assets

All research costs are charged to the income statement as incurred.

Expenditure incurred on projects to develop new products is capitalised and deferred only when the projects are clearly defined; the expenditure is separately identifiable and can be measured reliably; there is reasonable certainty that the projects are technically feasible; and the products have commercial value. Product development expenditure which does not meet these criteria is expensed when incurred.

Deferred development costs are amortised using the straight-line basis over the commercial lives of the underlying products not exceeding five years, commencing from the date when the products are available for use.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Foreign currencies

Foreign currency transactions are recorded at the applicable exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable exchange rates ruling at that date. Exchange differences are dealt with in the income statement.

On consolidation, the financial statements of overseas subsidiaries are translated into Hong Kong dollars using the net investment method. The income statements of overseas subsidiaries are translated into Hong Kong dollars at the weighted average exchange rates for the year, and their balance sheets are translated into Hong Kong dollars at the exchange rates ruling at the balance sheet date. The resulting translation differences are included in the exchange fluctuation reserve.

For the purpose of the consolidated cash flow statement, the cash flows of overseas subsidiaries are translated into Hong Kong dollars at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into Hong Kong dollars at the weighted average exchange rates for the year.

Provisions

A provision is recognised when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the balance sheet date of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the income statement.

Employee benefits

Paid leave carried forward

The Group provides paid annual leave to its employees under their employment contracts on a calendar year basis. Under certain circumstances, such leave which remains untaken as at the balance sheet date is permitted to be carried forward and utilised by the respective employees in the following year. An accrual is made at the balance sheet date for the expected future cost of such paid leave earned during the year by the employees and carried forward.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long service payments

Certain of the Group’s employees have completed the required number of years of service to the Group in order to be eligible for long service payments under the Hong Kong Employment Ordinance in the event of the termination of their employment. The Group is liable to make such payments in the event that such a termination of employment meets the circumstances specified in the Hong Kong Employment Ordinance.

A provision is recognised in respect of the probable future long service payments expected to be made. The provision is based on the best estimate of the probable future payments which have been earned by the employees from their services to the Group to the balance sheet date.

Retirement benefits scheme

The Group operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the “MPF Scheme”) under the Mandatory Provident Fund Schemes Ordinance for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with the employees when contributed into the MPF Scheme, except for the Group’s employer voluntary contributions, which are refunded to the Group when an employee leaves employment prior to the contributions vesting fully, in accordance with the rules of the MPF Scheme.

The employees of the Group’s subsidiaries which operate in Mainland China (the “PRC”) are required to participate in a central pension scheme operated by the local municipal government, the assets of which are held separately from those of the Group. These PRC subsidiaries are required to contribute certain percentage of their respective payroll costs to the central pension scheme, which are charged to the income statement as they become payable, in accordance with the rules of the scheme. The employer contributions vest fully once they are made.

Cash and cash equivalents

For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

4.   RELATED PARTY TRANSACTIONS

The Group had the following transactions with related parties during each of the three years ended June 30, 2005 in addition to those disclosed elsewhere in the financial statements:

	Notes		2005	2004	2003
			HK$’000	HK$’000	HK$’000
Sale of finished goods to a shareholder:
Indalex Aluminum Solutions Group (“IASG”)	(i	)	139,234	102,617	65,247
Sale of finished goods to a company of which a director of a non wholly-owned subsidiary is also a director	(ii	)	10,805	14,241	—
Deposit received from a related company	(iii	)	—	25,424	—
Purchase of fixed assets from IASG	(i	)	—	778	—
Consultancy fee paid to a former director of the Company	(iv	)	—	1,228	—
Interest income received from minority shareholders of two non wholly-owned subsidiaries	(v	)	6,748	—	—

In addition to the foregoing, management fees in the amount of HK$16,330,000 (2004:  HK$16,330,000; 2003: HK$16,330,000) were paid during the year ended June 30, 2005 by the Company and certain of its subsidiaries, which are wholly-owned by the Company, to Asia Aluminum Management Limited, a fellow subsidiary of the Company. These management fees were paid on a cost-recovery basis.

Notes:

          (i) IASG comprises companies associated with Indalex UK Limited (“Indalex”), a company which became the minority shareholder of the Company upon the acquisition of a 26.2% equity interest in the Company on June 8, 2001. The directors of the Company consider that these transactions were made according to prices and other terms similar to those offered to unrelated customers of the Group.

      (ii) The directors of the Company consider that the sale of finished goods to a company, of which a director of a non wholly-owned subsidiary is also a director, were made according to prices and other terms similar to those offered to unrelated customers of the Group.

  (iii) The deposit was received in respect of sale of finished goods to be made. The directors of the Company consider that the sales to be made were according to prices and other terms similar to those offered to unrelated customers of the Group.

    (iv) Pursuant to a service agreement between the Group and a former director of the Company on August 8, 2003, the consultancy fee was charged at a monthly rate of HK$107,000. The directors of the Company consider that the monthly consultancy fee was based on normal commercial terms.

        (v) The interest was received in respect of amounts due from minority equityholders of subsidiaries at a fixed rate of 7.2% per annum.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

4.   RELATED PARTY TRANSACTIONS (Continued)

Each of Guangdong Nanhua Aluminium Factory Co., Ltd (“Guangdong Nanhua”) and Foshan Nanhai Hongjia Aluminium Materials and Stainless Steel Co., Ltd (“Hongjia Aluminum”) has granted the Group the right to use the certain parcels of land and buildings owned by them on a rent-free basis. Guangdong Nanhua and Hongjia Aluminum are the minority shareholders of two subsidiaries of the Company. Based on the legal advice, the directors of the Company consider that the above arrangement is valid and legally binding under the prevailing PRC applicable law and regulations.

At June 30, 2005, cash maintained with bank accounts in the PRC under the name of associates of two directors held on behalf of the Group amounted to HK$71,000 (2004: HK$8,378,000).

5.   TURNOVER, OTHER REVENUE AND GAINS

Turnover represents the aggregate of net invoiced amounts, after allowances for returns and trade discounts, from the sale of goods, the provision of design and testing services for aluminum products and other business.

An analysis of the Group’s turnover, other revenue and gains is as follows:

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Turnover:
Manufacture and sale of aluminum extrusion products	3,225,784	2,493,619	1,828,000
Manufacture and sale of stainless steel products	116,978	353,057	361,562
Manufacture and sale of aluminum panels	59,345	74,867	153,069
Provision of design and testing services for aluminum products	6,693	16,939	15,395
	3,408,800	2,938,482	2,358,026
Other revenue and gains:
Interest income	17,214	11,902	7,794
Management fee income from other AAHL group companies	10,800	10,800	12,000
Gains, net, on trading of forward contracts:
Realised gains	5,543	38,849	30,145
Unrealised gains/(losses)	3,122	(3,266)	1,788
Sales of scrap materials	5,748	3,809	2,786
Sundry income	14,373	3,290	3,520
	56,800	65,384	58,033
	3,465,600	3,003,866	2,416,059

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

6.   PROFIT FROM OPERATING ACTIVITIES

The Group’s profit from operating activities is arrived at after charging/(crediting) the following:

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Cost of inventories sold*	2,620,737	2,237,284	1,819,149
Cost of services provided	1,138	2,880	2,617
Depreciation*	127,941	95,294	88,137
Directors’ remuneration:
Fee	—	—	—
Other emoluments	3,799	5,437	6,094
Staff costs (excluding directors’ emoluments):
Salaries and wages	101,046	92,817	95,621
Pension scheme contributions	369	355	383
	101,415	93,172	96,004
Auditors’ remuneration	2,249	1,850	1,220
Provision for bad and doubtful debts	1,883	24,608	11,649
Provision/(write back on provision) for other bad and doubtful debts	(3,483)	(568)	1,237
Minimum lease payments under operating lease on land and buildings	9,062	10,955	7,732
Loss on disposal/write-off of fixed assets, net*	16,040	14,092	11,401
Exchange losses/(gains), net	(806)	230	459

                 * Out of the total depreciation charge of HK$127,941,000 (2004: HK$95,294,000; 2003: HK$88,137,000), an amount of HK$98,215,000 (2004: HK$72,494,000; 2003: HK$72,880,000) has been included in the cost of inventories sold. The cost of inventories sold also included the loss on disposal/write-off of fixed assets.

7.   FINANCE COSTS

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Interest on bank loans, overdrafts and other loans wholly repayable within five years	38,447	39,928	27,598
Interest on finance leases	3,825	165	903
Interest on loans from ultimate holding company and a fellow subsidiary	54,135	10,117	13,048
	96,407	50,210	41,549

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

8.   TAX

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Current—Hong Kong	—	—	—
Current—Mainland China	152,486	143,943	85,105
Deferred tax	(770)	(1,666)	—
Total tax charge for the year	151,716	142,277	85,105

No Hong Kong profits tax has been provided as there were no estimated assessable profits arising from the Group’s operations in Hong Kong during the year ended June 30, 2005 (2004: Nil; 2003: Nil). The statutory tax rate for Hong Kong profits tax is 17.5% (2004: 17.5%; 2003: 17.5%). Taxes on profits assessable elsewhere have been calculated at the applicable rates of tax in the jurisdictions in which the Group operates, based on existing legislation, interpretations and practices in respect thereof.

The statutory tax rate for the Mainland China corporate income tax is 33% (2004: 33%; 2003: 33%). Under the relevant laws and regulations in the Mainland China, certain subsidiaries (the “PRC Subsidiaries”) of the Company operating in the Mainland China are exempted from income tax for two years from their respective first profit-making year and are eligible for a 50% reduction in income tax for the following three years. During each of the three years end June 30, 2005, provisions for income tax for these subsidiaries have been made at the applicable reduced rate for the PRC Subsidiaries.

A reconciliation of the tax expense applicable to profit before tax using the statutory rates for the countries in which the Company and its subsidiaries are domiciled to the tax expense at the effective tax rates is as follows:

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Profit before tax	515,557	487,297	356,139
Tax at the Mainland China’s statutory rate of 33%	170,134	160,808	117,526
Lower tax rate for Hong Kong and specific provinces in Mainland China	(40,667)	(32,209)	(47,375)
Income not subject to tax	(1,843)	(259)	—
Expenses not deductible for tax	23,391	13,719	14,169
Tax losses utilised from previous periods	—	(1,054)	(423)
Increase in unutilised tax losses carried forward	701	1,272	1,208
Tax charge at the Group’s effective rate	151,716	142,277	85,105

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

8.   TAX (Continued)

The movements of the principal components of the Group’s net deferred tax assets are as follows:

		Provision	Unrealised
	Accelerated	of bad and	losses/(gain)
	depreciation	doubtful	of forward
	allowances	debts	contracts	Total
	HK$’000	HK$’000	HK$’000	HK$’000
At July 1, 2002 and 2003	—	—	—	—
Deferred tax credited/(charged) to the income statement during the year	(240)	1,379	527	1,666
At June 30, 2004 and July 1, 2004	(240)	1,379	527	1,666
Deferred tax credited/(charged) to the income statement during the year	101	1,787	(1,118)	770
At June 30, 2005	(139)	3,166	(591)	2,436

The Group has unrecognised deferred tax assets from tax losses arising in Hong Kong of HK$18,517,000 (2004: HK$17,816,000; 2003: 17,816,000) that are available indefinitely for offsetting against future taxable profits of companies in which the losses arose. Deferred tax assets have not been recognised in respect of these losses as they have arisen in subsidiaries that have been loss-making for some time.

9.   NET PROFIT ATTRIBUTABLE TO SHAREHOLDERS

The net loss attributable to shareholders for the year ended June 30, 2005 dealt with in the financial statements of the Company is HK$76,605,000 (2004: net profit of HK$143,812,000; 2003: net profit of HK$104,743,000).

10.   DIVIDEND

	2005	2004	2003
	HK$’000	HK$’000	HK$’000
Proposed:
—Final: Nil (2004: HK$60.80; 2003: HK$44.33) per ordinary share	—	143,549	104,662

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

11.   FIXED ASSETS

			Plant,	Furniture
	Buildings	Construction	machinery	and	Office	Motor
	in the PRC	in progress	and moulds	fixtures	equipment	vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost:
At July 1, 2004	189,208	8,368	1,166,229	35,778	22,863	43,187	1,465,633
Additions	10,883	503,220	96,563	396	2,214	4,133	617,409
Disposals	—	—	(335)	—	—	—	(335)
Write-off	—	—	(20,803)	—	—	—	(20,803)
Transfer from construction in progress	3,162	(13,234)	10,072	—	—	—	—
At June 30, 2005	203,253	498,354	1,251,726	36,174	25,077	47,320	2,061,904
Accumulated depreciation:
At July 1, 2004	65,104	—	393,554	10,509	19,797	31,748	520,712
Provided during the year	13,842	—	102,825	2,207	1,873	7,194	127,941
Write-back on disposals	—	—	(143)	—	—	—	(143)
Write-off	—	—	(4,946)	—	—	—	(4,946)
At June 30, 2005	78,946	—	491,290	12,716	21,670	38,942	643,564
Net book value:
At June 30, 2005	124,307	498,354	760,436	23,458	3,407	8,378	1,418,340

			Plant,	Furniture
	Buildings	Construction	machinery	and	Office	Motor
	in the PRC	in progress	and moulds	fixtures	equipment	vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost:
At July 1, 2003	172,249	27,522	1,035,814	35,575	20,179	39,547	1,330,886
Additions	4,645	39,526	105,970	213	2,424	5,045	157,823
Disposals	—	—	(547)	(52)	(2)	(1,414)	(2,015)
Write-off	—	—	(21,061)	—	—	—	(21,061)
Transfer from construction in progress	12,314	(58,680)	46,053	42	262	9	—
At June 30, 2004	189,208	8,368	1,166,229	35,778	22,863	43,187	1,465,633
Accumulated depreciation:
At July 1, 2003	55,133	—	322,269	8,952	17,437	30,084	433,875
Provided during the year	9,971	—	78,494	1,602	2,361	2,866	95,294
Write-back on disposals	—	—	(76)	(45)	(1)	(1,202)	(1,324)
Write-off	—	—	(7,133)	—	—	—	(7,133)
At June 30, 2004	65,104	—	393,554	10,509	19,797	31,748	520,712
Net book value:
At June 30, 2004	124,104	8,368	772,675	25,269	3,066	11,439	944,921
At June 30, 2003	117,116	27,522	713,545	26,623	2,742	9,463	897,011

The buildings are erected on land situated in the PRC under operating leases which expire between the years 2011 and 2016.

At June 30, 2005, certain fixed assets, mainly buildings in the PRC and plant and machinery, with a total net book value of approximately HK$7,658,000 (2004: HK$5,329,000) and HK$20,265,000 (2004: HK$8,336,000) respectively, were pledged as security for certain banking facilities granted to the Group as set out in note 20 to the financial statements.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

11.   FIXED ASSETS (Continued)

The net book value of assets held under finance leases included in the total amount of construction in progress and motor vehicles at June 30, 2005 amounted to HK$172,463,000 (2004: Nil) and HK$745,000 (2004: HK$1,448,000), respectively.

12.   GOODWILL

The amount of goodwill remaining in consolidated reserves as at June 30, 2005 and 2004, arising from the acquisition of subsidiaries prior to July 1, 2001, is as follows:

	2005	2004
	HK$’000	HK$’000
Cost:
At beginning of year and June 30,	105,373	105,373
Accumulated impairment:
At beginning of year and June 30,	—	—
Net amount:
At June 30,	105,373	105,373

13.   INVESTMENTS IN SUBSIDIARIES

Details of principal subsidiaries are as follows:

		Nominal value	Percentage
	Place of	of issued	of equity
	incorporation/	ordinary share/	attributable to
	registration	paid-up	the Company		Principal
Name	and operations	capital	2005	2004	activities
Directly held
Asia Aluminum	Hong Kong	HK$2	100	100	Investment
Manufacturing			(note b)		holding and
Company Limited					trading of
aluminum and
stainless steel
products
Long Hing Profits	British Virgin	US$1	100	100	Investment
Limited	Islands/Hong Kong		(note b)		holding
and trading of
aluminum panels
and high grade
aluminum
extrusion products

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

13.   INVESTMENTS IN SUBSIDIARIES (Continued)

		Nominal value	Percentage
	Place of	of issued	of equity
	incorporation/	ordinary share/	attributable to
	registration	paid-up	the Company		Principal
Name	and operations	capital	2005	2004	activities
Pavillion Services	British Virgin	US$200	100	100	Trading of
Limited	Islands/Hong Kong		(note b)		aluminum and
					stainless steel
					products
Huge Spot Holdings	British Virgin	US$1	100	100	Investment
Limited	Islands/Mainland		(note b)		holding
	China
Kar Yip Holdings	British Virgin	US$1	100	100	Investment
Limited	Islands/Mainland		(note b)		holding
	China
Indirectly held
Majestic Holdings	Hong Kong	HK$60,000,000	100	100	Investment
Limited			(note b)		holding and
					trading of
					aluminum
					products
Guangdong Asia	Mainland	US$34,790,000	100	100	Manufacture
Aluminium Factory	China		(notes b		and trading of
Co., Ltd.			and c)		aluminum
					products
Foshan Nanhai Panasia	Mainland	US$2,900,000	100	100	Subcontracting
Metal Spraying Co.,	China		(notes b		of aluminum
Ltd.			and c)		panels and
					high grade
					aluminum
					extrusion
					products
					processing
Foshan Nanhai Xinya	Mainland	US$13,390,000	100	100	Subcontracting
Aluminium &	China		(notes b		of aluminum
Stainless Steel Co.,			and c)		and stainless
Ltd.					steel products
					processing

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

13.   INVESTMENTS IN SUBSIDIARIES (Continued)

		Nominal value	Percentage
	Place of	of issued	of equity
	incorporation/	ordinary share/	attributable to
	registration	paid-up	the Company		Principal
Name	and operations	capital	2005	2004	activities
Foshan Nanhai Hongjia	Mainland	US$13,330,000	60	60	Manufacture
Aluminum Company	China		(notes b		and trading of
Limited			and d)		aluminum
products
Foshan Nanhua	Mainland	US$17,000,000	60	60	Manufacture
Aluminum Company	China		(notes b		and trading of
Limited			and d)		aluminum
products
Zhaoqing Asia	Mainland	US$15,000,000	100	100	Manufacture
Aluminum Factory	China		(notes b		and trading of
Co., Ltd.*			and c)		aluminum
products

The above table lists the subsidiaries of the Company which, in the opinion of the directors, principally affected the results of the years or formed a substantial portion of the net assets of the Group. To give details of other subsidiaries would, in the opinion of the directors, result in particulars of excessive length.

      * Incorporate during the year ended June 30, 2004

Notes:

(a)           An option (the “Call Option”) was granted by the AAHL, the ultimate holding company of the Company, to Indalex, a minority shareholder of the Company, pursuant to which the minority shareholder has (i) the right in perpetuity to acquire from AAHL its entire equity interest in the Company, upon the failure of AAHL to stop and/or remedy any material breach of the shareholders’ agreement entered into between the parties; and (ii) the right to acquire from AAHL its entire equity interest in the Company upon the occurrence of certain triggering events during a period of three years commencing from June 8, 2001. These triggering events include, inter alia, AAHL ceasing to hold a 60% effective equity interest in the Company and Mr. Kwong Wui Chun, a director of the Company, ceasing to hold a 35% effective equity interest in AAHL.

In addition to the foregoing, AAHL has also granted a put option (“Put Option”) to Indalex, under which AAHL is obliged at the request of Indalex to purchase its entire equity interest in the Company under certain circumstances.

Neither the Call Option nor the Put Option were exercised during the years ended June 30, 2004 and 2005.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

13.   INVESTMENTS IN SUBSIDIARIES (Continued)

(b)   The Company’s effective equity interests in these companies will also be fully disposed of upon the exercise of the Call Option by Indalex.

(c)    These companies are registered as a wholly foreign owned enterprises under the PRC law.

(d)   These companies were established in the PRC with independent third parties in the prior year, in each of which a 60% equity interest was held by a subsidiary of the Group. As the Group is able to exercise unilateral control over the operational and financial policies of these joint venture companies, they have been accounted for as subsidiaries in accordance with the Group’s accounting policies. The purpose of the establishment of these subsidiaries is to execute the investment in assets of each of Guangdong Nanhua and Hongjia Aluminum and the Group has contracted for capital contributions in cash of approximately RMB150,000,000 (HK$141,804,000) into these subsidiaries.

In addition, the aggregate of the set up costs of these joint ventures and the cost incurred by the Group in acquiring certain business databases for injection into the joint ventures was HK$73,558,000. As at June 30, 2005, the unsettled consideration in respect of the acquisition of HK$14,548,000 (2004: HK$14,548,000) was classified as part of “due to shareholders” under current liabilities.

Pursuant to the contractual arrangements, each of the owners of Guangdong Nanhua and the owners of Hongjia Aluminum warranted and guaranteed the financial performance of the respective joint ventures (the “Guaranteed Financial Performance”). Based on the preliminary evaluation on the operating results of Foshan Nanhua and Foshan Hongjia, the directors of the Company determine that the Guaranteed Financial Performance have been met and, accordingly, they consider that there is no potential financial effect to the Group.

14.   INTERESTS IN AN ASSOCIATE

	2005	2004
	HK$’000	HK$’000
Share of net assets other than goodwill	4	—
Due from an associate	87	—
	91	—

The associate remained dormant during the year ended June 30, 2005. Accordingly, no profit/loss of the associate was shared by the Group.

Particulars of the associate are as follows:

Percentage
		Place of	Nominal value	of equity
	Business	incorporation	of issued	attributable	Principal
Name	structure	and operation	ordinary capital	to the Group	activities
Phoenix Asia Dies Company Limited	Corporate	Hong Kong	US$1,000	40	Investment holding

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

15.   DEPOSITS PAID

The balance mainly represented deposits paid for the purchase of aluminum extrusion presses and its associated handling systems. HK$4,216,000 of the balance as at June 30, 2004 was capitalised as construction in progress under fixed assets upon receipt of those equipment and systems.

16.   INVENTORIES

	2005	2004
	HK$’000	HK$’000
Raw materials	124,118	137,565
Work in progress	115,460	98,265
Finished goods	110,115	107,224
	349,693	343,054

As at June 30, 2005, there were no inventories carried at net realisable value (2004: Nil).

17.   DUE FROM RELATED COMPANIES

Particulars of the amounts due from related companies disclosed pursuant to Section 161B of the Hong Kong Companies Ordinance are as follows:

		Maximum		Maximum
		amount	At June 30,	amount
	At	outstanding	and	outstanding	At
	June 30,	during	July 1,	during	July 1,
	2005	the year	2004	the year	2003
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
IASG (note a)	35,159	40,491	28,823	32,406	21,832
Asia Aluminum (China) Ltd.(“AACL”) (note b)	—	7,359	7,359	7,359	—
	35,159		36,182		21,832

Notes:

(a)           The basis of the related party relationship with IASG is set out in note 4 to the financial statements.

(b)          During the year ended June 30, 2004, AACL was the jointly-controlled entity of AAHL, the ultimate holding company of the Company. During the year ended June 30, 2005, AACL became a subsidiary of AAHL and accordingly, became a fellow subsidiary of the Group.

The amounts due from related companies are unsecured, interest-free and have no fixed terms of repayment, except for the amount due from AACL which was fully settled during the year ended June 30, 2005.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

18.   DUE FROM MINORITY EQUITYHOLDERS OF SUBSIDIARIES

The amounts due from minority equityholders of subsidiaries represent the accounts receivable arising from the sale of raw materials to the minority equityholders. The balances are unsecured, interest-free and repayable on demand.

19.   CASH AND BANK BALANCES AND PLEDGED DEPOSITS

	2005	2004
	HK$’000	HK$’000
Cash and bank balances	2,022,528	1,866,556
Time deposits with banks	38,606	174,849
	2,061,134	2,041,405
Less: Pledged time deposits (note 20)	(38,606)	(75,329)
	2,022,528	1,966,076

At June 30, 2005, the cash and bank balances and time deposits with banks of the Group denominated in Renminbi (“RMB”) amounted to approximately HK$2,055,000,000 (2004: HK$1,726,602,000). RMB is not freely convertible into foreign currencies. Subject to Mainland China Foreign Exchange Control Regulations and Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for foreign currencies through banks authorised to conduct the foreign exchange business.

20.   INTEREST-BEARING BANK AND OTHER LOANS, SECURED

	2005	2004
	HK$’000	HK$’000
Bank loans wholly repayable within one year or on demand	373,117	473,446
Other loans wholly repayable within one year or on demand	—	3,767
	373,117	477,213

The Group’s borrowings at June 30, 2005 were secured by certain fixed assets, mainly buildings in the PRC and plant and machinery, with net book values of approximately HK$7,658,000 (2004: HK$5,329,000) and HK$20,265,000 (2004: HK$8,336,000), respectively, and by bank deposits of HK$38,606,000 (2004: HK$75,329,000).

In addition, certain of the Group’s bank loans are secured by corporate guarantees granted by AAHL, the non wholly-owned subsidiaries and joint and several personal guarantees by certain directors of two non wholly-owned subsidiaries.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

21.   FINANCE LEASE PAYABLES

The Group leases certain plant and machinery and motor vehicles for its business use. These leases are classified as finance leases and have remaining lease terms ranging from one to four years. The total future minimum lease payments under finance leases and their present values at the balance sheet date were as follows:

		Present value		Present value
	Minimum	of minimum	Minimum	of minimum
	lease	lease	lease	lease
	payments	payments	payments	payments
	2005	2005	2004	2004
	HK$’000	HK$’000	HK$’000	HK$’000
Amounts payable:
Within one year	10,572	398	531	501
In the second year	10,377	228	445	385
In the third to fifth years, inclusive	178,933	172,463	251	213
Total minimum finance lease payments	199,882	173,089	1,227	1,099
Future finance charges	(26,793)		(128)
Total net finance lease payables	173,089		1,099
Portion classified as current liabilities	(398)		(473)
Non-current portion	172,691		626

Certain of the finance leases are secured by corporate guarantees granted by AAHL and two non wholly-owned subsidiaries.

22.   DUE TO SHAREHOLDERS

A portion of the amounts due to shareholders of approximately HK$38,703,000 (2004: HK$39,063,000) represents the amounts due to shareholders for the transfer of business database and purchases of fixed assets on behalf of the two non wholly-owned subsidiaries. The remaining balances of approximately HK$19,542,000 (2004: HK$11,008,000) and HK$19,283,000 (2004: Nil) represent dividend payables to shareholders and cash advance from shareholder, respectively. The balances are unsecured, interest-free and repayable on demand.

23.   DUE TO A RELATED COMPANY

The balances were unsecured, interest-free and repayable on demand.

24.   SHARE CAPITAL

	2005	2004
	HK$’000	HK$’000
Authorised:
5,000,000 ordinary shares of US$0.01 each	390	390
Issued and fully paid:
2,360,872 ordinary shares of US$0.01 each	184	184

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

25.   RESERVES

The amounts of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity of the financial statements.

The statutory surplus reserve and statutory public welfare fund represent appropriation of profits retained by the PRC subsidiaries of the Company. In accordance with the PRC regulations and the respective articles of association of the PRC subsidiaries, these companies are required to appropriate an amount equal to a minimum of 10% of their profit after tax each year to statutory surplus reserve. In addition, a portion of the profit after tax is determined at the discretion of the directors of each of the PRC subsidiaries, is transferred to the statutory public welfare fund.

Subject to certain restrictions set out in the PRC Company Law and the respective articles of associations of the PRC subsidiaries, the statutory surplus reserve may be distributed to shareholders in the form of a share bonus issue and/or cash dividends.

26.   NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS

Major non-cash transactions

During each of the three years ended June 30, 2005, the following major non-cash transactions took place:

(a)          During the year ended June 30, 2005, the Group entered into finance lease arrangements in respect of fixed assets with a total capital value at the inception of the finance leases of HK$172,463,000 (2004: HK$994,000; 2003: HK$5,000,000).

(b)         During the year ended June 30, 2005, certain dividends declared by the Company to its ultimate holding company of HK$99,118,000 (2004: HK$72,264,000; 2003: HK$55,585,000) were recorded as part of “due to ultimate holding company” under current liabilities.

(c)          During the year ended June 30, 2005, deposits paid for the purchase of aluminum extrusion presses and its auxiliary handling systems of HK$4,216,000 (2004: Nil; 2003: Nil) were capitalised as construction in progress under fixed assets upon receipt of those equipment and systems.

(d)         During the year ended June 30, 2004, certain dividends declared by the Company to certain shareholders of HK$6,222,000 (2003: HK$4,786,000) were recorded as part of “due to shareholders” under current liabilities.

27.   CONTINGENT LIABILITIES

At June 30, 2005, the Group had contingent liabilities not provided for in the financial statements in respect of bills discounted with recourse of HK$28,060,000 (2004: HK$19,312,000). In addition, the Group granted a guarantee to and utilised by a minority equityholder of a subsidiary of the Company in respect of banking facilities of HK$10,829,000 (2004: HK$10,829,000).

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

28.   OPERATING LEASE ARRANGEMENTS

The Group leases its manufacturing premises in the PRC under operating lease arrangements. Leases for properties are negotiated for terms which expire between the years 2011 and 2016.

At June 30, 2005 and 2004, the Group had total future minimum lease payments under operating lease falling due as follows:

	2005	2004
	HK$’000	HK$’000
Within one year	7,501	7,464
In the second to fifth years, inclusive	31,373	30,895
After five years	55,602	63,583
	94,476	101,942

29.   COMMITMENTS

In addition to the operating lease arrangements detailed in note 28 above, the Group had the following commitments at June 30, 2005 and 2004.

(a)          At June 30, 2005 and 2004, the Group had capital commitments not provided for in the financial statements as follows:

	2005	2004
	HK$’000	HK$’000
Contracted for (note)	752,328	259,496

Note:                 At June 30, 2005, the Group was committed to make a capital injection to a subsidiary in the PRC of approximately HK$272,125,000 (2004: Nil). In addition, the Group had contracted capital commitments in respect of the acquisition of fixed assets of HK$480,203,000 (2004: HK$259,496,000).

(b)         At June 30, 2005, the Group had a commitment in respect of forward contracts for the purchase and sale of raw materials of aluminum ingots in the amount of HK$39,874,000 (2004: HK$79,955,000).

(c)          At June 30, 2005, the Group had a commitment in respect of foreign exchange forward contracts in the amount of HK$148,418,000 (2004: Nil).

(d)         At June 30, 2005, each of the Group and another subscriber has agreed to provide shareholders’ loan to the associate of the Group in proportion to their respective interest in the associate. The Group’s outstanding committed loan amount was HK$18,660,000 (2004: Nil).

30.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Group’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Hong Kong (“HK GAAP”), which differs in certain material respects from United States generally accepted accounting principles (“US GAAP”). The following tables summarise the

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

30.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

adjustments considered necessary to reflect net profit for the year attributable to shareholders and equity of the Group on the basis of US GAAP giving effect to material differences between HK GAAP and US GAAP.

The following table summarises the effect on net profit for the year of the differences between HK GAAP and US GAAP.

		Year ended 30 June
	Notes	2005	2004
		HK$’000	HK$’000
Net profit for the year as reported under
HK GAAP		378,369	358,874
US GAAP adjustments:
Rental for rent-free land and buildings	(b)	(9,097)	(9,097)
Capitalisation of finance costs	(c)	13,405	1,131
Depreciation for capitalisation of finance costs	(c)	(625)	(589)
Deferred tax arising from US GAAP differences	(e)	(3,067)	(130)
Net profit for the year as reported under
US GAAP		378,985	350,189

The following table summarises the effect on equity of the differences between HK GAAP and US GAAP.

		Year ended 30 June
	Notes	2005	2004
		HK$’000	HK$’000
Equity as reported under HK GAAP		2,047,412	1,812,592
US GAAP adjustments:
Reclassification of goodwill from reserves to assets	(a)	105,373	105,373
Goodwill—accumulated amortisation, under US GAAP	(a)	(17,323)	(17,323)
Rent expense for rent-free land and buildings	(b)	(27,291)	(18,194)
Capitalisation of finance costs	(c)	25,026	11,621
Depreciation for capitalisation of finance costs	(c)	(3,422)	(2,797)
Deferred tax arising from US GAAP differences	(e)	(5,185)	(2,118)
Equity as reported under US GAAP		2,124,590	1,889,154

Notes:

(a)          Business combinations and goodwill:

Under HK GAAP, goodwill arising on acquisition of subsidiaries represents the excess of the cost of the acquisition over the Group’s share of the fair values of the identifiable assets and liabilities acquired as at the date of acquisition. Prior to July 1, 2001, goodwill arising on acquisitions was eliminated against consolidated reserves in the year of acquisition. On the adoption of SSAP 30,

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

30.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

the Group applied the transitional provision of SSAP 30 that permitted such goodwill to remain eliminated against consolidated reserves.

Under US GAAP, as specified in the Statement of Financial Accounting Standards (“SFAS”) No.142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are required to be reflected as assets on the balance sheet and be tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process. The first step screens for potential impairment of goodwill if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Prior to SFAS 142, the amounts assigned to goodwill were amortised over the remaining operating period of the subsidiaries until June 30, 2002, the date of adoption of FAS 142, upon which amortisation of goodwill ceased.

The following table sets out the carrying value of goodwill as reported under US GAAP:

	2005	2004
	HK$’000	HK$’000
Goodwill carried as consolidated reserves under
HK GAAP reclassified as asset under US GAAP	105,373	105,373
Goodwill amortisation recognised under US GAAP	(17,323)	(17,323)
Carrying value as reported under US GAAP	88,050	88,050

(b)         Rent-free use of land and buildings from minority equityholders:

As detailed in note 4 to the financial statements, each of Guangdong Nanhua and Hongjia Aluminum, has granted the Group the right to use the certain parcels of land and buildings on a rent-free basis. Under HK GAAP, no rental expense is recorded to reflect this rent-free usage.

Under US GAAP, the right to use of parcels of land and buildings is recorded as rental expenses at fair value with a corresponding increase in minority interests. The rental expenses for the Group for the year ended June 30, 2005 was HK$9,097,000 (2004: HK$9,097,000), excluding the minority interests’ share of HK$,6,065,000 (2004: HK$6,065,000) which would not affect the profit for the year attributable to the shareholders of the Company and the equity of the Group.

(c)          Capitalisation of finance costs:

Under HK GAAP, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets that take a substantial period of time to get ready for their intended use or cost of those assets are capitalised. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale.

Under US GAAP, interest costs are capitalised as part of the historical cost of acquiring or constructing certain assets. The amount of interest cost to be capitalised for qualifying assets is intended to be that portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made.

ASIA ALUMINUM GROUP LIMITED
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2005, 2004 and 2003

30.   SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Thereafter, the amount capitalised are depreciated over the useful lives of the relevant assets. The amount capitalised is determined by applying an interest rate to the average amount of accumulated expenditures for the asset during the construction or development period. The interest rate for capitalisation purposes is to be based on the rates of the Company’s outstanding borrowings. A weighted average of the rates on other borrowings is to be applied to expenditures not covered by the specific borrowings.

(d)         Financial instruments:

Under HK GAAP, bills discounted with recourse are disclosed as contingent liabilities. Under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, discounted bills with recourse represented transfers of financial assets with continuing involvement and are accounted for as a secured borrowings. The net profit or loss effect to record such secured borrowings is not material to the Group. At June 30, 2005 and 2004, the effect of recording these transactions would increase trade receivables and interest-bearing bank and other loans, secured, by HK$28,060,000 and HK$19,312,000, respectively.

(e)          Deferred tax:

In general, the accounting treatment of deferred taxes under HK GAAP and US GAAP is similar. However, as a result of the corresponding deferred tax effect of the GAAP differences related to the capitalisation of finance costs, there are differences in the deferred taxes recognised under HK GAAP and US GAAP.

31.   APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the board of directors on October 27, 2005, except for note 30 to the financial statements, which was approved and authorised for issue by the board of directors on October 10, 2006.

Indalex Holding Corp.

a direct subsidiary of

Indalex Holdings Finance, Inc.

Offer to Exchange

$270,000,000 of 11 1/2% Second-Priority Senior Secured Notes
due 2014, Series B

for any and all outstanding

$270,000,000 of 11 1/2% Second-Priority Senior Secured Notes
due 2014

PROSPECTUS

               , 2006

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Indalex Holdings Finance, Inc. Certificate of Incorporation and Bylaws

Indalex Holdings Finance, Inc.’s certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of Indalex Holdings Finance, Inc. or is or was serving at the request of Indalex Holdings Finance, Inc. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Indalex Holdings Finance, Inc. to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Indalex Holdings Finance, Inc. to provide broader indemnification rights than said law permitted Indalex Holdings Finance, Inc. to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the certificate of incorporation, Indalex Holdings Finance, Inc. shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Indalex Holdings Finance, Inc. Indalex Holdings Finance, Inc. may, by action of the board of directors, provide indemnification to employees and agents of Indalex Holdings Finance, Inc. with the same scope and effect as the foregoing indemnification of directors and officers.

Indalex Holding Corp. Certificate of Incorporation and Bylaws

Indalex Holding Corp.’s certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of Indalex Holding Corp. or is or was serving at the request of Indalex Holding Corp. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Indalex Holding Corp. to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Indalex Holding Corp. to provide broader indemnification rights than said law permitted Indalex Holding Corp. to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the certificate of incorporation, Indalex Holding Corp. shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Indalex Holding Corp. Indalex Holding Corp. may, by action of the board of directors, provide indemnification to employees and agents of Indalex Holding Corp. with the same scope and effect as the foregoing indemnification of directors and officers.

Other Registrants

The other registrants are organized in Delaware, Tennessee and Wisconsin. Indemnification of such registrants’ directors and officers provided by applicable law, by the registrants’ organizational documents, by contract or otherwise are substantially similar to that afforded by the directors and officers of Indalex Holdings Finance, Inc.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts

The following financial statement schedules are included in this Registration Statement:

Financial Statement Schedule
Three Years Ended December 31, 2005

Accounts Receivable Allowances:

Balance December 29, 2002	$4,821
Provisions charged to income	1,187
Deductions from reserves	(1,911)
Balance December 31, 2003	4,097
Provisions charged to income	2,695
Deductions from reserves	(1,309)
Ending Balance, 12/31/04	5,483
Provisions	1,156
Deductions	(2,399)
Ending Balance, 12/31/05	$4,240

*       Deductions includes uncollectible accounts written off, recoveries, translation adjustments and acquisition adjustments.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.         UNDERTAKINGS.

(a)           The undersigned hereby undertake:

(i)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(C)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d)          The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Indalex Holdings Finance, Inc., a Delaware corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 15, 2006.

INDALEX HOLDINGS FINANCE, INC.
By:	/s/ TIMOTHY R.J. STUBBS
	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 15, 2006.

Signature	Title
/s/ TIMOTHY R.J. STUBBS	President, Chief Executive Officer
Timothy R.J. Stubbs	(principal executive officer) and Director
/s/ MICHAEL E. ALGER	Executive Vice President, Secretary, Treasurer,
Michael E. Alger	Chief Financial Officer (principal financial and accounting officer) and Director
*	Director
Clarence E. Terry
*	Director
F. Dixon McElwee Jr.
*	Director
M. Steven Liff

*       The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Indalex Holdings Finance, Inc. and previously filed with the Securities and Exchange Commission.

/s/ MICHAEL E. ALGER
Michael E. Alger
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Indalex Holding Corp., a Delaware corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 15, 2006.

INDALEX HOLDING CORP.
By:	/s/ TIMOTHY R.J. STUBBS
	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 15, 2006.

Signature	Title
/s/ TIMOTHY R.J. STUBBS	President, Chief Executive Officer
Timothy R.J. Stubbs	(principal executive officer) and Director
/s/ MICHAEL E. ALGER	Executive Vice President, Secretary, Treasurer,
Michael E. Alger	Chief Financial Officer (principal financial and accounting officer) and Director
*	Director
Clarence E. Terry
*	Director
F. Dixon McElwee Jr.
*	Director
M. Steven Liff

*       The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Indalex Holding Corp. and previously filed with the Securities and Exchange Commission.

/s/ MICHAEL E. ALGER
Michael E. Alger
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Indalex Inc., a Delaware corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 15, 2006.

INDALEX INC.
By:	/s/ TIMOTHY R.J. STUBBS
	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 15, 2006.

Signature	Title
/s/ TIMOTHY R.J. STUBBS	President and Chief Executive Officer
Timothy R.J. Stubbs	(principal executive officer) and Director
/s/ MICHAEL E. ALGER	Executive Vice President, Secretary, Treasurer,
Michael E. Alger	Chief Financial Officer (principal financial and accounting officer) and Director
*	Director
Clarence E. Terry
*	Director
F. Dixon McElwee Jr.
*	Director
M. Steven Liff

*       The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Indalex Inc. and previously filed with the Securities and Exchange Commission.

/s/ MICHAEL E. ALGER
Michael E. Alger
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Caradon Lebanon Inc., a Tennessee corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 15, 2006.

CARADON LEBANON INC.
By:	/s/ TIMOTHY R.J. STUBBS
	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 15, 2006.

Signature	Title
/s/ TIMOTHY R.J. STUBBS	President and Chief Executive Officer
Timothy R.J. Stubbs	(principal executive officer) and Director
/s/ MICHAEL E. ALGER	Executive Vice President, Secretary, Treasurer,
Michael E. Alger	Chief Financial Officer (principal financial and accounting officer) and Director
*	Director
Clarence E. Terry
*	Director
F. Dixon McElwee Jr.
*	Director
M. Steven Liff

*       The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Caradon Lebanon Inc. and previously filed with the Securities and Exchange Commission.

/s/ MICHAEL E. ALGER
Michael E. Alger
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dolton Aluminum Company, Inc., a Wisconsin corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 15, 2006.

DOLTON ALUMINUM COMPANY, INC.
By:	/s/ TIMOTHY R.J. STUBBS
	Name:	Timothy R.J. Stubbs
	Title:	President and Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 15, 2006.

Signature	Title
/s/ TIMOTHY R.J. STUBBS	President and Chief Executive Officer
Timothy R.J. Stubbs	(principal executive officer) and Director
/s/ MICHAEL E. ALGER	Executive Vice President, Secretary, Treasurer,
Michael E. Alger	Chief Financial Officer (principal financial and accounting officer) and Director
*	Director
Clarence E. Terry
*	Director
F. Dixon McElwee Jr.
*	Director
M. Steven Liff

*       The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Dolton Aluminum Company, Inc. and previously filed with the Securities and Exchange Commission.

/s/ MICHAEL E. ALGER
Michael E. Alger
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1

Purchase Agreement, dated January 30, 2006, among Indalex Holding Corp., Indalex Holdings Finance, Inc. and J.P. Morgan Securities Inc., on behalf of itself and as representative of Harris Nesbitt Corp., Credit Suisse Securities (USA) LLC, Piper Jaffray & Co. and Morgan Joseph & Co. Inc.*

2.1	Stock Purchase Agreement, dated September 16, 2005, among Indalex Holding Corp., Novar USA Holdings Inc., Novar Overseas Holdings B.V. and Honeywell International Inc.*
3.1	Amended and Restated Certificate of Incorporation of Indalex Holdings Finance, Inc.*
3.2	By-laws of Indalex Holdings Finance, Inc.*
3.3	Amended and Restated Certificate of Incorporation of Indalex Holding Corp.*
3.4	By-Laws of Indalex Holding Corp.*
3.5	Restated Certificate of Incorporation of Indalex Inc.*
3.6	Amended and Restated By-Laws of Indalex Inc.*
3.7	Charter of Caradon Lebanon Inc.*
3.8	Bylaws of Caradon Lebanon Inc.*
3.9	Articles of Incorporation of Dolton Aluminum Company, Inc.*
3.10	By-Laws of Dolton Aluminum Company, Inc.*
4.1	Indenture, dated as of February 2, 2006, among Indalex Holding Corp., the note guarantors named therein and U.S. Bank National Association, as trustee.*
4.2

Registration Rights Agreement, dated February 2, 2006, among Indalex Holding Corp., the note guarantors named therein and J.P. Morgan Securities Inc., on behalf of itself and as representative of Harris Nesbitt Corp., Credit Suisse Securities (USA) LLC, Piper Jaffray & Co. and Morgan Joseph & Co. Inc.*

4.3	Form of Senior Note (attached as exhibit to Exhibit 4.1).*
4.4	Security Agreement, dated February 2, 2006, among Indalex Holdings Finance, Inc., Indalex Holding Corp., the Subsidiary Parties defined therein and U.S. Bank National Association.
4.5

Intercreditor Agreement, dated February 2, 2006, among JPMorgan Chase Bank, N.A., U.S. Bank National Association, Indalex Holdings Finance, Inc., and each Subsidiary listed on Schedule I attached thereto.

5.1	Opinion of Kirkland & Ellis LLP.**
5.2	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.
5.3	Opinion of Foley & Lardner LLP.
8.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.*
10.1

Credit Agreement, dated as of February 2, 2006, among Indalex Holdings Finance, Inc., Indalex Holding Corp., 6461948 CANADA INC., the other subsidiaries of Indalex Holding Corp. party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.*

10.2	Management Services Agreement, dated as of February 2, 2006, by and among Indalex Holding Corp., Indalex Limited and Sun Capital Partners Management III, LP.*
10.3

Stockholders Agreement, dated as of February 2, 2006, by and among Sun Indalex, LLC, each person whose name appears on the signature page thereto under the heading “Minority Stockholders” or who otherwise becomes a party thereto and Indalex Holdings Finance, Inc.*

10.4

Registration Agreement, dated as of February 2, 2006, by and among Indalex Holdings Finance, Inc., Sun Indalex, LLC and each person whose name appears on the signature pages attached thereto or who otherwise becomes a party thereto.*

10.5	Securities Purchase Agreement, dated as of February 2, 2006, by and between Indalex Holdings Finance, Inc. and Sun Indalex, LLC.*
10.6

Securities Purchase Agreement, dated as of February 2, 2006, by and among Indalex Holdings Finance, Inc. and each person whose name appears on the signature page thereto under the heading “Purchasers”.*

10.7

Securities Purchase Agreement, dated as of May 8, 2006, by and among Indalex Holdings Finance, Inc., Indalex Co-Investment, LLC and each person whose name appears on the signature page thereto under the heading “Sellers”.*

10.8	Indalex Holdings Finance, Inc. 2006 Stock Option Plan.*
10.9	Form of Stock Option Grant Agreement for Timothy R.J. Stubbs and Michael Alger.
10.10	Form of Stock Option Grant Agreement for other employees.*
10.11	Indalex Holdings Finance, Inc. 2006 Employee Stock Purchase Plan.*
10.12	Letter Agreement, dated May 31, 2006, between Timothy Stubbs and Indalex Holdings Finance, Inc.*
10.13	Letter Agreement, dated May 31, 2006, between Michael Alger and Indalex Holdings Finance, Inc.*
10.14	Termination Agreement, dated July 12, 2005, between Jerry Nies and Indalex Inc.*
10.15	Letter Agreement, dated September 11, 2006, among Charles Ulik and Indalex.*
10.16	Letter Agreement, dated May 8, 2006, among Sun Indalex, LLC, Indalex Co-Investment, LLC and Indalex Holdings Finance, Inc.*
10.17

Shareholders Agreement, dated June 8, 2001, between Global Applied Technologies Holdings Limited (now known as Asia Aluminum Holdings Limited), Indalex UK Limited, Indalex, Inc., and China Aluminum Group Holdings (BVI) Limited (now known as Asia Aluminum Group Limited) (English Translation).

10.18

Stock Purchase Agreement, dated April 25, 2001, between Indalex UK Limited, Global Applied Technologies Holdings Limited (now known as Asia Aluminum Holdings Limited) and Indalex, Inc. (English Translation)

10.19	Supply Agreement, dated April 29, 2004, between Indalex, Inc. and Asia Aluminum Group Limited.
12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of Indalex Holdings Finance, Inc.*
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Ernst & Young.
23.4	Consent of Ernst & Young.
23.5	Consent of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).**
23.6	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5.2).
23.7	Consent of Foley & Lardner LLP (included in Exhibit 5.3).
24.1	Power of Attorney (included on the signature pages *).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Tender Instructions.*
99.3	Form of Notice of Guaranteed Delivery.*

      * Previously filed.

   ** To be filed by amendment.